As filed with the Securities and Exchange Commission on November 19, 2004
Registration No. 333-114421

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coinmach Service Corp.

(Exact name of registrant as specified in its charter)

Delaware	7215	20-0809839
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.) (Additional Registrants next page)

303 Sunnyside Blvd.

Suite 70
Plainview, New York 11803
(516) 349-8555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Doyle

Coinmach Service Corp.
303 Sunnyside Blvd.
Suite 70
Plainview, New York 11803
(516) 349-8555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald S. Brody, Esq. Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019 (212) 506-2500	William M. Hartnett, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price(1)	Registration Fee(7)

Income Deposit Securities (IDSs)(2)

Shares of Class A common stock, par value $0.01 per share(3)

Senior Secured Notes due 2024(4)(5)

Subsidiary Guarantees of the Senior Secured Notes due 2024(6)

Total	$352,062,479	$44,606

(Footnotes on following page)

         Coinmach Corporation will issue an intercompany note to Coinmach Service Corp. that will be guaranteed by its subsidiaries listed in the Table of Additional Registrants.

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COINMACH SERVICE CORP.

Table of Additional Registrants

		Primary
		Standard
	Jurisdiction	Industrial	IRS Employer
	of Incorporation	Classification	Identification
Name	or Organization	Number	Number

Coinmach Laundry Corporation	Delaware	7215	11-3258015
Coinmach Corporation	Delaware	7215	53-0188589
Super Laundry Equipment Corp.	New York	7215	11-3292320
Grand Wash & Dry Launderette, Inc.	New York	7215	11-3360790
Appliance Warehouse of America, Inc.	Delaware	7215	13-4213141
American Laundry Franchising Corp.	Delaware	7215	75-2993869

(Footnotes from previous page)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	The IDSs consist of 21,083,332 shares of Class A common stock and $149.43 million aggregate principal amount of senior secured notes due 2024 of Coinmach Service Corp., including 2,749,999 IDSs subject to the underwriters’ over-allotment option. Assuming the underwriters’ over-allotment option is exercised in full, 21,083,332 IDSs will be sold to the public in connection with this initial public offering. Includes an indeterminate number of IDSs of the same class as the IDSs offered hereby that may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of an additional issuance of notes or IDSs.

(3)	Consists of 21,083,332 shares of Coinmach Service Corp.’s Class A common stock, including 2,749,999 shares subject to the underwriters’ over-allotment option. No separate fee is payable with respect to these securities because they underlie the IDSs being registered hereby.

(4)	Consists of $169.43 million aggregate principal amount of senior secured notes due 2024, including $19.49 million aggregate principal amount of senior secured notes due 2024 subject to the underwriters’ over-allotment option, and $20.0 million aggregate principal amount of senior secured notes due 2024 that will be sold separate and apart from the IDSs in connection with this initial public offering. No separate fee is payable with respect to these securities to the extent they underlie the IDSs being registered hereby.

(5)	Includes an indeterminate principal amount of notes of the same class as the notes offered hereby that may be received by holders of notes in the future on one or more occasions in replacement of the notes offered hereby in the event of an additional issuance of notes or IDSs.

(6)	Coinmach Laundry Corporation will guarantee the notes being registered hereby. The other subsidiaries listed in the Table of Additional Registrants will guarantee the notes being registered hereby upon the occurrence of certain events. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.

(7)	Previously paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated November 19, 2004

PROSPECTUS

18,333,333 Income Deposit Securities (IDSs)

Representing 18,333,333 Shares of Class A Common Stock
and $123,750,000             % Senior Secured Notes due 2024
$20,000,000          % Senior Secured Notes due 2024

Coinmach Service Corp.

          This is Coinmach Service Corp.’s initial public offering of 18,333,333 IDSs, consisting of 18,333,333 shares of its Class A common stock and $123.75 million aggregate principal amount of its     % senior secured notes due 2024. Each IDS consists of

•	one share of Class A common stock; and

•	a % senior secured note due 2024 in a principal amount of $6.75.

          We are also selling in a separate offering $20.0 million aggregate principal amount of our     % senior secured notes due 2024 that are not in the form of IDSs, which we refer to as the “third party notes.” The completion of the third party notes offering is a condition to completion of our sale of the IDSs. Purchasers of our third party notes may not purchase IDSs in this offering. See “Description of Certain Indebtedness — The Third Party Notes.” Both the notes underlying IDSs and the third party notes will be guaranteed on a senior secured basis by our subsidiary, Coinmach Laundry Corporation. Such notes will only be guaranteed by our other subsidiaries upon the occurrence of certain events. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          Subject to certain limitations described in “Description of IDSs — Voluntary Separation and Recombination,” holders of the IDSs will have the right to separate or create IDSs. All IDSs will automatically and permanently separate on the fifteenth anniversary of the original issue date of the IDSs offered hereby. All or a portion of the IDSs will automatically separate under certain other circumstances. See “Description of IDSs — Automatic Separation.”

          Upon certain additional issuances of notes under the indenture, whether or not underlying IDSs, a portion of the notes underlying your IDSs and any separate notes may be automatically exchanged for an identical principal amount of the notes issued in such additional issuances and, in that event, your IDSs and/or separate notes will be replaced with new IDSs and/or separate notes. See “Description of the Notes — Additional Notes” and “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.”

          We anticipate that the public offering price will be between $14.25 and $15.75 per IDS and that the third party notes will be sold at 100% of their principal amount. GTCR-CLC, LLC and its affiliates will purchase                    IDSs in the offering for a total purchase price of approximately $30.0 million. Currently, no public market exists for the IDSs, the Class A common stock or the notes, including the third party notes. We have applied to list the IDSs on the American Stock Exchange under the trading symbol “DRY.”

          Investing in the IDSs, the underlying Class A common stock and notes and the third party notes involves risks which are described in the “Risk Factors” section beginning on page 28 of this prospectus.

				Third Party
	Per	IDS	Per Third	Note
	IDS(1)	Total	Party Note	Total

Public offering price	$	$	%	$
Underwriting discount	$	$(2)%		$
Proceeds, before expenses, to Coinmach Service Corp.	$	$(2)%		$

(1)	Comprised of $6.75 allocated to each note underlying an IDS, which represents 100% of its principal amount, and $8.25 allocated to each share of Class A common stock.

(2)	GTCR-CLC, LLC and its affiliates will purchase IDSs in the offering for a total purchase price of approximately $30.0 million. No underwriting discount will be paid with respect to such purchase.

          The underwriters named in this prospectus may purchase up to 2,749,999 additional IDSs from us at the public offering price less the underwriting discount within 30 days from the date of this prospectus to cover over-allotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The IDSs and the third party notes will be ready for delivery on or about                   , 2004.

Merrill Lynch & Co.
Citigroup		Jefferies & Company, Inc.
Deutsche Bank Securities	RBC Capital Markets	SunTrust Robinson Humphrey

The date of this prospectus is                , 2004.

CoinmachService

Coinmach
Appliance Warehouse
Super Laundry

Appliance Warehouse of America, Inc.
Convenience Delivered

Coinmach

SUPER LAUNDRY

INSERT
Coinmach
Keeping America Clean
One Laundry Room At A Time
MasterCard
VISA

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SUMMARY

          This summary highlights certain information appearing elsewhere in this prospectus and should be read together with the more detailed information and financial statements and data contained elsewhere in this prospectus. Coinmach Service Corp., a Delaware corporation, is the issuer of the IDSs and third party notes.

Our Company

          We believe we are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America, based on information provided by the Multi-Housing Laundry Association, a national trade association of multi-housing laundry operators and suppliers. Our core business (which we refer to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats. For the twelve months ended September 30, 2004, our route business represented approximately 88% of our total revenues.

          Our long-term contracts with our customers provide us with stable, recurring revenues and consistent cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base.

          The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as natural gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the quality of service we provide our customers.

          We have grown our route business through selective acquisitions in order to expand and geographically diversify our service territories. Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”), growing our washer and dryer machine base from approximately 55,000 machines in 5,000 locations to approximately 664,000 machines in approximately 70,000 locations as of September 30, 2004. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America. We also operated, as of September 30, 2004, 162 retail laundromats with approximately 11,000 machines located in Texas and Arizona.

          We have experienced net losses in each fiscal year since 2000, and as of September 30, 2004, we had an accumulated deficit of approximately $181.4 million and a total stockholders’ deficit of approximately $184.7 million. As of September 30, 2004, we had approximately $715.8 million in long-term debt and would have had approximately $714.3 million in long-term debt on a pro forma basis after giving effect to the transactions described under “— Summary of the Transactions.”

          In addition to our route business, we rent laundry machines and other household appliances to property owners, managers of multi-family housing properties, individuals and corporate entities through our subsidiary Appliance Warehouse of America, Inc., which we refer to as “AWA.” As of September 30, 2004, approximately 204,000 washers and dryers were installed with our rental customers through AWA. We also operate a laundry equipment distribution business through our subsidiary Super Laundry Equipment Corp., which we refer to as “Super Laundry.”

          We believe that our route business represents the industry-leading platform from which to continue the consolidation of the fragmented outsourced laundry equipment industry, as well as potentially develop and offer complementary services to other collections based route businesses such as independent payphone operators and parking meters. We intend to grow the route operation, as well as utilize our substantial sales, service, collections and security infrastructure throughout the United States to offer related services to businesses outside our existing laundry business. We also intend to continue to evaluate our investment opportunities in AWA and manage Super Laundry and the retail laundromats to improve operating efficiencies, as well as realize cost efficiencies between these businesses and our route operations.

Summary of the Transactions

          We expect to sell 18,333,333 IDSs and $20.0 million aggregate principal amount of third party notes in the offerings. Throughout this prospectus, we have assumed an initial public offering price of $15.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus (comprised of $6.75 principal amount allocated to each note, which represents 100% of its principal amount, and $8.25 allocated to each share of Class A common stock), and an offering price per third party note of 100% of its principal amount. We estimate that we will receive net proceeds of approximately $268.3 million from the offerings after deducting underwriting discounts, commissions and other estimated offering expenses. Unless otherwise stated or the context otherwise requires, references to the outstanding number of IDSs and shares of Class A common stock and Class B common stock and principal amount of notes underlying the IDSs assume the underwriters’ over-allotment option is not exercised, and references to us also refer to our subsidiaries upon consummation of the transactions described below.

          We intend to complete a series of corporate reorganizations and other transactions in connection with the sale of IDSs and third party notes. We refer to such reorganizations and other transactions, together with the offerings and the use of proceeds therefrom, as the “Transactions.”

Effect of the Transactions

          We have structured the Transactions in order to:

•	give Coinmach Holdings, LLC, a Delaware limited liability company which we refer to as “Holdings,” voting control of us through its consolidated ownership of all of our outstanding Class B common stock;

•	cause Coinmach Laundry Corporation, a Delaware corporation which we refer to as “Laundry Corp.,” and its subsidiaries to become our subsidiaries;

•	enable Coinmach Corporation, a Delaware corporation and direct wholly-owned subsidiary of Laundry Corp. which we refer to as “Coinmach Corp.,” to redeem and repay a portion of its existing indebtedness;

•	cause AWA to become our subsidiary; and

•	enable certain equity holders of Holdings to liquidate a portion of their equity interests in Holdings.

Transaction Steps

          We intend to take the following steps in order to complete the Transactions:

•	Holdings will exchange certain shares of preferred stock of Laundry Corp. for outstanding units of Holdings in order to redeem such Holdings units.

•	Holdings will exchange all the remaining outstanding shares of Laundry Corp. and all of the shares of common stock of AWA for shares of our Class B common stock.

•	We will use the net proceeds from the offerings to make a $86.3 million intercompany loan to Coinmach Corp., to be evidenced by an intercompany note, and to make an indirect $182.0 million capital contribution to Coinmach Corp.

•	Coinmach Corp. will use approximately $144.4 million of the contribution proceeds to redeem a portion of its outstanding 9% senior notes due 2010, which we refer to as the “Coinmach Corp. 9% notes.” Such amount includes approximately $2.9 million of accrued interest and approximately $11.7 million of related redemption premium.

•	Coinmach Corp. will use approximately $15.5 million of the intercompany loan and contribution proceeds to repay outstanding indebtedness under its senior secured credit facility.

•	Coinmach Corp. will use approximately $0.9 million of the proceeds to terminate existing interest rate swap agreements.

•	Coinmach Corp. will distribute approximately $109.4 million, consisting of a portion of the intercompany loan and contribution proceeds and approximately $1.9 million of currently available cash, to Laundry Corp. to redeem approximately $90.0 million of its Class A preferred stock (representing all of Laundry Corp.’s outstanding Class A preferred stock) and approximately $19.4 million of its Class B preferred stock (representing a portion of Laundry Corp.’s outstanding Class B preferred stock).

•	Laundry Corp. will use the net proceeds from any exercise of the over-allotment option to redeem a portion of its remaining preferred stock held by such unitholders. Any unredeemed preferred stock will be returned by such unitholders to Holdings in exchange for Holdings units and Holdings will then exchange such preferred stock with us for additional shares of our Class B common stock. Therefore, a decision by the underwriters not to exercise the over-allotment option would result in the greatest number of shares of Class B common stock outstanding and held by Holdings.

          Holdings’ ownership of Class B common stock rather than IDSs will result in its continued control of us due in part to the fact that the Class B common stock will be entitled to more votes per share than the Class A common stock. See “Description of Capital Stock — Common Stock — Voting Rights” for a further discussion of voting rights of the Class B common stock.

          Dividends on the Class B common stock will be payable on each June 1 with respect to the immediately preceding fiscal year, except dividends with respect to the Class B common stock payable on March 1, 2005 and June 1, 2006. See “Description of Capital Stock — Common Stock — Dividends.” With respect to fiscal years ending on or prior to March 31, 2007, (i) the right of holders of shares of Class B common stock to receive cash dividends will be subordinated to the cash dividend rights of holders of shares of Class A common stock and (ii) the annual dividend payment on shares of Class B common stock may not exceed $10.0 million in the aggregate. The foregoing limitations will also apply with respect to the fiscal year ending March 31, 2008 and March 31, 2009 if we fail to satisfy certain financial tests. In no event will the foregoing limitations apply with respect to any fiscal year thereafter. See “— Summary of the Common Stock — Dividends” and “Description of Capital Stock — Common Stock — Dividends.” We intend for these subordination provisions to provide flexibility in meeting our intended initial dividend payments on the Class A common stock. See “Dividend Policy and Restrictions” for a further discussion of the dividend rights of our common stock and the initial dividend rate. In addition, if the foregoing limitations no longer apply with respect to any fiscal year, holders of shares of Class B common stock will be entitled to 105% of any dividend declared on the Class A common stock for such fiscal year.

          We collectively refer to any notes issued under the indenture governing the notes offered hereby, at any time when such notes do not underlie IDSs, as “separate notes.” The separate notes initially will only include the third party notes, but may include additional notes issued in the future or notes that become separated from IDSs. We collectively refer to the separate notes and the notes underlying IDSs as the “notes.”

          For more information about the Transactions, see “Use of Proceeds,” “The Transactions,” and “Description of Certain Indebtedness.”

Over-allotment Option

          The underwriters have an option to purchase up to 2,749,999 additional IDSs (which would include 2,749,999 underlying shares of Class A common stock and $18.56 million aggregate principal amount of underlying notes) from us within 30 days of the date of this prospectus. The over-allotment option does not include an option to purchase any additional third party notes. If the over-allotment option is exercised in full, we expect to receive approximately $38.7 million in net proceeds from such exercise.

We will use the net proceeds from a full exercise of the over-allotment option to make an additional $11.1 million intercompany loan to Coinmach Corp., to be evidenced by an increase in the intercompany note, and to make a $27.6 million capital contribution to Laundry Corp. Subject to the terms of its outstanding indebtedness, Coinmach Corp. will then distribute $11.1 million to Laundry Corp., which will use such proceeds, combined with the $27.6 million capital contribution, to redeem a portion of its remaining outstanding Class B preferred stock then held by certain unitholders of Holdings on a pro rata basis. See “The Transactions — Transaction Steps” for a more detailed description of the effect of the full or partial exercise of the over-allotment option on the redemption of Laundry Corp. preferred stock and the number of outstanding shares of our Class B common stock that will be held by Holdings.

          The following chart reflects our capital structure immediately prior to the Transactions:

          The following chart reflects our capital structure immediately after giving effect to the Transactions:

Equity Investors of Holdings

          The equity investors of Holdings include GTCR-CLC, LLC (which we refer to as “GTCR”), certain other investors (which, along with GTCR, we refer to as the “equity investors”) and certain members of our management (which we refer to as the “management investors”). Upon consummation of the Transactions, the equity investors and management investors will own approximately 93% and 7% of Holdings, respectively, and Holdings will own all of our Class B common stock. Accordingly, Holdings will control approximately 74% of our total voting power, and the equity investors and management investors, through Holdings, will exert substantial control over matters submitted to our stockholders for approval. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Voting control of us by Holdings may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest” and “Description of Capital Stock.”

          For more information with respect to the equity investors, the management investors and our relationship with Holdings, please see “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors.”

Our Corporate Information

          We were incorporated in December 2003 as a Delaware corporation and do not have any direct operations. Immediately following the Transactions, as the sole stockholder of Laundry Corp., we will have full ownership and control of Laundry Corp. and its direct and indirect subsidiaries, including Coinmach Corp. and Super Laundry. We will own 100% of the non-voting common stock of AWA, and Coinmach Corp. will own 100% of the voting preferred stock of AWA. We will indirectly have full ownership and control of AWA.

          Our principal office is located at 303 Sunnyside Boulevard, Suite 70, Plainview, New York 11803. Our telephone number is (516) 349-8555. We also maintain an executive office in Charlotte, North Carolina. We maintain a website at www.coinmachservicecorp.com where general information about our business is available. The information contained in our website is not part of this prospectus.

Summary of the IDSs and Third Party Notes

          We are offering 18,333,333 Income Deposit Securities (IDSs), anticipated to be sold at an initial public offering price of $15.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus (comprised of $6.75 allocated to each note, which represents 100% of its principal amount, and $8.25 allocated to each share of Class A common stock), and $20.0 million aggregate principal amount of third party notes, anticipated to be sold at 100% of their principal amount.

What are IDSs?

          IDSs are securities consisting of our Class A common stock and      % senior secured notes due 2024.

          Each IDS consists of:

•	one share of our Class A common stock; and

•	a % senior secured note due 2024 in a principal amount of $6.75.

What payments can I expect to receive as a holder of IDSs or third party notes?

          A holder of IDSs and third party notes will be entitled to quarterly interest payments at an annual rate of      %, or approximately $          aggregate principal amount per note per year. You may also receive quarterly dividend payments on the shares of Class A common stock underlying your IDSs if and to the extent dividends are declared by our board of directors.

          Interest and dividend payments will be subject to the terms of our then outstanding indebtedness and, in the case of dividend payments, the discretion of our board of directors and applicable law. Specifically, the indenture governing the notes will limit our ability to declare and pay dividends on our common stock as described under “Description of the Notes — Certain Covenants — Limitation on Restricted Payments,” and we will be subject to the additional limitations described under “Dividend Policy and Restrictions.”

          We intend to make our first interest and dividend payment on March 1, 2005 to holders of record as of February 25, 2005. The first payment will constitute a partial quarterly interest and dividend payment for the period commencing on the completion of the offerings and ending on December 31, 2004.

          Our first full quarterly dividend and interest payment will be made on June 1, 2005 to holders of record on May 25, 2005 with respect to the fiscal quarter ending March 31, 2005. Interest payments and, if declared, dividend payments, will be made on March 1, June 1, September 1 and December 1 of each year to holders of record on the preceding February 25, May 25, August 25 and November 25, and will cover the completed fiscal quarter that immediately precedes such payment date.

          Under our dividend policy, we intend to initially pay a quarterly cash dividend of approximately $0.1894 per share of Class A common stock, or approximately $0.7575 per share of Class A common stock for the period beginning January 1, 2005 through December 31, 2005, the first four full fiscal quarters following the closing of the offerings.

          Dividends are payable at the discretion of our board of directors. Notwithstanding our dividend policy, the amount of dividends on our Class A common stock, if any, for each dividend payment date, including the March 1, 2005 dividend payment date, will be determined by our board of directors on a quarterly basis. In making each such determination, our board of directors will take into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in our and our subsidiaries’ indebtedness, provisions of applicable law and other factors that it may deem relevant. Dividend payments are not mandatory or guaranteed, and our board of directors may amend or repeal our initial dividend policy or decide not to declare one or more dividends or declare dividends in different amounts. In addition, our ability to pay dividends will be restricted by the terms of the indenture governing the notes and limited by our receipt of dividends and other distributions from our subsidiaries, which is in turn subject to, among other things, the terms of the Coinmach Corp. credit facility dated as of January 25, 2002 among Coinmach Corp., as borrower, Laundry Corp., certain subsidiaries of Coinmach Corp. as guarantors, the lenders thereunder, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the other agents (which we refer to as the “Coinmach Corp. credit facility”) and the indenture governing the Coinmach Corp. 9% notes. Our ability to pay dividends will also be restricted by Delaware law. Holders of our common stock do not have any legal right to receive or require the payment of dividends. See “Dividend Policy and Restrictions” and “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — You may not receive the level of dividends provided for in the dividend policy that our board of directors will adopt upon the closing of the offerings or any dividends at all.”

          The cash used to make our interest and dividend payments is expected to be funded by dividends and other distributions to us from our subsidiaries and payments of interest and principal to us by Coinmach Corp. on the intercompany note described in “Description of Certain Indebtedness — The Intercompany Note.” However, both the Coinmach Corp. credit facility and the indenture governing the Coinmach Corp. 9% notes restrict the ability of Coinmach Corp. and its subsidiaries (including AWA) to make dividends and other distributions, which in turn could prevent us from making anticipated levels of payments on the IDSs or third party notes. Furthermore, declaration and payment of any dividends or other distributions are subject to the discretion of our subsidiaries’ respective boards of directors. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and the notes will be effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.”

          No statutory, judicial or administrative tax authority, including the Internal Revenue Service (the “IRS”), has directly addressed the tax implications of payments to be made and received in connection with the IDS structure. Therefore, the U.S. federal income tax consequences for an IDS holder of the purchase, ownership and disposition of IDSs are not clear. See “—What will be the U.S. federal income tax considerations in connection with an investment in the IDSs?”

Will my rights as a holder of IDSs be any different than the rights of a beneficial owner of separately held Class A common stock and notes?

          No. As a holder of IDSs, you will be the beneficial owner of the Class A common stock and notes underlying your IDSs. As such, through your broker or other financial institution and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive dividends and interest, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices, as a beneficial owner of separately held Class A common stock and/or notes, as applicable, would have through its broker or other financial institution and DTC. Since Holdings will control approximately 74% of our total voting power immediately following the Transactions, it will initially control the outcome of all matters presented to our stockholders for which a simple majority vote is required. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Voting control of us by Holdings may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest.”

Will the IDSs be listed on an exchange?

          We have applied to list our IDSs on the American Stock Exchange under the trading symbol “DRY.” Under certain circumstances, the IDSs will be delisted from the American Stock Exchange. See “Description of IDSs — Listing.”

Will the third party notes be the same as the notes underlying the IDSs?

          Yes. The third party notes that are not being sold in the form of IDSs will be identical to the notes underlying IDSs and will be part of the same series of notes and issued under the same indenture and therefore will be entitled to the same rights. Accordingly, holders of third party notes and holders of notes underlying IDSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which holders of notes are entitled to vote under the indenture governing the notes. If you purchase third party notes in the offering, you will be required, as a condition of your purchase, to deliver to us a letter containing certain representations, including representations to the effect that neither you nor a person bearing certain relationships to you will acquire IDSs in the offering. See “Description of Certain Indebtedness — The Third Party Notes.” Such representation letters help us demonstrate that a market exists for the notes independent of the market for the IDSs. This, in turn, provides support for the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, to the effect that the notes will be treated as debt for U.S. federal income tax purposes. See “— What will be the U.S. federal income tax considerations in connection with an investment in the IDSs?” and “Material United States Federal Income Tax Consequences.”

Will the notes and the Class A common stock be separately listed on an exchange?

          Neither the notes underlying the IDSs nor the third party notes will be listed on any exchange. If either all outstanding IDSs automatically and permanently separate or a sufficient number of our outstanding shares of Class A common stock are no longer held in the form of IDSs for a period of 30 consecutive trading days, and we otherwise meet the applicable listing requirements, we will apply to list our Class A common stock on the American Stock Exchange. See “Description of IDSs — Listing” and “Description of IDSs — Automatic Separation.” The third party notes and the notes and shares of our Class A common stock underlying the IDSs offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” unless they are acquired by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

In what form will IDSs, the securities underlying the IDSs and the third party notes be issued?

          The IDSs and the underlying Class A common stock and notes, as well as the third party notes, will be initially issued in book-entry form only. As a result, you will not be a registered holder of IDSs, the securities underlying the IDSs or the third party notes, as the case may be, and therefore you will not receive a certificate for any such securities. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of any such securities. However, a holder of Class A common stock, including an IDS holder that has separated its IDSs, has a legal right under Delaware law to request that we issue a certificate for such common stock. See “Description of IDSs.”

          Holders of IDSs will be the beneficial owners of the Class A common stock and notes underlying such IDSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive dividends and principal and interest payments, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices, as a direct registered holder of the Class A common stock and the notes.

Can I separate my IDSs into shares of Class A common stock and notes?

          Yes. Each holder of IDSs will have the right, through its broker or other financial institution, to separate its IDSs into the underlying shares of Class A common stock and notes at any time after the earliest to occur of (1) 45 days from the original issue date of the IDSs, (2) the acceptance of a change of control repurchase offer or (3) the acceptance of an asset sale repurchase offer.

          A holder of IDSs will not be able to accept a change of control repurchase offer or an asset sale repurchase offer or obtain a Class A common stock certificate without the separation of its IDSs. If a holder decides to deposit a Class A common stock certificate with DTC in order to return the shares represented by such certificate to book entry form, the shares will once again be permitted to underlie IDSs. The separation of IDSs may result in the delisting of IDSs from the American Stock Exchange by reducing the amount of IDSs outstanding to below the minimum required amount for listing on such exchange. Furthermore, the notes offered hereby will not be listed on any exchange, and we will undertake to list the Class A common stock on an exchange only upon the occurrence of certain events. Therefore, under certain circumstances the holders of IDSs may be able to trade on an exchange while the holders of separate shares of Class A common stock and notes may not.

          We believe it is important for U.S. federal income tax considerations that, except for restrictions disclosed herein, there be no contractual or legal restrictions to the separation or recombination of IDSs. We are not in a position to determine when or under what circumstances it may be advantageous for an IDS holder to separate or recombine IDSs, as that decision depends upon an IDS holder’s individual investment and trading strategy, tax situation and other considerations.

          Separation of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs — Voluntary Separation and Recombination” and “Description of IDSs — Book-Entry Settlement and Clearance.”

          Separation of IDSs will be made in accordance with the applicable procedures of DTC. If DTC receives instructions to separate IDSs prior to 3:00 p.m. eastern time on any trading day, such separation will be effective as of the close of business on such trading day. Otherwise, such separation will be effective as of the next trading day. See “Description of IDSs — Voluntary Separation and Recombination.”

Will my IDSs automatically separate into shares of Class A common stock and notes upon the occurrence of certain events?

          Yes. All outstanding IDSs will automatically and permanently separate upon the occurrence of any of the following:

(1) the 15th anniversary of the original issue date of the IDSs,

(2) the redemption or repurchase of all of the notes (provided, however, that a redemption or repurchase of a portion thereof will cause solely those IDSs associated with the notes redeemed or repurchased to separate), or

(3) the date on which all remaining principal on the notes becomes due and payable.

          In addition, all outstanding IDSs will automatically separate upon the occurrence of any of the following:

(1) certain events of default under the indenture governing the notes, provided that the IDSs may generally be recombined at the holder’s option upon the cure or waiver of such events of default in accordance with the indenture,

(2) the last business day of any calendar month prior to the consolidation of CSC, Laundry Corp. and Coinmach Corp. (which we refer to as the “merger event”) on which both (i) our debt or debt of our subsidiaries is treated as held substantially proportionately with our equity or equity of our subsidiaries, as measured by a test in the indenture governing the notes, and (ii) in general terms, the remaining payments to be made by Coinmach Corp. to us under the intercompany note are insufficient to cover the remaining payments to be made by us on the notes, provided that IDSs may generally be recombined at the holder’s option on or after the first to occur of the merger event and any date on which we once again meet either of such tests, or

(3) any failure to maintain a qualified securities depositary for the IDSs, provided that IDSs may generally be recombined at the holder’s option following any such failure if we are subsequently able to establish a successor depositary.

See “Description of IDSs — Automatic Separation” for a more detailed description of the foregoing separation events.

Can I recombine shares of Class A common stock and notes to form IDSs?

          Yes. Any holder of shares of our Class A common stock and notes may generally, through his or her broker or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of notes to form IDSs. However, IDSs may not be created or recombined at any time after certain automatic and permanent IDS separation events occur, including the occurrence of the fifteenth anniversary of the original issue date of the IDSs offered hereby. In addition, if certain other automatic IDS separation events occur, IDSs may only be created or recombined under certain specified circumstances. See “Description of IDSs — Automatic Separation” for a more detailed description of events resulting in automatic, and in some cases permanent, separation of the IDSs.

          The notes offered hereby will not be listed on any exchange, and we will undertake to list the Class A common stock on an exchange only upon the occurrence of certain events. Therefore, under certain circumstances the holders of IDSs may be able to trade on an exchange while the holders of separate shares of Class A common stock and notes may not. However, any holder that has created IDSs will not be able to accept a change of control repurchase offer or an asset sale repurchase offer or obtain a Class A common stock certificate unless such holder separates its IDSs.

          We believe it is important for U.S. federal income tax considerations that, except for restrictions disclosed herein, there be no contractual or legal restrictions to the separation or recombination of IDSs. We are not in a position to determine when or under what circumstances it may be advantageous for an IDS holder to separate or recombine IDSs, as that decision depends upon an IDS holder’s individual investment and trading strategy, tax situation and other considerations.

          Recombination of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs — Voluntary Separation and Recombination” and “Description of IDSs — Book-Entry Settlement and Clearance.”

          Recombination of shares of Class A common stock and notes into IDSs will be made in accordance with the applicable procedures of DTC. If DTC receives instructions to recombine into IDSs prior to 3:00 p.m. eastern time on any trading day, such recombination will be effective as of the close of business on such trading day. Otherwise, such recombination will be effective as of the next trading day. See “Description of IDSs — Voluntary Separation and Recombination.”

What will be the U.S. federal income tax considerations in connection with an investment in the IDSs?

          No statutory, judicial, or administrative authority, including the IRS, has directly addressed the U.S. federal income tax consequences of instruments having the rights of the IDSs or any similar terms. Therefore, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are not certain. Nonetheless, our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that the purchase of an IDS in this offering will constitute the purchase of the share of our Class A common stock and the note underlying the IDS for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.” We will treat your purchase of IDSs as such, and by purchasing IDSs you will be bound under the indenture to follow such treatment.

          We will be required to allocate the purchase price of the IDSs between shares of Class A common stock and notes in proportion to their respective initial fair market values. That allocation will establish your initial tax basis in the Class A common stock and notes underlying IDSs. See “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — IDSs — Allocation of Purchase Price.”

          Our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that the notes will be treated as debt for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.” If, contrary to our counsel’s opinion, the notes were treated as equity rather than debt for U.S. federal income tax purposes, then interest on the notes would not be deductible by us for U.S. federal income tax purposes. This in turn could materially increase our taxable income and significantly reduce our future cash flow. In addition, holders who are not U.S. persons could suffer adverse consequences. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — We will not be able to deduct interest on the notes if the notes are not respected as debt for U.S. federal income tax purposes.” If we are not permitted to deduct the interest payable on the notes from our income for U.S. federal income tax purposes, we may, at our option, redeem all of the notes. See “Description of the Notes — Optional Redemption — Tax Redemption.”

What will happen upon the issuance of additional notes or IDSs in the future?

          Subject to limitations under the indenture, we may issue additional notes thereunder in the future, either as part of additional IDSs or as separate notes.

          Any additional notes underlying IDSs will be treated as having original issue discount, or OID, for U.S. federal income tax purposes if the principal amount of the additional notes exceeds the portion of the issue price of those IDSs that is allocated to the notes by more than a de minimis amount. Additional separate notes will be treated as having OID for U.S. federal income tax purposes if the principal amount of the additional separate notes exceeds the issue price of those separate notes by more than a de minimis amount. You will find a more detailed explanation of the circumstances that would give rise to additional notes being treated as having OID, and the consequences thereof, under “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.”

          If additional notes are issued under the indenture in a primary registered offering and such notes are treated as having OID, then the indenture will provide that all holders of such additional notes and all holders of outstanding notes that were previously issued under the indenture in a primary registered offering (whether notes underlying IDSs or separate notes), including the notes offered hereby, will automatically exchange among themselves a ratable portion of their notes. The records will be revised to reflect such exchange without any further action by the holders. Thereafter, each such holder of separate notes will hold an identical, inseparable note unit consisting of additional notes with OID and such previously issued notes. After any such automatic exchange, all such note units will be of the same series. In addition, each such holder of IDSs will hold a new IDS, consisting of such note unit and Class A common stock. The aggregate stated principal amount of notes owned by each holder, and the economic entitlements of notes previously held and thereafter forming a part of the note unit, will not change as a result of such additional issuance. See “Description of IDSs — Book-Entry Settlement and Clearance — Procedures Relating to Additional Issuances.”

          After the first additional issuance and automatic exchange of notes with OID, if any, following this offering of IDSs and third party notes, each time we issue any further additional notes under the indenture in a primary registered offering (whether in connection with an offering of IDSs, separate notes or both), all holders of such further additional notes and all holders of outstanding note units will automatically exchange among themselves a ratable portion of their note units for a portion of the further additional notes in the manner described above.

          The automatic exchanges of notes described above are intended to ensure that each holder of notes issued under the indenture in a primary registered offering (whether notes underlying IDSs or separate notes) is required to report the same amount of OID for each $1.00 of principal amount of such notes held, and therefore that all notes subject to automatic exchange are fungible.

          Holders who hold any notes having OID as a result of the automatic exchange described above may not be able to recover the portion of the principal amount of their notes treated as unaccrued OID in the event of an acceleration of the notes or our bankruptcy prior to the maturity of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock

and Notes Underlying the IDSs — Additional issuances of notes may cause you to recognize original issue discount and may have other adverse consequences.” Any purchaser of the notes offered hereby that in the future receives notes with OID as a result of an automatic exchange will nevertheless be entitled to pursue claims under applicable securities laws against us or our agents in this offering, including the underwriters listed in the section entitled “Underwriting,” for the full amount of notes purchased by such purchaser.

What will be the U.S. federal income tax considerations in connection with an additional issuance of notes?

          Because of a lack of legal authority on point, our counsel, Mayer, Brown, Rowe & Maw LLP, is unable to render an opinion as to the U.S. federal income tax consequences of an automatic exchange of notes described above under “— What will happen upon the issuance of additional notes or IDSs in the future?”

          Following an additional issuance and exchange of notes described above, we and our agents will report any OID on the additional notes ratably among all holders of notes of the same series (including separate notes and notes underlying IDSs). Under the indenture, each holder of notes or IDSs will be bound, by purchasing or holding notes or IDSs, to report OID in a manner consistent with this approach. As a result, each such holder that is subject to U.S. federal income tax in respect of income on a note would for U.S. federal income tax purposes generally be required to include this OID in income as ordinary interest income on a constant yield-to-maturity basis in advance of the receipt of cash attributable to that income. This generally would result in such holder reporting more interest income over the term of the notes than it would have reported had no such additional issuance and exchange occurred. See “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.”

          However, our counsel is unable to render an opinion that OID on the notes is properly reportable in the manner described above. The IRS may assert that any OID should be reported only to the persons that initially acquired such additional notes with OID (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns as a result of the automatic exchange of notes. Such a challenge could create significant uncertainties in the pricing of notes or IDSs and could adversely affect the market for IDSs and notes. If, following an additional issuance and exchange of notes, OID is properly reported ratably among all holders of notes of the same series (whether holders of notes underlying IDSs or separate notes), then the recombination of such notes and shares of Class A common stock to form IDSs or the separation of IDSs would not affect the OID reportable by you with respect to your notes.

          Because of a lack of legal authority on point, our counsel is unable to render an opinion as to whether an additional issuance and exchange of notes described above would result in a taxable exchange of your notes for U.S. federal income tax purposes. We intend nonetheless to take the position that any such issuance and exchange will not be treated as a taxable exchange. If the IRS were to assert successfully that such exchange is properly treated as a taxable exchange, then any gain realized on the exchange would generally be taxable to you. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Additional issuances of notes may cause you to recognize original issue discount and may have other adverse consequences” and “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.”

          Following any issuance of additional notes, we will file with the SEC in accordance with the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID that we will report as attributable to your notes as a result of such additional issuance.

          Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material United States Federal Income Tax Consequences.”

Summary of the Common Stock

Issuer	Coinmach Service Corp.

Classes of common stock	Our certificate of incorporation will provide for the issuance of two classes of common stock: the Class A common stock and the Class B common stock.

Common stock to be outstanding immediately following the Transactions:

Class A common stock underlying IDSs	18,333,333 shares, or 21,083,332 shares assuming the underwriters’ over-allotment option is exercised in full.

Class B common stock	26,504,522 shares, or 21,504,522 shares assuming the underwriter’s over-allotment option is exercised in full, all of which will be initially owned by Holdings.

Voting rights	Following the Transactions, assuming no exercise of the underwriters’ over-allotment option, holders of Class A common stock will control approximately 26% of our total voting power. Holdings, which will own all of our Class B common stock, will control approximately 74% of our total voting power and will own approximately 59% of our total outstanding shares of common stock.

As to any matter for which a vote of CSC stockholders is required, the holders of Class A common stock will be entitled to one vote per share and the holders of Class B common stock will initially be entitled to two votes per share. However, if at any time (i) Holdings, (ii) Holdings unitholders and “immediate family” (as such term is defined in Rule 16a-1 under the Exchange Act) members of a Holdings unitholder, and (iii) their respective “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act) (collectively, the “Permitted Transferees”) collectively own less than 25% in the aggregate of our then outstanding shares of Class A common stock and Class B common stock (subject to certain antidilution and other similar adjustments), then at such time and at all times thereafter, all holders of Class B common stock will only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The redemption rights and dividend rights of Class B stockholders, and their exclusive right to vote on the amendment of certain provisions of our certificate of incorporation (all as described below), will not be affected by such event.

Unless otherwise required by applicable Delaware law, holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for a vote, including the election of directors to our board of directors, except as described below.

Only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that adversely affects the dividend or voting rights which are exclusive to the Class A common stock and does not adversely affect the voting, dividend or redemption rights of the Class B common stock.

Only holders of Class B common stock may vote, as a single class, to amend provisions of our certificate of incorporation relating to a change (i) in the number of authorized shares of Class B common stock or (ii) that affects the voting, dividend or redemption rights which are exclusive to the Class B common stock and does not adversely affect the dividend or voting rights of the Class A common stock.

Dividends:

Dividend rights generally	We intend to declare and pay quarterly dividends on shares of Class A common stock and, subject to the limitations and exceptions described below, annual dividends on our Class B common stock.

Payment of dividends on all classes of our common stock will not be cumulative.

Periods ending on or prior to March 31, 2007	Our certificate of incorporation will provide that the rights of holders of shares of Class B common stock to receive cash dividends for any period ending on or prior to March 31, 2007 will be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends with respect to the same period.

Period from the closing of the offerings to December 31, 2004	We will pay on March 1, 2005 cash dividends on each share of Class B common stock for the period from the closing of the offerings to December 31, 2004 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such period up to an aggregate amount not exceeding the product of (i) (x) the number of days occurring during such period divided by (y) 360 and (ii) $10.0 million, so long as cash dividends for such period have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

Fiscal quarter ending March 31, 2005 and fiscal year ending March 31, 2006	We will pay on June 1, 2006 cash dividends on each share of Class B common stock for the fiscal quarter ending March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount not exceeding $2.5 million and $10.0 million, respectively, so long as cash dividends for such fiscal quarter and fiscal year, respectively, have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

Fiscal year ending March 31, 2007	We will pay on June 1, 2007 cash dividends on each share of Class B common stock for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year up to an aggregate amount not exceeding $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

Fiscal years ending after March 31, 2007	The rights of holders of shares of Class B common stock to receive cash dividends with respect to the fiscal years ending March 31, 2008 and March 31, 2009 will, under the conditions described below, be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends. In no event will the subordination requirements apply with respect to any fiscal year thereafter. However, subject to the limitations described below, shares of Class B common stock will not be entitled to receive dividends for any such fiscal year unless dividends are also declared and paid on shares of Class A common stock for such fiscal year.

If we pay cash dividends on our Class A common stock with respect to any fiscal year ending after March 31, 2007, we will pay on June 1 immediately following such fiscal year cash dividends on each share of Class B common stock for such fiscal year equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year, provided that if the Subordination Termination Conditions (as defined below) are not met for such fiscal year, no such dividends may be paid on our Class B common stock with respect to such fiscal year unless (i) cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy and (ii) the aggregate amount of cash dividends paid on all the outstanding shares of Class B common stock for such fiscal year does not exceed $10.0 million.

The “Subordination Termination Conditions” are only applicable to the fiscal years ending March 31, 2008 and March 31, 2009, and will not be satisfied with respect to such fiscal year if either (i) our consolidated EBITDA (generally defined as earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization) for such fiscal year was less than $165.0 million or (ii) the ratio of (x) our consolidated indebtedness on the last day of such fiscal year minus the amount, as of such day, of cash and cash equivalents held by us and our consolidated subsidiaries in excess of $25.0 million to (y) our consolidated EBITDA for such fiscal year was greater than 4.5 to 1.0, provided that if the Subordination Termination Conditions are satisfied with respect to the fiscal year ending March 31, 2008, then the Subordination Termination Conditions shall be deemed to have been satisfied for the fiscal year ending March 31, 2009. The foregoing calculations shall be made on a pro forma basis as if any acquisitions that occurred during or subsequent to such fiscal year (and the incurrence, assumption and/or repayment of any indebtedness in connection therewith) had occurred on the first day of such fiscal year.

Notwithstanding anything to the contrary in the second immediately preceding paragraph, following the satisfaction of the Subordination Termination Conditions for any fiscal year to which such Subordination Termination Provisions apply, the cash dividends payable on each share of our Class B common stock shall equal 105% of the aggregate amount of dividends payable on each share of Class A common stock for such fiscal year.

Waiver of cash dividends by holders of Class B common stock	Holders of a majority of the then outstanding shares of Class B common stock may at any time, voting as a single class, waive the rights of all holders of shares of Class B common stock to all or any portion of cash dividends to which they are entitled.

Sales rights of Class B common stockholders	Under certain circumstances, at any time after the date that is six months after the closing of the offerings, holders of Class B common stock will have the right to have their respective shares redeemed with the proceeds of certain primary registered offerings of IDSs, Class A common stock not in the form of IDSs, or any combination thereof. The redemption price per share of Class B common stock will be based on the price to the public of the securities offered and sold in the primary registered offering. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Sales of Class B Common Stock by Class B Common Stockholders” and “Description of the Notes — Certain Covenants — Exercise of Redemption Rights and Sales Rights.”

Shares of Class A common stock will not be entitled to any sales rights.

Redemption rights of CSC	Under certain circumstances, at any time after the date that is six months after the closing of the offerings, we will have the right to redeem all or any portion of the outstanding Class B common stock on a pro rata basis. The redemption price per share of Class B common stock will be equal to 55% of the average market price of the then outstanding IDSs at the close of business for each of the fifteen trading days immediately preceding the date of such redemption. If on any such trading day all IDSs are separated or delisted, the market price to be used for such day will be the market price of one share of Class A common stock at the close of business on such trading day (subject to certain antidilution and other similar adjustments). See “Description of Capital Stock — Common Stock —

Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC” and “Description of the Notes — Certain Covenants — Exercise of Redemption Rights and Sales Rights.”

Shares of Class A common stock will not be subject to any redemption rights.

Transfer restrictions	The shares of Class A common stock underlying the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless they are acquired by “affiliates” as that term is defined in Rule 144 under the Securities Act. Shares of Class B common stock will be “restricted securities” as that term is defined in Rule 144 under the Securities Act, and will not be listed for trading on any exchange.

Summary of the Notes

Issuer	Coinmach Service Corp.

Notes offered hereby	% senior secured notes due 2024.

Notes to be outstanding immediately following the Transactions	$143.7 million aggregate principal amount (including the third party notes) or $162.3 million aggregate principal amount if the underwriters’ over-allotment option is exercised in full.

Interest	Interest of % on the notes will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1 commencing on March 1, 2005. We will make each interest payment to holders of record on the immediately preceding February 25, May 25, August 25 and November 25, respectively.

Ranking	The notes will:

• be our senior secured obligations;

• rank equally in right of payment with all our existing and future senior indebtedness; and

• rank senior in right of payment to all our existing and future indebtedness that expressly provides for its subordination to the notes.

Security	The notes will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all our existing and future assets, including the common stock of AWA, the capital stock of Laundry Corp., the intercompany note and the intercompany note guaranty. The guarantee by Laundry Corp. of the notes will be a senior secured obligation of Laundry Corp. and will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien. The security interest in such capital stock will be contractually subordinated to the first-priority lien held by the lenders under the Coinmach Corp. credit facility pursuant to an intercreditor agreement that we will enter into with the lenders under the Coinmach Corp. credit facility and the collateral agent for the holders of the notes. The intercreditor agreement will, among other things, limit the ability of the collateral agent on behalf of the holders of the notes to exercise any remedies with respect to such capital stock.

Following the merger event, the surviving entity of the merger will be the issuer of the notes, and the liens and security interests on the assets of the surviving entity (other than capital stock of the direct subsidiaries of the surviving entity) will be released. The only security for the notes following the merger event will be a second priority perfected lien on all of the capital stock of the direct domestic subsidiaries and 65% of each class of capital stock of the direct foreign subsidiaries of the surviving entity, which lien will be subordinated to the lien in favor of the collateral agent under the Coinmach Corp. credit facility.

Guarantees, if any, of the notes by our restricted subsidiaries other than Laundry Corp. will be unsecured and therefore effectively subordinated to any secured indebtedness permitted to be incurred by those subsidiaries under the indenture governing the notes to the extent of the assets securing such indebtedness. The security interest of the holders of the notes will be subject to important limitations and exceptions described under “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs” and “Description of the Notes.”

Guarantees	The notes will be guaranteed by Laundry Corp. on a senior secured basis. The notes initially will not be guaranteed by our subsidiaries other than Laundry Corp. and will only be guaranteed by other subsidiaries that are restricted subsidiaries on a senior unsecured basis upon the occurrence of certain events. Until such events occur, holders of notes will have no direct recourse against such subsidiaries other than through enforcement of the security interest in the intercompany note issued to us by Coinmach Corp. and our rights under the guarantees made by certain of Coinmach Corp.’s restricted subsidiaries in respect of such intercompany note.

If at any time it is not prohibited from doing so under the terms of its then outstanding indebtedness, each of Coinmach Corp. and our other domestic restricted subsidiaries will be required to guarantee the notes on a senior unsecured basis. However, if any such subsidiary refinances any of its outstanding indebtedness, it will only be required to guarantee the notes if the terms of the new indebtedness do not prohibit it from doing so. If made, these guarantees will, together with the guarantee of Laundry Corp., be joint and several obligations. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

As of September 30, 2004, on a pro forma basis after giving effect to the Transactions, our subsidiaries other than Laundry Corp. would have had approximately $708.1 million of outstanding liabilities, including trade payables but excluding intercompany liabilities, to which the notes would have been effectively subordinated other than to the extent of the intercompany note and the intercompany note guaranty. Furthermore, as of September 30, 2004, on a pro forma basis after giving effect to the Transactions, the notes would have been effectively subordinated to approximately $241.7 million of indebtedness outstanding under the Coinmach Corp. credit facility and other secured financings to the extent of the value of the assets securing such indebtedness because the intercompany note and the intercompany note guaranty are unsecured and the lien of the collateral agent in the capital stock of Coinmach Corp. is subordinated to the lien securing the Coinmach Corp. credit facility.

Optional redemption	Prior to , 2009, we may redeem all or part of the notes upon payment of a make-whole premium. On or after ,

2009, we may redeem all or a pro rata portion of the notes at specified redemption prices set forth under “Description of the Notes — Optional Redemption.” If at any time we are not permitted, for U.S. federal income tax purposes, to deduct from income the interest payable on the notes, we may redeem the notes at a price equal to 100% of their principal amount.

Sinking fund	Pursuant to a mandatory sinking fund, we are required to redeem on of each of the years 2016 to 2019, inclusive, notes in an aggregate principal amount equal to 10% of the aggregate principal amount of the notes originally issued under the indenture. The redemption price will be equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest to the date of redemption. See “Description of the Notes — Sinking Fund.”

Change of control	Upon the occurrence of a “change of control,” as defined under “Description of the Notes — Change of Control,” each holder of the notes will have the right to require us to offer to repurchase that holder’s notes at a price equal to 101% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to the date of repurchase. The repurchase date will be no less than 61 days and no more than 90 days following the date that we notify the holders of the notes of the occurrence of a change of control. In order to exercise this right, an IDS holder must separate the notes and Class A common stock underlying such holder’s IDSs.

Restrictive covenants	The indenture governing the notes will contain covenants that will restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or, in the case of our restricted subsidiaries, issue preferred stock or guarantees;

• create liens;

• pay dividends or make other restricted payments;

• make certain investments;

• sell or make certain dispositions of assets;

• engage in transactions with affiliates;

• place restrictions on the ability of restricted subsidiaries to pay dividends, or make other payments, to us;

• exercise redemption rights on the Class B common stock;

• consummate purchases of the Class B common stock upon exercise of sales rights by the holders thereof; and

• engage in mergers or consolidations and transfers of all or substantially all of our assets.

These covenants will be subject to important exceptions and qualifications, as described under “Description of the Notes.”

Risk Factors

          You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the third party notes, the IDSs and the underlying shares of Class A common stock and notes.

Market and Industry Data

          Market data used throughout this prospectus was obtained from our internal surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but we have not independently verified the market data. Similarly, our internal surveys, while believed to be reliable, have not been verified by any independent sources.

Summary Consolidated Historical Financial Data

          The following tables display the summary consolidated historical financial data for the periods ended or as of the dates indicated of Laundry Corp., which data is expected to be similar in all material respects to our consolidated historical financial data after the offerings contemplated hereby. We derived certain of the historical data for the three month period from April 1, 2000 to June 30, 2000 and the nine month period from July 1, 2000 to March 31, 2001, and for the fiscal years ended March 31, 2002, 2003 and 2004 from our consolidated financial statements audited by Ernst & Young LLP. We derived certain of the historical data as of and for the twelve months ended September 30, 2004 from our unaudited condensed consolidated financial statements, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for this period. The historical data for the results of operations for the twelve months ended September 30, 2004 represents the combined results of operations for the six months ended September 30, 2004 and the six months ended March 31, 2004. The historical data for the results of operations for the twelve months ended September 30, 2004 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 2005. The summary financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing elsewhere in this prospectus.

	Three Months	Nine Months				Twelve
	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended			Months
	June 30, 2000	March 31, 2001				Ended
	Pre-Going Private	Post-Going Private	March 31,	March 31,	March 31,	September 30,
	Transaction(7)	Transaction(8)	2002	2003	2004	2004

	(Dollars in thousands)
Operations Data:
Revenues	$134,042	$393,608	$538,895	$535,179	$531,088	$535,069
Other items, net(1)	—	—	—	(454)	230	730
Operating income	10,597	17,528	36,270	55,348	47,112	47,133
Net loss(2)	(4,759)	(29,063)	(42,335)	(3,200)	(31,331)	(32,067)
Balance Sheet Data (at end of period):
Cash and cash equivalents		$25,859	$27,820	$27,428	$31,620	$37,605
Property and equipment, net		276,004	284,413	286,686	283,688	276,315
Contract rights, net		373,352	348,462	335,327	323,152	316,561
Advance location payments		74,233	69,257	70,911	73,253	72,937
Total assets		1,017,012	992,075	976,163	959,508	951,386
Total long-term debt(3)		698,719	737,555	718,112	717,631	715,775
Redeemable preferred stock		200,065	220,362	241,200	265,914	279,282
Stockholders’ deficit		(51,543)	(113,743)	(138,460)	(169,619)	(184,672)
Financial Information and Other Data:
Cash flow provided by operating activities	$17,314	$68,014	$77,799	$103,900	$97,052	$99,847
Cash flow used in investing activities	(24,273)	(66,202)	(82,255)	(81,330)	(88,449)	(77,059)
Cash flow provided by (used in) financing activities	8,362	(530)	6,417	(22,962)	(4,411)	(12,207)
EBITDA(4)	42,154	117,920	154,565	159,526	155,689	156,969
EBITDA margin(5)	31.45%	29.96%	28.68%	29.81%	29.32%	29.34%
Capital expenditures:(6)
Capital expenditures	$24,273	$60,620	$79,464	$86,685	$86,732	$74,811
Acquisition capital expenditures	—	5,582	3,723	1,976	3,615	4,233

(1)	Other items, net, for the fiscal year ended March 31, 2003 consists of a gain from the sale of an investment offset by various expenses relating to (i) the AWA Transactions, (ii) the formation of American Laundry Franchise Corp., or ALFC, a wholly owned subsidiary of Super Laundry, and (iii) the consolidation of certain Super Laundry offices. Other items, net, for the fiscal year ended March 31, 2004 and the twelve months ended September 30, 2004 consists of a gain from the sale of an investment offset by various expenses relating to the consolidation of certain Super Laundry offices. For more information regarding the AWA Transactions, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Operating and Investing Activities — The AWA Transactions.”

(2)	For the year ended March 31, 2004, net loss includes approximately $24.7 million of preferred stock dividends recorded as interest expense. For the twelve months ended September 30, 2004, net loss includes approximately $26.1 million of preferred stock dividends recorded as interest expense. As required by SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities (“SFAS No. 150”), accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Preferred stock dividends for the years ended March 31, 2003 and 2002 and for the nine-month period from July 1, 2000 to March 31, 2001 were approximately $20.8 million, $20.4 million and $12.7 million, respectively.

(3)	Total long-term debt at March 31, 2001 does not include the unamortized premium of $5,555 recorded as a result of the issuance by Coinmach Corp. of $100 million aggregate principal amount of 11 3/4% Series C Senior Notes due 2005 (the “11 3/4% Senior Notes”) in October 1997. The 11 3/4% Senior Notes were redeemed in their entirety by Coinmach Corp. on February 25, 2002 and the unamortized premium on such date was included in the determination of the loss on extinguishment of debt.

(4)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of our three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following tables reconcile our net loss and cash flow provided by operating activities to EBITDA for each period presented (in thousands).

	Three Months	Nine Months				Twelve
	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended			Months
	June 30, 2000	March 31, 2001				Ended
	Pre-Going Private	Post-Going Private	March 31,	March 31,	March 31,	September 30,
	Transaction	Transaction	2002	2003	2004	2004

Net loss	$(4,759)	$(29,063)	$(42,335)	$(3,200)	$(31,331)	$(32,067)
Depreciation and amortization	31,557	103,142	129,697	104,178	108,577	109,836
Interest expense	16,685	52,461	73,036	58,167	57,377	57,294
Interest expense — preferred stock	—	—	—	—	24,714	26,050
(Benefit) provision for income taxes	(1,329)	(8,620)	(5,833)	381	(3,648)	(4,144)

EBITDA	$42,154	$117,920	$154,565	$159,526	$155,689	$156,969

	Three Months	Nine Months				Twelve
	April 1, 2000 to	July 1, 2000 to	Fiscal Year Ended			Months
	June 30, 2000	March 31, 2001				Ended
	Pre-Going Private	Post-Going Private	March 31,	March 31,	March 31,	September 30,
	Transaction	Transaction	2002	2003	2004	2004

Cash flow provided by operating activities	$17,314	$68,014	$77,799	$103,900	$97,052	$99,847
Loss on extinguishment of debt(i)	—	—	(11,402)	—	—	—
Interest expense	16,685	52,461	73,036	58,167	57,377	57,294
Gain on sale of investment and equipment	—	—	147	3,532	1,232	1,240
Stock based compensation	(118)	(1,125)	(530)	(338)	(176)	(111)
Change in operating assets and liabilities	7,874	(1,161)	18,100	(3,693)	2,513	1,123
Deferred taxes	1,873	8,478	4,247	16	3,753	4,134
Amortization of debt discount and deferred issue costs	(454)	(1,052)	(2,008)	(2,439)	(2,414)	(2,414)
Amortization of premium on 11 3/4% Senior Notes	309	925	1,009	—	—	—
(Benefit) provision for income taxes	(1,329)	(8,620)	(5,833)	381	(3,648)	(4,144)

EBITDA	$42,154	$117,920	$154,565	$159,526	$155,689	$156,969

(i)	Loss on extinguishment of debt for the fiscal year ended March 31, 2002 consists of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(5)	EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate our performance over various sales levels. EBITDA margin should not be considered as an alternative to measurements determined in accordance with accounting principles generally accepted in the United States.

(6)	Capital expenditures represent amounts expended for property as well as equipment and for advance location payments to location owners. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators.

(7)	As a result of a “going private” transaction (the “Going Private Transaction”) that was accounted for using the purchase method of accounting and, due to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date of which control was effective), Laundry Corp. adjusted its consolidated assets and liabilities to their estimated fair values, based on valuations, estimations and other studies. Therefore, the financial statements presented for the “Post-Going Private Transaction” period are not comparable to the financial statements presented for the “Pre-Going Private Transaction” period. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the “Pre-Going Private Transaction” period ended June 30, 2000. This includes the results of operations for the three month period from April 1, 2000 to June 30, 2000, representing the results prior to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(8)	Includes the results of operations for the nine month period from July 1, 2000 to March 31, 2001, representing the results subsequent to the Going Private Transaction.

RISK FACTORS

          An investment in the third party notes or the IDSs and the underlying shares of Class A common stock and notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following risk factors.

Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs

We have substantial indebtedness which could restrict our ability to pay interest and principal on the notes and to pay dividends with respect to the shares of our Class A common stock underlying the IDSs and could adversely affect our financing options and liquidity position.

          We have now and, following the Transactions, will continue to have a substantial amount of indebtedness. As of September 30, 2004, on a pro forma basis after giving effect to the Transactions, including the sale of the notes underlying the IDSs and the sale of the third party notes, we would have had total indebtedness of $714.3 million, and an additional $68.6 million would have been available for borrowing under the Coinmach Corp. credit facility.

          Our substantial indebtedness could have important consequences for you as a holder of IDSs or separate notes or Class A common stock. For example, our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness and/or pay dividends on our common stock;

•	limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, future business opportunities, including strategic acquisitions, and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

•	limit our ability to issue new IDSs;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	limit our ability to refinance our indebtedness.

You may not receive the level of dividends provided for in the dividend policy that our board of directors will adopt upon the closing of the offerings or any dividends at all.

          Following the completion of the offerings, we expect to pay quarterly dividends on our Class A common stock in accordance with the dividend policy that we intend to adopt upon completion of the offerings. However, our board of directors may, in its discretion, amend or repeal our dividend policy. Our board of directors may decrease the level of dividends provided for in the dividend policy or entirely discontinue the payment of dividends. Dividend payments are not required or guaranteed, and holders of our common stock do not have any legal right to receive or require the payment of dividends. Future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition and contractual restrictions, and our ability to generate cash from our operations, which in turn is dependent on our ability to attract and retain customers and our ability to service our debt obligations and capital expenditures requirements. See “Dividend Policy and Restrictions.” Other factors, including the pursuit of new business strategies or opportunities, increased regulatory compliance costs or lease renewal costs, changes in our competitive environment and changes in tax treatment of our debt, may also reduce cash available for dividends.

          Subject to certain limitations, at any time after the date that is six months after the closing of the offerings, we may redeem all or part of the then outstanding Class B common stock. Any exercise by us of such redemption rights will reduce cash available for Class A common stock dividend payments. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC” and “Description of the Notes — Certain Covenants — Exercise of Redemption Rights and Sales Rights.” Due to our currently contemplated cash uses, including dividend payments, we do not expect to retain enough cash from operations to be able to pay the notes, the Coinmach Corp. 9% notes, or the Coinmach Corp. credit facility when such indebtedness matures or when principal payments (other than regularly scheduled amortization payments under the Coinmach Corp. credit facility) on such indebtedness otherwise become due. Therefore, cash available for dividends will be reduced when such payments are required, unless such indebtedness is refinanced prior to such time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Capital Needs and Resources.” In addition, any future issuances of Class A common stock, including but not limited to issuances pursuant to the CSC benefit plans that we expect to adopt (whether or not such shares of Class A common stock underlie IDSs), will increase the number of outstanding Class A common stock shares and consequently make it more difficult for us to pay dividends on the Class A common stock at the initial dividend rate set forth in our dividend policy. See “Management — Equity-Based Incentive Plans.”

          The earliest that the subordination of payment of any cash dividends on the Class B common stock may terminate is the fiscal year ending March 31, 2008, and all shares of Class B common stock will then be equally entitled to cash dividend payments with all shares of Class A common stock, subject to the Class B common stock step up dividend right described below. Therefore, any cash set aside for dividends will have to be shared by the holders of the Class A common stock and Class B common stock on a pro rata basis. Since under these circumstances less cash will be available to the holders of Class A common stock, we may be forced to reduce cash dividends on the Class A common stock.

          Following the termination of the subordination provisions, each share of Class B common stock will be entitled to a step up dividend of 105% of the aggregate amount of dividends declared on each share of Class A common stock for the four fiscal quarters occurring during any fiscal year ending after March 31, 2007 (unless, solely with respect to the fiscal years ended March 31, 2008 and March 31, 2009, the Subordination Termination Conditions have not been satisfied with respect to such fiscal year). Any excess payments in cash will reduce cash available for future Class A common stock dividend payments, which may force us to reduce such Class A common stock dividend payments. See “Description of Capital Stock.”

          Furthermore, the indenture governing the notes will contain limitations on our ability to pay dividends. See “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.” You may not receive the level of dividends provided for in our dividend policy or any dividends at all.

          Delaware law also restricts our ability to pay dividends. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries may declare dividends only to the extent of our “surplus,” which is total assets at current value minus total liabilities at current value (as each may be determined in good faith by our board of directors), minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If we have insufficient cash flow to cover the expected dividend payments under the dividend policy to be adopted by our board of directors or to make such payments in compliance with the indenture governing the notes, we will need to reduce or eliminate dividends or, to the extent permitted under our debt agreements, fund a portion of our dividends with additional borrowings.

          Under our dividend policy, we intend to pay a quarterly cash dividend of approximately $0.1894 per share of Class A common stock, or approximately $0.7575 per share of Class A common stock for the first four fiscal quarters following the closing of the offerings. Based on a review and analysis conducted by our management, and assuming that the number of shares of Class A common stock outstanding will not increase prior to December 31, 2005, we believe that in order to pay cash dividends on our Class A common stock as set forth in our expected dividend policy, our EBITDA for each period consisting of the four consecutive fiscal quarters ending on or prior to December 31, 2005 will need to be at least $156.3 million. See “Dividend Policy and Restrictions — Our Initial Dividend Rate — Basis for Initial Dividend Rate.”

          If our EBITDA is below our expectations or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of the Coinmach Corp. credit facility to finance our working capital needs were incorrect, we may be required to do one or more of the following: (i) reduce our capital expenditures, (ii) fund capital expenditures or other costs and expenses with borrowings under the Coinmach Corp. credit facility, (iii) evaluate other funding alternatives, such as capital markets transactions, refinancing or restructuring our consolidated indebtedness, asset sales, or financing from third parties, or (iv) seek an amendment, waiver or other modification from requisite lenders under the Coinmach Corp. credit facility and/or holders of Coinmach Corp.’s 9% notes, in each case to the extent the inaccuracy of our assumptions resulted in Coinmach Corp. failing to satisfy the applicable restrictions contained in the Coinmach Corp. credit facility or the indenture governing the Coinmach Corp. 9% notes and Coinmach Corp. was limited from making dividends or distribution to us. Additional sources of funds may not be available on commercially reasonable terms or at all or may not be permitted pursuant to the terms of our existing indebtedness. Furthermore, if our EBITDA for any period consisting of the four consecutive fiscal quarters ending on or prior to December 31, 2005 were to be below $153.6 million and as a result, we failed to satisfy the minimum EBITDA covenant under the Coinmach Corp. credit facility, we would be required to seek an amendment, waiver or other modification from the requisite lenders under the Coinmach Corp. credit facility to waive any resulting default and permit Coinmach Corp. to make distributions to us. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our future liquidity, our ability to adapt to changes in our industry and our ability to expand our business. In addition to any of the foregoing options that may be available to us, our board of directors may at any time and in its absolute discretion reduce the level of dividends provided for in our dividend policy or eliminate such dividends entirely.

Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations.

          Effective upon completion of the offerings, our board of directors will adopt a dividend policy under which we intend to distribute to holders of our common stock substantially all of the cash generated by our business in excess of operating needs and amounts needed to service our indebtedness. As a result, we may not retain a sufficient amount of cash to finance growth opportunities that may arise or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

There is no active trading market for our debt-only or equity-only securities, which could prevent us from issuing debt-only or equity-only securities and may limit our ability to obtain future financing.

          If we are unable to issue additional IDSs, we may be forced to rely on the sale of debt-only or equity-only securities as an additional source of capital. However, the absence of a liquid market for separate notes or shares of our Class A common stock may make the issuance by us of separate notes or Class A common stock relatively less appealing, limiting our ability to obtain debt-only or equity-only financing on reasonable terms or at all. If we are unable to raise capital through a debt-only or equity-only financing, we may be forced to enter into more costly financing arrangements in order to fund working capital and capital expenditures and otherwise service our liquidity needs.

We may be able to incur substantially more indebtedness, which could exacerbate the risks described above.

          We may be able to incur substantial amounts of additional indebtedness in the future, including indebtedness resulting from issuances of additional separate notes or IDSs. While the indenture governing the notes and the terms of our other indebtedness will limit our and our subsidiaries’ ability to incur additional indebtedness, those limitations will be subject to a number of exceptions. Any additional indebtedness incurred by us could increase the risks associated with our substantial indebtedness.

We are a holding company with no direct operations and, therefore, our ability to make payments under the notes or dividends on our Class A common stock depends on cash flow from our subsidiaries.

          We are a holding company with no operations. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries (including payments under the intercompany note from Coinmach Corp.) to make interest and principal payments on the notes and to pay dividends on our Class A common stock. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including the amended Coinmach Corp. credit facility, the indenture governing the Coinmach Corp. 9% notes and the indenture governing the notes;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions.

Restrictions on Coinmach Corp.’s ability to pay dividends contained in the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility are different, and potentially more restrictive, than the restrictions on CSC’s ability to pay dividends contained in the indenture governing the notes. Therefore, circumstances may arise where, although CSC would be permitted to pay dividends under the indenture governing the notes, Coinmach Corp. would be unable to provide CSC with the cash to actually pay such dividends as well as interest on the notes. See “Dividend Policy and Restrictions — Limitations on Our Ability to Pay Dividends — Indenture Governing the Coinmach Corp. 9% Notes” and “—The Coinmach Corp. Credit Facility.”

          We cannot assure you that the operating results of our subsidiaries will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay any amounts due under the notes or the amounts intended under our dividend policy.

Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and the notes will be effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

          Payment of dividends, if any, are not guaranteed by us or by any of our subsidiaries. In addition, other than Laundry Corp., none of our subsidiaries (including Coinmach Corp.) will guarantee the notes immediately following the Transactions. A holder of notes will not have any claim as a creditor against our subsidiaries that are not guarantors of the notes other than through the intercompany note and the intercompany note guaranty. Otherwise, the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of non-guarantor subsidiaries will be effectively senior to your claims. As of September 30, 2004, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries would have had approximately $708.1 million of outstanding liabilities, including trade payables but excluding intercompany liabilities. The terms of the notes will permit our subsidiaries to incur additional indebtedness for specific purposes or under certain circumstances. See “Description of the

Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          If at any time it is not prohibited from doing so under the terms of its then outstanding indebtedness, each of Coinmach Corp. and our other domestic restricted subsidiaries will be required to guarantee the notes on a senior unsecured basis. However, if any such subsidiary refinances any of its outstanding indebtedness, it will only be required to guarantee the notes if the terms of the new indebtedness do not prohibit it from doing so. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.” Any future subsidiary guarantees will be effectively subordinated to the prior claims of such subsidiary’s secured creditors to the extent of the value of the assets securing such claim, and the claims of the noteholders pursuant to such guarantees will rank equally with the claims of all other unsecured senior creditors of such subsidiary. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of any subsidiary guarantor, secured creditors of such subsidiaries will generally be entitled to payment of their claims from the proceeds of the sale of the assets securing their indebtedness before any assets are made available for distribution to the noteholders and other unsecured creditors. The noteholders and other unsecured senior creditors will be equally entitled to the proceeds from the sale of such remaining assets.

The rights of holders of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us and our subsidiaries on a secured basis.

          Immediately following the Transactions, the notes will be secured by substantially all of our existing and future assets, and the guarantee by Laundry Corp. of the notes will be secured by a first-priority perfected lien on substantially all the existing and future assets of Laundry Corp., except that the lien on the capital stock of Coinmach Corp. will be a second-priority perfected lien that is subordinated to the lien in favor of the collateral agent under the Coinmach Corp. credit facility. As a result, the guarantee of Laundry Corp. of the notes will be effectively subordinated to the obligations under the Coinmach Corp. credit facility to the extent of the value of the Coinmach Corp. capital stock.

          The indenture governing the notes will also permit us and our subsidiaries to incur significant amounts of additional debt that may be secured (including, without limitation, purchase money debt and debt arising from capitalized leases), which would result in the notes being effectively subordinated to such additional secured debt to the extent of the value of the assets securing such additional secured debt.

The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

          The notes and the Laundry Corp. guarantee will be secured by collateral consisting of substantially all of our and Laundry Corp.’s existing and future assets. The collateral may also secure additional indebtedness to the extent permitted by the terms of the indenture, including additional notes under the indenture, whether as part of IDSs or otherwise. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral. The value of the collateral may not be sufficient to satisfy our obligations under the notes.

          Additionally, as of September 30, 2004, approximately $521.3 million, or 54.8%, of our total consolidated assets were intangible assets, consisting primarily of contract rights and goodwill. The value of these intangible assets depends significantly upon our ability to manage our business as a going concern. If we are unable to manage our business successfully, the realizable value of these intangible assets may be substantially lower and may materially reduce the value of the collateral securing the notes.

The ability of the collateral agent to foreclose on the collateral may be limited, which may reduce or delay your recovery under the notes.

          The right of the collateral agent for the holders of the notes to foreclose upon and sell any of the collateral upon the occurrence of an event of default could be subject to limitations if we become the subject of a case under the United States Bankruptcy Code. Various provisions of the Bankruptcy Code could prevent the collateral agent from repossessing and disposing of the collateral if a bankruptcy case is commenced by or against us before the collateral agent repossesses and disposes of the collateral. Under the Bankruptcy Code, secured creditors such as the holders of the notes may be prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral, or whether or to what extent holders of the secured notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Your rights in the collateral may be adversely affected by a failure to obtain a lien on certain collateral acquired in the future.

          The security interest in the collateral securing the notes includes our existing and future assets, both tangible and intangible. Liens on certain property and rights acquired after the closing of the offerings can only be obtained at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights and that the necessary action will be taken to properly obtain liens on after-acquired collateral. The collateral agent for the notes does not have any obligation to monitor the acquisition of additional property or rights that constitute collateral. If we fail to inform the collateral agent of an acquisition of property that is required to be made subject to a lien, or if the proper legal requirements for the lien are not met, the notes will not have the benefit of a lien on that property. In addition, any delay in identifying property or taking steps to obtain a lien could negatively affect the priority of the lien on the property against third parties.

Any guarantee of the notes or the intercompany note by our subsidiaries may not be enforceable because of fraudulent conveyance laws.

          Any guarantee in respect of the notes or the intercompany note made by our subsidiaries may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors’ unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred any such guarantee, such guarantor:

•	incurred such guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring such guarantee and such guarantor:

•	was insolvent or was rendered insolvent,

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), then such court could avoid such guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor’s presently existing or future debt or take other actions detrimental to you as a noteholder.

          It may be asserted that the guarantors incurred or will incur their guarantees for our benefit and they incurred or will incur their obligations under their guarantees for less than reasonably equivalent value or fair consideration.

          The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

•	the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

          If any such guarantee is avoided as a fraudulent conveyance, or found to be unenforceable for any other reason, you will not have a claim against the applicable subsidiary and will only be a creditor of us or any guarantor whose obligation was not set aside or found to be unenforceable.

Restrictive covenants in our current and future indebtedness could adversely restrict our operating flexibility.

          The indenture governing the Coinmach Corp. 9% notes contains, and the indenture governing the notes will contain, covenants that will restrict the ability of Coinmach Corp. and CSC, respectively, as well as the ability of their respective restricted subsidiaries, to:

•	incur additional indebtedness or, in the case of our restricted subsidiaries, issue preferred stock;

•	create liens;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	sell or make certain dispositions of assets;

•	engage in sale and leaseback transactions;

•	engage in transactions with affiliates;

•	place restrictions on the ability of their respective restricted subsidiaries to pay dividends, or make other payments, to Coinmach Corp. or CSC; and

•	engage in mergers or consolidations and transfers of all, or substantially all of the assets of Coinmach Corp. or CSC, respectively.

          In addition, the Coinmach Corp. credit facility contains, and the terms of any other indebtedness that we or our subsidiaries may enter into may contain, other and more restrictive covenants that limit our and our subsidiaries’ ability to incur indebtedness, and make capital expenditures and limit our subsidiaries’ ability to make distributions or pay dividends to us. These covenants may also require us and/or our subsidiaries to meet or maintain specified financial ratios and tests. Our ability to comply with the ratios and tests under these covenants may be affected by events beyond our control, including prevailing economic, financial, regulatory or industry conditions. A breach of any of such covenants, ratios or tests could result in a default under the Coinmach Corp. credit facility, the indenture governing the Coinmach Corp. 9% notes and the indenture governing the notes. The Coinmach Corp. credit facility prohibits Coinmach Corp. and its subsidiaries (including AWA, as a guarantor under such credit facility) from making certain distributions in respect of its capital stock while a default or an event of default is outstanding thereunder. If we were unable to repay those amounts, the lenders under the Coinmach Corp. credit facility or holders of the notes, as applicable, could proceed against the security granted to them to secure that indebtedness. If the lenders or holders of the notes accelerated the payment of their indebtedness, our assets may not be sufficient to repay in full our indebtedness, including indebtedness under the notes.

Lack of a significant amount of cash could adversely affect our growth, financial condition and results of operations.

          Our ability to make payments on, refinance or repay our debt (including the notes), or to fund planned capital expenditures and expand our business, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate enough cash to enable us to pay our outstanding debt or fund our other liquidity and capital needs. If we are unable to generate sufficient cash to service our debt requirements, we will be required to obtain such capital from additional borrowings or other sources, including:

•	sales of certain assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

If we cannot satisfy our cash requirements, our growth, financial condition and results of operations could suffer.

          Additionally, our after-tax cash flow available for dividend and interest payments would be reduced if the notes were treated as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the notes could be treated as a dividend, and interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability.

We may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control. This would place us in default under the indenture governing the notes.

          Under the indenture governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control could require us to repay borrowings under the Coinmach Corp. credit facility or to make an offer to repurchase the Coinmach Corp. 9% notes. Because the notes are effectively subordinated to the Coinmach Corp. credit facility and the Coinmach Corp. 9% notes, such Coinmach Corp. indebtedness would have to be repaid or repurchased by Coinmach Corp. before it could distribute funds to us to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indenture governing the notes. This would, in turn, be a default under the Coinmach Corp. credit facility and possibly result in a default under other debt. If the payment of any debt were to be accelerated, we may be unable to repay these amounts or make the required repurchase of the notes.

You will experience immediate and substantial dilution if you purchase IDSs in this offering.

          If you purchase IDSs in this offering, you will experience an immediate dilution of $17.49 per share of Class A common stock underlying the IDSs, assuming an initial offering price per IDS of $15.00 and an initial allocation of $8.25 per share of Class A common stock. This dilution per share is attributable to our tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of September 30, 2004, on a pro forma basis after giving effect to the Transactions, would have been approximately $414.5 million, or $9.24 per share of Class A common stock. See “Dilution.”

Voting control of us by Holdings may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest.

          Following the Transactions, Holdings will control approximately 74% of our voting power and therefore will exert substantial control over our business and over matters submitted to our stockholders for approval. Such voting control could have the effect of delaying, deferring or preventing a change in control, merger or tender offer of us, which would deprive you of an opportunity to receive a premium for your third party notes, IDSs or the underlying notes or Class A common stock and may negatively affect the market price of the third party notes, the IDSs or the underlying notes or Class A common stock. Moreover, Holdings could effectively receive a premium for transferring ownership to third parties that would not inure to your benefit.

          The interests of the equity investors and the management investors may conflict with the interests of holders of IDSs, separate notes or other holders of common stock. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of these parties as indirect holders of equity might conflict with the interests of a holder of the notes. These parties also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

We will not be able to deduct interest on the notes if the notes are not respected as debt for U.S. federal income tax purposes.

          No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are not certain. Nonetheless, our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that an IDS will constitute a unit representing the share of Class A common stock and the note underlying the IDS and that the notes will be treated as indebtedness for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.” However, the IRS may assert the position that the notes are equity for U.S. federal income tax purposes. If that position were sustained by the courts, no payments on the notes would be treated as interest. As a result, we would not be able to take a deduction for interest on the notes on our U.S. federal income tax return or any state return following the federal treatment. This would materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This could reduce our after-tax cash flow and materially adversely affect our ability to make interest payments on the notes and to distribute dividends on the Class A common stock. In addition, if the notes were treated as equity, such treatment could adversely affect the amount, timing, character and other U.S. federal income tax treatment of income, gain or loss in respect of your investment in IDSs. For example, holders that are not U.S. persons would be subject to U.S. federal withholding and estate taxes in the same manner as they will be with regard to the Class A common stock. For discussion of these tax-related risks, see “Material United States Federal Income Tax Consequences.”

You may have adverse tax and other consequences if our allocation of the purchase price of the IDS is not respected.

          For U.S. federal income tax purposes, the purchase price of each IDS must be allocated between the share of Class A common stock and the $6.75 principal amount of notes in proportion to their respective fair market values at the time of purchase. Under the indenture, you will be bound to follow our allocation. If, however, the IRS were to assert that our allocation to the notes is too high (and, if we were to litigate that issue, such assertion were sustained by the courts), the notes could be treated as having been issued with OID. You generally would have to include OID in income in advance of the receipt of cash attributable to that income. In addition, you generally would not be able under New York and federal bankruptcy law to collect the portion of your principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of CSC prior to the notes’ maturity date.

Additional issuances of notes may cause you to recognize original issue discount and may have other adverse consequences.

          Because of a lack of statutory, judicial, and administrative authority on point, our counsel, Mayer, Brown, Rowe & Maw LLP, is unable to render an opinion as to the U.S. federal income tax consequences of an automatic exchange of notes following an issuance of additional notes in a primary registered offering, including the requirements for reporting OID after such exchange and whether such exchange will be a taxable exchange for U.S. federal income tax purposes.

          As discussed above, we may issue additional notes in the future in a primary registered offering, which may have OID and, if so, may cause an automatic exchange of notes among holders. See “Summary — Summary of the IDSs and Third Party Notes — What will happen upon the issuance of additional notes or IDSs in the future?” and “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances” for a description of when such additional notes would be treated as having OID and cause an automatic exchange.

          Following such an additional issuance and exchange of notes, we and our agents will report any OID on the additional notes ratably among all holders of notes (including separate notes and notes underlying IDSs) that participated in the exchange. Under the indenture, you will be bound to report OID on your U.S. federal income tax return consistently with our reporting. Therefore, an issuance and exchange of notes could have the effect of requiring you to report OID, or increasing the amount of OID that you previously reported, on your notes on your U.S. federal income tax return. OID is includible in income on a constant yield-to-maturity basis in advance of the receipt of cash attributable to that income. This generally would result in your reporting more interest income over the term of the notes than you would have reported had no such additional issuance and exchange occurred. See “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.”

          Nonetheless, as stated above, our counsel is unable to render an opinion that OID on the notes would be properly reportable in this manner. The IRS may assert that any OID should be reported only to the persons that initially acquired such additional notes with OID (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns as a result of the automatic exchange of notes. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or transferee thereof), all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and notes and could adversely affect the market for IDSs and notes.

          Holders of additional notes having OID may not be able under New York and federal bankruptcy law to collect the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of CSC prior to the notes’ maturity date. As a result, an automatic exchange that results in a holder receiving an OID note could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

          In addition, as stated above, our counsel is unable to render an opinion as to whether an additional issuance and exchange of notes described above would result in a taxable exchange of your notes for U.S. federal income tax purposes. If the IRS were to assert successfully that such exchange is properly treated as a taxable exchange, then any gain realized on the exchange would generally be taxable to you, and any loss realized on the exchange could be disallowed. See “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.”

If we subsequently issue notes with significant original issue discount, we may not be able to deduct all of the interest on those notes.

          It is possible that notes we issue in an additional issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations.” If any such notes were so treated, a portion of the OID on such notes may be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

The separation of IDSs into shares of Class A common stock and notes may diminish the value of your investment in IDSs.

          The IDSs will automatically and permanently separate into shares of Class A common stock and notes on the fifteenth anniversary of the original issue date of the IDSs offered hereby. In addition, upon the occurrence of certain other events IDSs will automatically and, in some cases, permanently, separate. Furthermore, a holder of IDSs may voluntarily separate its IDSs on and after the 45th day after the original issue date of the IDSs. See “Description of IDSs — Voluntary Separation and Recombination” and “— Automatic Separation.”

          If IDSs separate, we cannot assure you that an active trading market will develop for shares of Class A common stock and notes as separate securities. Even if an active trading market for either of such securities were to develop, the value of such separately held Class A common stock and notes may be less than that of the equivalent amount of IDSs.

          Conversely, if at any time all IDSs are not separated, we cannot predict what effect any separate trading market in Class A common stock or notes would have on the value of then outstanding IDSs. Such a separate trading market may cause the value of a security underlying an IDS to be less than the value of the same security not underlying an IDS, which in turn may make separation of then outstanding IDSs more attractive. Any reduction in outstanding IDSs would decrease the liquidity for the remaining IDSs and could cause the IDSs to be delisted.

You will not be a registered holder of IDSs or third party notes and therefore will be reliant on your broker or other financial institution to monitor and maintain your position and to provide you with information distributed to stockholders of record.

          The third party notes, the IDSs and the securities underlying the IDSs will be issued in book-entry form only. This means that, as a holder of third party notes or IDSs, you will be a beneficial and not a registered holder of third party notes, IDSs or the securities underlying the IDSs, as the case may be, and you will not receive a certificate for your third party notes, IDSs or the securities underlying the IDSs. While all holders of common stock are entitled under Delaware law to receive a certificate representing the shares of common stock owned by them, an IDS holder wishing to receive such a certificate will first be required to separate its IDSs into shares of Class A common stock and notes.

          As a holder of IDSs, separate notes (including third party notes) or Class A common stock in book-entry form, you must rely on your broker or other financial institution maintaining your book-entry position to receive the benefits and exercise the rights of a holder of such securities. See “Description of IDSs.”

If an active trading market for the IDSs, the shares of Class A common stock or the notes does not develop, their respective liquidity and value could be harmed. The price of the IDSs, the shares of Class A common stock or the notes could be subject to volatile fluctuations.

          None of the IDSs, the shares of our Class A common stock or the notes (including the third party notes) has a public market history. We do not intend to initially list our Class A common stock on any exchange, and we do not intend to list the notes on any exchange. In addition, there has not been an active market in the United States for securities similar to the IDSs. Although we have applied to list the IDSs on the American Stock Exchange, we cannot assure you that an active trading market for the IDSs will develop. If no active trading market develops, you may not be able to resell the IDSs, the Class A common stock or the notes at their fair market value or at all. If the notes underlying your IDSs are redeemed or mature or there is an occurrence of certain bankruptcy events, the IDSs will automatically separate and you will then hold the shares of our Class A common stock, for which there may not be an active public market.

          The initial public offering price of the third party notes and the IDSs will be determined by negotiations among us, the equity investors, the management investors and the representatives of the underwriters and may not be indicative of the market price of the third party notes or the IDSs after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us and our customers, general interest rate levels and general market volatility could cause the market price of the third party notes and the IDSs to fluctuate significantly.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our Class A common stock or our notes may depress the price of the IDSs and the shares of our Class A common stock.

          Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our Class A common stock and could impair our ability to raise capital through future sales of our securities.

          We may issue shares of our Class A common stock and notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our Class A common stock, our notes or other securities in connection with any such acquisitions and investments.

          From time to time our employees may be granted equity-based performance incentives pursuant to CSC benefit plans, which might include the issuance of new IDSs or shares of our Class A common stock. New issuances of IDSs or Class A common stock under such plans would have a dilutive effect on our earnings per share, and could reduce the fair market value of our IDSs and Class A common stock. See “Management — Equity Based Incentive Plans.”

          Any sales or distributions of IDSs or shares of our Class A common stock or notes could adversely affect the prevailing market price of the IDSs and the shares of our Class A common stock.

Risks Relating to Our Business

We have a history of net losses and may not generate profits in the future.

          We have experienced net losses in each fiscal year since 2000. We incurred net losses of approximately $32.1 million and $16.7 million for the twelve months and six months ended September 30, 2004, respectively, and $31.3 million for the fiscal year ended March 31, 2004. These losses have resulted from a variety of costs including, but not limited to, non-cash charges such as depreciation and amortization of intangible assets and debt financing costs resulting from our growth strategy. Continuing net losses limit our ability to service our debt and fund our operations. We may not generate net income from operations in the future.

Our business could suffer if we are unsuccessful in negotiating lease renewals.

          Our business is highly dependent upon the renewal of our lease contracts with property owners and management companies. We have historically focused on obtaining long-term, renewable lease contracts, and management estimates that approximately 90% of our locations are subject to long-term leases with initial terms of five to ten years. If we are unable to secure long-term exclusive leases on favorable terms or at all, or if property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels our growth, financial condition and results of operations could be adversely affected. See “Business — Business Operations — Description of Principal Operations — Location Leasing.”

We may not be able to successfully identify attractive “tuck-in” acquisitions, successfully integrate acquired operations or realize the intended benefits of acquisitions.

          We evaluate from time to time opportunities to acquire local, regional and multi-regional route businesses. This strategy is subject to numerous risks, including:

•	an inability to obtain sufficient financing to complete our acquisitions;

•	an inability to negotiate definitive acquisition agreements on satisfactory terms;

•	difficulty in integrating the operations, systems and management of acquired assets and absorbing the increased demands on our administrative, operational and financial resources;

•	the diversion of our management’s attention from their other responsibilities;

•	the loss of key employees following completion of our acquisitions;

•	the failure to realize the intended benefits of our acquisitions; and

•	our being subject to unknown liabilities.

          Our inability to effectively address these risks could force us to revise our business plan, incur unanticipated expenses or forego additional opportunities for expansion.

If our required capital expenditures exceed our projections, we may not have sufficient funding, which could adversely affect our growth, financial condition and results of operations.

          We must continue to make capital expenditures relating to our route business to maintain our operating base, including investments in equipment, advance location payments and laundry room improvements. Capital expenditures in connection with maintaining and expanding our machine base for the twelve months and six months ended September 30, 2004, respectively, were approximately $74.8 million (excluding approximately $4.2 million relating to acquisitions and $4.1 million relating to capital lease payments) and approximately $37.0 million (excluding approximately $0.6 million relating to acquisitions and $2.2 million relating to capital lease payments) and for the fiscal year ended March 31, 2004 were approximately $86.7 million (excluding approximately $3.6 million relating to acquisitions and $4.0 million related to capital lease payments). We may have unanticipated capital expenditure requirements in the future. If we cannot obtain such capital from increases in our cash flow from operating activities, additional borrowings or other sources, our growth, financial condition and results of operations could suffer materially.

Reduced occupancy levels could adversely affect us.

          Extended periods of reduced occupancy can adversely affect our operations. In a period of occupancy decline, we could be faced with reductions in revenues and cash flow from operations in certain areas. In past periods of occupancy decline, we designed incentive programs that were successful in maintaining stable profit margins by offering owners and management companies financial incentives relating to increased occupancy levels in exchange for certain guaranteed minimum periodic payments. Although we are geographically diversified and our revenue is derived from a large customer base, we may not be able to maintain our revenue levels or cash flow from operations in periods of low occupancy.

Our business could be adversely affected by the loss of one or more of our key personnel.

          Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees. We do not maintain insurance policies with respect to the retention of such employees, and our operations could be affected adversely if, for any reason, such officers or key employees do not remain with us. See “Management.”

Our industry is highly competitive, which could adversely affect our business.

          The laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. The industry is fragmented nationally, with many small, private and family-owned businesses operating throughout all major metropolitan areas. Notwithstanding the fragmentation of the industry, there are currently three companies, including us, with significant operations in multiple regions throughout the United States. Some of our competitors may possess greater financial and other resources. Furthermore, current and potential competitors may make acquisitions or may establish relationships among themselves or with third parties to increase their ability to compete within the industry. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, our business, operating results, financial condition and cash flows could be materially adversely affected.

Our business may be adversely affected by compliance obligations and liabilities under environmental laws and regulations.

          Our business and operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of management’s knowledge, there are no existing or potential environmental claims against us, nor have we received any notification of responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any hazardous material, substance or waste generated by us that is likely to have a material adverse effect on our business or financial condition. However, we cannot predict with any certainty that we will not in the future incur any liability under environmental laws and regulations that could have a material adverse effect on our business or financial condition.

Current California, Connecticut and Maryland state law and proposed legislation in other states imposing heightened energy and water efficiency standards on commercial clothes washers could require a significant increase in our capital expenditures and consequently reduce our profit margins.

          Under current federal Department of Energy (referred to as the DOE) regulations, residential washers are subject to certain federal energy efficiency standards. States are explicitly preempted from regulating the energy efficiency of any products, including residential washers, covered by such federal regulations. However, the DOE does not consider “commercial” washers, including those similar to residential washers in all respects except for the addition of a coin slot or other device to accept payment, to be covered by its regulations. As a result, California, Connecticut and Maryland were able to adopt statewide regulations for commercial washers which are scheduled to go into effect in 2007 and 2008. Such regulations either heightened the federal DOE energy efficiency standards applicable to residential washers, or accelerated the effective date of certain federal standards scheduled to be implemented.

          If the DOE does not amend the interpretation of its existing regulations to include commercial washers and thereby preclude the implementation of the California, Connecticut and Maryland laws and the proposed legislation in other states, and if other states adopt standards similar to California’s, Connecticut’s and Maryland’s, our capital expenditures, as well as those of other industry participants, may significantly increase in order to comply with such standards. If we are unable to mitigate such increased capital through price increases, we may be unable to recover such costs and our cash flows would be materially adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, common stock dividend payments, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management’s current beliefs or estimates of future results or trends and are subject to certain risks, uncertainties and assumptions relating to our operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties that may be beyond our control. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” “Dividend Policy and Restrictions” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Other risks and uncertainties also include changes or developments in social, economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including our stockholders, customers, suppliers, competitors, legislative, regulatory, judicial and other governmental authorities. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our future performance and actual results of operations may vary significantly from those anticipated, projected, believed, estimated, expected, intended or planned.

          You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

USE OF PROCEEDS

          The table below includes our estimates of the aggregate proceeds from our offering of IDSs and third party notes and the use of the proceeds to effect the Transactions, assuming the offerings closed on September 30, 2004. The estimates below: (i) assume an initial public offering price of $15.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus and (ii) do not take into account the exercise by the underwriters of their over-allotment option. Actual amounts will vary from the estimates shown below.

          We will use the proceeds from the offerings, net of underwriting discounts and our fees and expenses, as follows: (i) we will lend approximately $86.3 million to Coinmach Corp., to be evidenced by the intercompany note and (ii) we will make a capital contribution to Coinmach Corp. through Laundry Corp. of approximately $182.0 million.

          Coinmach Corp. will use part of the proceeds received by it to: (i) redeem a portion of the Coinmach Corp. 9% notes in the aggregate principal amount of approximately $129.8 million (plus approximately $2.9 million of accrued interest and approximately $11.7 million of related redemption premium), (ii) repay approximately $15.5 million of outstanding term loans under the Coinmach Corp. credit facility and (iii) terminate interest rate swaps previously entered into in connection with the Coinmach Corp. credit facility at a cost of approximately $0.9 million.

          Coinmach Corp. will distribute approximately $109.4 million, consisting of a portion of the proceeds received by it and approximately $1.9 million of currently available cash, to Laundry Corp., which will use such amounts to redeem approximately $90.0 million of its outstanding Class A preferred stock (representing all of its outstanding Class A preferred stock) and to redeem approximately $19.4 million of its outstanding Class B preferred stock. At the time of such redemption, our officers, directors and certain holders of 5% or more of Holdings units will own substantially all of the Laundry Corp. preferred stock to be redeemed, and therefore will receive substantially all of the proceeds used for the redemption. If the underwriters’ over-allotment option is exercised in full, we expect to redeem an additional $38.7 million of Laundry Corp. preferred stock held by such persons.

          See “The Transactions” for a detailed description of the Transactions and “The Transactions — Over-allotment Option” for a detailed description of the use of proceeds received from any exercise of the over-allotment option.

Sources

(in millions)

IDSs	$275.0
Third party notes	20.0
Currently available cash(4)	1.9

Total	$296.9

Uses
(in millions)

Redeem Laundry Corp. Class A preferred stock	$90.0
Redeem Laundry Corp. Class B preferred stock	19.4
Redeem Coinmach Corp. 9% notes	129.8
Redemption premium	11.7
Accrued interest(1)	2.9
Repay term loans under Coinmach Corp. credit facility(2)	15.5
Fees, costs and expenses(3)	27.6

Total	$296.9

(1)	Represents accrued interest from August 1, 2004 through October 31, 2004 on the portion of Coinmach Corp. 9% notes to be redeemed.

(2)	The Coinmach Corp. credit facility consists of: (i) tranche A term loans in an aggregate principal amount of $15.5 million and tranche B term loans in an aggregate principal amount of $241.8 million, which both accrue interest at a rate of approximately 4.5% as of September 30, 2004, and which mature on January 25, 2008 and July 25, 2009, respectively, and (ii) an undrawn amount of approximately $68.6 million under a $75.0 million revolving credit facility scheduled to mature in January 2008. Interest has been paid through September 30, 2004. See “Description of Certain Indebtedness — The Coinmach Corp. Credit Facility.”

(3)	Amount includes an estimated $17.7 million underwriting discount in connection with our initial public offering of IDSs and third party notes, approximately $9.0 million in estimated fees, costs and expenses incurred by us and Coinmach Corp. in connection with the Transactions and approximately $0.9 million to terminate interest rate swaps previously entered into in connection with the Coinmach Corp. credit facility.

(4)	Represents the amount of cash on hand at Coinmach Corp. that we will use to fund a portion of the uses of proceeds.

DIVIDEND POLICY AND RESTRICTIONS

          Pursuant to a dividend policy that will be adopted by our board of directors effective upon completion of the offerings, we will declare and pay regular quarterly dividends on our Class A common stock and dividends no more frequently than annually on our Class B common stock as described below. Cash generated by us in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would under this policy generally be distributed or available for distribution as regular cash dividends. This policy reflects our judgment that our stockholders would be better served if we distributed our available cash to them instead of retaining it in our business. Dividends, however, are payable at the discretion of our board of directors. Even though we will adopt the dividend policy described above, nothing requires us to pay dividends. You may not receive any dividends because:

•	although the dividend policy we will adopt contemplates the distribution of our excess cash, this policy can be modified or revoked at any time;

•	even if our dividend policy is not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution is entirely at the discretion of our board of directors;

•	the amount of dividends distributed is subject to state law restrictions;

•	there is no legal, contractual or other requirement that we pay dividends in the amounts stated, or at all, and the dividends are neither mandatory nor guaranteed;

•	we may not have enough cash to pay dividends due to changes in our operating income, working capital requirements, anticipated cash needs, and borrowing capacity (including as a result of borrowings to fund prior dividend payments) and

•	the payment of dividends is subject to covenant restrictions in documents or agreements governing our indebtedness:

•	the indenture governing the notes, which contains a restricted payments covenant that limits our ability to pay dividends;

•	the Coinmach Corp. credit facility, which requires Coinmach Corp. to meet quarterly financial maintenance tests; and

•	the indenture governing the Coinmach Corp. 9% notes, which contains a restricted payments covenant that limits Coinmach Corp.’s ability to pay dividends.

          The covenant described above in the indenture governing the notes permits quarterly dividend payments for the life of the notes to the extent our distributable cash flow exceeds our consolidated interest expense, so long as we satisfy an interest coverage test for the preceding fiscal quarter and no default is continuing. The interest coverage test has the following elements:

•	our consolidated interest expense must be less than 90% of our distributable cash flow;

•	we and our restricted subsidiaries must also have cash or borrowings available in excess of reasonably anticipated consolidated interest expense on outstanding indebtedness and on indebtedness we intend to incur for the two subsequent fiscal quarters; and

•	we must have amounts available or owed to us from our restricted subsidiaries sufficient to make cash interest payments on our indebtedness, including the notes, during the two subsequent fiscal quarters and on indebtedness that we intend to incur during the two subsequent fiscal quarters.

          Based on our expected levels of indebtedness and our expected levels of capital expenditures for the twelve months ended December 31, 2005, we do not believe there to be a strong likelihood that our consolidated interest expense for such period would approximate our distributable cash flow for such period or that after giving effect to the payment of dividends pursuant to our dividend policy that we would not have cash or borrowings available to service our debt during the two fiscal quarters following such payment. Consequently, we believe that we will be able to pay cash dividends pursuant to our dividend policy on our capital stock under the covenant described above. See “— Limitations on Our Ability to Pay Dividends — General” and “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — You may not receive the level of dividends provided for in the dividend policy that our board of directors will adopt upon the closing of the offerings or any dividends at all.”

          We have not historically paid dividends on our common stock.

Common Stock Dividend Rights

          Our certificate of incorporation will provide for the issuance of two classes of common stock: the Class A common stock and the Class B common stock. Payment of dividends on all classes of our common stock will not be cumulative. Therefore, prior to paying any dividend on our Class A common stock or Class B common stock, we will not be required to first pay any previously declared but not paid dividend on the Class A common stock or any previously declared but not paid dividend on the Class B common stock.

          We intend to pay dividends on our Class A common stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively, in each case with respect to the immediately preceding fiscal quarter, except for such dividends payable on March 1, 2005, which will be payable for the period from the closing of the offerings to December 31, 2004. We also intend to pay dividends on our Class B common stock on each June 1 to holders of record as of the preceding May 25 with respect to the immediately preceding fiscal year, subject to the limitations described below, and subject to the exceptions described below with respect to such dividends, if any, payable on March 1, 2005 and June 1, 2006.

Periods Ending on or Prior to March 31, 2007

          Our certificate of incorporation will provide that the rights of holders of shares of Class B common stock to receive cash dividends for any period ending on or prior to March 31, 2007 will be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends for the same period.

          Period from the Closing of the Offerings to December 31, 2004. We will be obligated under our certificate of incorporation to pay on March 1, 2005 cash dividends on each share of Class B common stock for the period from the closing of the offerings to December 31, 2005 equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such period and up to an aggregate amount not exceeding the product of (i) (x) the number of days occurring during such period divided by (y) 360 and (ii) $10.0 million so long as cash dividends for such period have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

          Fiscal Quarter Ending March 31, 2005 and Fiscal Year Ending March 31, 2006. We will pay on June 1, 2006 cash dividends on each share of Class B common stock for the fiscal quarter ending March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount not exceeding $2.5 million and $10.0 million, respectively, so long as cash dividends for such fiscal quarter and fiscal year, respectively, have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

          Fiscal Year Ending March 31, 2007. We will pay on June 1, 2007 cash dividends on each share of Class B common stock for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year up to an aggregate amount not exceeding $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

Fiscal Years Ending After March 31, 2007

          Under our certificate of incorporation, the rights of holders of shares of Class B common stock to receive cash dividends with respect to the fiscal years ending March 31, 2008 and 2009 may, under the conditions described below, be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends. In no event will the subordination requirement apply to any fiscal year thereafter. However, subject to the limitations described below, shares of Class B common stock will not be entitled to receive dividends for any such fiscal year unless dividends are also declared and paid on shares of Class A common stock for such fiscal year.

          If we pay cash dividends on our Class A common stock with respect to any fiscal year ending after March 31, 2007, we will pay on June 1 immediately following such fiscal year cash dividends on each share of Class B common stock for such fiscal year equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such fiscal year, provided that if the Subordination Termination Conditions are not met for such fiscal year, no such cash dividends may be paid on our Class B common stock with respect to such fiscal year unless (i) cash dividends for such fiscal year will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy and (ii) the aggregate amount of cash dividends paid on all the outstanding shares of Class B common stock for such fiscal year does not exceed $10.0 million.

          Notwithstanding anything to the contrary in the immediately preceding paragraph, following the satisfaction of the Subordination Termination Conditions for any fiscal year to which such Subordination Termination Provisions apply, the cash dividends payable on each share of our Class B common stock shall be equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for such fiscal year and the Subordination Termination Conditions shall be deemed to have been satisfied for such fiscal year and each fiscal year thereafter.

          The “Subordination Termination Conditions” are only applicable to the fiscal years ending March 31, 2008 and March 31, 2009, and will not be satisfied with respect to such fiscal year if either (i) our consolidated EBITDA (generally defined as earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization) for such fiscal year was less than $165.0 million or (ii) the ratio of (x) our consolidated indebtedness on the last day of such fiscal year minus the amount, as of such day, of cash and cash equivalents held by us and our consolidated subsidiaries in excess of $25.0 million to (y) our consolidated EBITDA for such fiscal year was greater than 4.5 to 1.0, provided, that if the Subordination Termination Conditions is satisfied with respect to the fiscal year ending March 31, 2008, then the Subordination Termination Conditions shall be deemed to have been satisfied for the fiscal year ending March 31, 2009 regardless of whether we would satisfy the Subordination Termination Conditions for such year without giving effect to this proviso.

Waiver of Cash Dividends by Holders of Class B Common Stock

          Holders of a majority of the then outstanding shares of Class B common stock may at any time, voting as a single class, waive the rights of all holders of shares of Class B common stock to all or any portion of cash dividends to which they are entitled.

Our Initial Dividend Rate

          We intend to pay dividends on our Class A common stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively. We intend to pay dividends on our Class B common stock on each June 1 to holders of record as of the preceding May 25. Notwithstanding the foregoing, with respect to the period commencing on the completion of the offerings and ending on December 31, 2004, we intend to make our first dividend payment on our shares of Class B common stock on March 1, 2005 to holders of record on February 25, 2005.

          Dividend payments on our Class A common stock will be payable in respect of the completed fiscal quarter immediately preceding a payment date. We intend to make our first dividend payment on our Class A common stock on March 1, 2005 to holders of record as of February 25, 2005. The initial Class A common stock dividend payment will constitute a dividend payment for the period commencing on the completion of the offerings and ending on December 31, 2004. On June 1, 2005, we expect to make a regular quarterly dividend payment on the Class A common stock for the fiscal quarter ending on March 31, 2005. For each of the four consecutive fiscal quarters ending December 31, 2005, the first four full quarterly dividend periods following the closing of the offerings, dividends for each share of our Class A common stock are expected to be approximately $0.1894 per share per quarter. Assuming full exercise of the over-allotment option, cash dividends for such four consecutive fiscal quarters would be approximately $16.0 million in the aggregate. In calculating such amounts we also assume that during such period:

•	we will pay quarterly cash dividends on the Class A common stock as intended under our dividend policy;

•	no cash dividends will be paid on the Class B common stock, since the rights of holders of shares of Class B common stock during such period to receive cash dividends will be subordinated to the cash dividend rights of holders of Class A common stock;

•	consistent with the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, the notes will be treated as debt for U.S. federal income tax purposes;

•	no IDSs or shares of Class A common stock will be issued pursuant to any equity-based incentive plans to be adopted by CSC; and

•	the number of shares of Class A common stock outstanding immediately after the closing of the offerings will not increase other than through the exercise of the over-allotment option.

          In the event a scheduled dividend payment date or a record date is a Saturday, Sunday or a date on which banking institutions are otherwise not open, then such dividend payment will be made or such record date will occur on the first business day immediately following such date.

Basis for Initial Dividend Rate

          In determining our intended dividend level for the first four full fiscal quarters on the Class A common stock following the closing of the offerings, we reviewed and analyzed, among other things, the following:

•	our operating and financial performance in recent years;

•	the anticipated cash requirements associated with our new capital structure (including, but not limited to, interest payments on the notes);

•	our anticipated capital expenditure requirements, suspension of discretionary capital expenditures in AWA, the termination of further investments in Super Laundry and the completion of our technology upgrades;

•	our other expected cash needs for working capital;

•	the terms of our debt agreements, including the indenture governing the notes, the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility; and

•	potential sources of liquidity, including borrowings under the Coinmach Corp. credit facility and quarterly interest payments to us by Coinmach Corp. on the intercompany note.

          If we have any cash remaining after the payment of dividends as contemplated above on our Class A common stock, our board of directors will, in its sole discretion, decide to use that cash for those purposes it deems necessary or advisable including, but not limited to, paying cash dividends on the Class B common stock, funding additional capital expenditures or acquisitions, prepaying indebtedness, paying additional dividends or for general corporate purposes. However, notwithstanding this dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the initial dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account the factors set forth above, the flexibility in paying cash dividends on the Class B common stock, contractual restrictions and other factors set forth herein. See “— Common Stock Dividend Rights” and “— Limitations on Our Ability to Pay Dividends.”

          The table below sets forth our calculations illustrating the amount of minimum EBITDA for the twelve months ending December 31, 2005 that would be sufficient to fund cash dividends with respect to each of the four consecutive fiscal quarters ending December 31, 2005 to holders of our Class A common stock at the initial intended dividend rate and to holders of our Class B common stock in the maximum amount for such period of $10.0 million, in each case solely from cash generated by our business and that would satisfy the applicable restrictions contained in:

(i) the indenture governing the notes, which permits quarterly dividend payments to the extent our distributable cash flow exceeds our consolidated interest expense so long as we satisfy an interest coverage test and no default is continuing;

(ii) the Coinmach Corp. credit facility, which requires Coinmach Corp. to meet quarterly financial maintenance tests; and

(iii) the indenture governing the Coinmach Corp. 9% notes, which contains a restricted payments covenant that limits Coinmach Corp.’s ability to make dividend payments and other distributions.

The amounts set forth in the table below assume that the over-allotment option is exercised in full and does not include the amount of dividends relating to the period commencing on the completion of the offerings and ending on December 31, 2004.

          The rights of the holders of shares of Class B common stock to receive cash dividends with respect to fiscal years completed on or prior to March 31, 2007 will be subordinated to the cash dividend rights of holders of shares of Class A common stock. The subordination provisions will also apply to fiscal years ending March 31, 2008 and March 31, 2009 so long as the Subordination Termination Conditions are not satisfied. In no event will the subordination provisions apply to any fiscal year thereafter. The amounts presented in the table below assume cash dividend payments will be made on shares of Class A common stock at the initial dividend rate and on shares of Class B common stock in the maximum amount.

Estimated Cash Available to Pay Dividends on Class A Common Stock and Class B Common Stock

Based on Estimated Minimum EBITDA

Twelve
Months
Ending
December 31,
2005

(In thousands)
Estimated minimum EBITDA(1)(9)	$156,244
Less:
Estimated capital expenditures(2)	70,000
Estimated interest expense(3)	57,792
Estimated amortization payments on credit facility term debt	2,480
Estimated cash taxes(4)	—

Estimated cash available to pay dividends	$25,972

Intended amount of dividends on Class A common stock(5)	$15,972
Intended amount of dividends on Class B common stock(5)	$10,000
Interest coverage test under the indenture governing the notes(6)(7):
Estimated distributable cash flow	$83,764
90% of estimated distributable cash flow	$75,388
Estimated interest expense(3)	$57,792
Permitted amount of dividends(8)	$25,972

          The preceding table illustrates our calculation of the amount of EBITDA that we believe would be necessary to pay cash dividends on our Class A common stock at the rate we intend for the twelve months ending December 31, 2005 and on our Class B common stock subject in the maximum amount such period of $10.0 million. Based upon a review and analysis conducted by our management, we believe that our EBITDA will be approximately $161.5 million for the fiscal year ending March 31, 2005 and will be at least equal to such amount for the twelve months ending December 31, 2005. EBITDA for the twelve months ended September 30, 2004 was approximately $157.0 million. We estimate that the combination of (i) the timing of price changes and stable vacancy rates in our route business, (ii) the elimination of certain unprofitable operations in Super Laundry, (iii) the impact of prior investments in AWA, and (iv) cost savings from our recent investment in technology will result in sufficient incremental EBITDA to achieve this result.

          For each of the periods set forth in the table below, we would not have had excess cash available to pay dividends on both our Class A common stock at the initial intended dividend rate and on our Class B common stock in the maximum annual amount of $10.0 million. Accordingly, the following table sets forth our calculation illustrating, for the fiscal year ended March 31, 2004 and the twelve months and six months ended September 30, 2004, the amount of excess cash that would have been available for distributions to holders of Class A common stock, assuming, in each case, that the offerings had been consummated at the beginning of each such period, subject to the assumptions described in such table.

Pro Forma Excess Cash for the Fiscal Year Ended March 31, 2004, the Twelve Months Ended September 30, 2004 and the Six Months Ended September 30, 2004

	Fiscal	Twelve	Six
	Year	Months	Months
	Ended	Ended	Ended
	March 31,	September 30,	September 30,
	2004	2004	2004

Cash flow from cash flow provided by operating activities	$97,052	$99,847	$48,344
Interest expense	57,377	57,294	28,625
Gain on sale of investment and equipment	1,232	1,240	54
Stock based compensation	(176)	(111)	(37)
Change in operating assets and liabilities	2,513	1,123	2,776
Deferred taxes	3,753	4,134	1,956
Amortization of debt discount and deferred issue costs	(2,414)	(2,414)	(1,207)
Benefit for income taxes	(3,648)	(4,144)	(1,921)

EBITDA	155,689	156,969	78,790
Less:
Actual capital expenditures(2):
Additions to property and equipment	65,460	56,591	27,670
Advance location payments	21,272	18,220	9,285
Acquisition of net assets related to acquisitions of businesses	3,615	4,233	618
Payments on capitalized lease obligations	3,995	4,139	2,224
Estimated interest expense(3)	57,792	57,792	28,896
Estimated amortization payments on credit facility term debt	2,480	2,480	1,240
Assumed borrowings to fund capital expenditures(10)	(16,514)	(3,618)	—
Additional interest expense on assumed borrowings(10)	617	160	—
Estimated net change in working capital	—	—	—
Estimated cash taxes(4)	—	—	—
Additional public filing costs and one time charges(1)	1,000	1,000	500

Excess cash that would have been available to pay dividends	$15,972	$15,972	$8,157

Intended amount of dividends on Class A common stock(5)	$15,972	$15,972	$7,986

(1)	Our estimated minimum EBITDA excludes approximately $12.7 million in one-time charges that will be incurred during this period in connection with the offerings, including fees and expenses, the redemption premium on the Coinmach Corp. 9% notes and swap breakage costs. See “Use of Proceeds.” Our historical EBITDA does not include approximately $1.0 million annually in incremental ongoing expenses associated with being a public IDS issuer, including estimated incremental director and officer liability insurance, additional directors’ fees, investor and public relations expenses, expenses relating to the annual stockholders’ meeting, printing expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, listing fees, additional administrative fees and miscellaneous fees.

(2)	Capital expenditures represent amounts expended for property and laundry equipment, including washers and dryers and other equipment, such as our fleet of vehicles, used in servicing our customers and advance location payments paid to location owners. Capital expenditures do not include expenses related to repairs of our existing assets, costs of spare parts or expenses related to refurbishments or overhauls, which, in each case, are expensed in the ordinary course of our business.

The following table sets forth an analysis of our capital expenditures for the fiscal year ended March 31, 2004 and the twelve months and six months ended September 30, 2004.

	Fiscal Year	Twelve Months	Six Months
	Ended	Ended	Ended
	March 31,	September 30,	September 30,
	2004	2004	2004

Additions to property and equipment	$65.4	$56.6	$27.7
Advance location payments	21.3	18.2	9.3
Acquisition of net assets related to acquisitions of businesses	3.6	4.2	0.6
Principal payments on capitalized lease obligations	4.0	4.1	2.2

Total capital expenditures	94.3	83.1	39.8
Less:
AWA expenditures*	8.0	5.8	2.9
Technology upgrades*	2.6	2.7	1.4
Super Laundry expenditures*	0.6	0.4	0.2
Acquisition of net assets related to acquisitions of businesses	3.6	4.2	0.6

Residual route capital expenditures	$79.5	$70.0	$34.7

*	Represents total capital expenditures related to the businesses of AWA and Super Laundry as well as technology upgrade expenses during the periods presented.

The amount of residual route capital expenditures set forth in the table above represents the minimum capital expenditures required to maintain our existing machine base. Given that our customer contracts typically mature each year at a consistent rate, our capital expenditures for maintaining our existing machine base have generally been predictable and recurring in nature without significant fluctuation.

Through a heightened focus on capital spending, we have been able to generate steady cash flow returns on our core route business, and have been operating under this model for the past several fiscal quarters. We therefore do not expect total annual capital expenditures relating to maintaining our machine base to vary significantly from the amount estimated for the twelve months ending December 31, 2005, and we further believe that we will be able to achieve our projected EBITDA of at least $161.5 million for the same period without making further discretionary capital expenditures.

Additionally, while our focus on AWA has historically been to generate internal growth, we do not expect to continue to incur capital expenditures for such purpose unless we generate cash flow from operations in excess of that required to maintain our route business and to pay dividends on our common stock in accordance with our dividend policy as described above.

With respect to technology upgrades, we are currently completing several upgrade programs related to the collection and tracking of our route business which are not expected to be repeated in the future. With respect to Super Laundry, we have chosen to end further investment in the operations of the business given our return on capital thresholds. As such, we consider all expenditures listed above related to technology upgrades and Super Laundry to be non-recurring capital expenditures.

Moreover, while expansion through acquisition was an important component of our historical business strategy, we believe it has allowed us to achieve significant economies of scale. Although we continue to evaluate acquisition opportunities on a selective basis as they arise from time to time, and future acquisition activity may produce accretive marginal cash flow, the execution of this strategy is no longer critical to our long term financial condition. If, however, we choose to pursue an acquisition opportunity, we intend to fund such acquisition through available borrowings under the Coinmach Corp. credit facility to the extent we do not generate excess cash flow from our operations.

(3)	Assumes an interest rate of 11.0% per annum on an aggregate principal amount of approximately $162.3 million of notes outstanding immediately following the offerings. Also includes interest on an aggregate principal amount of approximately $320.3 million of Coinmach Corp. 9% notes to be outstanding immediately following the offerings and includes interest on the average balance of approximately $240.5 million for the periods reflected on the Coinmach Corp. credit facility at an assumed interest rate of 4.62% per annum.

(4)	We estimate that our cash taxes for each of the periods shown will be approximately zero. In estimating our cash taxes, we have assumed the following incremental deductions resulting from the Transactions totaling approximately $12.4 million, including one-time deductions directly resulting from the transactions associated with the offerings:

(In thousands)
Redemption premium on $129.8 million of Coinmach Corp. 9% notes	$11,678
Swap breakage costs	945
Annual amortization of additional deferred financing fees	647
Annual amortization of deferred financing fees related to the redeemed Coinmach Corp. 9% notes	(448)
Annual amortization of deferred financing fees related to the prepaid term loans under Coinmach Corp. credit facility	(391)

Total	$12,431

Although we estimate that our cash taxes for the twelve months ending December 31, 2005 will be approximately zero, we may be subject to cash income tax expenses in future periods.

If our treatment of the notes as debt is called into question in the future as a result of a future ruling by the IRS or by a court of law, including an adverse ruling in respect of other similar securities of other companies or as a result of a proposed adjustment by the IRS in an examination of us or for any other reason, we will need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the notes for prior tax periods that are open to assessment and for future tax periods would not be deductible from taxable income, and we could be liable for additional tax expense and be required to establish a related income tax liability for prior period treatment. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claimed the interest expense deduction (but without giving effect to interest accrued on the notes as a deduction for such years) and could adversely affect our financial position, cash flow, and liquidity, and could affect our ongoing ability to make interest payments on the notes and dividend payments on the shares of Class A common stock underlying the IDSs and our ability to continue as a going concern. However, we do not currently intend to record a liability for a potential disallowance of this interest expense.

A factor in the ongoing determination that no liability should be recorded in our consolidated financial statements with respect to the deductibility for income tax purposes of the interest on the notes is the veracity, at the time of the offerings, of the representations that will be delivered by the purchasers of third party notes, as described under the heading “Description of Certain Indebtedness — The Third Party Notes.” In addition, factors indicating the existence, at the time of the offerings, of any plan or intention described under the heading “Description of Certain Indebtedness — The Third Party Notes” may also be relevant to this ongoing determination. Procedures may be conducted in the future to confirm the veracity, at the time of the offerings, of the purchaser representations or the non-existence, at the time of the offerings, of any such plan or intention.

Consequently, even if the IRS does not challenge the U.S. federal income tax treatment of the notes, it is possible that we will at some point in the future, as a result of IRS interpretations or other changes in circumstances, conclude that we should establish a reserve for tax liabilities associated with a disallowance of all or part of the interest deductions on the notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our income tax provision, and related income tax payable, would be materially and adversely impacted. As a result, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for the IDSs or our other securities could be adversely affected.

For more discussion of our (and our tax counsel’s) opinion that the notes will be treated as indebtedness for U.S. federal income tax purposes, see “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Characterization of Notes.”

(5)	Estimated cash dividend payments on the Class A and Class B common stock are intended to be as follows:

Intended
		Quarterly	Dividends
Base
	Number of	Dividend	Quarterly	Annual
	Shares	Per Share	Aggregate	Aggregate

(In thousands)
Class A common stock	21,083,332	$0.1894	$3,993	$15,972

	Number of		Aggregate Maximum
	Shares		Dividends

(In thousands)
Class B common stock	21,504,522		$10,000

(6)	The indenture governing the notes will treat cash dividends paid on our common stock as restricted payments and will generally limit the making of those payments to an amount equal to the sum of a percentage of cumulative consolidated net income and certain other specified items and require us to satisfy a fixed charge coverage test. We expect to be unable to pay cash dividends on the Class A common stock in an amount equal to the intended quarterly dividend under the general terms of that covenant due to an insufficient amount of cumulative consolidated net income. We intend to rely on an exception to that covenant that permits cash dividends on our common stock to be paid on a quarterly basis for the life of the notes in an amount based on our distributable cash flow so long as we are able to satisfy an interest coverage test and no default under the indenture is continuing. See footnote (7) below and “— Limitations on Our Ability to Pay Dividends — Indenture Governing the Notes.”

The table below sets forth our calculations illustrating, for the twelve months ending December 31, 2005, our estimated distributable cash flow calculated in accordance with the indenture governing the notes based on our estimated minimum EBITDA for such twelve month period as calculated in the table set forth on page 50.

Estimated Distributable Cash Flow to pay Cash Dividends

on Class A Common Stock and Class B Common Stock
Based on Estimated Minimum EBITDA

Twelve
Months
Ending
December 31,
2005

Estimated minimum EBITDA(a)	$156,244
Less:
Estimated cash taxes(b)	—
Estimated capital expenditures(c)	70,000
Estimated cash principal payments on indebtedness(d)	2,480
Estimated net changes in working capital	—
Estimated extraordinary cash charges	—
Plus:
Estimated cash tax refunds	—
Estimated extraordinary cash gains	—

Estimated distributable cash flow	$83,764

(a)	See footnote (1) above.

(b)	See footnote (4) above.

(c)	See footnote (2) above.

(d)	Excludes, in accordance with the indenture governing the notes, (i) payments on intercompany obligations, (ii) payments made from amounts borrowed pursuant to indebtedness or amounts received from the issuance or sale of qualified capital stock, in each case that has refinanced, renewed or replaced such repaid indebtedness in such period, (iii) payments made on indebtedness under working capital facilities to the extent such amounts remain available to be reborrowed, and (iv) payments made to redeem 9% Coinmach Corp. notes or repay outstanding borrowings under the Coinmach Corp. credit facility, in each case, pursuant to the Transactions.

(7)	The indenture governing the notes permits us to pay dividends on our common stock so long as our consolidated interest expense is less than 90% of our distributable cash flow for the most recent fiscal quarter. We and our restricted subsidiaries must also have cash or borrowings available in excess of reasonably anticipated consolidated interest expense on outstanding indebtedness and on indebtedness that we or they intend to incur for the two subsequent fiscal quarters. In addition, we must have amounts available or owed to us from our restricted subsidiaries sufficient to make cash interest payments on our indebtedness, including the notes, during such period and indebtedness that we intend to incur during such period. Although we are presenting the amount of each item set forth under the heading “interest coverage test under the indenture governing the notes” that is set forth in the table as the estimated aggregate amount for such item for the twelve months ending December 31, 2005, rather than the estimated amount for any of the fiscal quarters during that period, we believe that we will be able to satisfy the interest coverage test for each of the four fiscal quarters during that period and pay dividends on our Class A common stock at the intended quarterly base dividend level with respect to each such fiscal quarter. See “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.”

Because CSC is a holding company, we will rely on the ability of Coinmach Corp. to pay dividends and distribute cash to CSC. Coinmach Corp.’s ability to pay such dividends will be subject to the restrictive covenants contained in the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. We have conducted a review and application, pro forma for the Transactions, of the terms of the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. For each of the four consecutive fiscal quarters ended September 30, 2004, we have concluded, and for the four consecutive fiscal quarters ending December 31, 2005, we have estimated, that Coinmach Corp. would be permitted to provide CSC with sufficient cash to pay cash dividends on the Class A common stock at the initial dividend rate. However, financial circumstances may arise in the future whereby CSC is permitted to pay dividends on the CSC common stock under the indenture governing the notes, but Coinmach Corp. would be prohibited under the terms of its indebtedness from providing CSC with the cash to pay such dividends. See “— Limitations on Our Ability to Pay Dividends — Indenture Governing the Coinmach Corp. 9% Notes” and “— The Coinmach Corp. Credit Facility.”

(8)	The indenture governing the notes permits the payment of dividends on our common stock in an amount equal to our distributable cash flow less interest expense, in each case for the most recent fiscal quarter. Although we are presenting the permitted amount of dividends set forth in the table as the estimated aggregate amount for the twelve months ending December 31, 2005 rather than the estimated amount for any fiscal quarter during that period, we believe that the permitted amount of dividends for each of the four fiscal quarters during that period will be sufficient to pay dividends on our Class A common stock at the intended quarterly base dividend level with respect to each such fiscal quarter. See “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.”

(9)	In addition, assuming that the payment of cash dividends on the Class B common stock was not subordinated to the payment of cash dividends on the Class A common stock or subject to the $10.0 million annual dividend payment limitation, we estimate that the amount of EBITDA necessary to pay cash dividends on the Class A common stock at the intended quarterly base dividend level and on the Class B common stock at the intended annual base dividend level (equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for four fiscal quarters), in each case for the twelve months ending December 31, 2005 would be approximately $163.2 million. If these assumptions were satisfied and that level of EBITDA were achieved, the aggregate amount of cash dividends that would be paid for such period on the Class A common stock and the Class B common stock would be approximately $17.1 million and $16.3 million, respectively. However, we have not recently been able to achieve this level of annual EBITDA and no assurance can be given that we will be able to do so in the future or at all.

(10)	Although we are presenting amounts as having been borrowed and interest as having accrued thereon for the purpose of primarily making discretionary capital expenditures during the fiscal year ended March 31, 2004 and only making discretionary capital expendituring during the twelve months ended September 30, 2004, no such borrowings were in fact made. We believe that if our capital expenditures during each such period were in an aggregate amount consistent with our projected capital expenditures for the twelve months ending December 31, 2005, as more fully described in footnote (2) above, then we would not have needed to incur any such borrowing to cover such capital expenditures included in the historical amounts (or to pay the resulting interest expense related thereto) during either such period in order to have had the excess cash necessary to pay dividends on our Class A common stock at the intended quarterly base dividend level with respect to each fiscal quarter during each such period. The amount of assumed borrowings to fund such capital expenditures would have been available to Coinmach Corp. under the Coinmach Corp. credit facility during each such period and includes the capitalization of interest expense related thereto computed at the per annum rate of 3.88% and 4.62% for the fiscal year ended March 31, 2004 and the twelve months ended September 30, 2004, respectively. Our historical capital expenditures in the periods presented are not reflective of the capital expenditures we have incurred more recently in anticipation of the offerings contemplated by this prospectus and more fully discussed footnote (2) above.

Assumptions and Considerations

Based upon a review and analysis conducted by our management, we believe that our EBITDA will be approximately $161.5 million for the fiscal year ending March 31, 2005 and will be at least equal to such amount for the twelve months ending December 31, 2005. EBITDA for the twelve months ended September 30, 2004 was approximately $157.0 million. We estimate that the combination of (i) the timing of price changes and stable vacancy rates in our route business, (ii) the elimination of certain unprofitable operations in Super Laundry, (iii) the impact of prior investments in AWA, and (iv) cost savings from our recent investment in technology will result in sufficient incremental EBITDA to achieve this result. We believe that the assumptions as to capital expenditures, interest expense and cash taxes set forth in the preceding tables are reasonable. We considered numerous factors in establishing our belief concerning the minimum EBITDA and available cash required to support our dividend policy and our belief as to our estimated minimum EBITDA for the twelve months ending December 31, 2005, including the following:

•	our EBITDA for the fiscal years ended March 31, 2004, 2003 and 2002 was approximately $155.7 million, $159.5 million and $154.6 million, respectively, and our EBITDA for the twelve months ended September 30, 2004 was approximately $157.0 million;

•	while our capital expenditures for the fiscal years ended March 31, 2004, 2003 and 2002 were approximately $94.3 million, $92.6 million and $86.9 million, respectively, and for the twelve months ended September 30, 2004 were $83.1 million, we expect to make annual capital expenditures of approximately $70.0 million, subject to increases related to discretionary capital expenditures;

•	term B loans under the Coinmach Corp. credit facility are not scheduled to begin to mature until July 25, 2009 and the Coinmach Corp. 9% notes are not scheduled to mature until February 1, 2010;

•	while our working capital balances may vary, our business generally is not seasonal, there has not been a recent trend toward material working capital growth and we do not expect to have cash needs to fund changes in working capital in the aggregate for the 12-month period ending December 31, 2005; and

•	based upon a pro forma analysis of the impact of our new capital structure (including, but not limited to, the payment of dividends at the level described above and interest expense in respect of the notes) on our operations and performance in prior years, the amended Coinmach Corp. credit facility would have provided sufficient borrowing capacity to finance the fluctuations we experienced historically in working capital and other cash needs.

          We have also assumed:

•	that our general business climate, including such factors as customer attraction and retention, regulatory compliance and lease renewal costs and fluctuations in occupancy levels, will remain consistent with previous financial periods; and

•	the absence of extraordinary business events such as unforeseen regulatory requirements, unanticipated adverse tax treatment of our debt or other events that might adversely affect our financial results.

Limitations on Our Ability to Pay Dividends

General

          As noted above, we intend to pay dividends for the period from the closing of the offerings through December 31, 2005, which includes the first four full quarterly dividend payment periods. There can be no assurance that during or following the first four full quarterly dividend payment periods following the closing of the offerings we will pay dividends at the level estimated above, or at all.

          Our ability to pay dividends on shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition and contractual restrictions, including but not limited to the terms of the indenture governing the notes. Our ability to generate cash from our operations, which in turn is dependent on our ability to attract and retain customers and our ability to service our debt obligations and capital expenditures requirements, is a significant factor affecting the amount of cash available for dividends. Other factors, including the pursuit of new business strategies or opportunities, increased regulatory compliance costs or lease renewal costs, changes in our competitive environment and changes in tax treatment of our debt, may also reduce cash available for dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Capital Needs and Resources.”

          Capital expenditures related to the maintenance of our operations are intended to sustain the current service capacity and efficiency of our operations and primarily consist of machine expenditures (including machine replacements), advance location payments and laundry room improvements. Our customer contracts typically mature each year at a consistent rate. Therefore, our capital expenditures for maintenance of our machine base have generally been predictable and recurring in nature and without significant fluctuation. On an annual basis, we do not expect capital expenditures to vary significantly from the $70.0 million estimated for the twelve months ending December 31, 2005. Although expansion through acquisition was an important component of our historical business strategy, we believe we have achieved through such strategy significant economies of scale. While we continue to evaluate acquisition opportunities on a selective basis as they arise from time to time, the execution of such a strategy is no longer critical to our long-term financial condition.

          Nevertheless, our anticipated capital expenditures, as well as other currently contemplated uses of available cash, could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new growth opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could reduce dividends, for example, if it were to determine that we had insufficient cash (including borrowing capacity under the Coinmach Corp. credit facility) to both pay dividends at the initial dividend rate and take advantage of growth opportunities. In such a situation, our board could alternatively choose to continue to pay dividends at the initial dividend rate and forego such opportunities. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations.”

          If the IRS were successfully to challenge our position that the notes are debt for U.S. federal income tax purposes, the cumulative interest expense associated with the notes would no longer be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. Any disallowance of our ability to deduct interest expense could reduce our after-tax cash flow and materially adversely affect our ability to make cash dividend payments on our common stock. Based on our anticipated level of cash requirements, including capital expenditures, scheduled interest payments and existing contractual obligations, we estimate that for the twelve months ending December 31, 2005 cash flow from operations, along with available cash and cash equivalents and borrowing capacity under the Coinmach Corp. credit facility, will be sufficient to fund our operating needs and also to make our intended dividend payments even if the interest expense deduction is disallowed. However, if in the future we cannot generate sufficient cash flow to meet our needs, we may be required to reduce or eliminate dividends on our common stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — We will not be able to deduct interest on the notes if the notes are not respected as debt for U.S. federal income tax purposes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.” As of September 30, 2004, we have approximately $86.0 million in net operating loss carryforwards. Such net operating loss carryforwards expire between the fiscal years ending March 31, 2005 and March 31, 2024, with the majority beginning to expire after the fiscal year ending March 31, 2009. Application of such net operating losses in determining our taxable net income is subject to annual limitations regarding changes in ownership that are contained in the Internal Revenue Code.

          We cannot assure you that our EBITDA will in fact meet the level described above or that it will equal or exceed our historical EBITDA levels. If our EBITDA is below our expectations or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of the Coinmach Corp. credit facility to finance our working capital needs were incorrect, we may be required to do one or more of the following: (i) reduce our capital expenditures, (ii) fund capital expenditures or other costs and expenses with borrowings under the Coinmach Corp. credit facility, (iii) evaluate other funding alternatives, such as capital markets transactions, refinancing or restructuring our consolidated indebtedness, asset sales, or financing from third parties, or (iv) seek an amendment, waiver or other modification from requisite lenders under the Coinmach Corp. credit facility and/or holders of Coinmach Corp.’s 9% notes, in each case to the extent the inaccuracy of our assumptions resulted in Coinmach Corp. failing to satisfy the applicable restrictions contained in the Coinmach Corp. credit facility or the indenture governing the Coinmach Corp. 9% notes and Coinmach Corp. was limited from making dividends or distribution to us. Additional sources of funds may not be available on commercially reasonable terms or at all or may not be permitted pursuant to the terms of our existing indebtedness. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our future liquidity, our ability to adapt to changes in our industry and our ability to expand our business. Furthermore, if our EBITDA for any four consecutive fiscal quarters ending on or prior to December 31, 2005 were to be below $153.6 million and as a result, we failed to satisfy the minimum EBITDA covenant under the Coinmach Corp. credit facility, we would be required to seek an amendment, waiver or other modification from the requisite lenders under the Coinmach Corp. credit facility to waive any resulting default and permit Coinmach Corp. to make distributions to us. In addition to any of the foregoing options that may be available to us, our board of directors may at any time and in its absolute discretion reduce the level of dividends provided for in our dividend policy or eliminate such dividends entirely.

          Over time, our EBITDA and capital expenditure, working capital and other cash needs will become subject to increasing uncertainties, which could impact the level of any dividends we pay in the future. We do not intend for our estimate of our minimum level of EBITDA set forth above to be a projection or forecast of our actual results of operations or our liquidity, and we have calculated this estimate for the sole purpose of presenting and supporting our estimated initial annual dividend rate. No assurance can be given that our EBITDA will in fact equal or exceed the minimum level set forth above. Although we estimate that the combination of (i) the timing of price changes and stable vacancy rates in our route business, (ii) the elimination of certain unprofitable operations in Super Laundry, (iii) the impact of prior investments in AWA, and (iv) cost savings from our recent investment in technology will assist us in achieving EBITDA of $161.5 million for the four consecutive fiscal quarters ending December 31, 2005, our belief is subject to all of the risks, considerations and factors identified in this prospectus, including those identified in this “Dividend Policy and Restrictions” section as well as in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Capital Needs and Resources.”

          Our payment of dividends will also depend on provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is total assets at current value minus total liabilities at current value (as each may be determined in good faith by our board of directors), minus statutory capital), or if there is no surplus, out of our net profits, if any, for the then current and/or immediately preceding fiscal years. Dividend payments are not required or guaranteed, and holders of our capital stock do not have any legal right to receive or require the payment of dividends.

          Subject to certain limitations, at any time after the date that is six months after the closing of the offerings, we may redeem all or part of the then outstanding Class B common stock on a pro rata basis. Any exercise by us of such redemption rights will reduce cash available for Class A common stock dividends. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC” and “Description of the Notes — Certain Covenants — Exercise of Redemption Rights and Sales Rights.” Due to our currently contemplated cash uses, including dividend payments, we do not expect to retain enough cash from operations to be able to pay the notes, the Coinmach Corp. 9% notes, or the Coinmach Corp. credit facility when such indebtedness matures or when principal payments (other than regularly scheduled amortization payments under the Coinmach Corp. credit facility) on such indebtedness otherwise becomes due. Therefore, cash available for dividends will be reduced when such payments are required, unless such indebtedness is refinanced prior to such time. There can be no assurance, however, that we will be able to refinance such indebtedness on commercially reasonable terms, on terms as favorable as the refinanced indebtedness or at all. A failure to refinance such indebtedness or pay it when it becomes due would cause a default under the Coinmach Corp. credit facility, the indenture governing the Coinmach Corp. 9% notes and the indenture governing the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying IDSs — You may not receive the level of dividends provided for in the dividend policy that our board of directors will adopt upon the closing of the offerings or any dividends at all.”

Indenture Governing the Notes

          The indenture governing the notes will restrict our ability to declare and pay dividends on our capital stock as described under “Description of the Notes — Certain Covenants — Limitation on Restricted Payments.” After payment of the first four dividend payments on our Class A common stock at the initial dividend rate contemplated to be made on March 1, 2005, June 1, 2005, September 1, 2005 and December 1, 2005, we will have to comply with certain tests and restrictions under the indenture in order to pay future dividends on our capital stock. Under the indenture, we generally may pay dividends if:

(i) there is no existing or resulting default or an event of default under such indenture;

(ii) prior to and following such dividend payments we are in compliance with the consolidated fixed charge coverage ratio then in effect, as described under “Description of the Notes — Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” and

(iii) the aggregate amount of any dividend payment (combined with any other restricted payments we have made under such indenture) does not exceed the sum of:

(y) 50% of our cumulative consolidated net income (or, if consolidated net income is a loss, minus 100% of such loss) earned during the period beginning on January 1, 2005 and ending on the last day of the fiscal quarter immediately preceding such dividend payment, plus

(z) the aggregate net cash proceeds received at any time subsequent to December 31, 2004 from purchases of certain of our securities and from certain types of equity contributions by our stockholders.

          Since we anticipate that we will be unable to satisfy the foregoing test for the four consecutive fiscal quarters ending with the fiscal quarter ending December 31, 2005, we intend, subject to certain limitations described below, to pay quarterly dividends in reliance on an exception to the foregoing test that is available through the maturity date of the notes and permits dividends in an amount up to 100% of our “Distributable Cash Flow” for such quarter, minus our “Consolidated Interest Expense” for the most recent quarter for which financial statements are then available (as each such term is defined in “Description of the Notes”). Furthermore, to the extent that in any quarter we pay an amount of dividends less than the amount available under such formula, the difference between the amount paid and the amount available will be added to the determination of amounts available for the next quarterly dividend payment.

          However, our ability to pay dividends in any quarter under the foregoing formula will be subject to certain conditions:

(i) there may not be a default or event of default under the indenture;

(ii) Consolidated Interest Expense must be less than 90% of Distributable Cash Flow; and

(iii) we must determine in good faith that, notwithstanding such dividend payments, we will be able to satisfy our future liquidity needs as specified in the indenture.

See “Description of the Notes — Certain Covenants — Limitation on Restricted Payments” and footnote 7 to the table set forth on page 51.

          While we may be permitted to make dividends under the indenture pursuant to one of the provisions described above, as well as certain other limited provisions which may, but are not specifically allocated to, be used to pay dividends, our actual ability to do so will depend on our receipt of cash from Coinmach Corp. As described below, the ability of Coinmach Corp. to distribute cash to us will be subject to the restrictive covenants contained in the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. As a result, circumstances may arise in the future whereby CSC is permitted to pay cash dividends on the CSC common stock under the indenture governing the notes, but Coinmach Corp. would be prohibited under the terms of its indebtedness to provide us with the cash to actually pay such dividends.

Indenture Governing the Coinmach Corp. 9% Notes

          The cash used to make dividend payments is expected to be funded by dividends and other distributions to us from our subsidiaries and payments of interest and principal to us by Coinmach Corp. on the intercompany note. However, dividends and distributions from our subsidiaries will be subject to the discretion of their respective boards of directors and limited by the terms of each of their existing indebtedness. Under the indenture governing the Coinmach Corp. 9% notes, Coinmach Corp. may pay dividends if:

(i) there is no existing or resulting default or an event of default under such indenture;

(ii) prior to and following such dividend payments Coinmach Corp. is in compliance with the consolidated fixed charge coverage ratio then in effect under the limitation on incurrence of additional debt covenant contained in such indenture; and

(iii) the aggregate amount of any dividend payment (combined with any other restricted payments Coinmach Corp. has made under such indenture) does not exceed the sum of:

(y) 50% of Coinmach Corp.’s cumulative consolidated net income (or, if consolidated net income is a loss, minus 100% of such loss) earned during the period from January 1, 2002 to the end of the fiscal quarter immediately preceding such dividend payment, plus

(z) the aggregate net cash proceeds received since January 1, 2002 from purchases of certain of Coinmach Corp.’s securities and from certain types of equity contributions by Coinmach Corp.’s stockholders.

          For more information regarding the restrictions imposed by the indenture governing the Coinmach Corp. 9% notes, see “Description of Certain Indebtedness — The Coinmach Corp. 9% Notes.”

The Coinmach Corp. Credit Facility

          The Coinmach Corp. credit facility restricts the ability of Coinmach Corp. and its subsidiaries (including AWA) to declare and pay dividends on its capital stock (other than dividends to Coinmach Corp. and its wholly-owned subsidiaries). We have obtained an amendment to the Coinmach Corp. credit facility in connection with the offerings that will permit Coinmach Corp. to make distributions to us to pay dividends on the Class A common stock and Class B common stock to the extent permitted under the indenture governing the notes as in effect on the date of the indenture. Coinmach Corp. will not be permitted to make any such distributions if a default or event of default is continuing under the Coinmach Corp. credit facility. The effectiveness of the amendment is a condition to consummation of the offerings.

          Events of defaults may arise under the Coinmach Corp. credit facility if, among other things:

•	Coinmach Corp. fails to maintain minimum EBITDA for any four consecutive fiscal quarters ending on or prior to March 31, 2006 of at least $155.0 million, ending after March 31, 2006 and on or prior to March 31, 2008 of at least $160.0 million and ending after March 31, 2008 of at least $165.0 million;

•	Coinmach Corp. fails to maintain a minimum fixed charge coverage ratio (generally defined as the ratio of EBITDA less capital expenditures to fixed charges) of at least 1.0 to 1.0; and

•	Coinmach Corp. fails to maintain a maximum pro forma leverage ratio (generally defined as net debt (at the end of any such four consecutive fiscal quarters) to EBITDA) for any four consecutive fiscal quarters ending on or prior to December 31, 2005 of not more than 4.60 to 1.0, ending after December 31, 2005 and on or prior to December 31, 2006 of not more than 4.20 to 1.0 and ending December 31, 2006 of not more than 4.0 to 1.0 thereafter.

          As previously stated, the payment of dividends is not mandatory or guaranteed by us. Additionally, none of our subsidiaries will guarantee payment of any dividends. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and the notes will be effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.” For more information regarding the restrictions imposed by the Coinmach Corp. credit facility, see “Description of Certain Indebtedness — The Coinmach Corp. Credit Facility.”

     Intercompany Note

          The intercompany note of Coinmach Corp. and the intercompany note guaranty by its subsidiaries are senior unsecured obligations of Coinmach Corp. and its subsidiaries, respectively. Accordingly, our rights to payment thereon will be effectively subordinated to all secured indebtedness of Coinmach Corp. to the extent of the collateral securing such indebtedness. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of holder of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis.”

          For the reasons stated above, we cannot assure you that any of our subsidiaries will be able to make dividends or distributions or that Coinmach Corp. or its subsidiaries will be able to make payments under the intercompany note and the intercompany note guaranty in amounts sufficient to allow us to declare or pay dividends to you as the holders of our Class A common stock.

CAPITALIZATION

          The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2004 of (i) Laundry Corp., on a historical basis and (ii) CSC, as adjusted to give effect to the Transactions, including (a) the IDS offering of $275.0 million and the application of the net proceeds therefrom and (b) the offering of $20.0 million aggregate principal amount of the third party notes and the application of the net proceeds therefrom. This table should be read in conjunction with the unaudited pro forma financial data of CSC and the combined and consolidated financial statements of Laundry Corp. and the notes thereto included elsewhere in this prospectus.

	September 30, 2004

	Actual	As Adjusted

	(in thousands)
Cash and cash equivalents	$37,605	$35,690

Debt:
Coinmach Corp. 9% Senior Notes due 2010	$450,000	$320,250
Coinmach Corp. credit facility(1)	257,271	241,747
Notes offered hereby(2)	—	143,750
Other long-term debt	8,504	8,504

Total debt	715,775	714,251
Redeemable preferred stock	279,282	—
Stockholders’ (deficit) equity:
Common Stock — $2.50 par value, 76,000 shares authorized; 66,805.83 shares issued and outstanding	167	—
Class A common stock — $0.01 par value, 100,000,000 shares authorized; 18,333,333 shares issued and outstanding	—	183
Class B common stock — $0.01 par value, 100,000,000 shares authorized; 26,504,522 shares issued and outstanding	—	265
Capital in excess of par value	5,017	312,256
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive loss, net of tax	(438)	—
Accumulated deficit	(181,381)	(197,844)
Deferred compensation	(49)	(49)

Total stockholders’ (deficit) equity	(184,672)	106,823

Total capitalization	$810,385	$821,074

(1)	Does not include undrawn amounts available to be borrowed under the Coinmach Corp. credit facility.

(2)	Includes notes underlying IDSs and third party notes.

DILUTION

          Dilution is the amount by which the portion of the price paid by purchasers of IDSs in the offering that is allocated to our shares of common stock exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

          For purposes of calculating dilution below, we have assumed that as of September 30, 2004 18,333,333 shares of our Class A common stock and 26,504,522 shares of our Class B common stock are outstanding following the closing of the offerings.

          After giving pro forma effect to the Transactions and the application of the net proceeds therefrom as described under “Use of Proceeds,” our pro forma as adjusted net tangible book deficiency as of September 30, 2004 would have been approximately $414.5 million, or $9.24 per share. This represents an immediate increase in net tangible book value of $6.51 per share of Class B common stock to Holdings and an immediate dilution of $17.49 per share of Class A common stock to new investors purchasing IDSs in the offerings.

          The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Class A
	Common Stock

	Without	With
	Over-Allotment	Over-Allotment

Assumed initial allocation of Class A common stock underlying the IDSs	$8.25	$8.25
Net tangible book value per share as of September 30, 2004 (44,837,855 shares (or 42,587,854 shares if the underwriters’ over-allotment option is exercised in full))	(15.75)	(16.58)
Increase per share attributable to cash payments made by investors in this offering	6.51	6.85

Pro forma as adjusted net tangible book value per share after this offering	(9.24)	(9.73)

Dilution in net tangible book value per share to new investors	$17.49	$17.98

The following table summarizes on a pro forma basis as of September 30, 2004 (assuming consummation of the Transactions as of such date):

•	the total shares of our Class A common stock held by IDS holders and Class B common stock held by Holdings;

•	the total consideration paid to us (in cash or other property) by Holdings and new investors, before deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering; and

•	the average price per share of Class A common stock paid (in cash or other property) by new investors and the average price per share of Class B common stock paid by Holdings:

	Shares of
	Common Stock
	Purchased

	Purchased		Total	Average Price
	Number	Percent	Consideration	Per Share

	(dollars in thousands)
Holdings	26,504,522	59.11%	$187,562 (1)	$7.08
New investors	18,333,333	40.89%	151,250	8.25

Total	44,837,855	100.0%	$338,812	$7.56

(1)	Represents the fair market value of the shares of Laundry Corp. capital stock and AWA non-voting common stock exchanged by Holdings in return for the shares of CSC Class B common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

          The following tables display the selected consolidated historical financial data of Laundry Corp. which is expected to be similar in all material respects to our consolidated historical financial data after the offering contemplated hereby for the periods ended and as of the dates indicated. We derived certain of the historical data for the fiscal year ended March 31, 2000, for the three month period from April 1, 2000 to June 30, 2000 and the nine month period from July 1, 2000 to March 31, 2001 and for the fiscal years ended March 31, 2002, 2003 and 2004 from our audited consolidated financial statements and for the six months ended September 30, 2003 and September 30, 2004 from our unaudited condensed consolidated financial statements. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. However, the historical data for the results of operations for the six months ended September 30, 2003 and September 30, 2004 are not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 2005. The following selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing elsewhere in this prospectus.

		Three Months	Nine Months
	Fiscal	April 1, 2000	July 1, 2000 to
	Year	to June 30,	March 31,
	Ended	2000	2001	Fiscal Year Ended			Six Months Ended
		Pre-Going	Post-Going
	March 31,	Private	Private	March 31,	March 31,	March 31,	September 30,	September 30,
	2000	Transaction(9)	Transaction(10)	2002	2003	2004	2003	2004

	(Dollars in thousands except per share amounts)
Operations Data:
Revenues	$527,079	$134,042	$393,608	$538,895	$535,179	$531,088	$262,468	$266,449
Other items, net(1)	—			—	(454)	230	—	500
Operating income	44,928	10,597	17,528	36,270	55,348	47,112	23,399	23,420
Net loss(2)	(16,589)	(4,759)	(29,063)	(42,335)	(3,200)	(31,331)	(15,916)	(16,652)
Net loss per common share	—	—	(683.19)	(945.90)	(359.41)	(468.71)	(238.08)	(249.25)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$23,174		$25,859	$27,820	$27,428	$31,620	$27,024	$37,605
Property and equipment, net	237,160		276,004	284,413	286,686	283,688	289,887	276,315
Contract rights, net	380,964		373,352	348,462	335,327	323,152	328,317	316,561
Advance location payments	77,212		74,233	69,257	70,911	73,253	74,534	72,937
Total assets	876,173		1,017,012	992,075	976,163	959,508	973,820	951,386
Total long-term debt(3)	685,069		698,719	737,555	718,112	717,631	723,735	715,775
Preferred stock	—		200,065	220,362	241,200	265,914	253,232	279,282
Stockholders’ equity (deficit)	32,321		(51,543)	(113,743)	(138,460)	(169,619)	(149,474)	(184,672)
Financial Information and Other Data:
Cash flow provided by operating activities	$90,258	$17,314	$68,014	$77,799	$103,900	$97,052	$45,549	$48,344
Cash flow used in investing activities	(88,404)	(24,273)	(66,202)	(82,255)	(81,330)	(88,449)	(48,672)	(37,282)
Cash flow (used in) provided by financing activities	(5,195)	8,362	(530)	6,417	(22,962)	(4,411)	2,719	(5,077)
EBITDA(4)	$167,930	$42,154	$117,920	$154,565	$159,526	$155,689	$77,310	$78,590
EBITDA margin(5)	31.86%	31.45%	29.96%	28.68%	29.81%	29.32%	29.46%	29.50%
Capital expenditures:(6)
Capital expenditures	$88,404	$24,273	$60,620	$79,464	$86,685	$86,732	$48,876	$36,955
Acquisition capital expenditures	—	—	5,582	3,723	1,976	3,615	—	618
Ratio of earnings to fixed charges(7)	—	—	—	—	—	—	—	—
Coverage deficiency(8)	$22,398	$6,088	$37,683	$48,168	$2,819	$34,979	$17,341	$18,573

(1)	Other items, net, for the fiscal year ended March 31, 2003 consists of a gain from the sale of an investment offset by various expenses relating to (i) the AWA Transactions, (ii) the formation of ALFC, a wholly owned subsidiary of Super Laundry and (iii) the consolidation of certain Super Laundry offices. Other items, net, for the fiscal year ended March 31, 2004, consists of a gain from the sale of an investment offset by various expenses relating to the consolidation of certain Super Laundry offices. Other items, net for the six months ended September 30, 2004 consists of various expenses relating to the closing of Super Laundry offices in California. For more information regarding the AWA Transactions, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Operating and Investing Activities — The AWA Transactions.”

(2)	For the year ended March 31, 2004, net loss includes approximately $24.7 million of preferred stock dividends recorded as interest expense. For the six months ended September 30, 2003 and September 30, 2004, net loss includes approximately $12.0 million and $13.4 million, respectively, of preferred stock dividends recorded as interest expense. As required by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Preferred stock dividends for the years ended March 31, 2003 and 2002 and for the nine-month period from July 1, 2000 to March 31, 2001 were approximately $20.8 million, $20.4 million and $12.7 million, respectively.

(3)	Total long-term debt at March 31, 2000 and March 31, 2001 does not include the unamortized premium of $6,789 and $5,555, respectively, recorded as a result of the issuance by Coinmach Corp. of $100 million aggregate principal amount of 11 3/4% Senior Notes due 2005 in October 1997. The 11 3/4% Senior Notes were redeemed in their entirety by Coinmach Corp. on February 25, 2002 and the unamortized premium on such date was included in the determination of the loss on extinguishment of debt.

(4)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of our three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following tables reconcile our net loss and to cash flow provided by operating activities to EBITDA for each period presented (in thousands).

		Three Months	Nine Months
	Fiscal	April 1, 2000	July 1, 2000
	Year	to June 30,	to March 31,
	Ended	2000	2001	Fiscal Year Ended			Six Months Ended
		Pre-Going	Post-Going
	March 31,	Private	Private	March 31,	March 31,	March 31,	September 30,	September 30,
	2000	Transaction	Transaction	2002	2003	2004	2003	2004

Net loss	$(16,589)	$(4,759)	$(29,063)	$(42,335)	$(3,200)	$(31,331)	$(15,916)	$(16,652)
Depreciation and amortization	123,002	31,557	103,142	129,697	104,178	108,577	53,911	55,170
Interest expense	67,326	16,685	52,461	73,036	58,167	57,377	28,708	28,625
Interest expense — preferred stock	—	—	—	—	—	24,714	12,032	13,368
(Benefit) provision for income taxes	(5,809)	(1,329)	(8,620)	(5,833)	381	(3,648)	(1,425)	(1,921)

EBITDA	$167,930	$42,154	$117,920	$154,565	$159,526	$155,689	$77,310	$78,590

		Three Months	Nine Months
	Fiscal	April 1, 2000	July 1, 2000
	Year	to June 30,	to March 31,
	Ended	2000	2001	Fiscal Year Ended			Six Months Ended
		Pre-Going	Post-Going
	March 31,	Private	Private	March 31,	March 31,	March 31,	September 30,	September 30,
	2000	Transaction	Transaction	2002	2003	2004	2003	2004

Cash flow provided by operating activities	$90,258	$17,314	$68,014	$77,799	$103,900	$97,052	$45,549	$48,344
Loss on extinguishment of debt(i)	—	—	—	(11,402)	—	—	—	—
Interest expense	67,326	16,685	52,461	73,036	58,167	57,377	28,708	28,625
Gain on sale of investment and equipment	—	—	—	147	3,532	1,232	46	54
Stock based compensation	(783)	(118)	(1,125)	(530)	(338)	(176)	(102)	(37)
Change in operating assets and liabilities	9,927	7,874	(1,161)	18,100	(3,693)	2,513	4,166	2,776
Deferred taxes	7,552	1,873	8,478	4,247	16	3,753	1,575	1,956
Amortization of debt discount and deferred issue costs	(1,775)	(454)	(1,052)	(2,008)	(2,439)	(2,414)	(1,207)	(1,207)
Amortization of premium on 11 3/4% Senior Notes	1,234	309	925	1,009	—	—	—	—
(Benefit) provision for income taxes	(5,809)	(1,329)	(8,620)	(5,833)	381	(3,648)	(1,425)	(1,921)

EBITDA	$167,930	$42,154	$117,920	$154,565	$159,526	$155,689	$77,310	$78,590

(i)	Loss on extinguishment of debt for the fiscal year ended March 31, 2002 consists of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(5)	EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate our performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with accounting principles generally accepted in the United States.

(6)	Capital expenditures represent amounts expended for property and equipment as well as for advance location payments to location owners. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multi-regional route operators.

(7)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (losses) from continuing operations before income taxes and fixed charges. Fixed charges include interest expense on indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.

(8)	Coverage deficiency represents the dollar amount by which our earnings were deficient to cover our fixed charges for such period.

(9)	As a result of the Going Private Transaction that was accounted for using the purchase method of accounting and, due to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date of which control was effective), Laundry Corp. adjusted its consolidated assets and liabilities to their estimated fair values, based on valuations, estimations and other studies. Therefore, the financial statements presented for the “Post-Going Private Transaction” period are not comparable to the financial statements presented for the “Pre-Going Private Transaction” period. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro-forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the “Pre-Going Private Transaction” period ended June 30, 2000. This includes the results of operations for the three month period from April 1, 2000 to June 30, 2000, representing the results prior to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(10)	Includes the results of operations for the nine month period from July 1, 2000 to March 31, 2001, representing the results subsequent to the Going Private Transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

          The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations data for the year ended March 31, 2004 and the six months ended September 30, 2004 gives effect to the Transactions as if the Transactions occurred on April 1, 2003. The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2004 gives effect to the Transactions as if the Transactions occurred on September 30, 2004. These estimates are preliminary and the final valuation could differ from these estimates. We do not expect the estimates to be materially different from the final valuation. The estimate of the aggregate proceeds from our offering of IDSs assumes an initial public offering price of $15.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus, with 18,333,333 shares of Class A common stock issued underlying the IDSs and the split between the equity and debt based on their respective relative fair values. In addition to the offerings of IDSs and third party notes described in this prospectus, the Transactions include (i) the acquisition of Laundry Corp. and its subsidiaries by CSC, (ii) the redemption and repayment of a portion of the outstanding indebtedness of Coinmach Corp. and (iii) the inclusion of AWA as a wholly-owned subsidiary of CSC. See “The Transactions” for a detailed description of the Transactions and the entities involved in the Transactions.

          Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the Transactions; however, the unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the dates or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations data as of any future date or for any future period.

          The unaudited pro forma condensed consolidated statement of operations for the year ended March 31, 2004 do not include one time costs or charges related to the Transactions, including (i) the payment of the redemption premium relating to the redemption of Coinmach Corp. 9% notes of approximately $11.7 million, (ii) the transaction fees and expenses, anticipated to be approximately $26.7 million, related to the redemption of the Laundry Corp. preferred stock, the Coinmach Corp. 9% notes, and the repayment of a portion of the Coinmach Corp. credit facility, (iii) the write-off of the proportionate unamortized balance of deferred borrowing costs of approximately $4.1 million for the year ended March 31, 2004 relating to the Coinmach Corp. 9% notes that will be redeemed and the portion of the Coinmach Corp. credit facility that will be repaid and (iv) estimated incremental ongoing expenses with being a public IDS issuer of approximately $1.0 million annually. The unaudited pro forma condensed consolidated statement of operations for the six months ended September 30, 2004 do not include one time costs or charges related to the Transactions, including (i) the payment of the redemption premium relating to the redemption of Coinmach Corp. 9% notes of approximately $11.7 million, (ii) the transaction fees and expenses, anticipated to be approximately $26.7 million, related to the redemption of the Laundry Corp. preferred stock, the Coinmach Corp. 9% notes, and the repayment of a portion of the Coinmach Corp. credit facility, (iii) the write-off of the proportionate unamortized balance of deferred borrowing costs of approximately $3.7 million for the six months ended September 30, 2004 relating to the Coinmach Corp. 9% notes that will be redeemed and the portion of the Coinmach Corp. credit facility that will be repaid and (iv) estimated incremental ongoing expenses with being a public IDS issuer of approximately $1.0 million annually. These costs are excluded from the unaudited pro forma condensed consolidated statement of operations since we do not expect these costs to have any effect on future periods. The Transactions were not accounted for under purchase accounting since there was no change of control.

          The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

COINMACH SERVICE CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004
(in thousands of dollars)

	Laundry	Transactions and
	Corp.	Pro Forma		Pro Forma
	Historical(1)	Adjustments		As Adjusted

ASSETS:
Current assets
Cash and cash equivalents	$37,605	$(1,915	)(2)	$35,690
Receivables, net	8,831	—		8,831
Inventories and prepaid expenses	16,438	—		16,438
Assets held for sale	2,993	—		2,993
Other current assets	2,007	—		2,007

Total current assets	67,874	(1,915)		65,959
Advance location payments	72,937	—		72,937
Property, equipment and leasehold improvements, net	276,315	—		276,315
Contract rights, net	316,561	—		316,561
Goodwill	204,780	—		204,780
Other assets	12,919	9,247	(3)	22,166

Total assets	$951,386	$7,332		$958,718

LIABILITY AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities
Accounts payable and accrued expenses	$30,000	$—		$30,000
Accrued rental payments	29,402	—		29,402
Accrued interest	7,751	(2,919	)(4)	4,832
Interest rate swap liability	945	(945	)(5)	—
Current portion of credit facility indebtedness	6,132	(3,653	)(6)	2,479
Current portion of other long-term debt	3,163	—		3,163

Total current liabilities	77,393	(7,517)		69,876
Deferred income taxes	72,903	507	(7)	73,410
9% senior notes due 2010	450,000	(129,750	)(8)	320,250
Credit facility indebtedness	251,139	(11,871	)(6)	239,268
Other long-term debt	5,341	—		5,341
IDS notes	—	123,750	(9)	123,750
Third party notes	—	20,000	(10)	20,000
Redeemable preferred stock	279,282	(279,282	)(11)	—

Total liabilities	1,136,058	(284,163)		851,895
Stockholders’ (deficit) equity:
Common stock	167	(167	)(12)	—
Class A common stock	—	183	(13)	183
Class B common stock	—	265	(13)	265
Capital in excess of par value	5,017	307,239	(14)	312,256
Carryover basis adjustment	(7,988)	—		(7,988)
Accumulated other comprehensive loss, net of tax	(438)	438	(15)	—
Deferred compensation	(49)	—		(49)
Accumulated deficit	(181,381)	(16,463	)(16)	(197,844)

Total stockholders’ (deficit) equity	(184,672)	291,495		106,823

Total liabilities and stockholders’ (deficit) equity	$951,386	$7,332		$958,718

See “Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet”

COINMACH SERVICE CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004

(1)	Represents our unaudited historical condensed consolidated balance sheet as of September 30, 2004, which is included elsewhere in this prospectus.

(2)	Net change in cash and cash equivalents is as follows (dollars in thousands):

IDSs:	$275,000
Third party notes	20,000

Total additions	295,000
Redemption of a portion of the Coinmach Corp. 9% notes	(129,750)
Redemption premium on the Coinmach Corp. 9% notes	(11,678)
Repurchase of Laundry Corp. preferred stock and dividends thereon	(109,399)
Repayment of a portion of Coinmach Corp. credit facility	(15,524)
Payment of accrued interest on the Coinmach Corp. 9% notes	(2,919)
Transaction fees and expenses and interest rate swap termination costs	(27,645)

Total reductions	(296,915)

Net cash used to fund transactions	$(1,915)

(3)	The increase in other assets includes the following (dollars in thousands):

Write-off of existing deferred financing costs(a)	$(3,690)
New deferred financing costs(b)	12,937

Net increase in other assets	$9,247

(a)	Reflects the write-off of the proportionate unamortized balance of deferred financing costs relating to the portion of the loans under the Coinmach Corp. Credit Facility ($1,303) that will be repaid and the portion of the Coinmach Corp. 9% notes ($2,387) that will be redeemed.

(b)	Reflects the estimated transaction fees and expenses applicable to the notes underlying the IDSs and the third party notes separate and apart from the IDSs, to be amortized over twenty years.

(4)	Reflects payment of three months of accrued interest through October 31, 2004 associated with the redemption of a portion of the Coinmach Corp. 9% notes.

(5)	Reflects the amount of the termination cost of the interest rate swap agreement.

(6)	Reflects the current portion (approximately $3,653) and the long-term portion (approximately $11,871) of the Coinmach Corp. credit facility that will be repaid (aggregating approximately $15,524).

(7)	Reflects the amount of deferred income taxes to be written-off related to the termination of the interest rate swap agreements.

(8)	Reflects the principal amount relating to the Coinmach Corp. 9% notes that will be redeemed.

(9)	Reflects the amount of notes underlying the IDSs.

(10)	Reflects the amount of third party notes offered separate and apart from the IDSs.

(11)	Represents the amount of redeemable preferred stock that will be repurchased from the proceeds received or that will be exchanged for Class B common stock. The following reflects such amounts (dollars in thousands):

Repurchase of Laundry Corp. preferred stock and dividends thereon	$(109,399)
Exchange of Laundry Corp. preferred stock for Class B shares	(169,883)

Total decrease in redeemable preferred stock	$(279,282)

(12)	Represents the exchange of Laundry Corp. common stock for Class B common stock.

(13)	Represents par value of Class A and Class B common stock calculated as follows (dollars in thousands):

Issuance of 18,333,333 shares of Class A common stock at $0.01 par value represented by IDSs	$183
Issuance of 26,504,522 shares of Class B common stock at $0.01 par value in exchange for Laundry Corp. preferred stock and common stock	$265

(14)	The increase in capital in excess of par value on the issuance of the Class A and Class B common stock includes the following (dollars in thousands):

Issuance of Class A common stock (a)	$151,067
Exchange of Laundry Corp. preferred and common stock for Class B common stock(b)	169,785
Fees related to the issuance of Class A common stock	(13,613)

$307,239

(a)	Represents the proceeds allocable to the Class A common stock of $151,250 (18,333,333 shares at $8.25 per share) less the par value of $183.

(b)	Represents the aggregate value of the Class B common stock exchanged from Laundry Corp. preferred stock of $169,883 and Laundry Corp. common stock of $167, less the par value of the Class B common stock of $265.

(15)	Reflects the amount of accumulated other comprehensive loss to be written-off related to the termination of the interest rate swap agreements.

(16)	Changes to accumulated deficit are as follows (dollars in thousands):

Redemption premium on the Coinmach Corp. 9% notes	$(11,678)
Write-off of existing deferred financing costs	(3,690)
Interest rate swap termination costs	(945)
Estimated transaction fees and expenses(a)	(150)

Total change to accumulated deficit	$(16,463)

(a)	Represents estimated transaction fees and expenses related to the redemption of a portion of Laundry Corp. preferred stock ($64), redemption of a portion of the Coinmach Corp. 9% notes ($76), and the repayment of a portion of the outstanding indebtedness under the Coinmach Corp. credit facility ($10).

COINMACH SERVICE CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Six Months Ended September 30, 2004
(in thousands of dollars, except share and per share data)

		Transactions
	Laundry	and
	Corp.	Pro Forma		Pro Forma
	Historical	Adjustments		As Adjusted

REVENUES:	$266,449	$—		$266,449
COSTS AND EXPENSES:
Operating, general and administrative expense	187,359	—		187,359
Depreciation and amortization	38,058	—		38,058
Amortization of advance location payments	9,852	—		9,852
Amortization of intangibles	7,260	—		7,260
Other items, net	500	—		500

	243,029	—		243,029

Operating income	23,420	—		23,420
Interest expense	28,625	408	(1)	29,033
Interest expense — preferred stock	13,368	(13,368	)(2)	—

Total interest expense	41,993	(12,960)		29,033

Loss before income taxes	(18,573)	12,960		(5,613)
Benefit for income taxes	(1,921)	167	(3)	(1,754)

Net loss	$(16,652)	$12,793		$(3,859)

Net loss per common share	$(249.25)

Weighted average common shares	66,807.47

	Class A	Class B

Pro forma income (loss) per share(4)	$0.03	$(0.16)

See “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations”

COINMACH SERVICE CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended March 31, 2004
(in thousands of dollars, except share and per share data)

		Transactions
	Laundry	and
	Corp.	Pro Forma		Pro Forma
	Historical	Adjustments		As Adjusted

REVENUES:	$531,088	$—		$531,088
COSTS AND EXPENSES:
Operating, general and administrative expense	375,169	—		375,169
Depreciation and amortization	72,529	—		72,529
Amortization of advance location payments	20,576	—		20,576
Amortization of intangibles	15,472	—		15,472
Other items, net	230	—		230

	483,976	—		483,976

Operating income	47,112	—		47,112
Interest expense	57,377	604 (1)		57,981
Interest expense — preferred stock	24,714	(24,714	)(2)	—

Total interest expense	82,091	(24,110)		57,981

Loss before income taxes	(34,979)	24,110		(10,869)
Benefit for income taxes	(3,648)	248 (3)		(3,400)

Net loss	$(31,331)	$23,862		$(7,469)

Net loss per common share	$(468.71)

Weighted average common shares	66,845.62

	Class A	Class B

Pro forma income (loss) per share(4)	$0.06	$(0.32)

See “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations”

COINMACH SERVICE CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except share and per share data)

          (1) The following tables represent a reconciliation of pro forma interest expense (in thousands of dollars):

		Year Ended	Six Months Ended
		March 31, 2004	September 30, 2004

Historical interest expense		$57,377	$28,625
Add:
Interest on senior notes underlying IDSs		13,613	6,806
Principal amount	$123,750
Interest rate	11.00%

Interest on third party notes		2,200	1,100
Principal amount	$20,000
Interest rate	11.00%

Amortization of deferred financing costs ($12,937 over 20 years)		647	323
Deduct:
Interest on Coinmach Corp. 9% notes redeemed		(11,678)	(5,839)
Principal amount	$129,750
Interest rate	9.00%

Interest on existing credit facility repaid		(734)	(365)
Interest on swap terminated		(2,605)	(1,198)
Amortization of deferred financing costs relating to Coinmach Corp. 9% notes redeemed		(448)	(224)
Amortization of deferred financing costs on existing credit facility repaid		(391)	(195)

Pro forma adjustment		604	408

Pro forma interest expense		$57,981	$29,033

          (2) Changes to interest expense-preferred stock is as follows (dollars in thousands):

	Year Ended	Six Months Ended
	March 31, 2004	September 30, 2004

Interest related to the portion of Laundry Corp. preferred stock that is exchanged for Class B common stock	$(12,409)	$(6,614)
Interest related to the portion of Laundry Corp. preferred stock that is redeemed	(12,305)	(6,754)

	$(24,714)	$(13,368)

          (3) Represents the income tax effect of the pro forma adjustments at the statutory tax rate.

          (4) Immediately following the consummation of the offerings, we will have two classes of common stock outstanding, designated as Class A common stock and Class B common stock, and as such we have presented pro forma basic and diluted earnings (loss) per share using the two-class method. The two-class method utilizes an earnings allocation formula that determines earnings (loss) per share for each class of common stock according to dividends declared and participation rights in undistributed earnings.

COINMACH SERVICE CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS — (Continued)
(Dollars in thousands, except share and per share data)

          Basic earnings (loss) per share for the two classes of common stock is calculated by dividing net earnings (loss) by the weighted average number of shares of Class A and Class B common stock outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares of Class A and Class B common stock plus the potentially dilutive effect of common stock equivalents. Diluted earnings (loss) per share for our two classes of common stock will be the same as basic earnings (loss) per share because we do not have any potentially dilutive securities outstanding.

          The following assumes dividends declared in cash based on a quarterly dividend rate of approximately $0.1894 per share and an annual dividend rate of approximately $0.7575 per share (dollars in thousands). Also assumes that holders of Class B common stock are not entitled to receive aggregate annual cash dividends in excess of $10.0 million:

	Year Ended	Six Months Ended
	March 31, 2004	September 30, 2004

Class A common stock	$13,887.5	$6,944.7
Class B common stock	$10,000.0	$5,000.0

          Pro forma net loss available to common stockholders is allocated to our two classes of common stock based on the weighted average number of shares outstanding since all two classes have the same participation rights. Under the two class method, loss per share for each class of common stock is presented (dollars in thousands, except share and per share data):

	Year Ended	Six Months Ended
	March 31, 2004	September 30, 2004

Net loss	$(7,469)	$(3,859)
Add: Dividends paid on common stock	(23,888)	(11,945)

Undistributed loss available to Class A and Class B common stock	$(31,357)	$(15,804)

Basic and diluted allocation of undistributed loss:
Class A common stock	$(12,821)	$(6,462)
Class B common stock	(18,536)	(9,342)

Total	$(31,357)	$(15,804)

Weighted average common stock outstanding:
Class A common stock	18,333,333	18,333,333
Class B common stock	26,504,522	26,504,522
Distributed earnings:
Class A per share	$0.76	$0.38
Class B per share	$0.38	$0.19
Undistributed loss:
Class A per share	$(0.70)	$(0.35)
Class B per share	$(0.70)	$(0.35)
Income (loss) per share:
Class A per share	$0.06	$0.03
Class B per share	$(0.32)	$(0.16)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis pertains to the results of operations and financial position of Laundry Corp., which are expected to be similar in all material respects to our consolidated historical financial data after the offerings contemplated hereby for the years and the periods indicated and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, certain matters discussed in this document are forward-looking statements based on the beliefs of our management and are subject to certain risks and uncertainties, including the risks and uncertainties discussed below, and the other risks set forth in “Risk Factors.” Should any of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our future performance and actual results of operations may differ materially from those expected or intended.

Overview

          We are principally engaged in the business of supplying laundry equipment services to multi-family housing properties. Our most significant revenue source is our route business, which over the last three fiscal years has accounted for approximately 88% of our revenue. Through our route operations, we provide laundry equipment services to locations by leasing laundry rooms from building owners and property management companies, typically on a long-term, renewable basis. In return for the exclusive right to provide these services, most of our contracts provide for commission payments to the location owners. Commission expense (also referred to as rent expense), our single largest expense item, is included in laundry operating expenses and represents payments to location owners. Commissions may be fixed amounts or percentages of revenues and are generally paid monthly. In addition to commission payments, many of our leases require us to make advance location payments to location owners, which are capitalized and amortized over the life of the applicable leases. Advance location payments to location owners are paid, as required by the applicable lease, at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, which generally ranges from 5 to 10 years. The amount of advance location payments vary depending on the size of the location and the term of the lease. We also provide collection services for other route based companies, including payphone operators. As of September 30, 2004, we owned and operated approximately 675,000 washers and dryers in approximately 70,000 locations throughout North America, including 162 retail laundromats located in Texas and Arizona.

          The operation of retail laundromats involves leasing store locations in desirable geographic areas, maintaining an appropriate mix of washers and dryers at each store location and servicing the washers and dryers at such locations.

          We also operate an equipment rental business through AWA. AWA leases laundry equipment and other household appliances and electronic items to property owners, managers of multi-family housing properties, and, to a lesser extent, individuals and corporate entities. As of September 30, 2004, approximately 204,000 washers and dryers were installed with our rental customers through AWA.

          We also operate an equipment distribution business through Super Laundry. Super Laundry’s business consists of constructing and designing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. In addition, Super Laundry, through its wholly owned subsidiary, American Laundry Franchising Corp., or ALFC, builds and develops laundromat facilities for sale as franchise locations. For each franchise laundromat facility, ALFC enters into a purchase agreement and a license agreement with the buyer whereby the buyer may use certain systems created by ALFC to operate such facility. ALFC receives revenue primarily from the sale price of the laundromat facility and, to a lesser extent, from an initial franchise fee and certain other fees based on the sales from such facility.

          Laundry operating expenses include, in addition to commission payments, (i) the cost of machine maintenance and revenue collection in the route and retail laundromat business, including payroll, parts, insurance and other related expenses, (ii) costs and expenses incurred in maintaining our retail laundromats, including utilities and related expenses, (iii) the cost of sales associated with the equipment distribution business and (iv) certain expenses related to the operation of our rental business.

          Our primary financial objective is to increase our cash flow from operations. Cash flow from operations represents a source of funds available to service indebtedness, pay dividends and for investment in both organic growth and growth through acquisitions. We have experienced net losses during the past three fiscal years. Such net losses are attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights (for all three fiscal years) and goodwill (for our 2002 fiscal year) accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income. The continued incurrence of significant depreciation and amortization expenses may cause us to incur a net loss.

Critical Accounting Policies

          Our financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

          Revenue and cash and cash equivalents include an estimate of cash and coin not yet collected at the end of a reporting period which remain at laundry room locations. We calculate the estimated amount of cash and coin not yet collected at the end of a reporting period which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days since coin and cash were last collected at that location. We analytically review the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.

          We are required to estimate the collectibility of our receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowance for doubtful accounts at September 30, 2004 was approximately $3.5 million.

          We currently have significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of our deferred tax assets is principally dependent upon our achievement of projected future taxable income. Management’s judgments regarding future profitability may change due to future market conditions and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.

          We have significant costs in excess of net assets acquired (goodwill), contract rights and long-lived assets. Goodwill is tested for impairment on an annual basis. Additionally, goodwill is tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have determined that our reporting units with goodwill consist of our route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at September 30, 2004 and March 31, 2004 was approximately $195.0 million, $6.8 million and $2.9 million, respectively, on each such date. In performing the annual goodwill assessment, we compare the fair value of the reporting unit to its net asset-carrying amount, including goodwill. If the fair value exceeds the carrying amount, then it is determined that goodwill is not impaired. Should the carrying amount exceed the fair value, we would then need to perform the second step in the impairment test to determine the amount of goodwill write-off. The fair value for these tests is based upon a discounted cash flow model. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base and the prevailing general economic and market conditions. We performed our annual assessment of goodwill as of January 1, 2004 and determined that no impairment exists.

          Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts arose solely from purchase price allocations pursuant to acquisitions made by us over a number of years based on an analysis of future cash flows. We do not record contract rights relating to new locations signed in the ordinary course of business. We estimate that approximately 90% of our contracts are long-term with an average term of 8.0 years with staggered maturities. Of the remaining locations not subject to long-term agreements, we believe that we have retained a majority of such customers through long-standing relationships and continue to service such customers. Although the contracts have a legal life, there are other factors such as renewals, customer relationships and extensions that contribute to a value greater than the initial contract term. Over 90% of our contracts renew automatically and we have a right of first refusal upon termination in over 60% of our contracts. The automatic renewal clause typically provides that, if the property owner fails to take any action prior to the end of the lease term or any renewal term, the lease will automatically renew on substantially similar terms. In addition, over 80% of our contracts allow for unilateral price increases. Historically, we have demonstrated an ability to renew contracts, retain our customers and build upon those relationships. Since April 1997, we have posted net machine gains, exclusive of acquisitions, and our losses have averaged approximately 3% annually. Therefore, we believe that the cash flows from these contracts continue to be generated beyond the initial legal contract term and subsequent renewal periods. As a result, we believe that the useful lives of contract rights are related to the expected cash flows that are associated with those rights and the amortization periods for contract rights should generally reflect those useful lives and, by extension, the cash flow streams associated with them. As a result, upon adoption of SFAS 142, we reassessed the useful lives being used to amortize contract rights and determined that the contract rights have an estimated useful life of approximately 30 to 35 years.

          We have twenty-eight geographic regions to which contract rights have been allocated, as the regions represent the lowest level of identifiable cash flows in grouping contract rights. Each region consists of approximately 1,000 to 7,000 contracts for the various locations/properties that comprise that region. We do not analyze impairment of contract rights on a contract-by-contract basis. We have contracts at every location/property and we analyze revenue and certain direct costs on a contract-by-contract basis. However, we do not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows.

          We assess the recoverability of location contract rights and long-lived assets on a region-by-region basis. We evaluate the financial performance/cash flows for each region. This evaluation includes analytically comparing the financial results/cash flows and certain statistical performance measures for each region to prior period/year actuals and budgeted amounts. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases and the regions general economic conditions. In addition, each year we lose a certain amount of our existing machine base, which essentially equates to loss of contract rights. Such loss has historically averaged approximately 3% annually. The accelerated amortization of contract rights is designed to capture and expense this shrinking machine base. An increase in the historical loss rate would also be a strong indicator of possible impairment of location contract rights and long-lived assets. If based on our initial evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, we reevaluate the carrying value of contract rights and long-lived assets based on future undiscounted cash flows attributed to that region and record an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, we believe that there have not been any indicators of impairment of location contract rights or long-lived assets.

          A portion of the aggregate IDSs outstanding will represent notes recorded as long-term debt. We have concluded that it is appropriate and we intend to annually deduct interest expense on the notes from taxable income for U.S. federal and state and local income tax purposes. There can be no assurances that the IRS will not seek to challenge the treatment of these notes as debt or the amount of interest expense deducted, although to date we have not been notified that the notes should be treated as equity rather than debt for U.S. federal and state and local income tax purposes. If the notes were required to be treated as equity for income tax purposes, the cumulative interest expense associated with the notes would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. To the extent that any portion of the interest expense is determined not to be deductible, we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to federal, state and local authorities would be based on our taxable income or loss for each of the respective years that we take the interest expense deduction. We do not currently intend to record a liability for a potential disallowance of this interest expense deduction.

          Generally accepted accounting principles require that the proceeds of the offerings be allocated to the shares of Class A common stock and the notes based on their respective relative fair values, and then to the fair values of any embedded derivatives which warrant separate accounting under Financial Accounting Standard No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), thereby reducing the amount allocated to the notes. We expect that the price paid for the IDSs will be equivalent to the fair value of the Class A common stock and the notes, and that the fair value of the separate notes will be equivalent to their face value. We intend to determine the fair value of the equity and the notes based on a number of factors, including the sale of the third party notes sold separately from the IDSs that have the same terms as the notes underlying the IDSs.

          In addition, we have concluded that there are no embedded derivative features in the IDSs or within the Class B common stock which require separate accounting. As currently contemplated, the make-whole redemption provision allows us to redeem all or a portion of the notes prior to the date that is 60 months after the closing of the offerings at a redemption price that could result in a premium, therefore resulting in an embedded derivative requiring bifurcation. However, the terms of the embedded derivative permit us to redeem the notes at an amount that will always exceed the fair value of the notes. As a result, this option will always be out of the money, and, therefore, the value ascribed to the embedded derivative is minimal. Accordingly, we will initially record it at a value of zero. The optional redemption provision at scheduled prices allows us to redeem all or part of the notes at scheduled premium prices. Although the notes are redeemable at a premium, further analysis under SFAS 133 has led us to conclude that the option is clearly and closely related to the economic characteristics of the notes and should not be bifurcated. The tax redemption provision allows us to redeem all of the notes at par if the interest on the notes is not tax deductible. As a result of the redemption price being at par and the notes initially recorded without a substantial premium or discount, we have concluded that this option is clearly and closely related to the economic characteristics of the notes and should not be bifurcated. The change of control put option allows the note holders to put the notes to us at a price equal to 101% of par. Although the notes are callable at a premium, further analysis under SFAS 133 has led us to conclude that the option is clearly and closely related to the economic characteristics of the notes and should not be bifurcated, principally because such premium does not cause the investor to double the initial contractual rate of return.

          We expect that we will allocate the entire proceeds of the offerings to the Class A common stock and the notes and that the allocation of the IDS proceeds to the Class A common stock and the notes will not result in a substantial premium or discount. Upon subsequent issuances of notes or IDSs, we will evaluate whether there is a substantial discount or premium. We expect that if there is a substantial discount or premium upon a subsequent issuance of notes, certain redemption features of the notes may be considered not clearly and closely related, and we would separately account for these features as embedded derivates. If the embedded derivates are required to be bifurcated, we will (a) value the derivative, (b) record such value as a reduction of the notes (discount) with a corresponding derivative liability, (c) accrete the discount on the notes up to their par value using the effective interest method with a corresponding charge to interest expense, and (d) revalue the derivative liability quarterly with the difference (increase or decrease) recorded to interest expense.

          The Class A common stock portion of each IDS and the Class B common stock will be included in stockholders’ equity, net of related transaction costs, and dividends paid on the Class A common stock and the Class B common stock will be recorded as a decrease to stockholders’ equity when declared. The notes portion of each IDS will be presented as long-term obligations, and the related transaction costs will be capitalized as deferred financing fees and amortized to interest expense over the term of the notes. Interest on the notes will be charged to interest expense as it is accrued.

Results of Operations

          The following table sets forth for the periods indicated, selected statement of operations data and EBITDA, as percentages of revenue:

	Fiscal Year Ended	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2002	March 31, 2003	March 31, 2004

Revenues	100.0%	100.0%	100.0%
Laundry operating expenses	67.4	68.5	68.9
General and administrative expenses	1.8	1.8	1.8
Depreciation and amortization	11.4	12.5	13.6
Amortization of advance location payments	4.3	4.0	3.9
Amortization of intangibles	8.4	3.0	2.9
Other items, net	—	(0.1)	—
Operating income	6.7	10.3	8.9
Loss on extinguishment of debt	2.1	—	—
Interest expense	13.6	10.9	10.8
Interest expense — preferred stock	—	—	4.7
Net loss(1)	(7.9)	(0.6)	(5.9)
EBITDA margin	28.7	29.8	29.3

(1)	For the year ended March 31, 2004, net loss includes approximately $24.7 million of preferred stock dividends recorded as interest expense. As required by SFAS 150, accrued and unpaid dividends prior to adoption of SFAS 150 have not been reclassified to interest expense. Preferred stock dividends for the years ended March 31, 2003 and 2002 and for the nine-month period from July 1, 2000 to March 31, 2001 were approximately $20.8 million, $20.4 million and $12.7 million, respectively.

          We have experienced net losses in each fiscal year since March 31, 2000. Such net losses are attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights (for all fiscal years) and goodwill (only through the 2002 fiscal year) accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income. The continued incurrence of significant depreciation and amortization expense may cause us to continue to incur a net loss.

          EBITDA represents earnings from continuing operations before interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of our three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. See footnote (4) of the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the periods indicated in the table immediately above.

          EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate CSC’s performance over various sales levels. EBITDA margin should not be considered as an alternative to measurements determined in accordance with accounting principles generally accepted in the United States.

Six Months Ended September 30, 2004 Compared to the Six Months Ended September 30, 2003

          The following table sets forth our revenues for the periods indicated (in millions of dollars):

	Six Months Ended
	September 30,

	2004	2003	Change

Route	$234.2	$232.4	$1.8
Distribution	15.3	14.2	1.1
Rental	16.9	15.9	1.0

	$266.4	$262.5	$3.9

          Revenue increased by approximately $3.9 million or 2% for the six months ended September 30, 2004, as compared to the prior year’s corresponding period.

          Route revenue for the six months ended September 30, 2004 increased by approximately $1.8 million or 1% over the prior year’s corresponding period. We believe that the increase was primarily the result of timing of price changes and internal growth in machine count during the prior and current year as well as revenue associated with collection services.

          Distribution revenue for the six months ended September 30, 2004 increased by approximately $1.1 million or 8% from the prior year’s corresponding period. Sales from the distribution business unit are sensitive to general market conditions and economic conditions. The increase was primarily due to increased sales from the Northeast operations slightly offset by decreased revenue due to the closing of operations in California. Distribution revenue from our California operations was approximately $1.0 million and $1.9 million for the six months ended September 30, 2004 and September 30, 2003, respectively.

          Rental revenue for the six months ended September 30, 2004 increased by approximately $1.0 million or 6% over the prior year’s corresponding period. This increase was primarily the result of internal growth of the machine base in existing areas of operations.

          Laundry operating expenses, exclusive of depreciation and amortization, increased by approximately $2.1 million or 1% for the six months ended September 30, 2004, as compared to the prior year’s corresponding period. The increase in laundry operating expenses was due primarily to (i) increased cost of sales of approximately $1.6 million due to increased sales in the distribution business, (ii) an increase in salary expense of approximately $0.8 million in the route business associated with collection services, (iii) an increase in insurance costs related to both medical and general business insurance coverage of approximately $0.6 million, (iv) costs associated with internal growth of the rental business of approximately $0.3 million and (v) an increase in fuel cost of approximately $0.4 million due primarily to increased fuel prices. These increases in laundry operating expenses were offset in part by a reduction in operating expenses as a result of the closing of California operations in the distribution business of approximately $1.8 million. As a percentage of revenues, laundry operating expenses were 69% for the six months ended September 30, 2004, as well as for the six months ended September 30, 2003.

          General and administrative expenses increased by approximately $0.1 million or 3% for the six months ended September 30, 2004, as compared to the prior year’s corresponding period. As a percentage of revenues, general and administrative expenses were approximately 1.8% for the six months September 30, 2004 as compared to approximately 1.7% for the six months ended September 30, 2003.

          Depreciation and amortization expense increased by approximately $2.0 million or 6% for the six months ended September 30, 2004, as compared to the prior year’s corresponding period. The increase in depreciation and amortization expense was primarily due to depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.

          Amortization of advance location payments decreased by approximately $0.5 million or 5% for the six months ended September 30, 2004, as compared to the prior year’s corresponding period. The decrease was primarily due to advance location payments incurred in the prior years becoming fully amortized.

          Amortization of intangibles decreased by approximately $0.3 million or 3% for the six months ended September 30, 2004, as compared to the prior year’s corresponding period. The decrease was primarily the result of intangibles related to acquisitions becoming fully amortized.

          Other items for the six months ended September 30, 2004 is comprised primarily of certain expenses associated with the closing of California operations in the distribution business.

          Operating income margins were 8.8% for the six month period ended September 30, 2004, as compared to 8.9% for the prior year’s corresponding period. The decrease in operating income margin was primarily due to increased cost of sales in the distribution business and increased operating expenses in the route business unit offset by increased revenue in the route and distribution businesses, as well as a reduction in operating expenses as a result of the closing of California operations in the distribution business, as discussed above.

          Interest expense increased by approximately $1.3 million or 3% for the six month period ended September 30, 2004, as compared to the prior year’s corresponding period. The increase in interest expense was the result of the cumulative effect of dividends on the redeemable preferred stock resulting in additional interest expense of approximately $1.3 million.

          The benefit for income taxes for the six month period ended September 30, 2004 was approximately $1.9 million as compared to a benefit for income taxes of approximately $1.4 million for the prior year’s corresponding period. The change was primarily due to a valuation allowance in the prior year of approximately $1.2 million with a tax effect of approximately $0.4 million. The effective tax rate for the six month period ended September 30, 2004 was 10% as compared to 8% for the prior year’s corresponding period. The effective tax rate for the six month period ended September 30, 2004 reflects changes in the amount of net operating loss carryforwards that we will be able to utilize.

          Net loss was approximately $16.7 million for the six month period ended September 30, 2004, as compared to net loss of approximately $15.9 million for the prior year’s corresponding period. The increase in net loss was primarily the result of an increase in redeemable preferred stock dividends reflected as interest expense.

          The following table sets forth an analysis of EBITDA for each of the route, distribution and rental divisions for the periods indicated:

	Six Months Ended
	September 30,

	2004	2003	Change

	(dollars in millions)
Route	$76.7	$76.6	$0.1
Distribution	0.5	(1.0)	1.5
Rental	6.6	6.3	0.3
Other items, net	(0.5)	—	(0.5)
Corporate expenses	(4.7)	(4.6)	(0.1)

	$78.6	$77.3	$1.3

          EBITDA was approximately $78.6 million for the six months ended September 30, 2004, as compared to approximately $77.3 million for the prior year’s corresponding period. EBITDA margin of approximately 29.5% for the six months ended September 30, 2004 is comparable with the prior year’s corresponding period. See footnote (4) to the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the periods indicated in the table immediately above.

Fiscal Year Ended March 31, 2004 Compared to the Fiscal Year Ended March 31, 2003

The following table sets forth our revenues for the years ended March 31, 2004 (the 2004 Fiscal Year) and the year ended March 31, 2003 (the 2003 Fiscal Year):

	Fiscal Year Ended March 31,

	2004	2003	Change

	(dollars in millions)
Route	$469.6	$471.5	$(1.9)
Distribution	28.9	35.0	(6.1)
Rental	32.6	28.7	3.9

Total	$531.1	$535.2	$(4.1)

          Revenue decreased by approximately $4.1 million or less than 1% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year.

          Route revenue for the 2004 Fiscal Year decreased by approximately $1.9 million or less than 1% as compared to 2003 Fiscal Year. We believe that the decrease was primarily the result of increased vacancies, which management believes became apparent during the quarter ended September 30, 2002, related to locations in certain regions, principally in the Southeast and Texas, as well as, to a lesser extent, the full year impact for the transfer of approximately 9,000 rental machines to AWA in the 2003 Fiscal Year. This decrease was slightly offset by an improvement in revenue due to the timing of price increases and internal growth in machine count during the prior and current year. Management believes that to the extent vacancy rates in these regions increase in the future, route revenue in such regions may continue to decrease. Any such decrease, however, may be mitigated by our geographic diversity.

          Distribution revenue for the 2004 Fiscal Year decreased by approximately $6.1 million or 17% from the 2003 Fiscal Year. Sales from the distribution business unit are sensitive to general market economic conditions and as a result have experienced downward pressure. In addition, distribution revenue decreased due to the closing of the distribution operations in California. Distribution revenues from our California operations was approximately $3.0 million and $6.6 million for the 2004 Fiscal Year and 2003 Fiscal Year, respectively

          Rental revenue for the 2004 Fiscal Year increased by approximately $3.9 million or 14% over the prior year’s corresponding period. This increase was primarily the result of internal growth of the machine base in existing areas of operations during the prior and current years, as well as, to a lesser extent, the full year impact for the transfer of approximately 9,000 rental machines from the route business to AWA during the 2003 Fiscal Year.

          Laundry operating expenses, exclusive of depreciation and amortization, decreased by approximately $0.8 million or less than 1% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. This decrease in laundry operating expenses was due primarily to a reduction in cost of sales of approximately $5.7 million related to the decreased revenue experienced in the distribution business, as discussed above, offset by increased insurance costs related to both medical and general business insurance coverage of approximately $1.6 million, costs associated with expansion into four new markets in the rental business of approximately $2.6 million and increased utility costs in our retail laundromats of approximately $0.7 million. As a percentage of revenues, laundry operating expenses, exclusive of depreciation and amortization, were approximately 68.9% for the 2004 Fiscal Year, as compared to 68.5% for the 2003 Fiscal Year.

          General and administrative expenses decreased by approximately 1% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. As a percentage of revenues, general and administrative expenses were approximately 1.8% for both the 2004 Fiscal Year and the 2003 Fiscal Year.

          Other items, net, for the 2004 Fiscal Year is comprised of a gain of approximately $1.7 million. In October 2002, Laundry Corp. contributed its ownership interest in Resident Data, Inc. (which we refer to as “RDI”), valued at approximately $2.7 million, to Coinmach Corp. Subsequently, Coinmach Corp. sold the interest in RDI pursuant to an agreement and plan of merger between RDI and unrelated third parties for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million which was recorded in the 2003 Fiscal Year (which sale we refer to as the “RDI sale”). In connection with the RDI sale, and in addition to the cash proceeds received therefrom, we and the other sellers are entitled to their pro rata share (as determined by each seller’s previous ownership percentage of RDI) of (i) $5.0 million placed in escrow by the purchaser, subject to, among other things, the satisfaction of certain working capital adjustments and customary indemnification obligations (which is referred to as the escrow fund), and (ii) approximately $1.8 million, subject to the continued employment by RDI of certain members of its management (which is referred to as the contingent fund). The portion of such amounts to be paid to us is based on its previous ownership percentage of RDI, which was approximately 32%, and is scheduled to be paid in two equal installments in October 2003 and October 2004.

          Amounts to be received from the escrow fund and the contingent fund are recorded as income upon the determination by us that we are likely to receive such amounts and such amounts can be reasonably estimated. Despite our best determinations, however, there can be no assurance that we will receive such amounts. In October 2003, we received approximately $0.7 million related to our share of the escrow fund and approximately $0.3 million related to our share of the contingent fund. Based on the receipt of this first installment and certain other positive indicators, we have determined that the uncertainty surrounding the collectibility of our portion of the escrow fund due in October 2004 of approximately $0.7 million no longer existed. Accordingly, we recorded income of approximately $1.7 million for the 2004 Fiscal Year. We remain uncertain as to whether we will receive our portion of the contingent fund due in October 2004 of approximately $0.3 million.

          Offsetting the additional income related to the RDI sale for the 2004 Fiscal Year was approximately $1.9 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by Coinmach Corp. to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

          Other items, net, for the 2003 Fiscal Year is comprised of a gain of approximately $3.3 million as described above. Offsetting this gain was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the AWA Transactions, including the transfer of the Appliance Warehouse division of Coinmach Corp. to AWA and the formation of Holdings,

(ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by Coinmach Corp. to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances, none of which were material individually, which Coinmach Corp. chose not to pursue.

          Depreciation and amortization expense increased by approximately $5.4 million or 8% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The increase in depreciation and amortization expense was primarily due to depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.

          Amortization of advance location payments decreased by approximately $0.6 million or 3% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The decrease was due primarily to the reduction in the amount of advance location payments made in prior years.

          Amortization of intangibles decreased by approximately $0.3 million or 2% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The decrease was primarily the result of the reduction of intangibles relative to prior year acquisitions.

          Operating income margins were approximately 8.9% for the 2004 Fiscal Year, as compared to approximately 10.3% for the 2003 Fiscal Year. The decrease in operating income margin was primarily due to the decreased revenue, net of cost of sales, in the distribution business as well as due to the increase in depreciation and amortization expense, as discussed above.

          Interest expense increased by approximately $23.9 million or 41% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The increase in interest expense was a result of the change in the accounting treatment of redeemable preferred stock dividends resulting in additional interest expense of approximately $24.7 million, as well as, to a lesser extent, an increase in interest expense resulting from the interest rate swap agreements entered into by Coinmach Corp. in September 2002 that are at a slightly higher fixed rate compared to variable rates. This was offset by a decrease in interest expense primarily due to decreased borrowing levels under the Coinmach Corp. credit facility, a decrease in variable interest rates payable under such facility resulting from a market decline in interest rates.

          The benefit for income taxes for the 2004 Fiscal Year was approximately $3.6 million as compared to a provision for income taxes of approximately $0.4 million for the 2003 Fiscal Year. The change for the fiscal year period is due to the pretax loss of approximately $35.0 million for the 2004 Fiscal Year as compared to a pretax loss of approximately $2.8 million for the 2003 Fiscal Year. The effective tax rate for the 2004 Fiscal Year was 10% as compared to 14% for the prior year’s corresponding period. The effective tax rate for the 2004 Fiscal Year reflects the treatment of approximately $24.7 million of redeemable preferred stock dividends as interest expense.

          Net loss was approximately $31.3 million for 2004 Fiscal Year, as compared to net loss of approximately $3.2 million for the 2003 Fiscal Year. The increase in net loss was primarily the result of the treatment of approximately $24.7 million of redeemable preferred stock dividends as interest expense as well as decreased revenues and increase in depreciation expense, as described above. We have experienced net losses in each fiscal year since March 31, 2000. Such net losses are attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income.

          The following table sets forth an analysis of EBITDA for each of the route, distribution and rental divisions for the years indicated:

	Fiscal Year Ended
	March 31,

	2004	2003	Change

	(dollars in millions)
Route	$154.4	$158.9	$(4.5)
Distribution	(1.2)	(1.7)	0.4
Rental	12.2	11.4	0.8
Other items, net	(0.2)	0.5	(0.6)
Corporate expenses	(9.5)	(9.6)	0.1

EBITDA	$155.7	$159.5	$(3.8)

          EBITDA was approximately $155.7 million for the 2004 Fiscal Year, as compared to approximately $159.5 million for the 2003 Fiscal Year. EBITDA margins declined to approximately 29.3% for the 2004 Fiscal Year, as compared to approximately 29.8% for the 2003 Fiscal Year. This decrease was primarily the result of decreased revenues in the route business, increased insurance costs related to both medical and general business insurance coverage, costs associated with expansion into new markets in the rental business and increased utility costs, as previously discussed. See footnote (4) to the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the periods indicated in the table immediately above.

Fiscal Year Ended March 31, 2003 Compared to the Fiscal Year Ended March 31, 2002

          The following table sets forth our revenues for the 2003 Fiscal Year and the year ended March 31, 2002 (the 2002 Fiscal Year):

	Fiscal Year Ended March 31,

	2003	2002	Change

	(dollars in millions)
Route	$471.5	$478.1	$(6.6)
Distribution	35.0	38.4	(3.4)
Rental	28.7	22.4	6.3

Total	$535.2	$538.9	$(3.7)

          Revenue decreased by approximately $3.7 million or less than 1% for the 2003 Fiscal Year as compared to the 2002 Fiscal Year.

          Route revenue for the 2003 Fiscal Year decreased by approximately $6.6 million, or 1%, as compared to the 2002 Fiscal Year. We believe that the decline in route revenue for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year, was primarily the result of increased vacancies related to locations in certain regions as well as, to a lesser extent, a transfer of approximately 9,000 rental machines to AWA during the 2003 Fiscal Year. This decrease was slightly offset by an improvement in revenue from the timing of price changes and internal growth in machine count during the prior and current year. We believe that to the extent vacancy rates in certain of our operating regions, principally in the Southeast and Texas, increase in the future, route revenue in these regions may continue to decrease. Any such decrease, however, may be mitigated by our geographic diversity.

          Distribution revenue for the 2003 Fiscal Year decreased by approximately $3.4 million, or 9%, as compared to the 2002 Fiscal Year. Sales from the distribution business unit are sensitive to general market and economic conditions and as a result have experienced fluctuations during such periods.

          Rental revenue for the 2003 Fiscal Year increased by approximately $6.3 million, or 28%, over the 2002 Fiscal Year. The increase was primarily the result of the internal growth of the machine base in existing areas of operations and expansion into new territories, as well as, to a lesser extent, the transfer of approximately 9,000 rental machines from the route business to AWA during the 2003 Fiscal Year.

          Laundry operating expenses, exclusive of depreciation and amortization, increased by approximately $3.4 million, or less than 1%, for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. This increase in laundry operating expenses was due primarily to costs associated with expansion into new markets in the rental business of approximately $3.5 million and increased insurance costs related to both medical and general business insurance coverage of approximately $2.0 million, offset by a reduction in cost of sales of approximately $0.7 million related to decreased revenue experienced in the distribution business, as discussed above and a reduction in utility costs in our retail laundromats of approximately $0.4 million. As a percentage of revenues, laundry operating expenses, exclusive of depreciation and amortization, were approximately 68.5% and 67.4% for the 2003 Fiscal Year and the 2002 Fiscal Year, respectively.

          General and administrative expenses decreased by approximately 2% for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. The decrease in general and administrative expenses was primarily due to a slight reduction in various costs and expenses related to administrative functions. As a percentage of revenues, general and administrative expenses were approximately 1.8% for both the 2003 Fiscal Year and the 2002 Fiscal Year.

          Depreciation and amortization expense increased by approximately $5.9 million or 10% for the 2003 Fiscal Year as compared to the 2002 Fiscal Year. This increase was primarily due to depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.

          Amortization of advance location payments decreased by approximately $2.2 million or 9% for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. The decrease was due primarily to the reduction in the amount of advance location payments made in prior years.

          Amortization of intangibles decreased by approximately $29.2 million or 65% for the 2003 Fiscal Year as compared to the 2002 Fiscal Year. This decrease was primarily due to the elimination of amortization expense on goodwill of approximately $15.5 million and the reduction of amortization expense on contract rights of approximately $12.3 million as a result of the application of Statements of Financial Accounting Standards (SFAS No. 142), “Goodwill and Other Intangible Assets” and a change in the estimated useful lives of contract rights.

          Other items, net, for the 2003 Fiscal Year is comprised of a gain of approximately $3.3 million. In October 2002, Laundry Corp. contributed its ownership interest valued at approximately $2.7 million in RDI to Coinmach Corp. Subsequently, Coinmach Corp. sold its interest in RDI pursuant to an agreement and plan of merger between RDI and unrelated third parties, for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale resulting in a gain of approximately $3.3 million. Offsetting this gain was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the AWA Transactions, including the transfer of the Appliance Warehouse division of Coinmach Corp. to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry, which was the result of several actions taken by Coinmach Corp. to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances, none of which are material individually, which Coinmach Corp. chose not to pursue. For more information regarding the AWA Transactions, please see “— Operating and Investing Activities — The AWA Transactions.”

          Operating income margins were approximately 10.3% for the 2003 Fiscal Year, as compared to approximately 6.7% for the 2002 Fiscal Year. The increase in operating income margin for the 2003 Fiscal Year was primarily due to the decrease in amortization of intangibles.

          Interest expense decreased by approximately $14.9 million or 20% for the 2003 Fiscal Year, as compared to the 2002 Fiscal Year. On January 25, 2002, Coinmach Corp. issued $450 million of its

9% notes and entered into the Coinmach Corp. credit facility. The decrease in interest expense was primarily due to decreased borrowing levels under the Coinmach Corp. credit facility, a decrease in variable interest rates payable under such facility, as well as a decrease in the fixed rate on interest rate swap agreements, resulting from a market decline in interest rates. In addition, in the 2002 Fiscal Year, interest expense included approximately $4.2 million relating to cost of terminating the interest rate swap agreements that were entered into in connection with the prior senior credit facility that was replaced by the Coinmach Corp. credit facility, which was partially offset by a reduction in interest expense relating to the amortization of the premium on Coinmach Corp.’s 11 3/4% senior notes due 2005. This decrease was partially offset by an increase in interest expense as the result of increased indebtedness outstanding under the Coinmach Corp. 9% notes of $450 million as compared to approximately $296.7 million principal amount of Coinmach Corp.’s 11 3/4% notes. Coinmach Corp.’s 11 3/4% notes were redeemed in their entirety on February 25, 2002.

          Net loss was approximately $3.2 million for the 2003 Fiscal Year, as compared to approximately $42.3 million for the 2002 Fiscal Year. The decrease in net loss was primarily the result of decreased amortization of intangibles as well as decreased interest expense, as discussed above. In addition, in the 2002 Fiscal Year, we recognized a loss on the early extinguishments of debt of approximately $11.4 million.

          The following table sets forth an analysis of EBITDA for each of the route, distribution and rental divisions for the years indicated:

	Fiscal Year Ended March 31,

	2003	2002	Change

	(dollars in millions)
Route	$158.9	$166.0	$(7.1)
Distribution	(1.7)	1.1	(2.8)
Rental	11.4	8.7	2.7
Other Items, net	0.5	—	0.5
Loss on extinguishment of debt	—	(11.4)	11.4
Corporate expenses	(9.6)	(9.8)	0.2

EBITDA	$159.5	$154.6	$4.9

          EBITDA was approximately $159.5 million for the 2003 Fiscal Year, as compared to approximately $154.6 million for the 2002 Fiscal Year. EBITDA margins increased to approximately 29.8% for the 2003 Fiscal Year, as compared to approximately 28.7% for the 2002 Fiscal Year. The increase in EBITDA was primarily the result of the loss on extinguishment of debt in the 2002 Fiscal Year offset by decreased revenues in the route and distribution businesses, as discussed above, as well as increased insurance costs related to both medical and general business insurance coverage. See footnote (4) of the table contained under “Selected Consolidated Historical Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the periods indicated in the table immediately above.

Liquidity and Capital Resources

          We are a holding company with no material assets other than the capital stock of our subsidiaries and the intercompany note and the intercompany note guaranty. Our operating income is generated by our subsidiaries. Our liquidity requirements will primarily consist of interest payments on the notes offered hereby and dividend payments, if any, on our common stock. Our ability to make such payments will depend on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to distribute amounts to us, including by way of payments on the intercompany note.

          We and our subsidiaries have substantial indebtedness and debt service requirements. At September 30, 2004, on a consolidated basis we had outstanding long-term debt of approximately $715.8 million, which included $450.0 million of the Coinmach Corp. 9% notes and approximately

$257.3 million of borrowings under the Coinmach Corp. credit facility, and would have had approximately $714.3 million in long-term debt on a pro forma basis after giving effect to the Transactions. Term B loans under the Coinmach Corp. credit facility are not scheduled to begin to mature until July 25, 2009 and the Coinmach Corp. 9% notes are not scheduled to mature until February 1, 2010. Our stockholder’s deficit was approximately $184.7 million as of September 30, 2004.

          The primary liquidity needs of our operating subsidiaries are to fund capital expenditures, service subsidiary indebtedness and support working capital requirements. We have met these requirements for each of the past three fiscal years. Our principal sources of liquidity are cash flows from operating activities and selected borrowings available under the Coinmach Corp. credit facility. As of September 30, 2004, we had cash and cash equivalents of approximately $37.6 million and available borrowings under the Coinmach Corp. credit facility of approximately $68.6 million.

          As we have focused on increasing our cash flow from operating activities, we have made significant capital investments, primarily consisting of capital expenditures related to acquisitions, renewals and growth. We anticipate that we will continue to utilize cash flows from operations to finance our capital expenditures and working capital needs, including interest and principal payments on our outstanding indebtedness.

Financing Activities

          We have from time to time used external financings to meet cash needs for operating expenses, the payment of interest, retirement of debt and acquisitions and capital expenditures. We may use external financings in the future to refinance or fund the retirement of our and our subsidiaries’ existing indebtedness. The timing and amount of external financings depend primarily upon economic and financial market conditions, our consolidated cash needs and our future capital structure objectives, as well as contractual limitations on additional financings. Additionally, the availability and cost of external financings will depend upon the financial condition of the entities seeking those funds.

The Third Party Notes

          The third party notes issued in connection with the Transactions will be in an aggregate principal amount of $20.0 million and will be of the same series as the notes underlying the IDSs. The third party notes will be issued under the same indenture governing the notes underlying the IDSs, and therefore will be entitled to the same rights. Purchasers of third party notes may not purchase IDSs or equity in CSC and will be required to make representations to us in that regard and with regard to the absence of certain relationships with the underwriters or with a purchaser of IDSs or equity of CSC. See “Description of Certain Indebtedness — The Third Party Notes.”

          Immediately following the Transactions (without taking into account exercise of the underwriters’ over-allotment option), the third party notes will represent approximately 14% of the aggregate principal amount of the outstanding notes.

          The third party notes and the notes underlying the IDSs are notes of the same series that will be equally and ratably secured by substantially all of the existing and future assets of CSC, subject to permitted liens, including a first-priority security interest in the non-voting common stock of AWA, the capital stock of Laundry Corp., the intercompany note and the guaranties thereof. The third party notes (as well as all separate notes) may be redeemed or repurchased only in connection with a full or pro rata redemption of all the notes issued under the indenture or pursuant to an offer to repurchase made to all holders of notes. The guarantee by Laundry Corp. of the third party notes and the notes underlying the IDSs (and of any other separate notes) will constitute the only guarantee in respect of the third party notes and the notes underlying the IDSs immediately following the consummation of the offerings. The Laundry Corp. guarantee will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien. The second-priority perfected lien on the capital stock of Coinmach Corp. will be contractually subordinated to the lien of the collateral agent under the Coinmach Corp. credit facility on such capital stock pursuant to the intercreditor agreement.

          Following the occurrence of the merger event, the surviving entity of the merger will be the issuer of the notes, and the liens and security interests on the assets of the surviving entity (other than assets consisting of the capital stock of the direct subsidiaries of the surviving entity) will be released. The only liens providing security for the notes following the occurrence of the merger event will be a second priority perfected lien (subject to the intercreditor agreement) on the capital stock of the direct domestic subsidiaries and 65% of each class of capital stock of the direct foreign subsidiaries of the surviving entity, which lien will be contractually subordinated to the liens of the collateral agent under (A) the Coinmach Corp. credit facility pursuant to the intercreditor agreement or (B) if applicable, a replacement credit facility pursuant to a replacement intercreditor agreement in substantially the form of the then existing intercreditor agreement. Consequently, a second priority perfected lien on such capital stock will constitute the only security for the notes, and the notes will be effectively subordinated to the obligations outstanding under the Coinmach Corp. credit facility or if applicable, the replacement credit facility, in each case, to the extent of the value of such capital stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of holders of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis.”

          If at any time it is not prohibited from doing so under the terms of its then outstanding indebtedness, each of Coinmach Corp. and our other domestic restricted subsidiaries (other than Laundry Corp.) will be required to guarantee the notes on a senior unsecured basis. However, if any such subsidiary refinances any of its outstanding indebtedness, it will only be required to guarantee the notes if the terms of the new indebtedness do not prohibit it from doing so. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

The Coinmach Corp. 9% Notes

          On January 25, 2002, Coinmach Corp. issued $450 million of its 9% senior notes and entered into the Coinmach Corp. credit facility. Coinmach Corp. used the net proceeds from its sale of such 9% senior notes, together with borrowings under the Coinmach Corp. credit facility, to (i) redeem all of its outstanding 11 3/4% notes (including accrued interest and the resulting call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. Coinmach Corp.’s 11 3/4% notes were redeemed in their entirety on February 25, 2002. As of March 31, 2002, we recognized a loss on extinguishment of debt of approximately $11.4 million as a result of the redemption of Coinmach Corp.’s 11 3/4% notes and the refinancing of its prior senior credit facility in accordance with Statement of Financial Accounting Standards No. 145. Coinmach Corp. also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million and was recorded as interest expense in the 2002 fiscal year.

          The Coinmach Corp. 9% notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach Corp. and are redeemable, at Coinmach Corp.’s option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth in the indenture governing the Coinmach Corp. 9% notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. In addition, Coinmach Corp. has the option to redeem, on or before February 1, 2005, up to 35% of its 9% notes with money that it raises in one or more equity offerings, provided that certain requirements set forth in the indenture governing the Coinmach Corp. 9% notes are satisfied. Coinmach Corp. intends to exercise such option and redeem approximately $129.8 aggregate principal amount of its 9% notes with the equity contribution from CSC through Laundry Corp. to be made pursuant to the Transactions. See “Use of Proceeds.” The Coinmach Corp. 9% notes are guaranteed on a senior unsecured basis by Coinmach Corp.’s domestic restricted subsidiaries.

          The indenture governing the Coinmach Corp. 9% notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach Corp., the purchase, redemption or other acquisition of any capital stock of Coinmach Corp., the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the Coinmach Corp. 9% notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of the assets of Coinmach Corp.

          The events of default under the indenture governing the Coinmach Corp. 9% notes include provisions that are typical of senior unsecured debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Coinmach Corp. 9% notes may declare all unpaid principal and accrued interest on all of Coinmach Corp.’s 9% notes to be immediately due and payable.

          Upon the occurrence of a Change of Control (as defined in the indenture governing the Coinmach Corp. 9% notes), each holder of the Coinmach Corp. 9% notes will have the right to require that Coinmach Corp. purchase all or a portion of such holder’s Coinmach Corp. 9% notes pursuant to the offer described in the indenture governing the Coinmach Corp. 9% notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

          Coinmach Corp. is in compliance with all covenants under the indenture governing its 9% notes and is not aware of any events of default pursuant to the terms of such indebtedness.

The Coinmach Corp. Credit Facility

          The Coinmach Corp. credit facility is comprised of an aggregate of $355 million of secured financing consisting of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The Coinmach Corp. credit facility includes up to $10.0 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. Coinmach Corp.’s indebtedness under the Coinmach Corp. credit facility is secured by a first priority security interest in substantially all of Coinmach Corp.’s real and personal property and is guaranteed on a senior secured basis by each of Coinmach Corp.’s domestic subsidiaries. Under the Coinmach Corp. credit facility, Laundry Corp., Coinmach Corp.’s domestic subsidiaries and Coinmach Corp. pledged to Deutsche Bank Trust Company Americas, as collateral agent, their interests in all of the issued and outstanding shares of capital stock of their respective domestic subsidiaries. As of September 30, 2004, there was approximately $257.3 million of outstanding indebtedness under the Coinmach Corp. credit facility. We expect to cause Coinmach Corp. to repay a portion of the outstanding term loans under the Coinmach Corp. credit facility with the proceeds of this offering. See “Use of Proceeds.”

          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Coinmach Corp. credit facility to a fixed-rate loans, thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. We recognized an accumulated other comprehensive loss in the stockholders’ deficit section included in the condensed consolidated balance sheet at September 30, 2004 of approximately $0.4 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges. Coinmach Corp. intends to terminate these interest rate swaps with a portion of the net proceeds from the offerings.

          Coinmach Corp. is in compliance with all covenants under the Coinmach Corp. credit facility and is not aware of any events of default pursuant to the terms of such indebtedness.

          We expect that Coinmach Corp., Laundry Corp., certain subsidiaries of Coinmach Corp., the requisite lenders and the agents will enter into an amendment to the Coinmach Corp. credit facility to permit the Transactions and payments contemplated thereby. The effectiveness of that Coinmach Corp. credit amendment is a condition to the consummation of the offerings.

Operating and Investing Activities

          We use cash from operating activities to maintain and expand our business. As we have focused on increasing our cash flow from operating activities, we have made significant capital investments, primarily consisting of capital expenditures related to acquisitions, renewals and growth. We anticipate that we will continue to significantly rely upon cash flows from operations to finance our capital expenditures and working capital needs, including interest payments on our outstanding indebtedness.

          Capital expenditures for the six month period ended September 30, 2004 were approximately $37.0 million (excluding payments of approximately $2.2 million relating to capital lease obligations and excluding approximately $0.6 million relating to acquisition capital expenditures). The primary components of our capital expenditures are (i) machine expenditures, (ii) advance location payments, and (iii) laundry room improvements. Additionally, capital expenditures for the six month period ended September 30, 2004 included approximately $1.4 million attributable to technology upgrades. Our installed base of machines for the route business increased by approximately 300 machines for the six month period ended September 30, 2004. The growth in the rental business machine base was approximately 6,500 for the six month period ended September 30, 2004. The full impact on revenues and cash flow generated from capital expended on the net increase in the installed base of machines is not expected to be reflected in our financial results until subsequent reporting periods, depending on certain factors, including the timing of the capital expended. While we estimate that we will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that we will be able to do so.

          The following table sets forth our capital expenditures (excluding payments for capital lease obligations and business acquisitions) for the periods indicated (in millions of dollars):

	Six Months Ended
	September 30

	2004	2003	Change

Route	$33.9	$43.4	$(9.5)
Rental	2.9	5.1	(2.2)
Distribution	0.2	0.4	(0.2)

	$37.0	$48.9	$(11.9)

          Capital expenditures for the 2004 Fiscal Year were approximately $86.7 million (excluding payments of approximately $4.0 million relating to capital lease obligations and approximately $3.6 million relating to acquisition capital expenditures). The primary components of our capital expenditures are (i) machine expenditures, (ii) advance location payments, and (iii) laundry room improvements. Additionally, capital expenditures for the 2004 Fiscal Year included approximately $2.7 million attributable to technology upgrades. The growth in the installed base of machines for the route business was approximately 6,600 machines for the 2004 Fiscal Year, and the growth in the rental business machine base was approximately 19,900 machines for the 2004 Fiscal Year. The full impact on revenues and cash flow generated from capital expended on the net increase in the installed base of machines is not expected to be reflected in our financial results until subsequent reporting periods, depending on certain factors, including the timing of the capital expended. While we estimate that we will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that we will be able to do so.

          The following table sets forth our capital expenditures (excluding payments for capital lease obligations and business acquisitions) for the years indicated:

	Fiscal Year Ended
	March 31,

	2004	2003	Change

	(dollars in millions)
Route	$78.1	$77.2	$0.9
Distribution	0.6	0.1	0.5
Rental	8.0	9.4	(1.4)

Total	$86.7	$86.7	$—

          Management of our working capital, including timing of collections and payments and levels of inventory, affect operating results indirectly. However, our working capital requirements are, and are expected to continue to be, minimal since a significant portion of our operating expenses are commission payments based on a percentage of collections, and are not paid until after cash is collected from the installed machines.

The AWA Transactions

          On November 29, 2002, Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of AWA voting preferred stock, with a liquidation value of $14.6 million and (iii) 10,000 shares of AWA non-voting common stock. In March 2003, through a series of restructuring transactions, which we refer to herein as the “AWA Transactions,” all of the AWA common stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for equity interests (in the form of common and preferred membership units) in Holdings. As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA non-voting common stock, (ii) Coinmach Corp. became the sole holder of all of the outstanding AWA voting preferred stock, (iii) Laundry Corp. became a wholly owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unitholders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. Upon consummation of the Transactions, all of the AWA non-voting common stock will be held by CSC and all of the AWA voting preferred stock will be held by Coinmach Corp.

The Intercompany Note

          As part of the Transactions, we will use a portion of the proceeds from the offerings to make an intercompany loan to Coinmach Corp. in an original principal amount of $86.3 million, which loan will be evidenced by an intercompany note. Interest under the intercompany note will accrue at an annual rate of      % and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year and will be due and payable in full on                     , 2024. The intercompany note will be a senior unsecured obligation of Coinmach Corp., will rank equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and will rank senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s domestic restricted subsidiaries will guarantee the intercompany note on a senior unsecured basis. The intercompany note will contain covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the Coinmach Corp. 9% notes (as such covenants may be modified in the future pursuant to the terms of the Coinmach Corp. 9% notes); provided, however, that on the redemption or repayment in full of the Coinmach Corp. 9% notes, the covenants contained in the intercompany note will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the Coinmach Corp. 9% notes or, in the absence thereof, the notes. The intercompany note and the intercompany note guaranty will be pledged by us to secure the repayment of the notes. This pledge of these assets will enable the collateral agent for the holders of the notes to seek recourse against Coinmach Corp. and its domestic restricted subsidiaries that are guarantors of the intercompany note in connection with the foreclosure by the collateral agent of these assets. Otherwise, there would be no recourse to these subsidiaries because the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility prohibit their guaranteeing the notes; provided, however, that the obligations in respect of the intercompany note and the intercompany note guaranty, which represent unsecured obligations, will be effectively subordinated to any secured indebtedness of Coinmach Corp. and its domestic subsidiaries that are party to the intercompany note guaranty to the extent of the value of their assets securing that indebtedness.

          Under the terms of the intercompany note, each of the following will be an “event of default:”

•	default for 30 consecutive days in the payment when due of interest on the intercompany note;

•	a default in the observance or performance of any of the covenants relating to limitation on asset sales and conduct of business contained in the intercompany note which default continues for a period of 60 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the intercompany note;

•	a default in the observance or performance of any other covenant or agreement contained in the intercompany note which default continues for a period of 30 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note (except in the case of a default with respect to the covenant relating to mergers and consolidations, which will constitute an event of default under the intercompany note with such notice requirement but without such passage of time requirement);

•	except as permitted by the intercompany note, any guarantee of a “significant subsidiary” of Coinmach Corp. (as such term is defined in the Securities Act) of the obligations under the intercompany note ceases following the delivery thereof to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any such guarantor denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the intercompany note);

•	one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Coinmach Corp. or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting Coinmach Corp. or any of its significant subsidiaries; and

•	the failure to pay at final maturity the principal amount of any other indebtedness of Coinmach Corp., or the acceleration of the final stated maturity of such indebtedness,

including the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility (which acceleration is not rescinded, annulled or otherwise cured within 20 days), if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been similarly accelerated aggregates $10.0 million or more at any time.

          If an event of default occurs and is continuing, we will have the right to declare all obligations under the intercompany note immediately due and payable; provided that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the intercompany note and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the notes that causes a default or an event of default under the intercompany note shall also be a waiver of such default or event of default under the intercompany note without further action or notice.

          Neither we nor Coinmach Corp. may amend, modify or supplement the intercompany note without the consent of holders of at least a majority in aggregate principal amount of the notes then outstanding; provided, however, that we and Coinmach Corp. may amend the intercompany note without the consent of any holder of notes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations of Coinmach Corp. (or a guarantor of the obligations under the intercompany note) to us in the case of a merger or consolidation of Coinmach Corp. or sale of all or substantially all of Coinmach Corp.’s assets or such guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to us or, indirectly, to the holders of the notes, or that does not adversely affect our legal rights under the intercompany note;

•	to conform the text of the terms of the intercompany note to any provision of this prospectus to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the intercompany note; and

•	to evidence the release of any guarantor of the obligations under the intercompany note permitted to be released under the terms of the intercompany note or to allow any subsidiary of Coinmach Corp. to become a guarantor of the obligations under the intercompany note.

Summary of Contractual Obligations

          The following table sets forth information with regard to disclosures about our contractual obligations and commitments as of September 30, 2004:

		Payments Due in Fiscal Year

	Total	2005	2006	2007	2008	2009	After

Long-Term Debt Obligations	$708.0	$3.2	$6.8	$8.1	$16.6	$12.6	$660.7
Capital Lease Obligations	7.8	1.7	3.0	2.0	1.0	0.1	—
Operating Lease Obligations	29.4	4.3	7.8	6.0	4.0	2.9	4.4

	$745.2	$9.2	$17.6	$16.1	$21.6	$15.6	$665.1

Future Capital Needs and Resources

          Our near-term cash requirements are primarily related to payment of interest on our existing indebtedness, dividend payments, capital expenditures and working capital. Terms B loans under the Coinmach Corp. credit facility are not scheduled to begin to mature until July 25, 2009 and the Coinmach

Corp. 9% notes are not scheduled to mature until February 1, 2010. However, our level of indebtedness upon completion of the Transactions will have several important effects on our future operations including, but not limited to, the following: (i) a significant portion of our cash flow from operations will be required to pay interest on our indebtedness and the indebtedness of our subsidiaries, (ii) the financial covenants contained in certain of the agreements governing such indebtedness will require us and/or our subsidiaries to meet certain financial tests and may limit our respective abilities to borrow additional funds, (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired and (iv) our ability to adapt to changes in the laundry equipment services industry may be limited.

          The most significant factors affecting our near-term cash flow requirements are our ability to generate cash from operations, which is dependant on our ability to attract new and retain existing customers, and our ability to satisfy our debt service and capital expenditures requirements. Considering our anticipated level of capital expenditures, our scheduled interest payments and existing contractual obligations and subject to the factors described below, we estimate that over the next twelve months cash flow from operations, along with available cash and cash equivalents and borrowings under the Coinmach Corp. credit facility, will be sufficient to fund our operating needs and to service our indebtedness outstanding pursuant to the IDSs and the third party notes and Coinmach Corp.’s indebtedness outstanding under the intercompany note, the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility.

          Other factors, including but not limited to any significant acquisition transactions, the pursuit of any significant new business opportunities, potential material increases in the cost of compliance with regulatory mandates (including state laws imposing heightened energy and water efficiency standards on clothes washers), tax treatment of our debt, unforeseen reductions in occupancy levels, changes in our competitive environment, or unexpected costs associated with lease renewals, may affect our ability to fund our liquidity needs in the future. In addition, subject to certain limitations contained in the indenture governing the notes, at any time after the date that is six months after the closing of the offerings, we may redeem all or part of the then outstanding Class B common stock on a pro rata basis. Any exercise by us of such redemption rights will further reduce cash available to fund our liquidity needs.

          We intend to annually deduct interest expense on the notes from taxable income for U.S. federal and state and local income tax purposes. However, if the IRS were successfully to challenge our position that the notes are debt for U.S. federal income tax purposes, the cumulative interest expense associated with the notes would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. To the extent that any portion of the interest expense is determined not to be deductible, we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to federal, state and local authorities would be based on our taxable income or loss for each of the respective years that we take the interest expense deduction and would reduce our after-tax cash flow.

          Any disallowance of our ability to deduct interest expense could adversely affect our ability to make interest payments on the notes and dividend payments on the shares of Class A common stock represented by the IDSs as well as dividend payments on the Class B common stock. Based on our anticipated level of cash requirements, including capital expenditures, scheduled interest and dividend payments, and existing contractual obligations, we estimate that over the next twelve months cash flow from operations, along with the available cash and cash equivalents and borrowing capacity under the Coinmach Corp. credit facility, will be sufficient to fund our operating needs and to service our indebtedness even if the interest expense deduction is not allowed. See “Dividend Policy and Restrictions.” However, if in the future we cannot generate sufficient cash flow to meet our needs, we may be required to reduce or eliminate dividends on the Class A common stock and Class B common stock or obtain alternative sources of funds. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — We will not be able to deduct interest on the notes if the notes are not respected as debt for U.S. federal income tax purposes.”

          California, Connecticut and Maryland have adopted state laws imposing heightened energy and water efficiency standards on commercial clothes washers, and other states are considering similar laws. While such laws are not scheduled to go into effect until 2007 and 2008, implementing machines compliant with such laws could result in increased capital costs (including material and equipment costs), labor and installation costs, and in some cases, operation and maintenance costs. Other states in which we operate may adopt similar laws, which would increase our costs associated with compliance.

          We continuously monitor our debt position and dividend policy and coordinate our capital expenditure program with expected cash flows and projected interest and dividend payments. However, our actual cash requirements may exceed our current expectations. In the event cash flow is lower than anticipated, we expect to either (i) reduce capital expenditures, (ii) supplement cash flow from operations with borrowings under the Coinmach Corp. credit facility or (iii) evaluate other cost-effective funding alternatives. Under the dividend policy that we will adopt, substantially all of the cash generated by our business in excess of operating needs, debt service obligations and reserves will be distributed to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If sources of liquidity are not available or if we cannot generate sufficient cash flow from operations, we might also be required to reduce or eliminate dividends or obtain additional sources of funds through capital market transactions, reducing or delaying capital expenditures, refinancing or restructuring our indebtedness, asset sales or financing from third parties, or a combination thereof. Additional sources of funds may not be available or allowed under the terms of our outstanding indebtedness or that of our subsidiaries or, if available and allowed, may not have commercially reasonable terms.

          Our inability to comply with covenants or other conditions contained in the indenture governing the notes, the indenture governing the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility could result in an acceleration of payment of all amounts owed thereunder.

Certain Accounting Treatment

          Our depreciation and amortization expense, amortization of advance location payments and amortization of intangibles which aggregated approximately $108.6 million and $104.2 million for the 2004 Fiscal Year, and the 2003 Fiscal Year, respectively, and approximately $55.2 million for the six months ended September 30, 2004 reduces our net income, but not our cash flow from operations. In accordance with accounting principles generally accepted in the United States, a significant amount of the purchase price representing the value of location contracts arising from businesses acquired by us is allocated to “contract rights.” Management evaluates the realizability of contract rights balances (if there are indicators of impairment) based upon our forecasted undiscounted cash flows and operating income. Based upon present operations and strategic plans, we believe that no impairment of contract rights has occurred.

Inflation and Seasonality

          In general, our laundry operating expenses and general and administrative expenses are affected by inflation and the effects of inflation that may be experienced by us in future periods. We believe that such effects will not be material. Our business generally is not seasonal.

Quantitative and Qualitative Disclosures About Market Risk

          Our principal exposure to market risk relates to changes in interest rates on our long-term borrowings. Our operating results and cash flow would be adversely affected by an increase in interest rates. As of September 30, 2004, we had approximately $107.3 million outstanding relating to our variable rate debt portfolio.

          Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market rates. Market risk is the risk of loss from adverse changes in market prices and interest rates. If market rates of interest on our variable interest rate debt increased by 2.0% (or 200 basis points), our annual interest expense on such variable interest rate debt would increase by approximately $2.1 million, assuming the total amount of variable interest rate debt outstanding was $107.3 million, the balance as of September 30, 2004.

          We enter into interest rate swap agreements from time to time to mitigate our exposure to adverse interest rate fluctuations. On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Coinmach Corp. credit facility to a fixed rate basis, thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. Coinmach Corp. intends to terminate these interest rate swaps with a portion of the net proceeds from the offerings.

          Our fixed debt instruments are not generally affected by a change in the market rates of interest, and therefore, such instruments generally do not have an impact on future earnings. However, as fixed rate debt matures, future earnings and cash flows may be impacted by changes in interest rates related to debt acquired to fund repayments under maturing facilities.

          We do not use derivative financial instruments for trading purposes and are not exposed to foreign currency exchange risk.

BUSINESS

          We believe we are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America, based on information provided by the Multi-Housing Laundry Association, a national trade association of multi-housing laundry operators and suppliers. Our core business (which we refer to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats. For the twelve months ended September 30, 2004, our route business represented approximately 88% of our total revenues.

          Our long-term contracts with our customers provide us with stable, recurring revenues and consistent cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base.

          The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as natural gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the quality of service we provide our customers.

          We have grown our route business through selective acquisitions in order to expand and geographically diversify our service territories. Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”), growing our washer and dryer machine base from approximately 55,000 machines in 5,000 locations to approximately 664,000 machines in approximately 70,000 locations as of September 30, 2004. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America. We also operated, as of September 30, 2004, 162 retail laundromats with approximately 11,000 machines located in Texas and Arizona.

          We have experienced net losses in each fiscal year since 2000, and as of September 30, 2004, we had an accumulated deficit of approximately $181.4 million and a total stockholders’ deficit of approximately $184.7 million. As of September 30, 2004, we had approximately $715.8 million in long-term debt and would have had approximately $714.3 million in long-term debt on a pro forma basis, after giving effect to the transactions described under “Summary — Summary of the Transactions.”

          In addition to our route business, we rent laundry machines and other household appliances to property owners, managers of multi-family housing properties, individuals and corporate entities through AWA. As of September 30, 2004, approximately 204,000 washers and dryers were installed with our rental customers through AWA. We also operate a laundry equipment distribution business through Super Laundry.

          We believe that our route business represents the industry-leading platform from which to continue the consolidation of the fragmented outsourced laundry equipment industry, as well as potentially develop and offer complementary services to other collections based route businesses such as independent payphone operators and parking meters. We intend to grow the route operation, as well as utilize our substantial sales, service, collections and security infrastructure throughout the United States to offer related services to businesses outside our existing laundry business. We also intend to continue to evaluate our investment opportunities in AWA and manage Super Laundry and the retail laundromats to improve operating efficiencies, as well as realize cost efficiencies between these businesses and our route operations.

Business Operations

     Description of Principal Operations

          The primary aspects of our route business operations include: (i) sales and marketing; (ii) location leasing; (iii) service; (iv) information management; (v) remanufacturing and (vi) revenue collection and security.

Sales and Marketing

          We market our products and services through a sales staff with an average industry experience of over ten years. The principal responsibility of the sales staff is to solicit customers and negotiate lease arrangements with building owners and managers. Sales personnel are paid commissions that comprise 50% or more of their annual compensation. Selling commissions are based on a percentage of a location’s annualized earnings before interest and taxes. Sales personnel must be proficient with the application of sophisticated financial analyses, which calculate minimum returns on investments to achieve our targeted goals in securing location contracts and renewals. We believe that our sales staff is among the most competent and effective in the industry.

          Our marketing strategy emphasizes excellent service offered by our experienced, highly-skilled personnel and quality equipment that maximizes efficiency and revenue and minimizes machine down-time. Our sales staff targets potential new and renewal lease locations by utilizing the integrated computer systems’ extensive database to provide information on our, as well as our competitors’, locations. Additionally, the integrated computer systems monitor performance, repairs and maintenance, as well as the profitability of locations on a daily basis. All sales, service and installation data is recorded and monitored daily on a custom-designed, computerized sales planner.

          No single customer represents more than 2% of our gross revenue, and our ten largest customers collectively account for less than 5% of our gross revenue.

Location Leasing

          Our leases provide us the exclusive right to operate and service the installed laundry machines, including repairs, revenue collection and maintenance. We typically set pricing for the use of the machines on location, and the property owner or property manager maintains the premises and provides utilities such as gas, electricity and water.

          In return for the exclusive right to provide laundry equipment services, most of our leases provide for monthly commission payments to the location owners. Under the majority of leases, these commissions are based on a percentage of the cash collected from the laundry machines. Many of our leases require us to make advance location payments to the location owner in addition to commissions. Our leases typically include provisions that allow for unrestricted price increases, a right of first refusal (an opportunity to match competitive bids at the expiration of the lease term) and termination rights if we do not receive minimum net revenues from a lease. We have some flexibility in negotiating our leases and, subject to local and regional competitive factors, may vary the terms and conditions of a lease, including commission rates and advance location payments. We evaluate each lease opportunity through our integrated computer systems to achieve a desired level of return on investments.

          We estimate that approximately 90% of our locations are under long-term leases with initial terms of five to ten years. Of the remaining locations not subject to long-term leases, we believe that we have retained a majority of such customers through long-standing relationships and expect to continue to service such customers. Most of our leases renew automatically or have a right of first refusal provision. Our automatic renewal clause typically provides that, if the building owner fails to take any action prior to the end of the original lease term or any renewal term, the lease will automatically renew on substantially similar terms. As of September 30, 2004, based on number of machines, our leases had an average remaining life to maturity of approximately 51 months (without giving effect to automatic renewals).

Service

          Our employees deliver, install, service and collect revenue from washers and dryers in laundry facilities at our leased locations.

          Our integrated computer systems allow for the quick dispatch of service technicians in response to both computer-generated (for preventive maintenance) and customer-generated service calls. On a daily basis, we receive and respond to approximately 2,500 service calls. We estimate that less than 1% of our machines are out of service on any given day. The ability to reduce machine down-time, especially during peak usage, enhances revenue and improves our reputation with our customers.

          In a business that emphasizes prompt and efficient service, we believe that our integrated computer systems provide a significant competitive advantage in terms of responding promptly to customer needs. Computer-generated service calls for preventive maintenance are based on previous service history, repeat service call analysis and monitoring of service areas. These systems coordinate our radio-equipped service vehicles and allow us to address customer needs quickly and efficiently.

Information Management

          Our integrated computer systems serve three major functions: (i) tracking the service cycle of equipment; (ii) monitoring revenues and costs by location, customer and salesperson and (iii) providing information on competitors’ and our lease renewal schedules.

          Our integrated computer systems provide speed and accuracy throughout the entire service cycle by integrating the functions of service call entry, dispatching service personnel, parts and equipment purchasing, installation, distribution and collection. In addition to coordinating all aspects of the service cycle, our integrated computer systems track contract performance, which indicate potential machine problems or pilferage and provide data to forecast future equipment servicing requirements. Given the rapid changes in technology, we are constantly working with vendors to upgrade our integrated computer systems to enhance the productivity of our workforce. To that end, we initiated a comprehensive program in September 2003 through which we will improve communications among our regions and maximize cost savings, including programs related to business intelligence, field service management and sales force automation.

          Data on machine performance is used by our sales staff to forecast revenue by location. We are able to obtain daily, monthly, quarterly and annual reports on location performance, coin collection, service and sales activity by salesperson.

          Our integrated computer systems also provide our sales staff with an extensive database essential to our marketing strategy to obtain new business through competitive bidding or owner-operator conversion opportunities.

          We also believe that our integrated computer systems enhance our ability to successfully integrate acquired businesses into our existing operations. Regional or certain multi-regional acquisitions have typically been substantially integrated within 90 to 120 days, while a local acquisition can be integrated almost immediately.

Remanufacturing

          We rebuild and reinstall a portion of our machines at approximately one-third the cost of acquiring new machines, providing cost savings. Remanufactured machines are restored to virtually new condition with the same estimated average life and service requirements as new machines. Machines that can no longer be remanufactured are added to our inventory of spare parts.

Revenue Collection and Security

          We believe that we provide the highest level of security for revenue collection control in the laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. We enforce stringent employee standards and screening procedures for prospective employees. Employees responsible for, or who have access to, the collection of funds are tested randomly and frequently. Additionally, our security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations, and implement additional security procedures as necessary.

Description of Complementary Operations

Rental Operations

          AWA is involved in the business of leasing laundry equipment and other household appliances and electronic items to corporate relocation entities, property owners, managers of multi-family housing properties and individuals. With access to approximately six million individual housing units, we believe this business line represents an opportunity for growth in a new market segment which is complementary to its route business. AWA is the product of two platform acquisitions which were consummated in 1997 and 1998, which acquisitions represented a combined rental fleet of 51,000 in Georgia and Texas. As of September 30, 2004, we have organically grown AWA’s operations to an installed machine base of approximately 204,000 across 28 states. Following the Transactions, AWA will be a wholly owned subsidiary of Coinmach Corp. For both the fiscal year ended March 31, 2004 and the six months ended September 30, 2004, revenue generated by AWA represented approximately 6% of our total revenue.

Distribution Operations

          Super Laundry, our indirect wholly owned subsidiary, is a laundromat equipment distribution company which was incorporated in 1995. Super Laundry’s business consists of constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive and non-exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. Super Laundry’s customers generally enter into sales contracts pursuant to which Super Laundry constructs and equips a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. In addition, Super Laundry, through its wholly owned subsidiary, ALFC, builds and develops laundromat facilities for sale as franchise locations. For the fiscal year ended March 31, 2004 and the six months ended September 30, 2004, revenue generated by Super Laundry represented approximately 6%, of our total revenue.

Competition

          The laundry equipment services industry is highly competitive, capital intensive and requires reliable and quality service. Despite the overall fragmentation of the industry, we believe there are currently three multi-regional route operators, including us, with significant operations throughout the United States. Our two major multi-regional competitors are Web Service Company, Inc. and Mac-Gray Corp.

          We believe our most significant competitive strength is our ability to maximize commissions and/or make advance location payments to location owners while maintaining the highest level of service. We are significantly larger than the next largest competitor, and we are the only provider with a national presence. As such, we can spread our overhead costs over a larger machine base, allowing us a competitive advantage by offering more attractive pricing terms to our customers. In addition, our national presence enables us to offer large national customers broader coverage in order to service a wider range of their properties.

Employees

          As of September 30, 2004, we employed 2,039 employees (including 293 laundromat attendants in our retail laundromats in Texas and Arizona). In our Northeast region, 119 hourly workers are represented by Local 966, affiliated with the International Brotherhood of Teamsters. We believe that we maintain a good relationship with these union employees and we have never experienced a work stoppage since our inception.

Our Industry

          The laundry equipment services industry is characterized by stable operating cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. Based upon industry estimates, we believe there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately 2.4 million of which have been outsourced to independent operators such as us and approximately 1.1 million of which continue to be operated by the owners of such locations, which we refer to as owner operators.

          We believe the industry’s consistent revenue and operating cash flows are primarily due to the long-term nature of location leases and the stable demand for laundry services. When new or renewal leases are signed, industry participants incur initial costs including the cost of washers and dryers, laundry room leasehold improvements and, at times, advance location payments. Property owners and landlords are typically responsible for utilities. Moreover, as the useful life of laundry equipment typically extends throughout the term of the contract pursuant to which it is installed, incremental capital requirements including working capital to service such contracts are not significant. Hence, the industry’s operating cash flows and capital requirements are predictable.

          Historically, the industry has been characterized by stable demand and has generally been resistant to changing market conditions and economic cycles. While the industry is affected by changes in occupancy rates of residential units, the effect of such changes is limited as laundry services are a necessity for tenants.

          The laundry equipment services industry remains highly fragmented, with many small, private and family-owned route businesses operating throughout all major metropolitan areas in the United States. According to information provided by the Multi-housing Laundry Association, the industry consists of over 280 independent operators. We believe that the highly fragmented nature of the industry, combined with the competitive advantages associated with economies of scale, will lead to further consolidation within the industry.

Our Competitive Strengths

          Market Leadership Position. As of September 30, 2004, our core business operated approximately 664,000 washers and dryers in 153,000 leased laundry rooms in approximately 70,000 locations. This makes us the industry’s leading provider, with 19% of the total installed machine base in North America. Our two largest competitors each represent less than 10% of such total installed machine base, and the remainder is highly fragmented. We believe that our national reputation for superior service, the structure of our contracts and the strength of our long-term customer relationships have allowed us to retain a large portion of our location leases and installed machine base over the years.

          Recurring Revenues and Stable Operating Cash Flows. We derived 88% of our revenues for the twelve months ended September 30, 2004 from our route business, primarily under long-term contracts with property management companies, owners of rental apartment buildings, condominiums and cooperatives, universities and other multi-family housing properties. Our recurring revenue base, stable capital expenditure requirements and minimal working capital requirements allow us to maintain predictable and consistent operating cash flows.

          Diversified Customer Base. No one customer accounts for more than 2% of our total revenues, with our ten largest customers representing less than 5% of our total revenues in the aggregate. As a result, the loss of any existing customer would not have a material impact on our revenues or cash flows. In addition, our contract expirations are staggered, further mitigating the impact of any individual contract renewal or loss.

          Geographic Diversity. We believe that the scope of our operations throughout North America provides us with a competitive advantage over local and regional operators. In particular, our national platform positions us well to serve customers that own and operate residential units throughout the United States. Moreover, since our installed machine base is located in multiple regions, we are less susceptible than local and regional operators to the economic cycles which are oftentimes regional in nature.

          Regional Operations with National Leadership. Our operating structure allows us to operate in a decentralized manner while at the same time maintaining centralized policies and controls. This structure enables regional offices to provide tailored support to local customers, while benefiting from a central corporate structure capable of providing advanced computer systems and management support. In addition, our structure allows regional managers to adapt operations and financial decision making criteria to the unique cost structures attributable to each region. Each regional manager’s compensation is linked to the financial performance of their region.

          Significant Economies of Scale. We are able to leverage our infrastructure, including our sales, service, collections, security and corporate overhead, over a larger installed machine base than our competitors. Furthermore, we believe that we are able to purchase machines at a lower cost and on more favorable terms than those available to smaller industry participants. As a result of our size, scale and financial resources, we believe that we can offer more attractive lease terms (including advance locations payments, new equipment and capital improvements) than those offered by our competitors, while still meeting our cash flow and return on investment criteria.

          Advanced Management Information Systems. We believe that we have the most advanced management information systems in our industry. Our integrated computer systems provide real time operational and competitive data that, in conjunction with our multi-regional service capabilities, enhance our efficiencies throughout our operating regions and enable us to deliver superior customer service. These integrated computer systems also provide us the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. We also believe that these computer systems will allow us to pursue opportunities outside of our route business.

          Secure System for Revenue Collection. We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. Security personnel monitor locations, conduct investigations and implement additional security procedures as necessary. Additionally, our security department performs trend and variance analyses of daily collections by location.

          Experienced Senior Management Team. We have a strong and experienced management team at the corporate and operating levels. Our senior management on average has been involved in the laundry equipment service industry and has been affiliated with us and our predecessors for over 20 years. We believe the skill and experience of our management team continue to provide significant benefits to us as we evaluate opportunities to enhance and expand our business.

Our Strategy

          Our business strategy is to maintain and enhance our market leadership position as the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our growth strategy is to increase cash flow from operations and profitability through a combination of organic and external growth, through which we expect to achieve additional economies of scale. We also intend to enter segments of our industry that complement our stable route business.

          Organic Growth. The principal factors contributing to our organic growth include:

•	New Customers and Locations. Our sales and marketing efforts focus on adding new customers as well as increasing the number of locations from our existing customers. We add new customers by marketing our products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration or who currently manage their own laundry facilities. According to information provided by the Multi-housing Laundry Association, there are approximately 1.1 million machines installed in locations that continue to be managed by owner-operators. Building owners or managers can eliminate cash outlays and equipment servicing costs by contracting with us to purchase, service and maintain laundry equipment. We offer a full range of services from the design, construction and installation of new laundry equipment facilities to the refurbishment of existing facilities which we believe provides us a competitive advantage in securing new customers.

•	Operating Efficiencies. We focus on improving our net contribution per machine by increasing operating efficiencies. Each additional location added to our existing base provides us the ability to further leverage our well-developed operating infrastructure and positions us to achieve higher returns on our established base.

•	Price Changes. We actively monitor our installed base to identify those locations in which to implement price changes. Pricing strategy is established at the corporate level, and implemented by the regional managers, at their discretion, as local competition and other factors unique to a local region are analyzed in determining the efficacy of price changes. Since our regional managers’ compensation is linked to the financial performance of their region, they are provided certain latitude to implement pricing changes and other operational policies to maximize the revenues and operating cash flow of their local business.

•	Disciplined Approach to Capital Expenditures. Whether a new contract or an acquisition, we are focused on the ability to generate the revenues and operating cash flow to validate any capital investment decision. As such, every new contract, renewal and/or acquisition undergoes a comprehensive financial analysis to ensure that our return criteria are met.

•	Continued Development of Integrated Computer Systems. While we believe that we have the most advanced management information systems in the industry, we are constantly working with our vendors to upgrade our integrated computer systems, given the rapid changes in technology. To that end, we initiated a comprehensive program through which we will improve communications among our regions and maximize cost savings, including programs related to field service management sales force automation, and business intelligence. We invested approximately $2.7 million in this program in the fiscal year ended March 31, 2004 and approximately $1.4 million in the six months ended September 30, 2004, with an additional $1.6 million budgeted for the remainder of the current fiscal year. We believe that the results of this investment program will result in improved financial performance through increased operational efficiency, quicker response time and reduced costs.

•	Expansion of Rental Opportunities. We believe that AWA is well-positioned for growth in both new and existing markets. As a result, we will continue to evaluate our investment opportunities in AWA, including in laundry equipment, computer systems, and regional offices to improve customer service and reduce operating costs.

          External Growth. The principal factors contributing to our external growth include:

•	Growth Through Disciplined Acquisitions. While the number of significant acquisition opportunities has diminished, due in part to our successful execution of our acquisition strategy, we have focused our efforts over the past several years on selectively acquiring smaller routes within our fragmented industry. We believe that there are numerous private, family-owned businesses that often lack the financial resources to compete effectively with larger independent operators such as us to secure new or existing contracts. Consequently, such independent operators, especially those that are undergoing generational ownership changes, continue to represent potential acquisition opportunities. Determination of attractive acquisition targets is based on many factors, including the size of the business in terms of cash flow and ongoing machine base, existing contract terms and potential operating efficiencies and cost savings.

•	Develop Complementary Lines of Business. We believe that our leading market position and our access to over six million individual housing units provide us with additional growth and diversification opportunities both within and beyond our existing laundry business. We believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections or service-based route businesses that are unrelated to our existing laundry business. We regularly explore strategic alliances with other companies in an effort to develop these ancillary revenue streams, such as payphone and parking meter collection services.

General Development of Business

          Our original predecessor entity was founded over 50 years ago as a private, family-run business with operations in New York. Since then the business has grown organically under its founders and subsequent owners.

          Laundry Corp., our direct wholly owned subsidiary, was incorporated on March 31, 1995 under the name SAS Acquisitions Inc. in the State of Delaware and is the sole stockholder of all of the common stock of Coinmach Corp., our primary operating subsidiary. In November 1995, The Coinmach Corporation, a Delaware corporation and predecessor of Coinmach Corp. which we refer to as “TCC,” merged with and into Solon Automated Services, Inc., which we refer to as “Solon.” In connection with the merger with Solon, Laundry Corp. changed its name from SAS Acquisitions Inc., and Solon, the surviving corporation in the Solon Merger, changed its name to Coinmach Corp.

          Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”), growing our washer and dryer machine base from approximately 55,000 machines in 5,000 locations to approximately 879,000 machines in approximately 80,000 locations as of September 30, 2004. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America.

          On May 12, 2000, Laundry Corp. entered into an Agreement and Plan of Merger with CLC Acquisition Corporation, a Delaware corporation which we refer to as “CLC Acquisition” and which was formed by Bruce V. Rauner, a director of us, Coinmach Corp. and Laundry Corp., a member of the Holdings board and a principal of the indirect general partner of GTCR Fund IV, Laundry Corp.’s then-largest stockholder. Pursuant to the merger agreement, CLC Acquisition acquired all of Laundry Corp.’s outstanding common stock and non-voting common stock for $14.25 per share in a two-step going-private transaction consisting of a tender offer followed by a merger transaction of CLC Acquisition with and into Laundry Corp. Effective July 13, 2000, CLC Acquisition was merged with and into Laundry Corp. pursuant to the terms of the merger agreement. Laundry Corp.’s Class A common stock was subsequently delisted from The NASDAQ Stock Market, and Laundry Corp. no longer was subject to the reporting requirements of the Exchange Act. We refer to the foregoing transactions collectively as the “Going Private Transaction.”

The AWA Transactions

          On November 29, 2002, Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of AWA voting preferred stock, with a liquidation value of $14.6 million, and (iii) 10,000 shares of AWA non-voting common stock.

          In March 2003, through a series of restructuring transactions, which we refer to herein as the “AWA Transactions,” all of the AWA non-voting common stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for equity interests (in the form of common and preferred membership units) in Holdings. As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA non-voting common stock, (ii) Coinmach Corp. became the sole holder of all of the outstanding AWA voting preferred stock, (iii) Laundry Corp. became a wholly owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unitholders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. Upon consummation of the Transactions, all of the AWA non-voting common stock will be held by CSC and all of the AWA voting preferred stock will be held by Coinmach Corp.

Properties

          As of September 30, 2004, we leased 65 offices throughout our operating regions serving various operational purposes, including sales and service activities, revenue collection and warehousing. A significant portion of our leased properties service our route operations.

          We presently maintain our headquarters in Plainview, New York, leasing approximately 11,600 square feet pursuant to a ten-year lease scheduled to terminate September 30, 2011. Our Plainview facility is used for general and administrative purposes.

          We also maintain a corporate office in Charlotte, North Carolina, leasing approximately 3,000 square feet pursuant to a five-year lease scheduled to terminate September 30, 2006.

Legal Proceedings

          We are party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon our financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

          The tables below list our directors and executive officers and the executive officers of Holdings and/or our subsidiaries. Such tables are followed by descriptions of all positions and offices held by such persons with us, Holdings and/or our subsidiaries, the periods during which they have served as such and certain other information. The term of office of each director continues until the elections of directors to be held at the next annual meeting of stockholders or until his successor has been elected. There is no family relationship between any director or executive officer and any other director or executive officer of us or our subsidiaries.

          CSC. The table below lists our directors and executive officers. Upon completion of the offerings we intend to continue to have two executive officers. We intend to appoint John R. Scheessele (age 57) as an additional director, who has not been selected as of the date of this prospectus, prior to the closing of the offerings.

Name	Title	Age

Stephen R. Kerrigan	Chairman of the Board, President, Chief Executive Officer and Director	51
Robert M. Doyle	Chief Financial Officer, Senior Vice President, Secretary and Treasurer	47
James N. Chapman	Director	42
David A. Donnini	Director	39
Bruce V. Rauner	Director	48

          CSC subsidiaries and/or Holdings. The table below lists the executive officers of Holdings and/or our subsidiaries, as the case may be. Unless otherwise indicated, the officers listed below hold the positions set forth opposite their names for Holdings, Laundry Corp. and Coinmach Corp.

Name	Title	Age

Stephen R. Kerrigan	Chairman of the Board and Chief Executive Officer	51
Mitchell Blatt	President and Chief Operating Officer	53
Robert M. Doyle	Chief Financial Officer, Senior Vice President, Treasurer, Secretary	47
Ramon Norniella	President and Secretary of AWA; Senior Vice President of Coinmach Corp.	45
Michael E. Stanky	Senior Vice President	53

          Mr. Kerrigan. Mr. Kerrigan has been a director, Chairman of the Board, President and Chief Executive Officer of CSC since March 2004. Mr. Kerrigan has been Chief Executive Officer of Laundry Corp. since May 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Kerrigan was President and Treasurer of Solon and Laundry Corp. from April 1995 until May 1996, and Chief Executive Officer of TCC from January 1995 until November 1995. Mr. Kerrigan has been a director and Chairman of the Laundry Corp. Board of Directors since April 1995 and of the Coinmach Corp. Board of Directors since November 1995, Chairman of the Board of Holdings since November 2002 and a member of the board of managers of Holdings since March 2003. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of Solon from April 1995 to November 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of TCC’s predecessor, Coinmach Industries Co., L.P. from 1987 to 1994.

          Mr. Blatt. Mr. Blatt has been President and Chief Operating Officer of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since November 2002. Mr. Blatt was the President and Chief Operating Officer of TCC from January 1995 to November 1995. Mr. Blatt was a director of Laundry Corp. and Coinmach Corp. from November 1995 to March 2003. Mr. Blatt joined TCC as Vice President-General Manager in 1982 and was Vice President and Chief Operating Officer from 1988 to 1994.

          Mr. Doyle. Mr. Doyle has been CSC’s Chief Financial Officer, Senior Vice President, Treasurer and Secretary since December 2003. Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since November 2002. Mr. Doyle was a director of Coinmach Corp. from November 1995 to March 2003. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined TCC’s predecessor in 1986 as Controller. In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller.

          Mr. Norniella. Mr. Norniella has been Vice President of Coinmach Corp. since 1998, becoming Senior Vice President in April 2000. Mr. Norniella has been President and Secretary of AWA since its incorporation in November 2002. Mr. Norniella was Vice President and General Manager of Macke Laundry Services, Inc.’s Florida region from 1986 through 1992 and its Texas region from 1995 through 1998. Mr. Norniella served as Vice President of Correspondent Banking for Banco del Pichincha from 1993 through 1995.

          Mr. Stanky. Mr. Stanky has been Senior Vice President of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since November 2002. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon’s South-Central region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.

          Mr. Chapman. Mr. Chapman has been a director of CSC since March 2004. Mr. Chapman has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Chapman is associated with Regiment Capital Advisors, LLC which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds, across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. from December 1996 to December 2001. Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporation, Davel Communications, Inc. and Teleglobe International Holdings Ltd. as well as a number of private companies.

          Mr. Donnini. Mr. Donnini has been a director of CSC since March 2004. Mr. Donnini has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since July 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Donnini has been a Principal of GTCR since 1993, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Donnini serves on the boards of TSI Telecommunications Services, Synagro Technologies, Inc and a number of private companies.

          Mr. Rauner. Mr. Rauner has been a director of CSC since March 2004. Mr. Rauner has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since July 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Rauner has been a Principal and General Partner with GTCR since 1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner serves on the boards of a number of private companies.

          Mr. Scheessele. We currently anticipate that Mr. Scheessele will be appointed as a director of CSC, Laundry Corp. and Coinmach Corp. prior to the closing of the offerings. Mr. Scheessele is a founding member of T C Graham Associates, LLC and has served as its Vice President, Secretary and

Treasurer since June 2001. Prior to T C Graham Associates, LLC, Mr. Scheessele acted as a restructuring consultant for financial institutions relating to their investments in private and public companies. From May 1998 to January 1999, Mr. Scheessele was President and Chief Operating Officer of Acutus Gladwin, a private supplier of caster maintenance to the steel industry. From February 1997 to April 1998, Mr. Scheessele was Chairman, President and Chief Executive Officer of WHX and its wholly owned subsidiary, Wheeling Pittsburgh Steel Company. From January 1996 to February 1997, Mr. Scheessele was President and Chief Executive Officer of the SKD Group, a private manufacturer of automotive parts.

Board of Directors

          We expect that our board of directors will consist of at least five members shortly after the offerings. Within one year from the date of completion of the offerings we expect that the number of members of our board of directors will be increased to at least seven members. In the event the date of our annual meeting of stockholders is earlier than the first anniversary of the completion of the offerings, we expect that our board of directors will be increased to at least six members before the date of such annual meeting. Our organizational documents will limit the size of our board to not more than eleven members.

          We have applied to list the IDSs on the American Stock Exchange. Since Holdings will hold the majority of our voting power, upon completion of the offering we expect to qualify under the American Stock Exchange corporate governance standards (which we refer to as the “listing standards”) as a “controlled company.” A “controlled company” is defined as a company in which over 50% of the voting power is held by an individual, a group or another company.

          As required by the listing standards for controlled companies completing an initial public offering, we expect that all the directors serving on our audit committee will be “independent,” as such term is used under the listing standards, within twelve months of the date of listing of the IDSs on the American Stock Exchange. The independence of each director serving on our audit committee will be affirmatively determined by our board of directors. Pursuant to the listing standards, we expect that our board of directors will meet each year on at least a quarterly basis. We also expect that the independent members of the board will meet as often as necessary to fulfill their responsibilities as described in the listing standards, including meeting at least once annually in executive session outside of the presence of the non-independent directors and management.

          We expect to obtain insurance on behalf of our officers and directors against certain liabilities.

Election of Directors

          Our certificate of incorporation does not provide for a classified board of directors and does not provide for cumulative voting in the election of directors. The election of directors to our board of directors at any meeting (or by written consent in lieu of a meeting), will be determined by a plurality of the votes entitled to be cast by all the shares of Class A common stock and Class B common stock present in person or represented by proxy voting together as a single class. The holders of shares of Class A common stock will be entitled to one vote per share, and the holders of Class B common stock will initially be entitled to two votes per share. However, if at any time Holdings or the Permitted Transferees collectively own less than 25% in the aggregate of our then outstanding shares of Class A and Class B common stock (subject to certain antidilution and other similar adjustments), then at such time and at all times thereafter, the holders of Class B common stock will only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required, including elections to our board of directors. See “Description of Capital Stock.”

Committees of the Board

          The committees of our board of directors will consist of an audit committee, a compensation committee and a nominating committee. We expect that the audit committee will have at least one independent director at the time the IDSs are listed on the American Stock Exchange, at least a majority of independent directors within 90 days of such listing, and solely independent directors within one year of such listing. As a “controlled company,” CSC will not be subject to the requirements of the listing standards regarding nominating committees and compensation committees.

          Audit Committee. The audit committee will be comprised of at least three members of our board of directors. All members of the audit committee will be financially literate and at least one member will have financial background or experience which results in such member’s financial sophistication, as each of such qualifications are interpreted by our board of directors in accordance with the listing standards.

          The audit committee will meet each year on at least a quarterly basis. The audit committee’s purpose will be to oversee the accounting and financial reporting processes of CSC and the audits of its financial statements. Further to such purpose, the audit committee will, among other things, (i) be directly responsible for the appointment, compensation, retention and oversight of our independent auditors, (ii) establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, (iii) review and oversee all related party transactions for potential conflicts of interest, (iv) produce an annual audit committee report to be included in our annual proxy statement, (v) review and evaluate our accounting and auditing practices and principles and our system of accounting controls and (vi) review with the independent auditors our annual audited financial statements and the audit thereof. The independent auditors will report directly to the audit committee and will provide the audit committee with a formal written statement delineating all relationships between the auditors and CSC.

          The audit committee will have a written charter. We expect that such charter will comply with the listing standards and, in addition to stating the purpose of the audit committee, will describe the duties and responsibilities of the audit committee and delineate how the audit committee carries out those responsibilities. We expect that such duties and responsibilities described in the charter will include, at a minimum, those required to be detailed in the charter pursuant to the listing standards. The audit committee will review and reassess the adequacy of the audit committee charter annually.

          Compensation Committee. The compensation committee will be comprised of at least three members of our board of directors. The purpose and responsibilities of the compensation committee will be to, among other things, (i) review and recommend compensation policies, practices and procedures, strategies, pay levels and forms of compensation necessary to support organizational objectives, (ii) review and recommend compensation of our executive officers, including annual bonuses, and review and recommend the compensation policy for our directors, (iii) administer and make recommendations to our board with respect to any incentive compensation plans and equity based plans and (iv) produce an annual report on executive compensation for inclusion in our annual proxy statement. In addition, the compensation committee will have the sole authority to retain and terminate any consulting firm to assist in the evaluation of director or senior executive compensation, including sole authority to approve such firm’s compensation and retention terms.

          The compensation committee will have a written charter. We expect that such charter will state the purpose and responsibilities of the compensation committee.

          Nominating Committee. The nominating committee will be comprised of at least three members of our board of directors. The purpose and responsibilities of the nominating committee will be to, among other things, (i) identify individuals qualified to become directors and recommend to our board the director nominees for each annual meeting of stockholders, (ii) recommend to our board director nominees qualified to fill any vacancy on our board, including vacancies created by the approval of new directorships and (iii) recommend to our board directors to serve on any committee of the board. In addition, the nominating committee will have the sole authority to retain and terminate any search firm to be used to identify independent director candidates.

          The nominating committee will have a written charter. We expect that such charter will state the purpose and responsibilities of the nominating committee.

Summary Compensation Table

          The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and the next four most highly compensated executive officers of us and our subsidiaries on a consolidated basis (which we collectively refer to as the “named executive officers”) for the 2004 Fiscal Year, the 2003 Fiscal Year and the 2002 Fiscal Year. Unless otherwise indicated, the named executive officers hold the positions set forth under their names for us, Laundry Corp. and Coinmach Corp. The amounts in the table below represent the aggregate compensation received by the named executive officers for all services provided as an officer to Holdings, Laundry Corp., Coinmach Corp. and/or AWA, as the case may be, for the periods indicated. See “— Directors and Executive Officers” for more information regarding the positions held by each of the named executive officers with such entities.

	Annual Compensation

				Other Annual		All Other
	Fiscal	Salary	Bonus	Compensation		Compensation(16)
Name and Principal Position	Year	($)	($)	($)		($)

Stephen R. Kerrigan	2004	446,250	348,125	171,610	(1)	2,243
Chairman of the Board and	2003	440,120	497,500	131,952	(2)	2,946
Chief Executive Officer; President (CSC)	2002	425,000	285,000	118,755	(3)	2,334

Mitchell Blatt	2004	352,753	113,000	65,893	(4)	2,243
President and Chief Operating Officer	2003	350,753	140,000	57,639	(5)	3,016
(Laundry Corp. and Coinmach Corp.)	2002	300,753	415,000	45,583	(6)	2,334

Robert M. Doyle	2004	257,500	89,375	36,856	(7)	2,258
Chief Financial Officer, Senior Vice	2003	255,337	162,500	32,723	(8)	2,324
President, Secretary and Treasurer	2002	248,076	80,000	24,419	(9)	2,944

Ramon Norniella	2004	150,000	70,000	9,472	(10)	2,243
President and Secretary (AWA);	2003	150,000	50,000	9,227	(11)	2,827
Senior Vice President (Coinmach Corp.)	2002	136,154	32,500	6,481	(12)	2,103

Michael E. Stanky	2004	202,800	29,300	28,368	(13)	2,243
Senior Vice President (Laundry Corp.	2003	200,550	89,800	29,125	(14)	2,833
and Coinmach Corp.)	2002	195,000	44,500	21,364	(15)	2,335

(1)	Includes $115,907 in forgiven indebtedness of Mr. Kerrigan and MCS Capital, Inc., an entity controlled by Mr. Kerrigan; $6,057 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $28,916 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $3,688 in automobile allowances; $15,268 in club membership fees; and $1,774 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(2)	Includes $77,429 in forgiven indebtedness of Mr. Kerrigan and MCS Capital, Inc., an entity controlled by Mr. Kerrigan; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $30,187 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,084 in automobile allowances; $16,728 in club membership fees; and $1,774 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(3)	Includes $81,968 in forgiven indebtedness; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $14,451 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,175 in automobile allowances; $14,918 in club membership fees; and $1,493 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(4)	Includes $28,749 in forgiven indebtedness; $17,678 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the

Going Private Transaction; $2,938 in automobile allowances; $14,040 in club membership fees; and $2,488 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(5)	Includes $23,301 in forgiven indebtedness; $15,304 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $3,188 in automobile allowances; $13,398 in club membership fees; and $2,448 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(6)	Includes $23,301 in forgiven indebtedness; $4,258 in automobile allowances; $16,346 in club membership fees; and $1,678 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(7)	Includes $17,164 in forgiven indebtedness; $13,146 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $5,096 in automobile allowances; and $1,450 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(8)	Includes $14,859 in forgiven indebtedness; $13,876 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,563 in automobile allowances; and $1,425 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(9)	Includes $14,859 in forgiven indebtedness; $6,643 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,083 in automobile allowances; and $834 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(10)	Includes $3,960 in forgiven indebtedness; $4,990 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction and $522 in automobile allowances.

(11)	Includes $3,960 in forgiven indebtedness; $5,267 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction.

(12)	Includes $3,960 in forgiven indebtedness; $2,521 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction.

(13)	Includes $13,027 in forgiven indebtedness; $13,323 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $305 in automobile allowances; and $1,713 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(14)	Includes $13,029 in forgiven indebtedness; $14,063 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $363 in automobile allowances; and $1,670 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(15)	Includes $13,029 in forgiven indebtedness; $6,732 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $438 in automobile allowances; and $1,165 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(16)	Represents matching contributions made by Coinmach Corp. to the 401(k) Plan (as defined herein).

Employment Agreements

          Employment Agreements of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle. On March 6, 2003, in connection with the AWA Transactions, Coinmach Corp., Holdings and each of Stephen R. Kerrigan (and MCS Capital, Inc., or “MCS”, an entity controlled by Mr. Kerrigan), Mitchell Blatt and Robert M. Doyle (each of whom we refer to as a “senior manager”), entered into Senior Management Agreements (which we collectively refer to as the “senior management agreements”), which replaced the senior management agreements with the senior managers in effect since January 31, 1995. The senior management agreements provide for annual employment of such senior managers with Coinmach Corp. and provide for base salaries of $446,250, $352,753 and $257,500 for each of Messrs. Kerrigan, Blatt and Doyle, respectively, which amounts are reviewed annually by the Holdings board. The Holdings board, in its sole discretion, may grant each senior manager an annual bonus. In addition, in the event of certain qualified sales of equity securities or assets of Holdings each senior manager will be entitled to a bonus equal to 2.0 times his annual base salary at the time of such sale, plus the amount of the bonus paid in the most recently completed fiscal year. Each senior manager’s employment is terminable at the will of such senior manager or at the discretion of the Holdings board. Under certain circumstances, the senior managers are entitled to severance pay upon termination of their employment. If employment is terminated by the Holdings board without Cause (as defined in the senior management agreements) or by a senior manager for Good Reason (as defined in the senior management agreements) and not by reason of such senior manager’s death or disability, and no Event of Default (as defined in the senior management agreements) has occurred under any bank credit facility or other facility to which Coinmach Corp. is a party, senior managers are entitled to receive severance pay in an amount equal to 2.0 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated as described above by the Holdings board and an Event of Default has occurred and is continuing under any bank credit facility or other facility to which Coinmach Corp. is a party, senior managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. For a period of one year after termination of his employment, a senior manager is subject to both non-competition and non-solicitation provisions. Senior managers are entitled to require Holdings to repurchase the units of Holdings owned by them upon the occurrence of certain events, including the termination of such senior manager without Cause (as defined in the applicable senior management agreement), the termination by the senior manager for Good Reason (as defined in the applicable senior management agreement), and certain qualified sales of the equity securities or assets of Holdings. In the event a senior manager violates the non-competition clause of his senior management agreement or is terminated for any reason, the units of Holdings owned by such senior manager will be subject to repurchase by Holdings and certain other members of Holdings. The units of Holdings owned by the senior managers are subject to customary co-sale rights and rights of first refusal.

          Upon completion of the offerings, our only executive officers will continue to be Mr. Kerrigan, who will serve as our Chairman of the Board, President and Chief Executive Officer, and Mr. Doyle, who will serve as our Chief Financial Officer, Senior Vice President, Secretary and Treasurer. In connection with the Transactions, the employment agreements with each of them will be amended and restated to incorporate their employment with us in such positions (in addition to the positions with Coinmach Corp. currently described therein). Furthermore, provisions of such employment agreements designating authority or discretion to the Holdings board, including review of annual salaries, granting of an annual bonus, or ability to terminate such employees, will be amended to transfer such authority or discretion to the CSC board. Annual salaries and bonuses for such employees determined in accordance with such agreements will represent compensation for employment services provided to both CSC and Coinmach Corp. The agreements will also generally provide that, if either employee is terminated by both CSC and Coinmach Corp. and either such termination would trigger a severance payment provision, then such employee will only be entitled to one severance payment.

          Employment Agreement of Ramon Norniella. Coinmach Corp. is party to an employment agreement with Mr. Norniella dated as of December 17, 2000. This agreement has a term of one year and is automatically renewable each year for successive one-year terms. Such agreement provided for an annual base salary of $120,000, commencing January 1, 2001, which amount is to be reviewed each December by the Coinmach Corp. board of directors (which we refer to as the “Coinmach Corp. board”). During the fiscal year ended March 31, 2003, the Coinmach Corp. board approved an annual base salary for Mr. Norniella of $150,000. The Coinmach Corp. board may, in its discretion, grant Mr. Norniella a performance-based annual bonus. The agreement is terminable at the will of Mr. Norniella or at the discretion of the Coinmach Corp. board. Under the terms of such employment agreement, Mr. Norniella is entitled to receive severance pay upon termination of employment by Coinmach Corp. without Cause (as defined in such agreement) in an amount equal to his annual base salary then in effect. For a period of two years after termination of his employment, Mr. Norniella is subject to both non-competition and non-solicitation provisions.

          Employment Agreement of Michael E. Stanky. On July 1, 1995, Solon (as predecessor-in-interest to Coinmach Corp.) entered into an employment agreement with Mr. Stanky, referred to as the Stanky employment agreement, which provided for an annual base salary of $150,000. During the fiscal year ended March 31, 2003, Coinmach Corp. approved an annual base salary for Mr. Stanky of $202,800. Mr. Stanky is terminable at his will or at the discretion of the Coinmach Corp. board. The Chief Executive Officer of Coinmach Corp., in his sole discretion, may grant Mr. Stanky an annual bonus. If employment is terminated by the Coinmach Corp. board without Cause (as defined in the Stanky Employment Agreement) and (i) no Event of Default (as defined in the Stanky employment agreement) has occurred and is continuing, Mr. Stanky is entitled to receive severance pay in an amount equal to 1.5 times his annual base salary then in effect, or (ii) an Event of Default has occurred and is continuing, Mr. Stanky will be entitled to receive severance pay in an amount equal to 1.0 times his annual base salary then in effect, in each case payable in 12 equal monthly installments. If Mr. Stanky terminates his employment for Good Reason (as defined in the Stanky employment agreement), he will be entitled to an amount equal to one half of the severance pay described in the immediately preceding sentence, depending on whether an Event of Default has occurred and is continuing, payable over nine or six months, respectively. For a period of one year after termination of his employment, Mr. Stanky is subject to both non-competition and non-solicitation provisions.

401(k) Savings Plan

          Coinmach Corp. offers a 401(k) savings plan to all current eligible employees who have completed three months of service. Pursuant to the 401(k) Plan, eligible employees may defer from 2% up to 25% of their salaries up to a maximum level imposed by applicable federal law ($12,000 in 2003 and $13,000 in 2004). The percentage of compensation contributed to the plan is deducted from each eligible employee’s salary and considered tax-deferred savings under applicable federal income tax law. Pursuant to the 401(k) Plan, Coinmach Corp. contributes matching contribution amounts (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose) of 25% contributed to the 401(k) Plan by the respective eligible employee up to the first 6% of the amount contributed by such employee. Eligible employees become vested with respect to matching contributions made by Coinmach Corp. pursuant to a vesting schedule based upon an eligible employee’s years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the 401(k) Plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts.

          Coinmach Corp. made the following matching contributions during the fiscal year ended March 31, 2004 to the named executive officers: Mr. Kerrigan $2,243; Mr. Blatt $2,243; Mr. Doyle $2,258; Mr. Norniella $2,243; and Mr. Stanky $2,243.

Equity-Based Incentive Plans

          We intend to adopt the Coinmach Service Corp. 2004 Long-Term Incentive Plan, which we refer to as the “2004 LTIP.” The purpose of the 2004 LTIP is to (i) attract and retain qualified individuals;

(ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align participants’ interests with those of our other investors through compensation that is based on our corporate performance; and thereby promote our long-term financial interest, including the growth in value of our equity and enhancement of long-term investor return. To achieve these objectives, the 2004 LTIP provides for the grant of non-qualified options, incentive stock options, stock appreciation rights (which we refer to as an SAR), full value awards and cash incentive awards.

          In connection with the Transactions, in addition to the adoption of the 2004 LTIP, we expect our Board to adopt the Coinmach Service Corp. 2004 Unit Incentive Sub-Plan, which we refer to as the “2004 Sub-Plan.” Any IDS-based awards or benefits provided under the 2004 Sub-Plan will be made pursuant to the 2004 LTIP. We expect that our compensation committee will make awards under the 2004 Sub-Plan to selected eligible individuals for periods after the Transaction. It is unknown at this time if, and to what extent, the compensation committee may make awards under either the 2004 LTIP or the 2004 Sub-Plan.

          The following is a summary of the 2004 LTIP and the 2004 Sub-Plan.

The 2004 LTIP

          The 2004 LTIP will be administered by the compensation committee of our board of directors which, following the transactions, will generally be composed entirely of non-employee directors who meet the criteria of “outside director” under Section 162(m) of the Internal Revenue Code, as amended, and “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended. This committee will select the individuals who will receive awards from among the eligible participants, and determine the form of those awards, the number of shares of stock or IDSs or dollar targets of the awards and all of the applicable terms and conditions of the awards. This committee will approve and certify the level of attainment of any performance targets established in connection with awards under the plan as may be required under Section 162(m) of the Code.

Forms of Awards

          Under the 2004 LTIP, the committee may grant incentive stock options, which meet the criteria of Section 422 of the Internal Revenue Code, and nonqualified options, which are not intended to qualify as incentive stock options, that will be settled in common stock or IDSs. The committee may also grant stock appreciation rights, either in tandem with options or on a stand alone basis. The committee may also grant restricted shares (or IDSs) and other cash and security-based awards under the 2004 LTIP. Awards may be settled at the time of grant or vesting, or may be deferred as unit-based rights to be settled at a specified date in the future.

Maximum Award Levels

          The maximum number of shares available for awards under the 2004 LTIP will be 15% of the aggregate number of outstanding shares of Class A common stock and Class B common stock immediately following consummation of the Transactions (including any exercise of the underwriters’ over-allotment option). Class A common stock and IDSs are referred to in the 2004 LTIP interchangeably as “shares.” To the extent any shares covered by an award are not delivered to a participant or beneficiary because the award is forfeited or canceled, or the shares are not delivered because the award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the plans. For purposes of the foregoing, restricted share awards shall not be deemed to have been delivered if they are forfeited or cancelled.

          The following additional limits will apply to the 2004 LTIP. The maximum number of shares that may be covered by awards granted to any one individual as an option or a stock appreciation right will be 1.5% of the aggregate number of outstanding shares of Class A common stock and Class B common stock immediately following consummation of the Transactions (including any exercise of the underwriters’ over-

allotment option) during any calendar year. For awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 1.5% of the aggregate number of outstanding shares of Class A common stock and Class B common stock immediately following consummation of the Transactions (including any exercise of the underwriters’ over-allotment option) may be subject to such awards granted to any one individual during any one calendar-year period. For cash incentive awards, that are intended to be “performance-based compensation,” no more than $100,000 may be payable with respect to such awards to any one individual for each month in the applicable performance period.

Eligibility

          All of our employees and directors, as well as consultants and other persons providing services to us, are eligible to become participants in the 2004 LTIP, except that non-employees may not be granted incentive stock options. The specific individuals who initially will be granted awards under the 2004 LTIP and the type and amount of any such awards will be determined by the compensation committee.

Option Awards

          Options awarded may be either incentive stock options or nonqualified options. Options will expire no later than the tenth anniversary of the date of grant. The per share exercise price of incentive stock options may not be less than the fair market value of a share on the date of grant. The compensation committee may establish vesting or performance requirements which must be met prior to the exercise of the options. Options under the 2004 LTIP may be granted in tandem with SARs. The compensation committee shall have the discretion to grant options with dividend equivalent rights.

Stock Appreciation Rights

          An SAR entitles the participant to receive the amount, in cash or shares, by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the compensation committee. The compensation committee may grant an SAR independent of any option grant and may grant and option and SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price. An SAR shall be exercisable in accordance with the terms established by the compensation committee. The compensation committee, in its discretion, may impose such conditions, restrictions, and contingencies on shares acquired pursuant to the exercise of an SAR as the committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards

          A “full value award” is a grant of one or more shares or a right to receive one or more shares in the future, with such shares subject to one or more of the following, as determined by the compensation committee:

•	the grant may be in return for previously performed services, or in return for the participant surrendering other compensation that may be due;

•	the grant may be contingent on the achievement of performance or other objectives during a specified period; and

•	the grant may be subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant, or the achievement of performance or other objectives.

Performance-Based Awards

          The compensation committee may also grant performance-based awards under the 2004 LTIP. A performance award is a grant of a right to receive shares or share units which is contingent on the achievement of performance or other objectives during a specified performance period. A performance award can be a grant of a right to receive a designated dollar value amount of shares, cash or combination thereof, which is contingent on the achievement of performance or other objectives during a specified period.

          Section 162(m) of the Code requires that performance awards be based upon objective performance measures in order to be deductible if they and other compensation paid to an executive officer in any year are in excess of $1 million. The compensation committee may designate whether any such award being granted to any participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Code. The performance measures that may be used by the committee for such awards shall be based on any one or more of the following, as selected by the committee:

•	Earnings, including operating income or net income, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, or earnings per share;

•	Financial return ratios, including return on investment, invested capital, equity or assets;

•	Increases in revenue, operating or net cash flows, cash flow return on investment or net operating income;

•	Market share; debt load reduction, expense management or economic value added;

•	Total stockholder return, stock price, distributions per share or aggregate distributions; and

•	Strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures.

          Performance measures may be based on the performance of our company as a whole or any of our business units, and may be expressed as relative to the comparable measures at comparison companies or a defined index. Partial achievement of the performance targets may result in a payment or vesting based upon the degree of achievement. In establishing any performance targets, the compensation committee may include or exclude special items as identified in our quarterly or annual earnings releases.

Adjustments

          In the event of a corporate transaction involving CSC (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the compensation committee may adjust outstanding awards to preserve the benefits or potential benefits of the awards. The adjustments, in the discretion of the compensation committee, may include (i) adjustment of the number and kind of shares which may be delivered under the plans; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the committee determines to be equitable.

Change in Control

          Generally, upon a change in control of CSC (as defined in the 2004 LTIP), all outstanding options and stock appreciation rights will become fully exercisable and all full value awards (such as share units, restricted shares, restricted share units), will become fully vested; provided, however, that if the vesting was based upon the level of performance achieved, such awards shall be fully earned and vested (and all performance measures deemed to be achieved).

Amendment and Termination

          With certain exceptions, our board of directors may, at any time, amend or terminate the 2004 LTIP, and any sub-plan or program thereunder, and may amend any award agreement provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted by our board of directors.

2004 Unit Incentive Sub-Plan

          Our executive officers and other senior employees to be identified by the compensation committee of our board of directors (as designated under the 2004 LTIP) will be eligible to participate in the 2004 Sub-Plan. The purpose of the 2004 Sub-Plan will be to strengthen the mutuality of interests between the 2004 Sub-Plan participants and holders of IDS’s. Any benefits provided pursuant to the 2004 Sub-Plan shall be provided under the 2004 LTIP. The 2004 Sub-Plan will be administered by the compensation committee, which shall have the power to, among other things, determine (1) those individuals who will participate in the 2004 Sub-Plan, (2) the level of participation of each participant, (3) the conditions, if any, that must be satisfied in order for the participants to receive benefits under the plan (including establishing specified performance targets that must be achieved in order for the pool to be created and amounts to be allocated to the participants), (4) the method and timing of any payment under the plan, and (5) the right to modify or replace performance measures for any performance period. Under the 2004 Sub-Plan, no more than $100,000 may be payable to any one individual for each month in the applicable performance period. The 2004 Sub-Plan is an unfunded plan.

          Under the 2004 Sub-Plan, an incentive pool will be established if and to the extent that the amount by which the per IDS distributions, which includes both interest and dividend payments (the “Distributions per IDS”), exceed a minimum per IDS distributable threshold amount (determined without regard to distributions under the 2004 Sub-Plan) (the “Base Distributions per IDS”) for each performance period. The performance periods will generally coincide with our fiscal years, however the initial performance period will begin on the effective date of the plan and end on March 31, 2005. The compensation committee of our board of directors will have the sole and absolute discretion to determine if and when any amounts are paid from the bonus pool and whether such payments are to be made in the form of IDSs and/or cash. Any amount allocated to the bonus pool for any performance period which is not paid out shall be carried over and added to the bonus pool for the following performance period.

          The Base Distributions per IDS target will be set by the compensation committee. The amount of the bonus pool will be based on a set range of percentages of the aggregate Distributions per IDS in excess of the aggregate Base Distributions per IDS depending on the level of such excess.

          The compensation committee has the power to amend or terminate the 2004 Sub-Plan at any time. The plan shall expire, unless earlier terminated, on the tenth anniversary of its effective date.

          We intend for the 2004 Sub-Plan to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the Sub-Plan to our executive officers and other senior employees whose compensation could otherwise be subject to limitations on deductibility.

Compensation of Directors

          Our directors and the directors of Laundry Corp. and Coinmach Corp. and managers of Holdings have historically received no cash remuneration for their service in such capacities, other than reimbursement of reasonable travel and related expenses for attendance at board meetings. In connection with the offerings, we intend to establish a compensation plan in line with industry standards for our directors for their services in such capacities. Directors may receive equity based incentive awards, under the 2004 LTIP, as a portion of their director compensation. See “Certain Relationships and Related Party

’Transactions — Transaction Bonus” for a description of a bonus we expect to pay to one of our directors in connection with the completion of the Transactions.

Compensation Committee Interlocks and Insider Participation

          None of our directors or executive officers serves or will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Immediately prior to the Transactions, Holdings will be the only stockholder of CSC. Immediately following consummation of the Transactions, the only stockholders of CSC will be (i) Holdings, which will own all of the outstanding Class B common stock of CSC, and (ii) holders of IDSs purchased in this offering, which will own all of the outstanding Class A common stock of CSC.

          Coinmach Service Corp. The following table sets forth information with respect to the number and percentage of each class of outstanding capital stock of CSC immediately after the consummation of the Transactions beneficially owned by:

•	each person or entity who will beneficially own five percent or more of such interests;

•	each director of CSC;

•	the named executive officers; and

•	all of CSC’s directors and named executive officers as a group.

Interests Beneficially Owned After the Transactions

Class A Common
	Stock		Class B Common Stock
% of
Name and Address(1)	# of	% of	# of	% of	Aggregate
of Beneficial Owner	Shares	Class	Shares	Class	Voting Power

Coinmach Holdings, LLC	—	—	26,504,522	100%	74%
Stephen R. Kerrigan(2)	—	—	—	—	—
Mitchell Blatt(2)	—	—	—	—	—
Robert M. Doyle(2)	—	—	—	—	—
Michael E. Stanky(2)	—	—	—	—	—
Ramon Norniella(2)	—	—	—	—	—
James N. Chapman(2)	—	—	—	—	—
Bruce V. Rauner(3)	—	—	26,504,522	100%	74%
David A. Donnini(3)	—	—	26,504,522	100%	74%
John Scheessele(2)(4)	—	—	—	—	—
All Officers and Directors as a group (9 persons)(2)(3)	—	—	26,504,522	100%	74%

(1)	All addresses are c/o Coinmach Laundry Corporation, 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(2)	None of Messrs. Kerrigan, Blatt, Doyle, Stanky, Norniella, Chapman or Scheessele owns or will own, immediately after consummation of the Transactions, any equity securities of CSC. Each of Messrs. Kerrigan, Blatt, Doyle, Stanky, Norniella and Chapman owns, and will own, immediately after consummation of the Transactions, equity securities of Holdings, as described below under “— Coinmach Holdings, LLC.”

(3)	All shares of Class B common stock shown are held by Holdings. GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member, is a member of and effectively controls Holdings. Messrs. Rauner and Donnini are principals of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Messrs. Rauner and Donnini disclaim beneficial ownership of such shares.

(4)	We currently anticipate that Mr. Scheessele will be appointed as a director of CSC prior to the closing of the offerings.

          Coinmach Holdings, LLC. The following table sets forth information as of September 30, 2004 with respect to the number and percentage of outstanding equity interests of Holdings immediately prior to consummation of the Transactions and immediately after the Transactions (assuming the full exercise of the underwriters’ over-allotment option) beneficially owned by:

•	each person or entity who beneficially owns five percent or more of such interests;

•	each director of CSC;

•	the named executive officers; and

•	all of CSC’s directors and named executive officers as a group.

	Interests Beneficially Owned						Interests Beneficially Owned
	Prior to the Transactions						After the Transactions(2)

			Class B Preferred		Class C Preferred				Class C Preferred
	Common Units		Units		Units		Common Units		Units

Name and Address(1)	# of	% of	# of	% of	# of	% of	# of	% of	# of	% of
of Beneficial Owner	Units	Class	Units	Class	Units	Class	Units	Class	Units	Class

Stephen R Kerrigan(3)	9,270,914	5.25%	—	—	3,403	2.52%	9,270,914	5.25%	1,660	1.77%
Mitchell Blatt	8,326,400	4.71%	—	—	3,833	2.83%	8,326,400	4.71%	2,674	2.85%
Robert M. Doyle	4,865,898	2.75%	—	—	763	*	4,865,898	2.75%	532	*
Michael E. Stanky	2,458,122	1.39%	—	—	368	*	2,458,122	1.39%	256	*
Ramon Norniella	700,000	*	—	—	63	*	700,000	*	44	*
James N. Chapman	1,456,436	*	—	—	110	*	1,456,436	*	77	*
Bruce V. Rauner(4)	116,133,474	65.73%	—	—	104,520	77.25%	116,133,474	65.73%	72,935	77.84%
David A. Donnini(5)	116,133,474	65.73%	—	—	104,520	77.25%	116,133,474	65.73%	72,935	77.84%
GTCR-CLC, LLC	116,133,474	65.73%	—	—	104,520	77.25%	116,133,474	65.73%	72,935	77.84%
Filbert Investment Pte Ltd	15,384,615	8.71%	34,615	66.67%	13,846	10.23%	15,384,615	8.71%	9,662	10.31%
TCW	7,692,311 (6)	4.35%	17,308 (6)	33.33%	6,923 (6)	5.12%	7,692,311 (6)	4.35%	4,831 (7)	5.16%
All Officers and Directors as a group (8 persons)(8)(9)	143,211,244	81.06%	—	—	113,060	83.57%	143,211,244	81.06%	78,179	83.44%

*	Less than 1% of the outstanding units of such class.

(1)	All addresses are c/o Coinmach Laundry Corporation, 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(2)	Pursuant to the Transactions, all of the outstanding Class B preferred units are expected to be redeemed and retired. For more information regarding the redemption of Holdings units, see “The Transactions.”

(3)	All common units and Class C preferred units are beneficially owned by MCS Capital, Inc., a corporation controlled by Mr. Kerrigan.

(4)	All common units and Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member. Mr. Rauner is a principal of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Mr. Rauner disclaims beneficial ownership of such units.

(5)	All common units and Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member. Mr. Donnini is a principal of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Mr. Donnini disclaims beneficial ownership of such units.

(6)	TCW affiliates currently own approximately 7,692,311 common units, 17,308 Class B preferred units, and 6,923 Class C preferred units as follows: (a) TCW Crescent Mezzanine Partners II, L.P. owns 4,953,193 common units, 11,145 Class B preferred units, and 4,458 Class C preferred units; (b) TCW Crescent Mezzanine Trust II owns 1,200,655 common units, 2,701 Class B preferred units, and 1,081

Class C preferred units; (c) TCW Leveraged Income Trust, L.P. owns 512,821 common units, 1,154 Class B preferred units, and 462 Class C preferred units; (d) TCW Leveraged Income Trust II, L.P. owns 512,821 common units, 1,154 Class B preferred units, and 462 Class C preferred units; and (e) TCW Leveraged Income Trust IV, L.P. owns 512,821 common units, 1,154 Class B preferred units, and 462 Class C preferred units. The managing owner of TCW/Crescent Mezzanine Partners II, L.P. and TCW/Crescent Mezzanine Trust II is TCW/Crescent Mezzanine, L.L.C. The investment advisor for TCW/Crescent Mezzanine Partners II, L.P. and TCW/Crescent Mezzanine Trust II is TCW/Crescent Mezzanine, L.L.C. The general partner of TCW Leveraged Income Trust, L.P. is TCW Advisors (Bermuda), Ltd. The investment advisor for TCW Leveraged Income Trust, L.P. is TCW Investment Management Company. The general partners of TCW Leveraged Income Trust II, L.P. are TCW (LINC II), L.P. and TCW Advisers (Bermuda), Ltd. The investment advisor of TCW Leveraged Income Trust II, L.P. is TCW Investment Management Company. The general partner of TCW Leveraged Income Trust IV, L.P. is TCW (LINC IV), L.L.C. The investment advisor of TCW Leveraged Income Trust IV, L.P. is TCW Asset Management Company.

(7)	Following the Transactions, TCW affiliates will own approximately 7,692,311 common units, 0 Class B preferred units, and 4,831 Class C preferred units as follows: (a) TCW Crescent Mezzanine Partners II, L.P. will own 4,953,193 common units, 0 Class B preferred units, and 3,111 Class C preferred units; (b) TCW Crescent Mezzanine Trust II will own 1,200,655 common units, 0 Class B preferred units, and 754 Class C preferred units; (c) TCW Leveraged Income Trust, L.P. will own 512,821 common units, 0 Class B preferred units, and 322 Class C preferred units; (d) TCW Leveraged Income Trust II, L.P. will own 512,821 common units, 0 Class B preferred units, and 322 Class C preferred units; and (e) TCW Leveraged Income Trust IV, L.P. will own 512,821 common units, 0 Class B preferred units, and 322 Class C preferred units.

(8)	In calculating the common units beneficially owned by executive officers and directors as a group, all units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(9)	In calculating the Class C preferred units beneficially owned by the executive officers and directors as a group, all Class C preferred units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Holdings and Equity Investors and Management Investors

          Upon the consummation of the Transactions, the equity investors and the management investors, through their ownership of equity interests in Holdings, will exert substantial control over our business and over matters submitted to our stockholders for approval.

          In connection with the Transactions, Laundry Corp. will use a portion of the net proceeds of the offerings to redeem all of its outstanding shares of Class A preferred stock and approximately 31% of its outstanding shares of Class B preferred stock. Pursuant to such redemption and assuming full exercise of the underwriters’ over-allotment option, Filbert Investment Pte Ltd., GTCR-CLC, LLC, certain affiliates of TCW, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Ramon Norniella, Michael E. Stanky and James N. Chapman are expected to receive approximately $65,830,495, $44,206,102, $32,915,247, $2,439,427, $1,621,010, $322,564, $25,709, $154,513 and $46,437, respectively. For more information regarding the redemption, see “The Transactions.”

          Pursuant to our certificate of incorporation, holders of our Class B common stock have the right to sell such shares to us, and we have the right to redeem such shares, all as described below.

Redemption of Class B Common Stock

Sales of Class B Common Stock by Class B Common Stockholders

          Upon the filing of a registration statement (other than a registration statement on Form S-4 or Form S-8) in connection with any primary offering of IDSs or Class A common stock not sold in the form of an IDS or any combination thereof, CSC will mail to the holders of Class B common stock notice of such filing and its intent to offer and sell such securities. Such notice will also notify holders of their option to require CSC to redeem all or a portion of the shares of Class B common stock held by such holder with the proceeds of such primary offering to the extent it is permitted under the indenture governing the notes. The holders of Class B common stock intending to so redeem must so notify CSC within 10 days of the date of such notice.

          The redemption price per Class B share pursuant to a primary IDS offering will be equal to 55% of the price to the public per IDS offered and sold in the offering (which we refer to as the “IDS redemption price”). The redemption price per Class B share pursuant to a primary offering of Class A common stock not underlying IDSs will be equal to the price to the public per share of Class A common stock offered and sold (which we refer to as the “Class A redemption price”). The redemption price per Class B share pursuant to a primary offering consisting of a combination of IDSs and shares of Class A common stock not underlying IDSs will be equal to: (i)(A) the IDS redemption price multiplied by the number of IDSs offered and sold, plus (B) the Class A redemption price multiplied by the number of separate shares of Class A common stock offered and sold, divided by (ii) the aggregate number of IDSs and separate shares of Class A common stock offered and sold.

          If the redemption price is less than 95% of an amount equal to 55% of the market price of an IDS outstanding at the close of business on the first trading day immediately preceding the date of notice from CSC (or, if on such day all IDSs are separated or delisted, the market price of one share of Class A common stock at the close of business on such date), then holders of Class B common stock may rescind, in whole or in part, their election to require CSC to redeem their shares of Class B common stock upon delivery of notice of such rescission to CSC within 3 business days of the date such holders are notified of the redemption price.

          The maximum amount of Class B shares that may be so redeemed is equal to the aggregate gross proceeds from the IDSs and/or shares of Class A common stock not underlying IDSs that were offered and sold in the primary offering, minus aggregate underwriting discounts and commissions and fees and expenses with respect to the offering. In addition, redemption will be limited to an amount that will not result in a violation of the indenture governing the notes. In the event holders of Class B common stock elect to redeem a number of shares of Class B common stock having an aggregate redemption price that is greater than such amount allowable, such redemption will be made on a pro rata basis among the holders of Class B common stock that elected to exercise such redemption rights.

     Redemption of Class B Common Stock by CSC

          At any time after the date that is six months after the closing of the offerings and subject to the other limitations contained in the indenture governing the notes, we may, at our option, redeem all or part of the then outstanding Class B common stock, on a pro rata basis, upon not less than 10 nor more than 30 days notice.

          We must make a public announcement of our intent to exercise such rights at least 45 days prior to such redemption. Notwithstanding the foregoing, if (i) we intend to effect such redemption with the proceeds of a registered offering of our securities and (ii) we determine in good faith that making such a public announcement prior to the filing of the registration statement in connection with such registered offering may violate applicable securities laws, then we need not make such a public announcement until the later of the date that is 45 days prior to such redemption and the date of the filing of the registration statement.

          The redemption price per share of Class B common stock will be equal to 55% of the average market price of an IDS outstanding at the close of business for each of the fifteen trading days immediately preceding the date of such redemption. If on any such trading day all IDSs are separated or delisted, the market price to be used for such day will be the market price of one share of Class A common stock as of the close of business on such trading day (subject to certain antidilution and other similar adjustments).

     Limitation on Redemption

          The exercise by the holders of the Class B common stock of their sales rights and the exercise by us of the redemption rights described above are subject to certain tests and limitations. Such rights may only be exercised after the date that is six months after the closing of the offerings. In addition, under the indenture governing the notes, we may not redeem any shares tendered in connection with any sales right or exercise any redemption rights if (1) any such redemption would result in a default under such indenture, (2) we do not have or will not have as a result of the redemption enough distributable cash flow after giving effect to the redemption, (3) as a result of such redemption, for the most recent fiscal quarter for which financial statements are then available, we would not have been permitted to pay certain specified quarterly dividend amounts on the Class A common stock, (4) we have incurred debt as a result of such redemption that exceeds certain EBITDA to consolidated fixed charges thresholds or (5) such redemption occurs prior to the merger event and, immediately after giving effect to the redemption, both the Disproportionality Test and the Total Remaining Payments Tests are not met. See “Description of the Notes — Certain Covenants — Exercise of Redemption Rights and Sales Rights.”

          Upon the effectiveness of any redemption of Class B common stock, the rights of shares of Class B common stock so redeemed with respect to redemptions, dividends, voting or any other matter will immediately expire; provided, however, that in the event such redemption occurs subsequent to the record date for determination of stockholders entitled to (i) a dividend payment, (ii) vote on any matter to be submitted to stockholders or (iii) rights with respect to any other matter, the holder of the shares of such Class B common stock as of such record date will maintain the Class B common stock rights with respect to such dividend, vote or other matter.

          Notwithstanding any right to redeem or require the redemption of shares of Class B common stock, our certificate of incorporation requires that shares of Class B common stock in an amount equal to at least 10% of the then outstanding shares of Class A common stock and Class B common stock must remain outstanding at all times during the two year period following the issuance of IDSs contemplated by this prospectus.

The Intercompany Note

          As part of the Transactions, we will use a portion of the proceeds from the offerings to make an intercompany loan to Coinmach Corp. in an original principal amount of $86.3 million, which loan will be evidenced by an intercompany note. Interest under the intercompany note will accrue at an annual rate of      % and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year and will be due and payable in full on                     , 2024. The intercompany note will be a senior unsecured obligation of Coinmach Corp., will rank equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and will rank senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s domestic restricted subsidiaries will guarantee the intercompany note on a senior unsecured basis. The intercompany note will contain covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the Coinmach Corp. 9% notes (as such covenants may be modified in the future pursuant to the terms of the Coinmach Corp. 9% notes); provided, however, that on the redemption or repayment in full of the Coinmach Corp. 9% notes, the covenants contained in the intercompany note will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the Coinmach Corp. 9% notes or, in the absence thereof, the notes. The intercompany note and the intercompany note guarantee will be pledged by us to secure the repayment of the notes. This pledge of these assets will enable the collateral agent for the holders of the notes to seek recourse against Coinmach Corp. and its domestic restricted subsidiaries that are guarantors of the intercompany note in connection with the foreclosure by the collateral agent of these assets. Otherwise, there would be no recourse to these subsidiaries because the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility prohibit their guaranteeing the notes; provided, however, that the obligations in respect of the intercompany note and the intercompany note guaranty, which represent unsecured obligations, will be effectively subordinated to any secured indebtedness of Coinmach Corp. and its domestic subsidiaries that are party to the intercompany note guaranty to the extent of the value of their assets securing that indebtedness.

          Under the terms of the intercompany note, each of the following will be an “event of default:”

•	default for 30 consecutive days in the payment when due of interest on the intercompany note;

•	a default in the observance or performance of any of the covenants relating to limitation on asset sales and conduct of business contained in the intercompany note which default continues for a period of 60 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the intercompany note;

•	a default in the observance or performance of any other covenant or agreement contained in the intercompany note which default continues for a period of 30 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note (except in the case of a default with respect to the covenant relating to mergers and consolidations, which will constitute an event of default under the intercompany note with such notice requirement but without such passage of time requirement);

•	except as permitted by the intercompany note, any guarantee of a “significant subsidiary” of Coinmach Corp. (as such term is defined in the Securities Act) of the obligations under the intercompany note ceases following the delivery thereof to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any such guarantor denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the intercompany note);

•	one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Coinmach Corp. or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting Coinmach Corp. or any of its significant subsidiaries; and

•	the failure to pay at final maturity the principal amount of any other indebtedness of Coinmach Corp., or the acceleration of the final stated maturity of such indebtedness, including the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility (which acceleration is not rescinded, annulled or otherwise cured within 20 days), if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been similarly accelerated aggregates $10.0 million or more at any time.

          If an event of default occurs and is continuing, we will have the right to declare all obligations under the intercompany note immediately due and payable; provided that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the intercompany note and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the notes that causes a default or an event of default under the intercompany note shall also be a waiver of such default or event of default under the intercompany note without further action or notice.

          Neither we nor Coinmach Corp. may amend, modify or supplement the intercompany note without the consent of holders of at least a majority in aggregate principal amount of the notes then outstanding; provided, however, that we and Coinmach Corp. may amend the intercompany note without the consent of any holder of notes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations of Coinmach Corp. (or a guarantor of the obligations under the intercompany note) to us in the case of a merger or consolidation of Coinmach Corp. or sale of all or substantially all of Coinmach Corp.’s assets or such guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to us or, indirectly, to the holders of the notes, or that does not adversely affect our legal rights under the intercompany note;

•	to conform the text of the terms of the intercompany note to any provision of this prospectus to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the intercompany note; and

•	to evidence the release of any guarantor of the obligations under the intercompany note permitted to be released under the terms of the intercompany note or to allow any subsidiary of Coinmach Corp. to become a guarantor of the obligations under the intercompany note.

Laundry Corp. Equity Participation Purchase Program

          Prior to the Going Private Transaction, certain employees of Laundry Corp. and its subsidiaries acquired shares of common stock and preferred stock of Laundry Corp. at fixed prices and on terms determined by the board of directors of Laundry Corp. The shares of common stock acquired were subject to vesting requirements, typically four years from the date of acquisition. Pursuant to the AWA Transactions, all the shares of capital stock issued under the equity participation purchase program were contributed to Holdings in exchange for substantially equivalent equity interests in Holdings. As of September 30, 2004, employees of Laundry Corp. and its subsidiaries held 16,111,894 Holdings common units and 693 Holdings Class C preferred units.

Certain Loans to Members of Management

     Generally

          As of September 30, 2004, Messrs. Kerrigan (directly and indirectly through MCS,), Blatt, Doyle, Stanky and Norniella each owed Coinmach Corp., Laundry Corp. and/or Holdings $604,285 (which includes $45,394 owed in connection with the purchase of common stock of Laundry Corp.), $436,664, $166,932, $169,181 and $63,360, respectively, plus interest accrued and unpaid interest thereon. Since the beginning of the 2004 fiscal year, the largest aggregate amount owed to Coinmach Corp. and/or Laundry Corp. by Messrs. Kerrigan (directly and indirectly through MCS), Blatt, Doyle, Stanky and Norniella at any one time during such period was $698,508, $487,339, $177,365, $179,755 and $67,320, respectively, plus accrued and unpaid interest thereon.

     Equity Purchase Loans

          The indebtedness of each of MCS and Mr. Blatt was evidenced, in part, by (i) two promissory notes, each dated July 26, 1995 in an original principal amount of $52,370, and (ii) two promissory notes, each dated May 10, 1996 in an original principal amount of $21,795, issued to Laundry Corp. (formerly SAS Acquisitions Inc.) in connection with the purchase of certain of its equity securities. The indebtedness of Mr. Doyle was evidenced, in part, by (i) one promissory note dated July 26, 1995 in an original principal amount of $26,185, and (ii) one promissory note dated May 10, 1996 in an original principal amount of $9,226, issued to Laundry Corp. in connection with the purchase of certain of its equity securities. The indebtedness of Mr. Stanky was evidenced, in part, by one promissory note dated July 26, 1995 in an original principal amount of $19,639 issued to Laundry Corp. in connection with the purchase of certain of its equity securities. The obligations under these notes accrued interest at a rate of 8% per annum and were secured by a pledge of all of the Laundry Corp. common stock then held by MCS, Mr. Blatt, Mr. Doyle and Mr. Stanky. The principal amounts outstanding under these notes were payable in eight equal annual installments, commencing on the first anniversary of the date of issuance of each such note. During the fiscal year ended March 31, 2004, Laundry Corp. forgave the remaining payments due under these notes.

          On December 17, 2000, each of MCS and Messrs. Doyle, Stanky and Norniella, and on September 6, 2001, Mr. Blatt, entered into promissory notes (which we collectively refer to as the “management promissory notes”) in favor of Laundry Corp. in connection with the purchase of shares of common stock of Laundry Corp. under Coinmach Corp.’s equity participation purchase program in original principal amounts of $408,547, $208,664, $211,476, $79,200 and $280,607, respectively. On March 6, 2003, in connection with the AWA Transactions and the corresponding exchange of all equity interests of Laundry Corp. for equity interests in Holdings, each of MCS and Messrs. Blatt, Doyle, Norniella and Stanky entered into amended and restated promissory notes (which we refer to as the “amended management promissory notes”) with Laundry Corp. on identical terms as the management promissory notes in substitution and exchange for the management promissory notes. See “— Management Contribution Agreements”. The obligations under the amended management promissory notes are payable in installments over a period of ten years, accrue interest at a rate of 7% per annum, may be prepaid in whole or in part at any time and are secured by a pledge of certain membership units of Holdings held by each borrower thereunder. To the extent such units are being redeemed by Holdings in connection with the Transactions, the security interest in such units will be released by Laundry Corp. During the fiscal year ended March 31, 2004, Laundry Corp. forgave the repayment of approximately $49,343, $31,708, $23,579, $23,897 and $8,950 of principal and interest owed by each of MCS, Mr. Blatt, Mr. Doyle, Mr. Stanky, and Mr. Norniella, respectively, under such loans. During the six months ended September 30, 2004, Laundry Corp. forgave the repayment of approximately $47,913, $30,726, $22,849,

$23,157 and $8,672 by each of MCS, Mr. Blatt, Mr. Doyle, Mr. Stanky and Mr. Norniella, respectively, under such loans.

     Relocation and Other Loans

          On May 5, 1999, Coinmach Corp. extended a loan to Mr. Blatt in a principal amount of $250,000, which loan was evidenced by a promissory note, (which we refer to as the “Blatt original note,”) providing, among other things, that the outstanding loan balance was payable on May 5, 2002, that interest accrue thereon at a rate of 8% per annum and that the obligations under such loan are secured by a pledge of certain common stock of Laundry Corp. held by Mr. Blatt. On March 15, 2002, Coinmach Corp. and Mr. Blatt entered into a replacement promissory note, (which we refer to as the “Blatt replacement note”), on identical terms as the Blatt original note in substitution and exchange for the Blatt original note, except that (i) the Blatt replacement note is in an original principal amount of $282,752, (ii) the outstanding loan balance under the Blatt replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and (iii) the obligations under the Blatt replacement note, pursuant to an amendment to the Blatt replacement note dated March 6, 2003, are secured by a pledge of certain preferred and common units of Holdings held by Mr. Blatt. To the extent such preferred units are being redeemed by Holdings in connection with the Transactions, the security interest in such units will be released by Coinmach Corp.

          In connection with the establishment of a corporate office in Charlotte, North Carolina and the relocation of Mr. Kerrigan to such office in September 1996, Coinmach Corp. extended a loan to Mr. Kerrigan in the principal amount of $500,000 (which we refer to as the “Kerrigan relocation loan”). The Kerrigan relocation loan provides for the repayment of principal and interest in five equal annual installments commencing in July 1997 (each such payment date referred to as a “payment date”) and accrual of interest at a rate of 7.5% per annum. During the fiscal year ended March 31, 1998, the Coinmach Corp. board determined to extend the Kerrigan relocation loan an additional five years providing for repayment of outstanding principal and interest in equal annual installments ending July 2006. The Kerrigan relocation loan provides that payments of principal and interest will be forgiven on each payment date provided that Mr. Kerrigan is employed by Coinmach Corp. on such payment date. If Mr. Kerrigan ceases to be employed by Coinmach Corp. as a result of (i) a change in control of Coinmach Corp., (ii) the death or disability of Mr. Kerrigan while employed by Coinmach Corp. or (iii) a termination by Mr. Kerrigan for cause (each such event being referred to as a “termination event”), then all outstanding amounts due under the Kerrigan Relocation Loan are required to be forgiven as of the date of such termination event. If Mr. Kerrigan’s employment is terminated upon the occurrence of any event that is not a termination event, then all outstanding amounts due under the Kerrigan relocation loan will become due and payable within 30 business days following the termination of Mr. Kerrigan’s employment.

Securityholders Agreement

          Holdings and its unitholders (whom we collectively refer to as the “securityholders”) are party to a securityholders agreement that we expect to be amended and restated in connection with the Transactions to, among other things, include CSC at a party thereto and address matters relating to the transfer of CSC securities held by Holdings or which may in the future be held by Holdings’ unitholders. The securityholders agreement currently provides that GTCR has the ability to designate for election a majority of Holdings’ Board for so long as GTCR owns in the aggregate at least 50% of the securities of Holdings. The securityholders agreement also provides for certain restrictions on issuances and transfers of any of Holdings’ units purchased or otherwise acquired by any securityholder including, but not limited to, provisions providing (i) securityholders with certain limited participation rights in certain proposed transfers; (ii) certain securityholders with limited first refusal and other rights in connection with certain proposed transfers of Holdings’ units; and (iii) that if Holdings authorizes the issuance or sale of any Holdings’ common units or any securities convertible, exchangeable or exercisable for Holdings’ common units, Holdings will first offer to sell to the securityholders a specified percentage of the Holdings common units sold in such issuance.

          It is expected that the amended and restated securityholders agreement will extend certain of the limitations on transfers of Holdings’ units to transfers of CSC securities that the securityholders may hold in the future, such that securityholders will have the right to participate in certain sales of CSC securities by other securityholders and will have the right to purchase certain CSC securities that other securityholders propose to sell to third parties.

Management Contribution Agreements

          In connection with the AWA Transactions, Holdings entered into separate management contribution agreements, dated March 5, 2003 (which we collectively refer to as the “management contribution agreements”), with Messrs. Kerrigan (and MCS), Blatt, Doyle, Stanky and Chapman (whom we collectively refer to as the “management stockholders”). Pursuant to the management contribution agreements, the management stockholders agreed to contribute to Holdings all of the capital stock of Laundry Corp. and all of the AWA common stock owned by each of them in exchange for substantially equivalent equity interests (in the form of Holdings common units and certain Holdings’ preferred units) in Holdings. Pursuant to such agreements, the management stockholders also assigned to Holdings their right to receive the dividend that Laundry Corp. declared on March 5, 2003. The management contribution agreements with Mr. Chapman and Mr. Stanky further provide that the units of Holdings held by each of them are subject to customary rights of first refusal. In addition, the management contribution agreement with Mr. Stanky provides that if Mr. Stanky violates the non-competition clause of his employment agreement or he is terminated for any reason, the units of Holdings owned by him will be subject to repurchase by Holdings and certain other members of Holdings.

Holdings Units Registration Rights Agreement

          In connection with the AWA Transactions, Holdings, the equity investors and the management investors entered into a registration rights agreement whereby such investors have rights with respect to the registration under the Securities Act, for resale to the public, of their Holdings units. The agreement provides, subject to limitations, that the investors have both demand and piggyback registration rights. The agreement contains customary provisions regarding the priority among the investors with respect to their Holdings units to be registered and provides for indemnification of such investors by Holdings.

Management and Consulting Services

          During the 2004 Fiscal Year, Coinmach Corp. paid Mr. Chapman, a member of each of our board of directors, the Coinmach Corp. board, the Holdings board and the board of directors of Laundry Corp., $180,000 for general financial advisory and investment banking services.

Transaction Bonus

          Our board intends to approve a one-time bonus of $500,000 to Mr. Chapman in connection with the completion of the Transactions. We do not anticipate granting any other compensation or bonuses to our directors and executive officers in connection with the Transactions.

THE TRANSACTIONS

          We expect to sell 18,333,333 IDSs and $20.0 million aggregate principal amount of third party notes in the offerings. We estimate that we will receive net proceeds of approximately $268.3 million after deducting underwriting discounts, commissions and other estimated offering expenses, assuming an offering price of $15.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus (comprised of $6.75 principal amount allocated to each note, which represents 100% of its principal amount, and $8.25 allocated to each share of Class A common stock), and an offering price per third party note of 100% of its principal amount. See “Description of Certain Indebtedness — The Third Party Notes” for more information about the offer and sale of the third party notes.

Effect of the Transactions

          Pursuant to our initial capitalization in December 2003, Holdings became the owner of all of our capital stock. Currently, we and Laundry Corp. are wholly-owned by Holdings and AWA is partially owned by Holdings and Coinmach Corp. We have structured the Transactions in order to accomplish the following:

•	give Holdings continued voting control of us through its consolidated ownership of all of our outstanding Class B common stock;

•	cause Laundry Corp. and its direct and indirect wholly-owned subsidiaries to become our subsidiaries;

•	enable Coinmach Corp., a direct wholly-owned subsidiary of Laundry Corp. which will become our principal operating subsidiary, to redeem and repay a portion of its existing indebtedness;

•	cause AWA to become a subsidiary wholly-owned by us and Coinmach Corp.; and

•	enable certain equity holders of Holdings to liquidate a portion of their equity interests in Holdings through the redemption of such interests with a portion of the net proceeds from the offerings.

Transaction Steps

          We intend to take the following steps in order to complete the Transactions:

•	Holdings will exchange certain shares of preferred stock of Laundry Corp. for outstanding units of Holdings in order to redeem such Holdings units.

•	Holdings will exchange all the remaining outstanding shares of capital stock of Laundry Corp. and all of the shares of non-voting common stock of AWA for shares of our Class B common stock.

•	We will use the net proceeds from the offerings to make a $86.3 million intercompany loan to Coinmach Corp., to be evidenced by an intercompany note, and to make a $182.0 million capital contribution to Laundry Corp., which in turn will contribute such amount to Coinmach Corp. The intercompany note will be guaranteed by the same subsidiaries of Coinmach Corp. that guarantee the Coinmach Corp. 9% notes.

•	Coinmach Corp. will use approximately $144.4 million of the contribution proceeds to redeem a portion of the Coinmach Corp. 9% notes. Such amount includes approximately $2.9 million of accrued interest and approximately $11.7 million of related redemption premium.

•	Coinmach Corp. will use approximately $15.5 million of the intercompany loan and contribution proceeds to repay the outstanding indebtedness under the Coinmach Corp. credit facility.

•	Coinmach Corp. will use approximately $0.9 million of the proceeds to terminate existing interest rate swap agreements entered into in September 2002 in connection with the Coinmach Corp. credit facility.

•	Coinmach Corp. will distribute approximately $109.4 million, consisting of a portion of the intercompany loan and contribution proceeds and approximately $1.9 million of currently available cash, to Laundry Corp. to redeem approximately $90.0 million of its Class A preferred stock (representing all of Laundry Corp.’s outstanding Class A preferred stock) and approximately $19.4 million of its Class B preferred stock (representing a portion of Laundry Corp.’s outstanding Class B preferred stock) held by certain unitholders of Holdings.

•	Laundry Corp. will use the net proceeds from any exercise of the over-allotment option to redeem a portion of its remaining preferred stock held by such unitholders.

          Within 45 days from the date of this prospectus, any unredeemed Laundry Corp. preferred stock will be returned by such unitholders to Holdings in exchange for Holdings units, and Holdings will then exchange such preferred stock with us for additional shares of our Class B common stock. Therefore, if more shares of Laundry Corp. preferred stock are redeemed, fewer shares of our Class B common stock will be issued to Holdings. Since any over-allotment option proceeds will be used to redeem shares of Laundry Corp. preferred stock, a decision by the underwriters not to exercise the over-allotment option would result in the greatest number of shares of our Class B common stock outstanding and held by Holdings. The greater the proceeds from an over-allotment exercise, the fewer the number of shares of Class B common stock that will be issued to Holdings.

          Holdings’ ownership of Class B common stock rather than IDSs will result in its continued control of us due in part to the fact that the Class B common stock will be entitled to more votes per share than the Class A common stock. See “Description of Capital Stock — Common Stock — Voting Rights” for a further discussion of voting rights of the Class B common stock.

          On a pro forma basis after giving effect to the Transactions, there will be approximately $320.3 million aggregate principal amount of Coinmach Corp. 9% notes outstanding, approximately $241.7 million aggregate principal amount of indebtedness outstanding under the Coinmach Corp. credit facility and $68.6 million aggregate principal amount of additional borrowing availability under the Coinmach Corp. credit facility. By making a $182.0 million capital contribution to Coinmach Corp., we will enable Coinmach Corp. to redeem a portion of outstanding Coinmach Corp. 9% notes in accordance with the indenture governing the Coinmach Corp. 9% notes. The use of a significant portion of the proceeds from the offerings to redeem and repay outstanding Coinmach Corp. indebtedness will limit any change in our consolidated indebtedness resulting from the offerings, as well as enhance Coinmach Corp’s ability to incur additional indebtedness in the future. Coinmach Corp. does not currently intend to increase its indebtedness through any financing arrangements not otherwise disclosed in this prospectus. We expect that Coinmach Corp., Laundry Corp., certain subsidiaries of Coinmach Corp., the requisite lenders and the agents will enter into an amendment to the Coinmach Corp. credit facility to permit the Transactions. The effectiveness of that amendment is a condition to the offerings.

          Dividends on the Class B common stock will be payable on each June 1 with respect to the immediately preceding fiscal year, except dividends with respect to the Class B common stock payable on March 1, 2005 and June 1, 2006. See “Description of Capital Stock — Common Stock — Dividends.” With respect to fiscal years ending on or prior to March 31, 2007, (i) the right of holders of shares of Class B common stock to receive cash dividends will be subordinated to the cash dividend rights of holders of shares of Class A common stock and (ii) the annual dividend payment on shares of Class B common stock may not exceed $10.0 million in the aggregate. The foregoing limitations will also apply with respect to the fiscal year ending March 31, 2008 and March 31, 2009 if we fail to satisfy certain financial tests. In no event will the foregoing limitations apply with respect to any fiscal year thereafter. See “— Summary of the Common Stock — Dividends” and “Description of Capital Stock — Common Stock — Dividends.” We intend for these subordination provisions to provide flexibility in meeting our intended initial dividend payments on the Class A common stock. See “Dividend Policy and Restrictions” for a further discussion of the dividend rights of our common stock and the initial dividend rate. In addition, following the date on which the foregoing limitations no longer apply, holders of shares of Class B common stock will be entitled to 105% of any dividend declared on the Class A common stock for such fiscal year.

          Our officers, directors, and certain holders of 5% or more of the equity interests of Holdings will receive substantially all of the Laundry Corp. preferred stock to be exchanged by Holdings in connection with the initial redemption of Holdings units. Such persons will therefore liquidate a portion of each of their equity interests in Holdings. In addition, since a portion of the Laundry Corp. stock to be acquired by such persons will be redeemed as part of the Transactions, such persons will therefore receive substantially all of the approximately $145.0 million in proceeds to be used for such redemption (assuming full exercise of the underwriters’ over-allotment option). See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors” and “Security Ownership of Certain Beneficial Owners and Management.”

          The lending of a portion of the proceeds from the offerings to Coinmach Corp. results in our having a debt claim against Coinmach Corp. and the subsidiary guarantors of the intercompany note. Furthermore, the intercompany note will be pledged by us to secure the notes offered hereby, resulting in the collateral agent, on behalf of the holders of notes (whether underlying IDSs or held separately), having a direct debt claim against Coinmach Corp. and such subsidiary guarantors. Because the obligations of Coinmach Corp. and such subsidiary guarantors are senior obligations, the claim of the collateral agent will rank equally in right of payment with that of the holders of the Coinmach Corp. 9% notes and the lenders under the Coinmach Corp. credit facility to the extent of the amount outstanding under the intercompany note. However, the Coinmach Corp. credit facility is secured and, as a result, the obligations under the intercompany note and intercompany guaranty will be effectively subordinated to the Coinmach Corp. credit facility to the extent of the value of the assets securing the Coinmach Corp. credit facility.

Structure of the Debt Offering

          The notes will be our senior secured obligations, secured by a first priority security interest in substantially all of our assets, which, immediately following the consummation of the Transactions, will only consist of the intercompany note and intercompany note guaranty, all of the common stock of AWA and all of the capital stock of Laundry Corp.

          The notes will be guaranteed on a senior basis by Laundry Corp. Such guarantee will be secured by a second priority security interest in all of the capital stock of Coinmach Corp. A first priority security interest in the capital stock of Coinmach Corp. will continue to be held by the collateral agent under the Coinmach Corp. credit facility as security for the guarantee by Laundry Corp. of those obligations. As a result, the interest of the holders of the notes in the capital stock of Coinmach Corp. will be effectively subordinated to that of the collateral agent under the Coinmach Corp. credit facility.

          Coinmach Corp. and its domestic restricted subsidiaries are presently prevented from guaranteeing the notes offered hereby by the terms of their existing indebtedness, including the Coinmach Corp. credit facility and the Coinmach Corp. 9% notes. The notes will therefore initially be the obligations of CSC and Laundry Corp., both of which are holding companies. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — We are a holding company with no direct operations and, therefore, our ability to make payments under the notes or dividends on our Class A common stock depends on cash flow from our subsidiaries.” Any future refinancing indebtedness is likely to contain similar limitations. However, Coinmach Corp. and its domestic restricted subsidiaries will be required to guarantee the notes on a senior unsecured basis if permitted to do so at any time by the terms of their then outstanding indebtedness. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.” See also “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Our subsidiaries will not guarantee the dividend payments on our Class A common stock at any time and the notes will be effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes” and “Description of the Notes.”

          For more information about the Transactions, including the sources and uses of funds related thereto, see “Use of Proceeds” and “Description of Certain Indebtedness.”

Over-allotment Option

          The underwriters have an option to purchase up to 2,749,999 additional IDSs (which would include 2,749,999 underlying shares of Class A common stock and $18.56 million aggregate principal amount of underlying notes) from us within 30 days of the date of this prospectus. The over-allotment option does not include an option to purchase any additional third party notes. If the over-allotment option is exercised in full, we expect to receive approximately $38.7 million in net proceeds from such exercise. We will use the net proceeds from a full exercise of the over-allotment option to make an additional $11.1 million intercompany loan to Coinmach Corp., to be evidenced by an increase in the intercompany note, and to make a $27.6 million capital contribution to Laundry Corp. Subject to the terms of its outstanding indebtedness, Coinmach Corp. will then distribute $11.1 million to Laundry Corp., which will use such proceeds, combined with the $27.6 million capital contribution, to redeem a portion of its remaining outstanding Class B preferred stock then held by certain unitholders of Holdings on a pro rata basis.

          The following chart reflects our capital structure immediately prior to the Transactions:

          The following chart reflects our capital structure immediately after giving effect to the Transactions:

DESCRIPTION OF CERTAIN INDEBTEDNESS

The Coinmach Corp. Credit Facility

          The Coinmach Corp. credit facility is comprised of an aggregate of $355 million of senior secured financing consisting of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The Coinmach Corp. credit facility includes up to $10.0 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. Coinmach Corp.’s indebtedness under the Coinmach Corp. credit facility is secured by a first priority security interest in substantially all of Coinmach Corp.’s real and personal property and is guaranteed on a senior secured basis by each of Coinmach Corp.’s domestic subsidiaries. Under the Coinmach Corp. credit facility, Laundry Corp., Coinmach Corp.’s domestic subsidiaries and Coinmach Corp. pledged to Deutsche Bank Trust Company Americas, as collateral agent, their interests in all of the issued and outstanding shares of capital stock of their respective domestic subsidiaries. As of September 30, 2004, there was approximately $257.3 million of outstanding indebtedness under the Coinmach Corp. credit facility. We expect to cause Coinmach Corp. to repay a portion of the outstanding term loans under the Coinmach Corp. credit facility with the proceeds of the offerings. See “Use of Proceeds.”

          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the Coinmach Corp. credit facility to fixed-rate loans, thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. We recognized an accumulated other comprehensive loss in the stockholders’ deficit section included in the condensed consolidated balance sheet at September 30, 2004, of approximately $0.4 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges. Coinmach Corp. intends to terminate these interest rate swaps with a portion of the net proceeds from the offerings.

          Coinmach Corp. is in compliance with all covenants under the Coinmach Corp. credit facility and is not aware of any events of default pursuant to the terms of such indebtedness.

          We expect that Coinmach Corp., Laundry Corp., certain subsidiaries of Coinmach Corp., the requisite lenders and the agents will enter into an amendment to the Coinmach Corp. credit facility to permit the Transactions and payments contemplated thereby. The effectiveness of that amendment is a condition to the consummation of the offerings.

The Coinmach Corp. 9% Notes

          On January 25, 2002, Coinmach Corp. issued $450 million of its 9% senior notes and entered into the Coinmach Corp. credit facility. Coinmach Corp. used the net proceeds from its sale of such 9% senior notes, together with borrowings under the Coinmach Corp. credit facility, to (i) redeem all of its outstanding 11 3/4% notes (including accrued interest and the resulting call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. Coinmach Corp.’s 11 3/4% notes were redeemed in their entirety on February 25, 2002. As of March 31, 2002, we recognized a loss on extinguishment of debt of approximately $11.4 million as a result of the redemption of Coinmach Corp.’s 11 3/4% notes and the refinancing of its prior senior credit facility in accordance with Statement of Financial Accounting Standards No. 145. Coinmach Corp. also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million and was recorded as interest expense in the 2002 fiscal year.

          The Coinmach Corp. 9% notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach Corp. and are redeemable, at Coinmach Corp.’s option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in the indenture governing the Coinmach Corp. 9% notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. In addition, Coinmach Corp. has the option to redeem, on or before February 1, 2005, up to 35% of its 9% notes with money that it raises in one or more equity offerings, provided that certain requirements set forth in the indenture governing the Coinmach Corp. 9% notes are satisfied. Coinmach Corp. intends to exercise such option and redeem approximately $129.8 million aggregate principal amount of its 9% notes with the equity contribution from CSC through Laundry Corp. to be made pursuant to the Transactions. See “Use of Proceeds.” The Coinmach Corp. 9% notes are guaranteed on a senior unsecured basis by Coinmach Corp.’s domestic restricted subsidiaries.

          The indenture governing the Coinmach Corp. 9% notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach Corp., the purchase, redemption or other acquisition of any capital stock of Coinmach Corp., the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the Coinmach Corp. 9% notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of the assets of Coinmach Corp.

          The events of default under the indenture governing the Coinmach Corp. 9% notes include provisions that are typical of senior unsecured debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Coinmach Corp. 9% notes may declare all unpaid principal and accrued interest on all of Coinmach Corp.’s 9% notes to be immediately due and payable.

          Upon the occurrence of a Change of Control (as defined in the indenture governing the Coinmach Corp. 9% notes), each holder of the Coinmach Corp. 9% notes will have the right to require that Coinmach Corp. purchase all or a portion of such holder’s Coinmach Corp. 9% notes pursuant to the offer described in the indenture governing the Coinmach Corp. 9% notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

          Coinmach Corp. is in compliance with all covenants under the indenture governing its 9% notes and is not aware of any events of default pursuant to the terms of such indebtedness.

The Third Party Notes

          The third party notes issued in connection with the Transactions will be in an aggregate principal amount of $20.0 million and will be of the same series as the notes underlying the IDSs. The third party notes will be issued under the same indenture governing the notes underlying the IDSs, and therefore will be entitled to the same rights. Purchasers of third party notes may not purchase IDSs or equity in CSC and will be required to make representations to us in that regard and with regard to the absence of certain relationships with the underwriters or with a purchaser of IDSs or equity of CSC.

          Immediately following the Transactions (without taking into account exercise of the underwriters’ over-allotment option), the third party notes will represent approximately 14% of the aggregate principal amount of the outstanding notes.

          The third party notes and the notes underlying the IDSs are notes of the same series that will be equally and ratably secured by substantially all of the existing and future assets of CSC, subject to permitted liens, including a first-priority security interest in the non-voting common stock of AWA, the capital stock of Laundry Corp., the intercompany note and the guaranties thereof. The third party notes (as well as all separate notes) may be redeemed or repurchased only in connection with a full or pro rata redemption of all the notes issued under the indenture or pursuant to an offer to repurchase made to all holders of notes. The guarantee by Laundry Corp. of the third party notes and the notes underlying the IDSs (and of any other separate notes) will constitute the only guarantee in respect of the third party notes and the notes underlying the IDSs immediately following the consummation of the offerings. The Laundry Corp. guarantee will be secured by a first-priority perfected lien, subject to permitted liens, on substantially all the existing and future assets of Laundry Corp. other than the capital stock of Coinmach Corp., as to which such guarantee will be secured by a second-priority perfected lien. The second-priority perfected lien on the capital stock of Coinmach Corp. will be contractually subordinated to the lien of the collateral agent under the Coinmach Corp. credit facility on such capital stock pursuant to the intercreditor agreement.

          Following the occurrence of the merger event, the surviving entity of the merger will be the issuer of the notes, and the liens and security interests on the assets of the surviving entity (other than assets consisting of the capital stock of the direct subsidiaries of the surviving entity) will be released. The only liens providing security for the notes following the occurrence of the merger event will be a second priority perfected lien (subject to the intercreditor agreement) on all of the capital stock of the direct domestic subsidiaries and 65% of each class of capital stock of the direct foreign subsidiaries of the surviving entity, contractually subordinated to the liens of the collateral agent under (A) the Coinmach Corp. credit facility pursuant to the intercreditor agreement or (B) if applicable, a replacement credit facility pursuant to a replacement intercreditor agreement in substantially the form of the then existing intercreditor agreement. Consequently, a second priority perfected lien on such capital stock will constitute the only security for the notes, and the notes will be effectively subordinated to the obligations outstanding under the Coinmach Corp. credit facility or if applicable, the replacement credit facility, in each case, to the extent of the value of such capital stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of holders of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis.”

          If at any time it is not prohibited from doing so under the terms of its then outstanding indebtedness, each of Coinmach Corp. and our other domestic restricted subsidiaries (other than Laundry Corp.) will be required to guarantee the notes on a senior unsecured basis. However, if any such subsidiary refinances any of its outstanding indebtedness, it will only be required to guarantee the notes if the terms of the new indebtedness do not prohibit it from doing so. See “Description of the Notes — Certain Covenants — Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          If you purchase third party notes in the offering, you will be required, as a condition of your purchase, to deliver to us a letter, whereby you will represent to us that:

•	No IDSs will be purchased in this offering or otherwise received in connection with the Transactions by you or your affiliates.

•	Neither you nor any of your affiliates owns, or has a plan or intention to acquire, CSC’s equity securities (including securities which are convertible, exchangeable or exercisable into or for CSC’s equity or CSC’s equity-linked securities, all of which we refer to collectively as CSC’s “equity securities”) or any equity interest in Holdings.

•	You have no plan or intention to dispose of any third party notes to any owner of CSC’s equity securities or any equity interest in Holdings or any affiliate of such owner.

•	You will purchase not less than $2 million and not more than $18 million principal amount of the third party notes.

•	You are not an affiliate of any underwriter of the IDSs or third party notes.

•	Neither you nor any of your affiliates has or will receive any direct or indirect compensation from any other person (including, without limitation, favorable terms for the purchase of another investment) on account of such purchase of third party notes or will otherwise purchase third party notes as an accommodation to any other person.

•	You are making the foregoing representations for the benefit of CSC and the holders of the notes (including the holders of IDSs).

•	You understand that any inaccuracy of these representations may cause material adverse U.S. federal income tax consequences to CSC and the owners of the notes, and may affect the correctness of the opinions of CSC’s counsel, Mayer, Brown, Rowe & Maw LLP, and the underwriters’ counsel, Cahill Gordon & Reindel LLP, regarding the U.S. federal income tax characterization of the notes.

•	You recognize that Mayer, Brown, Rowe & Maw LLP and Cahill Gordon & Reindel LLP will rely on these representations in delivering such opinions.

•	You further understand that you could be liable for damages resulting from any inaccuracy of your representations.

•	You understand that you, and not CSC or the underwriters, are responsible for ensuring that your representations are accurate.

          The form of representation letter is attached as Annex A to this prospectus.

          We are requiring delivery of the foregoing representations as a condition to the purchase of third party notes in order to permit our counsel, Mayer, Brown, Rowe & Maw LLP, to deliver its opinion to the effect that the notes will be treated as indebtedness for U.S. federal income tax purposes. Our counsel may, in its discretion, waive delivery of any of the foregoing representations on a case-by-case basis. Our counsel will rely on your representations in delivering its opinion. If any of your representations is not in fact true, then our counsel may not have the same opinion of the U.S. federal income tax characterization of the notes. If the notes were not treated as indebtedness for U.S. federal income tax purposes, then we would not be able to take a tax deduction for interest on the notes, which could reduce our after-tax cash flow and materially adversely affect our ability to make interest payments on the notes and to distribute dividends on the Class A common stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying IDSs — We will not be able to deduct interest on the notes if the notes are not respected as debt for U.S. federal income tax purposes” and “Material United States Federal Income Tax Consequences.”

          It is your responsibility to determine whether you can make the foregoing representations to us. If you are unsure whether the restrictions above would prohibit you from purchasing the third party notes or our IDSs in this offering, we strongly suggest that you consult your own legal advisor with regard to the application of these restrictions to your individual circumstances.

The Intercompany Note

          As part of the Transactions, we will use a portion of the proceeds from the offerings to make an intercompany loan to Coinmach Corp. in an original principal amount of $86.3 million, which loan will be evidenced by an intercompany note. Interest under the intercompany note will accrue at an annual rate of      % and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year and will be due and payable in full on                     , 2024. The intercompany note will be a senior unsecured obligation of Coinmach Corp., will rank equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and will rank senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s domestic restricted subsidiaries will guarantee the intercompany note on a senior unsecured basis. The intercompany note will contain covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the Coinmach Corp. 9% notes (as such covenants may be modified in the future pursuant to the terms of the Coinmach Corp. 9% notes); provided, however, that on the redemption or repayment in full of the Coinmach Corp. 9% notes, the covenants contained in the intercompany note will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the Coinmach Corp. 9% notes, or in the absence thereof, the notes. The intercompany note and the intercompany note guaranty will be pledged by us to secure the repayment of the notes. This pledge of these assets will enable the collateral agent for the holders of the notes to seek recourse against Coinmach Corp. and its domestic restricted subsidiaries that are guarantors of the intercompany note in connection with the foreclosure by the collateral agent of these assets. Otherwise, there would be no recourse to these subsidiaries because the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility prohibit their guaranteeing the notes; provided, however, that the obligations in respect of the intercompany note and the intercompany note guaranty, which represent unsecured obligations, will be effectively subordinated to any secured indebtedness of Coinmach Corp. and its domestic subsidiaries that are party to the intercompany note guaranty to the extent of the value of their assets securing that indebtedness.

          Under the terms of the intercompany note, each of the following will be an “event of default:”

•	default for 30 consecutive days in the payment when due of interest on the intercompany note;

•	a default in the observance or performance of any of the covenants relating to limitation on asset sales and conduct of business contained in the intercompany note which default continues for a period of 60 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the intercompany note;

•	a default in the observance or performance of any other covenant or agreement contained in the intercompany note which default continues for a period of 30 days after Coinmach Corp. receives written notice specifying the default (and demanding that such default be remedied) from the holder of the intercompany note (except in the case of a default with respect to the covenant relating to mergers and consolidations, which will constitute an event of default under the intercompany note with such notice requirement but without such passage of time requirement);

•	except as permitted by the intercompany note, any guarantee of a “significant subsidiary” of Coinmach Corp. (as such term is defined in the Securities Act) of the obligations under the intercompany note ceases following the delivery thereof to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any such guarantor denies its liability under its guarantee (other than by reason of release of such guarantor in accordance with the terms of the intercompany note); and

•	one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against Coinmach Corp. or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting Coinmach Corp. or any of its significant subsidiaries; and

•	the failure to pay at final maturity the principal amount of any other indebtedness of Coinmach Corp., or the acceleration of the final stated maturity of such indebtedness, including the Coinmach Corp. 9% notes or the Coinmach Corp. credit facility (which acceleration is not rescinded, annulled or otherwise cured within 20 days), if the aggregate principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or which has been similarly accelerated aggregates $10.0 million or more at any time.

          If an event of default occurs and is continuing, we will have the right to declare all obligations under the intercompany note immediately due and payable; provided that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the intercompany note and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the notes that causes a default or an event of default under the intercompany note shall also be a waiver of such default or event of default under the intercompany note without further action or notice.

          Neither we nor Coinmach Corp. may amend, modify or supplement the intercompany note without the consent of holders of at least a majority in aggregate principal amount of the notes then outstanding; provided, however, that we and Coinmach Corp. may amend the intercompany note without the consent of any holder of notes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations of Coinmach Corp. (or a guarantor of the obligations under the intercompany note) to us in the case of a merger or consolidation of Coinmach Corp. or sale of all or substantially all of Coinmach Corp.’s assets or such guarantor’s assets, as applicable;

•	to make any change that would provide any additional rights or benefits to us or, indirectly, to the holders of the notes, or that does not adversely affect our legal rights under the intercompany note;

•	to conform the text of the terms of the intercompany note to any provision of this prospectus to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the intercompany note; and

•	to evidence the release of any guarantor of the obligations under the intercompany note permitted to be released under the terms of the intercompany note or to allow any subsidiary of Coinmach Corp. to become a guarantor of the obligations under the intercompany note.

DESCRIPTION OF IDSs

General

          We are selling 18,333,333 IDSs in this offering. Each IDS consists of:

•	one share of our Class A common stock; and

•	a % senior secured note due 2024 in a principal amount of $6.75.

          A holder of IDSs will be entitled to quarterly interest payments at an annual rate of      %, or approximately $          per underlying note per year. A holder of IDSs may also receive quarterly dividend payments on the shares of Class A common stock underlying IDSs if and to the extent dividends are declared by our board of directors. Based upon our annual dividend policy to be adopted by our board of directors, we expect such quarterly dividend payments to initially be approximately $0.1894 per share of Class A common stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — You may not receive the level of dividends provided for in the dividend policy that our board of directors will adopt upon the closing of the offerings or any dividends at all.”

          The ratio of Class A common stock to principal amount of notes underlying an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented. Following the occurrence of any such event, we will file with the SEC in accordance with the Exchange Act a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of notes as a result of such event.

          Holders of IDSs are at all times the beneficial owners of the Class A common stock and notes underlying such IDSs and, through their broker or other financial institution and DTC, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and notes, as applicable, would have through its broker or other financial institution and DTC.

          The IDSs will initially be available in book-entry form only. As discussed below under “— Book-Entry Settlement and Clearance,” a nominee of DTC will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. However, on the first date that IDSs may be separated as described in “—Voluntary Separation and Recombination,” you will have a legal right under Delaware law to request that we issue a stock certificate representing the shares of Class A common stock underlying your IDSs. In order to obtain a stock certificate, you will need to first instruct your broker or financial institution that your IDSs representing such Class A common stock be separated. If you subsequently decide to deposit such certificate with DTC in order to return the shares to book-entry form, the shares will once again be permitted to underlie IDSs. The notes that formed a part of such separated IDSs will continue to be DTC-eligible. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

          Each holder of IDSs will have the right, through its broker or other financial institution, to separate its IDSs into the underlying shares of our Class A common stock and notes underlying them, whether purchased in this offering or in a subsequent offering of IDSs, at any time after the earliest to occur of (1) 45 days from the original issue date of the IDSs, (2) the acceptance of a change of control repurchase offer or (3) the acceptance of an asset sale repurchase offer. A holder of IDSs will not be able to accept a change of control repurchase offer or an asset sale repurchase offer or obtain a Class A common stock certificate without the separation of the applicable IDSs. The notes offered hereby will not be listed on any exchange, and only upon the occurrence of certain events will we undertake to list the Class A common stock on an exchange. Therefore, under certain circumstances the holders of IDSs may be able to trade their IDSs on an exchange while the holders of Class A common stock and notes not in the form of IDSs may not. See “— Listing.”

          As long as any notes are outstanding, any holder of notes or, following any OID Exchange (as defined in “Description of the Notes”), OID Exchange Units (as defined in “Description of the Notes”) and shares of the Class A common stock may, through its broker or other financial institution, at any time and from time to time prior to the fifteenth anniversary of the original issue date of the IDSs offered hereby, recombine the applicable principal amount of notes and the requisite number of shares of Class A common stock to form IDSs; provided, however, that

(i) in the event the IDSs were automatically separated as a result of the occurrence of a “Separation Event of Default” (as defined in “Description of the Notes”), IDSs may thereafter only be created or recombined after the related default or event of default has been cured or waived in accordance with the indenture governing the notes,

(ii) in the event the IDSs were automatically separated on a date prior to the occurrence of the merger event on which neither the “Disproportionality Test” (as defined in the “Description of the Notes”) nor the “Total Remaining Payments Tests” (as defined in the “Description of the Notes”) were met, IDSs may thereafter only be created or recombined on or after the first to occur of the merger event and a date on which either of such tests is once again met,

(iii) in the event the IDSs were automatically separated because the designated securities depositary for the IDS was either (A) unwilling or unable to continue as securities depositary with respect to the IDSs or (B) ceased to be a registered clearing agency under the Exchange Act, no IDSs may thereafter only be created or recombined at such time as CSC has established a successor depositary willing and able to provide such services to CSC, and

(iv) any holder whose ownership of shares of Class A common stock is represented by a stock certificate issued to such holder, prior to recombining such shares with notes in order to form IDSs, must surrender such stock certificate to the transfer agent in order that such shares be included in the global stock certificate or certificates representing the shares of Class A common stock underlying IDSs.

          If IDSs may be created or recombined subsequent to an automatic separation of IDSs, we will as promptly as practicable provide notice to such effect, which notice may be in the form of a press release or other public announcement or a Current Report on Form 8-K filed with the Securities and Exchange Commission. The separation and recombination provisions and limitations described above also apply to holders of IDSs that were created by “open market” purchases and subsequent combinations of shares of Class A common stock and notes, and the recombination provisions and limitations described above also apply to holders of separate shares of Class A common stock and notes acquired in “open market” purchases that have never been combined by such holders to create IDSs.

          Any voluntary separation or recombination or creation of IDSs will occur promptly in accordance with the procedures of DTC and will be accomplished by entries made by such DTC participant acting on behalf of beneficial owners. Voluntary separation or recombination of IDSs will be accomplished via the use of DTC’s Deposit/Withdrawal at Custodian, or DWAC, transaction. Participants or custodians seeking to separate or recombine IDSs will be required to enter a DWAC transaction in each of the IDSs and its underlying components. Separation will require submission of a Withdrawal-DWAC in the IDS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDSs and its components will cause the IDSs to be debited from Cede & Co.’s account in the IDS and credited to a separation/recombination reserve account in the IDS, and will cause an appropriate number of the components to be debited from the custodian’s account in the components and credited to Cede & Co.’s account. Recombination of IDSs from underlying components will require submission of a Deposit-DWAC in the IDS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDS and its components will cause an appropriate number of components to be debited from Cede & Co.’s account in the components and credited to the account of the custodian, and will cause an appropriate number of IDSs to be debited from the separation/recombination reserve account and credited to Cede & Co.’s account in the IDS. Trading in the IDSs will not be suspended as a result of any such separation or recombination. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant or custodians, provided that such instructions are received by 3:00 p.m., eastern time, on that trading day. Any instructions received after 3:00 p.m., eastern time will be effective the next business day, if permitted by the custodian or participant delivering the instructions. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of IDSs and you are urged to consult your broker or financial institution regarding any such transactional fees.

Automatic Separation

          Under all circumstances, the IDSs will automatically and permanently separate into the underlying shares of Class A common stock and notes on the date that is the fifteenth anniversary of the issue date of the IDSs offered hereby.

          In addition, the IDSs will automatically and permanently separate upon the occurrence of any of the following:

•	the redemption or repurchase by us of all of the notes in accordance with the indenture governing the notes (provided however, that a redemption or repurchase of a portion of the notes will cause solely those IDSs associated with the notes redeemed or repurchased to separate); or

•	the date on which all remaining principal on the notes becomes due and payable.

          In addition, all IDSs will be automatically separated upon the occurrence of any of the following:

•	a “Separation Event of Default” as defined in “Description of the Notes,” provided that IDSs may generally be recombined at the holder’s option upon the cure or waiver of the related default or event of default in accordance with the indenture governing the notes;

•	the last business day of any calendar month prior to the occurrence of the merger event, if, on such day neither the “Disproportionality Test” (as defined in “Description of the Notes”) nor the “Total Remaining Payments Tests” (as defined in “Description of the Notes”) are met, provided that IDSs may generally be recombined at the holder’s option on or after the first to occur of the merger event and any date on which either of such tests is once again met; or

•	notice to us that the designated securities depositary for the IDSs either (A) is unwilling or unable to continue as securities depositary with respect to the IDSs or (B) will cease to be a registered clearing agency under the Exchange Act, and in either case we are unable to find a successor depositary, provided that IDSs may generally be recombined at the holder’s option if we are subsequently able to establish a successor depositary willing and able to provide such services to us.

          If IDSs may be created or recombined subsequent to an automatic separation of IDSs, we will provide notice to such effect as promptly as practicable, which notice may be in the form of a press release or other public announcement. These automatic separation provisions also apply to holders of IDSs that were created by “open market” purchases and subsequent combinations of shares of Class A common stock and notes.

          In general terms, the Disproportionality Test referred to above is intended to measure whether our equity and debt are not held by investors substantially proportionately (such as is effected by investors’ holdings of IDSs). Immediately following the completion of the Transactions, the Class B common stock will represent more than 40% of both the voting power and value of our outstanding common stock. Because Holdings will then be the holder of all of the Class B common stock and neither Holdings nor certain affiliated persons will hold any notes separately from IDSs, more than 40% of the voting power and value of our common stock will be treated under the indenture as held separate and apart from the notes (and separate and apart from any other debt issued by us or our subsidiaries), and therefore the Disproportionality Test will be met. However, additional offerings of IDSs in the future could result in the Disproportionality Test not being met. For example, if we completed another offering of IDSs that resulted in the Class A common stock underlying IDSs representing more than 60% of the voting power or value of our common stock, and we had not at that time issued any additional notes not underlying IDSs, then less than 40% of the voting power and value of our common stock would be owned separate and apart from the notes (i.e., our debt), and less than 40% of the notes would be owned separate and apart from our common stock (i.e., our equity). Therefore the Disproportionality Test would not be met.

          In general terms, the Total Remaining Payments Tests referred to above measure the extent to which at any point in time, payments to CSC on the intercompany note are sufficient for CSC to make all then remaining payments on the notes. The Total Remaining Payments Tests will not be met immediately following the completion of the Transactions, but could be met in the future if, for example, CSC were to sell additional common stock to investors, the proceeds of which were downstreamed (as would then be required under the terms of the notes) as an increase in the principal amount of the intercompany note.

          The automatic separation of the IDSs if neither the Disproportionality Test nor the Total Remaining Payments Tests are met provides support for the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, to the effect that the notes will be treated as debt for U.S. federal income tax purposes.

          Any automatic separation of all the IDSs will be effective as of the close of business on the date of notification by CSC to DTC of the occurrence of the event causing such separation provided that such notification is received by 3:00 p.m., eastern time. On such date, CSC will notify the American Stock Exchange of the automatic separation of all the IDSs and instruct that the American Stock Exchange suspend trading in the IDSs in accordance with the American Stock Exchange’s policies and procedures.

Listing

          We have applied to list the IDSs on the American Stock Exchange under the trading symbol “DRY.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IDSs to a minimum number of beneficial owners as required by that exchange. Separation of IDSs may result in the delisting of IDSs from the American Stock Exchange by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

          Our shares of Class A common stock will not initially be listed for separate trading on any exchange. However, we will use our commercially reasonable efforts to list or quote the outstanding shares of our Class A common stock on the national securities exchange or automated securities quotation system, if any, on which the IDSs are then listed or quoted or another national securities exchange or automated securities quotation system, in each case as promptly as practicable following the earliest of the automatic and permanent separation of all IDSs due to either the redemption or repurchase of all of the notes or all of the remaining principal on the notes becoming due and payable, as further described under “— Automatic Separation,” or, if earlier, the first day on which a sufficient number of shares of Class A common stock are held separately to meet the minimum requirements for separate trading on any such exchange or automatic quotation system for at least 30 consecutive trading days, and, in any event, no later than the date that is 30 days prior to the fifteenth anniversary of the original issue date of the IDSs offered hereby.

          Our shares of Class B common stock will not be listed for trading on any exchange.

Transfer Agent and Registrar

          The Bank of New York will be the transfer agent and registrar for the IDSs and our common stock.

Book-Entry Settlement and Clearance

          DTC will act as securities depositary for the IDSs, and the notes and shares of Class A common stock underlying the IDSs, or the “components.” The transfer agent for the Class A common stock and notes represented by IDSs will act as custodian for components on behalf of owners of the IDSs. The components and the IDSs will be issued in fully-registered form and will be represented by one or more global notes and global stock certificates. The IDSs will be fully-registered in the name of DTC’s nominee, Cede & Co., and, to the extent the components are cojoined as IDSs, the Class A common stock and notes will be registered in the name of the transfer agent as custodian for the owners of the IDSs, unless a beneficial owner of shares of Class A common stock represented by such global stock certificate subsequently requests the issuance of a separate certificate representing such holder’s shares of Class A common stock. See “— General.”

          Book-Entry Procedures. If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through a DTC participant. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.

          All interests in the securities will be subject to the operations and procedures of DTC. We provide the following summaries of those operations solely for your convenience. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.

          DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

          To facilitate subsequent transfers, all IDSs deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The securities underlying the IDSs will be registered in the name of the transfer agent as custodian for the owners of the IDSs. The deposit of IDSs with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of IDSs and notes will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued. Beneficial owners of shares of Class A common stock have the right to request the receipt of a certificate representing their shares of Class A common stock as described under “— General.”

          Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or combination is effected, will be credited and debited in accordance with the procedures described above under “— Voluntary Separation and Recombination.” We have been informed by DTC that the current fee per transaction per participant account for any voluntary separation or recombination is $4.50. This fee is subject to change by DTC. Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transaction fee for any voluntary separation or recombination may be passed directly on to the holder.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to the IDSs or the underlying securities and the custodian will not consent or vote with respect to such securities. The consent or voting rights will be exercised by DTC as follows: under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy). Such participants will consent or vote with respect to the IDSs or the underlying securities, as the case may be, based on instructions received from the beneficial owners who hold the securities through them.

          We and the trustee will make any payments on the notes to DTC and we will make all payments on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent, subject to any statutory or regulatory requirements as may be in effect from time to time.

          We or the trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.

          DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If the transfer agent discontinues providing its service as the custodian with respect to the shares of our Class A common stock and/or our notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the custodian arrangement.

          Also, in case we decide to discontinue use of DTC, or a successor securities depository, we will print and deliver to you and the transfer agent certificates for the various certificates of Class A common stock and notes you may own.

          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

          Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	changes in DTC’s policies and procedures that deviate from DTC’s policies and procedures as described in or contemplated by this prospectus,

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books, or

•	any payments to, or the providing of notice, to participants or beneficial owners.

          Procedures Relating to Additional Issuances. The indenture governing the notes will provide that, in the event there is an additional issuance of notes under the indenture in a primary registered offering and such additional notes are treated as having OID, then all holders of such additional notes and all holders of outstanding notes previously issued under the indenture in a primary registered offering will automatically exchange among themselves a ratable portion of their notes. The records will be revised to reflect such exchange without any further action by such holders. Thereafter, each such holder of separate notes will hold an identical, inseparable note unit consisting of additional notes with OID and such previously issued notes. This note unit will be assigned a new CUSIP number, and the CUSIP number previously assigned to such notes will no longer be used. After any such automatic exchange, all such note units will be of the same series. In addition, each such holder of IDSs will hold a new IDS, consisting of such note unit and Class A common stock. The IDSs will be assigned a new CUSIP number, and the CUSIP number previously assigned to the IDSs will no longer be used. The aggregate stated principal amount of notes owned by each holder, and the economic entitlements of notes previously held and thereafter forming a part of the note unit, will not change as a result of such additional issuance.

          After the first issuance and automatic exchange of additional notes with OID, if any, following this offering of IDSs and third party notes, each time CSC issues any further additional notes under the indenture in a primary registered offering (whether in connection with an offering of IDSs, separate notes or both), all holders of such further additional notes and all holders of outstanding note units will automatically exchange among themselves a ratable portion of their note units for a portion of the further additional notes in the manner as described above.

          Each note unit that results from an additional issuance and exchange of notes described above may not be separated. However, the separation and recombination provisions of the IDSs described in “— Voluntary Separation and Recombination” and “— Automatic Separation” will continue to apply following such exchange of notes. Therefore, an IDS holder receiving an inseparable note unit upon an automatic exchange of notes will be able to separate such IDS into a share of Class A common stock and a note unit and subsequently recombine such IDS as described in such provisions. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers. Parties investing in CSC pursuant to the Transactions will not be required under either the offering documents governing the Transactions or our certificate of incorporation to enter into lock-up agreements with respect to future securities offerings of CSC.

          Holders who hold any additional notes having OID as a result of the automatic exchange described above may not be able under New York and federal bankruptcy law to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the notes or our bankruptcy prior to the maturity of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Additional issuances of notes may cause you to recognize original issue discount and may have other adverse consequences.” Nevertheless, any purchaser of the notes offered hereby that in the future receives notes with OID as a result of an automatic exchange will be entitled to pursue claims under applicable securities laws against us or our agents in this offering, including the underwriters listed in the section entitled “Underwriting,” for the full amount of its initial investment in such notes.

          An issuance and exchange of notes described above may result in adverse U.S. federal tax and other consequences to a holder of IDSs or notes. See “Summary — Summary of the IDSs and Third Party Notes — What will happen upon the issuance of additional notes or IDSs in the future?” and “— What will be the U.S. federal income tax considerations in connection with an additional issuance of notes?” and “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Additional issuances of notes may cause you to recognize original issue discount and may have other adverse consequences.”

          Most subsequent issuances by us of notes under the indenture governing the notes, including subsequent issuances of notes which have original issue discount and all subsequent issuances six months after the date of the offerings, may require shortened settlement of any trade you place on the American Stock Exchange. Such trades may be required to settle up to 24 hours after or on the same day that such trade occurs, consistent with the American Stock Exchange’s practices on the date of such an issuance by us. The American Stock Exchange has informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with additional issuances, will have a significant impact on the IDS trading market. Following any subsequent issuance, we will file with the SEC in compliance with the Exchange Act a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your notes as a result of such subsequent issuance.

DESCRIPTION OF THE NOTES

          For purposes of this section, references to the “notes” refer collectively to the $142.3 million aggregate principal amount of notes (assuming an initial principal amount of $6.75 per note and exercise of the underwriters’ over-allotment option in full) that initially form a part of the IDSs described in this prospectus and $20.0 million aggregate principal amount of notes issued separate and apart from the IDSs. The notes will be issued pursuant to an indenture (the “indenture”), to be dated as of                     , 2004, by and between the Company, Laundry Corp., as subsidiary guarantor and any other subsidiary guarantors party thereto from time to time, and The Bank of New York, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent”).

          The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The form of indenture will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.” For purposes of this section, references to the “Company” include only Coinmach Service Corp. and not its Subsidiaries.

Brief Description of the Notes

          The notes will:

•	be the senior secured obligations of the Company;

•	rank equally in right of payment with all other existing and future senior obligations of the Company;

•	rank senior in right of payment to the existing and future obligations of the Company that expressly provide for subordination to the notes; and

•	be secured, subject to Permitted Liens, by a first priority perfected Lien on substantially all of the existing and future assets of the Company, which immediately following consummation of the Transactions will consist of the Intercompany Note, the Intercompany Note Guaranty, the non-voting Common Stock of AWA and the capital stock of Laundry Corp.

          In addition, the notes will be guaranteed on a senior secured basis by Laundry Corp. The guarantee by Laundry Corp. will be secured, subject to Permitted Liens, by a first priority perfected Lien on substantially all of the existing and future assets of Laundry Corp., other than the Capital Stock of Coinmach Corp. The guarantee by Laundry Corp. will also be secured by a second priority perfected Lien on the Capital Stock of Coinmach Corp. that will be contractually subordinated pursuant to the Intercreditor Agreement to the Lien of the Credit Agreement Collateral Agent.

          Following the occurrence of the Merger Event, if any, Laundry Corp. will no longer exist and the surviving entity of the merger will be the issuer of the notes. The Lien securing the notes on the assets of the surviving entity (other than assets consisting of all of the Capital Stock of the direct domestic Subsidiaries and 65% of each class of Capital Stock of the direct foreign Subsidiaries of such surviving entity) will be released, and the Lien on such Capital Stock of the direct Subsidiaries of the surviving entity will become contractually subordinated to the Liens of (A) the Credit Agreement Collateral Agent under the Credit Agreement pursuant to the Intercreditor Agreement or (B) if applicable, the collateral agent under a replacement credit facility pursuant to a replacement intercreditor agreement in substantially the form of the Intercreditor Agreement. Thereafter, a second priority perfected Lien on such Capital Stock will constitute the only security for the notes, and the notes will be effectively subordinated to the obligations outstanding under the Credit Agreement or, if applicable, the replacement credit facility, in each case, to the extent of the value of such Capital Stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the

IDSs — The rights of holders of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis.”

          Our Subsidiaries (other than Laundry Corp.) are presently prohibited from guaranteeing the notes due to restrictions contained in the Coinmach Corp. credit facility and the indenture governing the 9% Coinmach Corp. Notes. Consequently, the notes will only be guaranteed by additional Subsidiaries that are Domestic Restricted Subsidiaries on a senior unsecured basis on the first date that each such Restricted Subsidiary is not prohibited from doing so under the terms of its then outstanding indebtedness. If made, the Subsidiary Guarantees will, together with the Subsidiary Guarantee made by Laundry Corp., be joint and several obligations. Until that time, Holders will have no direct recourse against any of such Restricted Subsidiaries other than through enforcement of the Collateral Agent’s security interest in the Intercompany Note and the Intercompany Note Guaranty and, in any event, will never have any direct recourse against any of the Company’s Unrestricted Subsidiaries. The Intercompany Note and the Intercompany Note Guaranty constitute unsecured obligations, and therefore the obligations of Coinmach Corp. and the Intercompany Note Guarantors will be effectively subordinated to their secured Indebtedness (including the Credit Agreement) to the extent of the value of their assets securing that Indebtedness.

          The Company is a holding company and will not have any material assets or operations immediately after giving effect to the Transactions other than the non-voting Common Stock of AWA, the Capital Stock of Laundry Corp., the Intercompany Note and the Intercompany Note Guaranty. The Company will rely on payments from Coinmach Corp. under the Intercompany Note and distributions from Laundry Corp. (that are in turn funded by distributions from Coinmach Corp.) to meet its debt service obligations, including payments of interest and principal on the notes.

          As of September 30, 2004, on a pro forma basis after giving effect to the Transactions, the Company’s Subsidiaries (other than Laundry Corp.) would have had $708.1 million of outstanding liabilities to which the notes would have been effectively subordinated other than to the extent of the Intercompany Note and Intercompany Note Guaranty, including trade payables but excluding intercompany liabilities. Furthermore, as of September 30, 2004, on a pro forma basis after giving effect to the Transactions, the notes would have been effectively subordinated to $241.7 million of indebtedness outstanding under the Credit Agreement and other secured financings to the extent of the value of the assets securing such Indebtedness because the Intercompany Note and the Intercompany Note Guaranty are unsecured and the Lien of the Collateral Agent in the Capital Stock of Coinmach Corp. is subordinated to the Lien securing the Credit Agreement.

          As of the Issue Date, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.” However, under certain circumstances, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

          The notes will be issued in registered form, without coupons. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Principal, Maturity and Interest

          The Company may change any Paying Agent or Registrar without notice to the Holders. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of each applicable holder.

          The notes will be unlimited in aggregate principal amount; up to $162.31 million aggregate principal amount may be issued in the initial offering of the notes (including the $20.0 million aggregate principal amount of notes issued separate and apart from the IDSs and notes to be issued upon exercise of the underwriters’ over-allotment option). The indenture will provide for the issuance in an unlimited aggregate principal amount of one or more series of additional notes (“Additional Notes,” which term shall include any Additional IDS Notes (as defined below)), subject to the limitations set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” The notes and any Additional Notes will have identical terms other than the issuance dates, transfer restrictions, if any, and other than as described below under “— Additional Notes.” Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Notes” section, references to the notes will include any Additional Notes issued, and the notes, together with the Additional Notes, will be treated as a single class of securities under the indenture. Any Additional Notes will be secured equally and ratably with the notes, and as a result, the issuance of Additional Notes will have the effect of diluting the security interest of the holders of notes in the Collateral (other than the Intercompany Note and Intercompany Note Guaranty to the extent the proceeds of such Additional Notes are lent to Coinmach Corp. under the Intercompany Note).

          The notes will mature on                     , 2024. Interest on the notes will accrue at the rate of      % per annum and will be payable quarterly, in arrears, in cash on each March 1, June 1, September 1 and December 1, commencing on March 1, 2005 (which payment will constitute interest accrued from the Issue Date until December 31, 2004), to the Persons who are Holders at the close of business on the February 25, May 25, August 25 and November 25, respectively, immediately preceding the applicable interest payment date. Interest on the notes will accrue from the end of the most recently completed full fiscal quarter for which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Sinking Fund

          As a mandatory sinking fund (the “Sinking Fund”), the Company will redeem on                            of each of the years 2016 to 2019, inclusive, notes in an aggregate principal amount equal to 10% of the aggregate principal amount of the notes originally issued under the indenture at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, together with accrued and unpaid interest to the redemption date. The Company may, at its option, credit against the aggregate principal amount of the notes to be redeemed in connection with any Sinking Fund redemption (to the extent not previously credited) the aggregate principal amount of notes:

(a)	previously or contemporaneously redeemed by it pursuant to the provisions described under “— Optional Redemption” (or previously or contemporaneously called for redemption pursuant to such provisions so long as the redemption price therefor shall have been deposited in trust for that purpose in accordance with the indenture); and

(b)	previously or contemporaneously acquired by it (and delivered to the Trustee for cancellation), whether by privately negotiated transactions, by way of tender offers (including Change of Control Offers and Net Proceeds Offers) or otherwise, in either case described in clauses (a) and (b) above other than through mandatory Sinking Fund redemptions; provided, however, that the Company may only credit purchases of separate notes pursuant to clause (b) above to the extent that, as of the business day immediately preceding the date on which a Sinking Fund redemption is required, such purchases did not result in the aggregate principal amount of notes underlying IDSs exceeding 90% of the aggregate principal amount of all notes outstanding on such date.

Collateral Agreements and Intercreditor Agreement

          Pursuant to the terms of the Collateral Agreements, the notes and the guarantee of Laundry Corp. will be secured by Liens on the Collateral as described above.

          In addition, the Collateral Agreements will exclude from the Collateral assets consisting of the Capital Stock of any foreign Subsidiary of the Company or Laundry Corp. to the extent that such Capital Stock exceeds 65% each class of the Capital Stock of such foreign Subsidiary.

          The Intercreditor Agreement will provide, among other things:

          (1) that Liens on the Capital Stock of Coinmach Corp. that secure the guarantee of the notes by Laundry Corp. will be junior to the Liens in favor of the Credit Agreement Collateral Agent on behalf of itself, the Administrative Agent and the Lenders, and consequently the Lenders will be entitled to receive proceeds from the foreclosure of such Capital Stock prior to the Holders,

          (2) that during any insolvency proceedings, the Credit Agreement Collateral Agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in such Capital Stock,

          (3) the procedure for enforcing the Liens on such Capital Stock, including the distribution of sale or other proceeds thereof, and

          (4) that the Credit Agreement Collateral Agent will, following the occurrence and during the continuance of an Event of Default or an event of default under the Credit Agreement, have the sole and exclusive right to make all decisions with respect to the foreclosure of such Capital Stock, including the timing and method of any disposition thereof.

The Intercreditor Agreement will also provide that the Collateral Agent and the Credit Agreement Collateral Agent will provide notices to one another with respect to the occurrence of events of default and the acceleration of the notes or the Indebtedness outstanding under the Credit Agreement, as the case may be. Pursuant to the Intercreditor Agreement, the Collateral Agent, on behalf of itself, the Trustee and the Holders will waive, to the fullest extent permitted by law, any claim against the Credit Agreement Collateral Agent, the Administrative Agent and the Lenders in connection with any actions they may take under the Credit Agreement or with respect to such Capital Stock, and agree that the Credit Agreement Collateral Agent, the Administrative Agent and the Lenders will have no duties to them in respect of the maintenance or preservation of such Capital Stock (other than in the case of the Credit Agreement Collateral Agent, a duty to hold such Capital Stock as bailee of the Collateral Agent, the Trustee and the Holders solely for purposes of perfecting their security interests thereon).

          The security interests granted by the Company and Laundry Corp. that secure the notes and the guarantee, respectively, may also be junior to Permitted Liens securing other existing and future Indebtedness of the Company and Laundry Corp. Therefore, the notes and the guarantee of Laundry Corp. will be effectively subordinated to Indebtedness secured by assets that do not constitute Collateral and to Indebtedness that is secured by a prior-ranking Lien on assets that constitute Collateral, including the Credit Agreement Collateral Agent’s Lien on the Capital Stock of Coinmach Corp. To the extent that holders of such Indebtedness exercise their rights with respect to such assets, they would be entitled to be repaid in full from the proceeds from the sale of those assets before those proceeds would be available for distribution to the holders of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of our holders of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis” and “— Certain Bankruptcy and Other Limitations.”

          So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture, the Collateral Agreements and, solely with respect to the Capital Stock of Coinmach Corp., the Intercreditor Agreement, the Company or Laundry Corp., as applicable, will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of its direct Subsidiaries (including in the case of Laundry Corp., the Capital Stock of Coinmach Corp.) as well as in the case of the Company, the Intercompany Note, and to exercise any voting, consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, subject, solely with respect to the Capital Stock of Coinmach Corp., to the terms of the Intercreditor Agreement, following notice from the Collateral Agent:

(a) all rights of the Company or Laundry Corp., as applicable, to exercise such voting, consensual rights or other rights shall cease and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights,

(b) all rights of the Company or Laundry Corp., as applicable, to receive cash dividends, interest and other payments made upon or with respect to the Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, and

(c) the Collateral Agent may sell the Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements.

Subject, solely with respect to funds arising from dividends or distributions of the Capital Stock of Coinmach Corp. or the foreclosure thereof, to the Intercreditor Agreement, all funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the Holders shall be turned over to the Trustee for distribution by the Trustee in accordance with the provisions of the indenture.

          Following the occurrence of the Merger Event, the surviving entity of the merger will by operation of law be a party to the Intercreditor Agreement; provided that if the Credit Agreement is replaced with a replacement credit facility, then a replacement intercreditor agreement, in substantially the form of the Intercreditor Agreement, will be entered into by such surviving entity, the Collateral Agent and the administrative agent under such replacement credit facility. Consequently, the Lien of the Collateral Agent on all of the Capital Stock of the direct domestic Subsidiaries and 65% of each class of Capital Stock of the direct foreign Subsidiaries of the surviving entity will be contractually subordinated to the Lien of (A) the Credit Agreement Collateral Agent under the Credit Agreement pursuant to the Intercreditor Agreement or (B) if applicable, the collateral agent under the replacement credit facility pursuant to the replacement intercreditor agreement in substantially the form of the Intercreditor Agreement, and the notes will be effectively subordinated to the obligations outstanding under the Credit Agreement or if applicable, the replacement credit facility, in each case, to the extent of the value of such Capital Stock. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The rights of holders of the notes to receive payments on the notes will also be effectively subordinated to certain indebtedness permitted under the indenture governing the notes to be incurred by us on a secured basis.”

          The Security Agreement will contain, among other things, provisions prohibiting the Company from:

(i) selling, conveying, transferring or assigning (or otherwise engaging in any other transfer for value of) the Intercompany Note or Intercompany Note Guaranty or any of its interests therein;

(ii) amending, supplementing, or waiving any provision of the Intercompany Note or the Intercompany Note Guaranty, other than any amendment, supplement or waiver which would not have an adverse effect on the interests of the Collateral Agent, the Trustee or any Holder under the Security Agreement, the indenture or the notes, or subordinating its rights under the Intercompany Note or the Intercompany Note Guaranty to the rights of any other creditor of Coinmach Corp.;

(iii) compromising, reducing, forgiving or releasing or extending the time for payment of any obligation of Coinmach Corp. under the Intercompany Note or of any Intercompany Note Guarantor under the Intercompany Note Guaranty; or

(iv) taking or omitting to take any action the taking or the omission of which would result in any material impairment or alteration of any obligation of Coinmach Corp. under the Intercompany Note or any Intercompany Note Guarantor under the Intercompany Note Guaranty.

          The Company or Laundry Corp., as applicable, will be entitled to releases of assets included in the Collateral from the Liens securing the notes to enable the Company or Laundry Corp., as the case may be, to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under the covenant described below under the caption “Certain Covenants — Limitation on Asset Sales.”

          In addition, the Liens created under the Collateral Agreement shall automatically be released:

(1) upon payment in full of all principal, premium, if any, and interest on the notes and all other monetary obligations due and owing under the indenture, the notes, the subsidiary guarantees, if any, and the Collateral Agreements;

(2) if the Company exercises its legal defeasance option or covenant defeasance option as described below under the caption “— Legal Defeasance and Covenant Defeasance”;

(3) following the occurrence of a Merger Event, after which the only security interest benefiting the notes will be a second-priority Lien on all of the Capital Stock of the direct domestic Subsidiaries and 65% of each class of Capital Stock of the direct foreign Subsidiaries of the surviving entity; or

(4) upon satisfaction and discharge of the indenture or payment in full in cash of the principal of and premium, if any, accrued and unpaid interest on the notes and all other Obligations that are then due and payable.

          The Collateral Agent shall, at the sole cost and expense of the Company, execute and deliver to the Company such documents as the Company shall reasonably request to effect or evidence such release.

Certain Bankruptcy and Other Limitations

          The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or, with respect to any foreclosure on the Intercompany Note, Coinmach Corp. prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the realization of the Collateral securing the notes. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of the bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

          The Collateral Agent’s ability to foreclose on the Collateral may also be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — The ability of the collateral agent to foreclose on the collateral may be limited, which may reduce or delay your recovery under the notes.”

Additional Notes

          Subject to the satisfaction of certain conditions, the indenture will permit the issuance of Additional Notes, including but not limited to the Additional Notes that may be issued in connection with issuance or sales of IDSs (collectively, “Additional IDS Notes”). See “— Principal, Maturity and Interest” and “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” and “— Exercise of Redemption Rights and Sales Rights.”

          Any Additional Notes issued under the indenture will be part of the same class as the notes offered hereby, and the notes and any Additional Notes will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. See “— Principal, Maturity and Interest.” Any Additional Notes will be secured equally and ratably with the notes without any requirement that any additional assets be provided as collateral in connection therewith (other than any increase under the intercompany note with the proceeds thereof). As a result, the issuance of Additional Notes will have the effect of diluting the security interest in the Collateral. However, Additional Notes that are “restricted securities” as defined in Rule 144 under the Securities Act will initially not be of the same series as the notes offered hereby.

          In the event there is an issuance of Additional Notes under the indenture in a primary registered offering and such Additional Notes have original issue discount, or OID, then pursuant to the indenture, all holders of such Additional Notes and all holders of outstanding notes that were previously issued in a primary registered offering will automatically exchange among themselves (an “OID Exchange”) a ratable portion of their notes and such Additional Notes. The records will be revised to reflect such OID Exchange without any further action of such holder. Thereafter, each such holder of separate notes will hold an identical, inseparable note unit (an “OID Exchange Unit”) consisting of Additional Notes with OID and such previously issued or sold notes. This OID Exchange Unit will be assigned a new CUSIP number, and the CUSIP number previously assigned to such notes will no longer be used. In addition, each such holder of IDSs will hold a new IDS, consisting of such OID Exchange Unit and Class A common stock. The IDSs will be assigned a new CUSIP number, and the CUSIP number previously assigned to the IDSs will no longer be used. After any OID Exchange, all such OID Exchange Units will be of the same series. The aggregate stated principal amount of notes owned by each holder, and the economic entitlements of notes previously held and thereafter forming a part of the OID Exchange Unit, will not change as a result of such additional issuance.

          After the first issuance of Additional Notes with OID and OID Exchange, if any, following this offering of IDSs and third party notes, each time the Company issues any further Additional Notes under the indenture in a primary registered offering (whether in connection with an offering of IDSs, separate notes or both), all holders of such further Additional Notes and all holders of outstanding OID Exchange Units will automatically exchange among themselves a ratable portion of their OID Exchange Units for a portion of the further Additional Notes in the manner described above.

          The issuance of Additional Notes having OID may affect the U.S. federal income tax treatment of the notes, including notes underlying IDSs. See “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances.” In the event of such an issuance and OID Exchange, each holder of an OID Exchange Unit will hold Additional Notes having OID and may not be able to recover the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy of the Company prior to the maturity of the notes. See “Risk Factors — Risks Relating to the Third Party Notes, the IDSs and the Shares of Class A Common Stock and Notes Underlying the IDSs — Additional issuances of notes may cause you to recognize original issue discount and may have other adverse consequences.”

Transfer and Exchange

          A holder may transfer or exchange notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture in connection with such transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or a Net Proceeds Offer.

Optional Redemption

          Make-Whole Redemption. At any time prior to                     , 2009, the Company may, at its option, redeem all or part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of the present values of the redemption price of such notes at the first optional redemption date described below and all required interest payments, excluding accrued but unpaid interest, due on such notes through the first optional redemption date, discounted to the date of such redemption on a quarterly basis, assuming 360-day years consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

          Redemption at Scheduled Prices. On or after                     , 2009, the Company may, at its option, redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                     of the years indicated below:

Year	Redemption Price

2009	%
2010	%
2011	%
2012 and thereafter	100.000%

          Tax Redemption. The Company may, at its option, redeem all, but not part, of the notes, at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date if, for U.S. federal income tax purposes, the Company is not, or would not be, permitted to deduct the interest payable on the notes from its income.

          Selection and Notice. In the event that the Company is required to or chooses to redeem less than all of the notes pursuant to the Sinking Fund or other provisions described above, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate unless the requirements of DTC or of the principal national securities exchange or automated securities quotation system, if any, on which the notes are listed or quoted prohibit such method, in which case the selection of the notes shall be made in accordance with the requirements of DTC or of such exchange or system.

          Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Limitation on Repurchases and Payments for Consents

          The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly,

(1) purchase, redeem or otherwise acquire or retire for value any separate notes, or

(2) pay or cause to be paid any consideration to or for the benefit of any holder of separate notes (including notes that have separated from the IDSs after the issue date of the IDSs) for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Intercompany Note, the Intercompany Note Guaranty, any Collateral Agreement or the Intercreditor Agreement,

unless the purchase, redemption or acquisition is available to all holders of notes and the applicable consideration is offered to be paid and is paid to all holders of notes that accept such offer to purchase, redeem or otherwise acquire or retire for value or that consent, waive or agree to amend, in each case in the time frame set forth in the applicable offer or solicitation documents.

Change of Control

          Upon the occurrence of a Change of Control, each holder of notes will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

          Within 30 days following the date upon which the Change of Control occurred, if the Company has not, prior to the Change of Control, sent a redemption notice for all of the notes in connection with an optional redemption permitted by the indenture, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 61 days nor later than 90 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. To participate in a Change of Control Offer, a holder of IDSs must separate its IDSs into shares of the Company’s Class A Common Stock and notes. A Change of Control Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

          The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

          If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

          Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder’s right to redemption upon a Change of Control. Restrictions in the indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue thereof.

          The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require the Company to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company to another Person or group may be uncertain.

Certain Covenants

          The indenture will contain, among others, the following covenants:

          Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness,

          (i) the Company or any Subsidiary Guarantor, concurrent with or subsequent to the effectiveness of its Subsidiary Guarantee, may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0 and

          (ii) at any time prior to the occurrence of the Merger Event, Coinmach Corp. and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Coinmach Corp. is greater than 2.0 to 1.0.

          The Company will not, and will not permit any Subsidiary Guarantor or any Subsidiary that is an obligor or guarantor of the Intercompany Note (any “Intercompany Note Obligor”) to, directly or indirectly, incur any Indebtedness which is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor or Intercompany Note Obligor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes, any Subsidiary Guarantee, the Intercompany Note and the Intercompany Note Guaranty, as the case may be, in each case to the same extent and in the same manner as such Indebtedness is subordinated in right of payment to such other Indebtedness.

          For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this covenant, the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

          The Company will not issue Indebtedness represented by Additional IDS Notes after the Issue Date (whether pursuant to clause (14) of the definition of “Permitted Indebtedness” or otherwise) unless at the same time and in connection therewith it receives an opinion of independent counsel nationally recognized in U.S. federal income tax matters to the effect that, based on customary assumptions and factual representations, such Additional IDS Notes and any Additional Notes issued in connection therewith will be treated as indebtedness for U.S. federal income tax purposes (although such opinion may be qualified in the same manner as the equivalent opinion received by the Company with respect to the notes underlying the IDSs and the third party notes issued on the Issue Date).

          The Company will not issue Indebtedness represented by Additional IDS Notes after the Issue Date unless at the same time and in connection therewith (a) it issues Additional Notes not underlying IDSs having an aggregate principal amount of not less than 11.1% of the aggregate principal amount of the notes underlying such IDSs and (b) the purchasers of such Additional Notes are required to make the same representations to the Company required of purchasers of third party notes offered hereby. The foregoing sentence shall not apply to issuances by the Company of IDSs from time to time after the Issue Date having an aggregate issue price not to exceed $200.0 million and, to the extent issued as incentive compensation to directors or officers of the Company or any of its Subsidiaries, additional IDSs having an aggregate issue price not to exceed $5.0 million.

          Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the notes, any Subsidiary Guarantee, the Intercompany Note or the Intercompany Note Guaranty; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) if, at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant (or, in the case of a Restricted Payment by Coinmach Corp. or any of its Restricted Subsidiaries, Coinmach Corp. is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to December 31, 2004 and ending on the last day of the Company’s last fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds (excluding proceeds from the exercise of the underwriters’ over-allotment option) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 31, 2004 and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company or from the issuance of debt securities of the Company that have been converted into or exchanged for Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

(y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to December 31, 2004 and on or prior to the Reference Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid).

          Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the payment of such dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or any Restricted Subsidiary that is subordinate or junior in right of payment to the notes, any Subsidiary Guarantee, the Intercompany Note or the Intercompany Note Guaranty either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(5) if no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $30.0 million;

(6) if no Default or Event of Default shall have occurred and be continuing, the repurchase of Capital Stock from members of management or Parent not to exceed $2.0 million in any fiscal year; provided that any amounts not used in such fiscal year may be carried forward one year (but not beyond one year, with any carried over amounts being deemed to be used first in any fiscal year);

(7) if no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends on shares of outstanding Common Stock of the Company up to an aggregate amount in any fiscal quarter not to exceed the Quarterly Base Dividend Level determined for the prior fiscal quarter so long as, as of any date of determination, the Interest Coverage Test is met;

(8) if no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends on shares of outstanding Common Stock of the Company up to an aggregate amount in any fiscal quarter not to exceed the Carry-Over Dividend Basket determined for the prior fiscal quarter to the extent not applied to reduce Capital Expenditures for such fiscal quarter for purposes of clause (b) of the definition of “Distributable Cash Flow,” so long as, as of any date of determination, the Interest Coverage Test is met;

(9) any Restricted Payments in respect of Redemption Rights or Sales Rights permitted to be exercised pursuant to the terms of the indenture;

(10) distributions to Parent or payments on behalf of Parent for or in respect of (a) tax preparation, accounting, legal and administrative fees and expenses, including travel and similar reasonable expenses, incurred on behalf of the Company or its Restricted Subsidiaries or in connection with Parent’s ownership of the Company or its Restricted Subsidiaries, and (b) reasonable and customary directors’ fees to, and indemnity provided on behalf of, the directors of Parent, and reimbursement of customary and reasonable travel and similar expenses incurred in the ordinary course of business in an aggregate amount not to exceed $2.0 million in any fiscal year;

(11) payments to holders of the Capital Stock of the Company in lieu of the issuance of fractional shares of the capital stock of the Company;

(12) if no Default or Event of Default shall have occurred and be continuing or would be caused thereby immediately following the making thereof, the First Four Dividend Payments; and

(13) any Restricted Payment made in connection with the Transactions as described in this Prospectus.

          In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (5), (6), (7), (8) and (12) shall be included (without duplication) in such calculation.

          Not later than the date of making any Restricted Payment pursuant to the provisions of the first paragraph described under this covenant and no less frequently than quarterly in the case of all other Restricted Payments, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

          Limitation on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds. At any time prior to the occurrence of the Merger Event that the Total Remaining Payments Tests are not met,

(1) the Company shall not transfer any assets, directly or indirectly, to any Subsidiary other than Coinmach Corp.,

(2) if and to the extent any direct or indirect transfer of assets is made to Coinmach Corp., such transfer shall automatically be deemed to be Indebtedness incurred under the Intercompany Note (and Indebtedness under the Intercompany Note shall be increased by the Fair Market Value of any assets so transferred), and

(3) the net proceeds received by the Company from any offer and sale of IDSs, Capital Stock or Indebtedness of the Company shall:

(a) in the case of any such net proceeds resulting from the issuance of IDSs or Class A Common Stock, be used to redeem shares of Class B Common Stock that are tendered to the Company in connection with the exercise of any Redemption Right related thereto by the Company or the exercise of any Sales Right related thereto by the holder thereof to the extent permitted by “— Exercise of Redemption Rights and Sales Rights;”

(b) if and to the extent Coinmach Corp. is permitted to incur such Indebtedness under the terms of its other Indebtedness outstanding from time to time, be lent as promptly as practicable to Coinmach Corp. as Indebtedness under the Intercompany Note; or

(c) any combination thereof.

Any such Indebtedness incurred or deemed incurred under the Intercompany Note pursuant to clause (2) or (3)(b) above shall have an aggregate principal amount equal to the amount of cash so transferred (or, in the case of assets not constituting cash, the Fair Market Value of such assets (which shall, to the extent involving assets with a Fair Market Value in excess of $5.0 million, be determined by the Board of Directors of the Company in its reasonable and good faith judgment, such determination to be evidenced by a Board Resolution)).

          If any such net proceeds remain outstanding and Coinmach Corp. is not permitted to incur such additional Indebtedness under the terms of its other Indebtedness, the Company may:

          (x) retain such amounts until such time as such amounts may be applied in accordance with such clause (3)(b) above;

          (y) pay any portion of any interest then accrued and unpaid and principal on the notes on the date such interest or principal becomes due and payable; or

          (z) any combination thereof.

          Notwithstanding anything to the contrary in this covenant, the Company shall be permitted to apply the proceeds of the offerings described in this Prospectus (including proceeds received in connection with the exercise of the over-allotment option by the underwriters thereof) to consummate the Transactions as described in this Prospectus.

          Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”);

(b) to permanently reduce Indebtedness under the Credit Agreement; provided that, to the extent the Asset Sale comprised assets of the Company, the transfer of any Net Cash Proceeds from the Company to Coinmach Corp. in order to reduce such Indebtedness is made in compliance with the covenants described under “— Limitations on Equity Contributions to Restricted Subsidiaries; Obligations to Transfer Certain Proceeds”;

(c) to the extent the Asset Sale comprised assets of a Restricted Subsidiary that is not a Subsidiary Guarantor or an Intercompany Note Obligor, to permanently reduce

Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or an Intercompany Note Obligor; or

(d) a combination of prepayment and investment permitted by the foregoing clauses (3)(a), (3)(b) and 3(c);

provided, however, that (I) the 75% limitation set forth in clause (2) of this paragraph shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to the Board of Directors of the Company and the Trustee that the after-tax cash portion of the consideration to be received by the Company or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in clause (2) of this paragraph; (II) for purposes of this covenant, Cash Equivalents shall include any Indebtedness under the Credit Agreement of the Company or any Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee and for which the Company or such Restricted Subsidiary is reasonably indemnified in connection with the relevant Asset Sale; and (III) any Asset Sale of the Intercompany Note or any Intercompany Guarantee, or any interest therein, shall be made in compliance with the terms of the Security Agreement.

          On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b), (3)(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b), (3)(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that, notwithstanding the foregoing, (i) in the case of an Asset Sale comprising assets of a Restricted Subsidiary of the Company, the Company shall not be required to make a Net Proceeds Offer to the extent such Restricted Subsidiary is not permitted pursuant to its outstanding Indebtedness to make a Restricted Payment to the Company, and (ii) if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. To participate in a Net Proceeds Offer, a holder of IDSs must separate its IDSs into shares of the Company’s Class A Common Stock and notes.

          The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the preceding paragraph).

          In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

          Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value;

provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

          Each notice of a Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the indenture by virtue thereof.

          Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, to the Company or any of its Restricted Securities or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

          except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the indenture, the notes, any Additional Notes and the Collateral Agreements;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Credit Agreement, the Intercreditor Agreement and the indenture governing the 9% Coinmach Corp. Notes;

(f) an agreement (i) governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above and (ii) governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e);

(g) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; or

(j) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Liens.

          Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary.

          Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind (except for Permitted Liens) against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

          Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume:

(i) by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes (including Additional Notes, if any) and the performance of every covenant of the notes (including Additional Notes, if any), the indenture, the Registration Rights Agreement on the part of the Company to be performed or observed and

(ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all Obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

          Notwithstanding the foregoing, (x) the merger or consolidation of Coinmach Corp. with and into the Company need only comply with clause (4) of the immediately preceding paragraph, and (y) the merger or consolidation of the Company with and into Coinmach Corp. need only comply with clauses (1)(b)(y) and (4) of the immediately preceding paragraph. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

          The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such surviving entity had been named as such.

          Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Subsidiary Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes:

(x) by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee and

(y) in the case where such consolidation or merger involved Laundry Corp. and Laundry Corp. was not the surviving entity, by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all Obligations of Laundry Corp. under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to such surviving entity;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of (i) a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor or (ii) a Subsidiary Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Subsidiary Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of this covenant; and

(B) (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause (1)(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Subsidiary Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

          Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) other than:

(x) Affiliate Transactions permitted under the immediately following paragraph and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

          All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

          The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, in each case so long as such transactions are not otherwise prohibited by the indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any replacement thereto, or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the holders of notes in any material respect than the original agreement as in effect on the Issue Date;

(4) Permitted Investments and Restricted Payments permitted by the indenture

(5) the exercise of Redemption Rights, Sales Rights and transactions pursuant to the other agreements entered into on the Issue Date in connection with the Transactions; and

(6) employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans, including, but not limited to, issuance or grants under the 2004 LTIP of the Company or any Restricted Subsidiary of the Company entered into in the ordinary course of business.

          Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries. (a) The Company will not permit any of its Restricted Subsidiaries to directly or indirectly Guarantee any Indebtedness of the Company unless such Restricted Subsidiary (such Restricted Subsidiary, a “Subsidiary Guarantor”) simultaneously executes and delivers a guarantee of the Company’s Obligations under the notes and the indenture (a “Subsidiary Guarantee”). At any time prior to the occurrence of the Merger Event, the Company will not permit any Restricted Subsidiary of Coinmach Corp. to directly or indirectly Guarantee any Indebtedness of Coinmach Corp. unless such Subsidiary simultaneously executes and delivers a joinder to the Intercompany Note Guaranty.

          (b) Notwithstanding the provisions of clause (a), Coinmach Corp. and each other Significant Subsidiary of the Company that is a Domestic Restricted Subsidiary shall, on the first day it is not prohibited from guaranteeing all Obligations outstanding under the notes under the terms of its Indebtedness outstanding from time to time, execute and deliver a Subsidiary Guarantee.

          Any such Subsidiary Guarantee shall not be subordinated in right of payment to any Indebtedness of the Subsidiary providing the Subsidiary Guarantee. A Subsidiary (other than Coinmach Corp.) shall be deemed released from all of its obligations under its Subsidiary Guarantee at any such time that such Subsidiary is released from all of its obligations under all of its Guarantees in respect of other Indebtedness of the Company, as applicable. The obligations of each Restricted Subsidiary under a Subsidiary Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary, result in the obligations of such Subsidiary under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Notwithstanding the foregoing, any Subsidiary Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the Company’s and its Subsidiaries’ Capital Stock in such Subsidiary. In addition, any Subsidiary Guarantee will be automatically and unconditionally released and discharged upon the merger or consolidation of the applicable Subsidiary with and into the Company or another Subsidiary Guarantor and that is the surviving Person in such merger or consolidation.

          Limitation on Asset Transfers to Subsidiaries that are not Subsidiary Guarantors or Intercompany Note Obligors. The Company will not, and will not cause or permit any Subsidiary Guarantor or Intercompany Note Obligor to, directly or indirectly sell, convey, lease (other than operating leases entered into in the ordinary course of business), assign or otherwise transfer any asset of any such Person to any Subsidiary of the Company (other than any such Subsidiary that is a Domestic Restricted Subsidiary and is, or concurrently with such sale, conveyance, lease, assignment or other transfer will be, a Subsidiary Guarantor or Intercompany Note Obligor) following the Issue Date unless such sale, conveyance, lease, assignment or other transfer is made in compliance with the “Limitations on Transactions with Affiliates” covenant (without giving effect to clauses (2) and (4) of the third paragraph thereof).

          Exercise of Redemption Rights and Sales Rights. The Company will not exercise any Redemption Rights or redeem any shares of Class B Common Stock that are tendered to the Company in connection with the exercise of any Sales Right related thereto by the holder thereof prior to the date that is six months after the Issue Date. Thereafter, the Company will not exercise any Redemption Right or redeem any shares of Class B Common Stock that are tendered to the Company in connection with the exercise of any Sales Right related thereto, in each case unless:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) for the most recent fiscal quarter for which internal financial statements are available after giving pro forma effect to such exercise and the application of proceeds, if any, therefrom, the Company would have been permitted under clause (7) of the second paragraph of the covenant described under the caption “— Limitation on Restricted Payments” to pay a per share dividend with respect to all Class A Common Stock in an amount not less than the average per share dividend declared by the Company’s Board of Directors with respect to the Class A Common Stock for such fiscal quarter and the fiscal quarter immediately preceding such fiscal quarter, as adjusted for any separation, combination, reclassification or other like event with respect to the Class A Common Stock;

(3) the Consolidated Fixed Charge Coverage Ratio of the Company at the time of the exercise and after giving pro forma effect to such exercise and the application of proceeds, if any, therefrom would have been greater than 2.125 to 1.0; and

(4) if such exercise occurs prior to the Merger Event, at the time of the exercise and immediately after giving effect thereto, either the Disproportionality Test or the Total Remaining Payment Tests are met.

          Impairment of Security Interest. Subject to the Intercreditor Agreement, the Company will not take or omit to take (or permit to be taken or omit to be taken) any action that would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. Neither the Company nor Laundry Corp. shall grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than holders of Permitted Liens. Neither the Company nor Laundry Corp. will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person other than a Person holding a Permitted Lien, other than as permitted by the indenture, the notes, the Intercreditor Agreement and the Collateral Agreements. The Company shall, at its sole cost and expense, execute and deliver, and cause to be executed and delivered, all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, at its sole cost and expense, file, and cause to be filed, any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

          Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related to the businesses (including, without limitation, route businesses) in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

          Reports to Holders. Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish the holders of notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

in each case, within the time periods specified in the Commission’s rules and regulations.

Events of Default

          The following events will be defined in the indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer or the failure to make any Sinking Fund payment);

(3) a default in the observance or performance of any of the covenants described under “— Certain Covenants — Limitation on Asset Sales,” “— Conduct of Business” and “— Reports to Holders” contained in the indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the aggregate outstanding principal amount of the notes;

(4) a default in the observance or performance of any other covenant or agreement contained in the indenture or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the aggregate outstanding principal amount of the notes (except in the case of a default with respect to the, covenant described under “— Certain Covenants — Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time; provided that, for purposes of this paragraph (5), the failure to pay at final maturity any Indebtedness under the Intercompany Note and the Intercompany Note Guaranty, or the acceleration of the final stated maturity of any Indebtedness under the Intercompany Note and the Intercompany Note Guaranty (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by Coinmach Corp. of written notice of any such acceleration), shall be an Event of Default;

(6) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

(8) any Collateral Agreement shall cease to be in full force and effect, or ceases to be effective in all material respects to grant a perfected Lien on the Collateral with the priority purported to be created thereby for 30 days after notice by the Trustee or the Holders of at least 25% of the aggregate outstanding principal amount of the notes to the Company; and

(9) any Subsidiary Guarantee of a Significant Subsidiary ceases following the delivery thereof to be in full force and effect or any Subsidiary Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee of a Significant Subsidiary is found to be invalid or any Subsidiary Guarantor that is a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the indenture).

          If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

          If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

          The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in either of the preceding two paragraphs, the holders of a majority in aggregate principal amount of the notes, which majority includes, if a Separation Event of Default has occurred, holders of at least 10% in aggregate principal amount of notes that do not beneficially own (and are not Affiliates of a beneficial owner of) an equity interest of the Company (including but not limited to Capital Stock of the Company), may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee and the Collateral Agent its reasonable compensation and reimbursed the Trustee and the Collateral Agent for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

          No such rescission shall affect any subsequent Default or impair any right consequent thereto.

          The holders of a majority in principal amount of the notes, which majority includes, if a Separation Event of Default has occurred, holders of at least 10% in aggregate principal amount of notes that do not beneficially own (and are not Affiliates of a beneficial owner of) an equity interest of the Company (including but not limited to Capital Stock of the Company), may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

          Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

          No past, present or future director, officer, employee, incorporator, or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the notes or the indenture or for any claim based on, in respect of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability.

          Under the indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

          The Company may, at its option and at any time, elect to have its obligations (and all Liens on Collateral in connection with the issuance of the notes) discharged with respect to the outstanding notes

(“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

          In addition, the Company may, at its option and at any time, elect to have the obligations of the Company with respect to certain covenants that are described in the indenture (and all Liens on Collateral in connection with the issuance of the notes) released (“Covenant Defeasance”) and thereafter any omission to comply with such obligations (including any such obligation that required that Collateral be provided by the Company to secure the notes) shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence, and the granting of any Lien securing such Indebtedness);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence, and the granting of any Lien securing such Indebtedness) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder of notes is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

          Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

          The indenture (and all Liens on Collateral in connection with the issuance of the notes) will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

          From time to time, the Company and the Trustee, without the consent of the holders of notes, may amend the indenture and, with the consent of the Collateral Agent, the Collateral Agreements for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture and the Collateral Agreements may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment, supplement or waiver of any provision of the indenture or the notes;

(2) reduce the rate of or change the time for payment of interest, including default interest, on any note (other than any advance notice requirement with respect to any redemption of the notes);

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the holders of notes;

(8) release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

(9) release all or substantially all of the Collateral otherwise than in accordance with the terms of the indenture and the Collateral Agreements.

Governing Law

          The indenture will provide that it and the notes are governed by, and will be construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

          The indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a reasonable person would exercise or use under the circumstances in the conduct of his or her own affairs.

          The indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

          Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

          “9% Coinmach Corp. Notes” means the notes issued pursuant to the indenture, dated as of January 25, 2002, by and between Coinmach Corp., as Issuer, and U.S. Bank, N.A., as Trustee.

          “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

          “Administrative Agent” means the Administrative Agent under the Credit Agreement.

          “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

          “Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person of:

(1) any Capital Stock of any Restricted Subsidiary of the Company; or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that asset sales or other dispositions shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “— Certain Covenants — Merger, Consolidation and Sale of Assets”;

(c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or any Permitted Investment;

(d) sales of franchises or the sale or lease of equipment, receivables or other assets acquired and held for resale, in all cases in the ordinary course of business;

(e) any sale of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(f) any sale or transfer of properties or assets by the Company or a Restricted Subsidiary to the Company or any other Restricted Subsidiary; and

(g) sales or grants of licenses or similar rights in the ordinary course of business in respect of the Company’s or any Restricted Subsidiary’s intellectual property.

          “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

          “Capital Expenditures” means, for any period, without duplication, the sum of:

(1) the aggregate amount of all expenditures of any Person and its Restricted Subsidiaries for property, plant and equipment (excluding any property, plant and equipment acquired in connection with acquisitions including advance location payments to location owners and excluding expenditures relating to additions to net assets related to acquisitions of businesses) that are recorded as fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and

(2) the aggregate amount of all cash payments made during such period in respect of any Capitalized Lease Obligation allocable to the principal component thereof;

provided that the term “Capital Expenditures” shall not include:

          (a) expenditures and payments made since the Issue Date in an aggregate amount not to exceed $35.0 million;

          (b) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

          (c) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time;

          (d) a Capitalized Lease Obligation paid in respect of equipment that is leased in substitution for, or as replacement in connection with the trade-in of, existing similar equipment;

          (e) the purchase of plant, property or equipment made within one year of the sale of any asset in replacement of such asset to the extent purchased with the proceeds of such sale, and a Capitalized Lease Obligation paid in respect of such replaced asset; and

          (f) expenditures for property, plant and equipment that are financed to the extent of such financing, provided that all cash payments made during such period in respect of such financing and allocable to the principal component thereof shall be treated as a Capital Expenditure for such period.

          “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

          “Carry-Over Dividend Basket” shall initially equal $30.0 million; provided that

(a) if during any fiscal quarter the aggregate amount of dividends paid on the Company’s Class A Common Stock pursuant to clause (7) of the second paragraph of the “Limitation on Restricted Payments” covenant is less than the Quarterly Base Dividend Level calculated for such fiscal quarter, an amount equal to the difference between (1) the Quarterly Base Dividend Level for such fiscal quarter and (2) the aggregate amount of dividends paid on the Company’s Common Stock during such fiscal quarter shall be added to the Carry-Over Dividend Basket as of the last day of such fiscal quarter;

(b) if during any fiscal quarter the Company’s Consolidated Interest Expense exceeds Distributable Cash Flow (the “Excess Amount”) for such fiscal quarter, the Carry-Over Dividend Basket shall be reduced by such Excess Amount as of the last day of such fiscal quarter; and

(c) at the end of each fiscal quarter the Carry-Over Dividend Basket shall be reduced by an amount equal to all dividends paid in reliance on clause (8) of the second paragraph of the “Limitation on Restricted Payments” covenant during such fiscal quarter.

          “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

          “Change of Control” means the occurrence of one or more of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change of Control pursuant to this clause (1) if the Permitted Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; provided, however, there shall be no Change of Control pursuant to this clause (2) if during such two-year period the Permitted Holders continue to own, directly or indirectly, a majority of the Voting Stock of the Company as measured by voting power; or

(3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture) that are not controlled, directly or indirectly, by the Permitted Holders; or

(4) at any time prior to the occurrence of a Merger Event, the Company shall fail to own, directly or indirectly, at least 99% of the capital stock of Coinmach Corp.

          “Class A Common Stock” means the Class A common stock of the Company, par value $0.01 per share.

          “Class B Common Stock” means the Class B common stock of the Company, par value $0.01 per share.

          “Collateral” means Collateral as such term is defined in the Security Agreement and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations of the Company under the notes or the Indenture or Laundry Corp. under its Subsidiary Guarantee is granted or purported to be granted under any Collateral Agreement.

          “Collateral Agent” means the collateral agent and any successor under the indenture governing the notes.

          “Collateral Agreements” means, collectively, the Security Agreement, the Pledge Agreement or any other agreement pursuant to which a Lien is granted or purported to be granted by either the Company on any of its assets to secure its Obligations in respect of the notes or Laundry Corp. on any of its assets to secure its Obligations in respect of its Subsidiary Guarantee, in each case as the same may be in force from time to time.

          “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

          “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

          “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

          “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business);

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

          “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period, and including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.”

          If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

          Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the Four Quarter Period ending on or prior to the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

          “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

          “Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness and including, without duplication:

(a) all amortization of original issue discount;

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period;

(c) net cash costs under all Interest Swap Obligations (including amortization of fees), other than any cash costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date;

(d) all capitalized interest; and

(e) the interest portion of any deferred payment obligations for such period.

          “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) amortization charges resulting from purchase accounting adjustments with respect to transactions prior to the Issue Date;

(9) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(10) write downs resulting from the impairment of intangible assets;

(11) the amount of amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness;

(12) costs paid to unwind Interest Rate Obligations existing on and prior to the Issue Date; and

(13) non-cash charges related to employee compensation.

          “Consolidated Non-Cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing

Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

          “Credit Agreement” means the Credit Agreement dated as of January 25, 2002 among Laundry Corp., Coinmach Corp., the lenders party thereto from time to time in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as administrative agent and collateral agent, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether in whole or in part and whether with the original agents and lenders or other agents and lenders or otherwise including, without limitation, under any high yield financing) including, without limitation, to increase the amount of available borrowings thereunder (provided that any Indebtedness incurred pursuant to such increase is permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant) or to add Restricted Subsidiaries of the Company as additional borrowers or Restricted Subsidiaries of the Company or other Persons as additional guarantors thereunder.

          “Credit Agreement Collateral Agent” means the Collateral Agent under the Credit Agreement.

          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

          “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

          “Disproportionality Test” means, as of any date, that either

(i) at least 40% of the voting power and value of CSC’s then outstanding Common Stock is held separate and apart from any debt security of the Company or its Subsidiaries and not as part of the IDSs or any other units that include a debt instrument of the Company or its Subsidiaries; provided that the voting power and value of Common Stock held by Holdings, GTCR-CLC, LLC, persons controlling or controlled by them, or affiliates of any of such entities or persons shall be considered held separate and apart from any such debt securities, IDSs or other such units only to the extent that the ownership by such entities and persons of the Common Stock of CSC, measured as the lesser of the percentages of the aggregate value or voting power of such entities and persons, exceeds the ownership by such entities and persons of notes, including Additional Notes, if any, and other indebtedness of CSC and its Subsidiaries that ranks pari passu with the notes, measured as a percentage of the aggregate principal amount of such notes and other debt; or

(ii) at least 40% in aggregate principal amount of the then outstanding notes (including Additional Notes, if any) is held separate and apart from any Capital Stock of the Company or its Subsidiaries and not as part of the IDSs or any other units that include any Capital Stock of the Company or its Subsidiaries; provided that notes held by Holdings, GTCR-CLC, LLC, persons controlling or controlled by them, or affiliates of any of such entities or persons shall be considered held separate and apart from any such Capital Stock, IDSs or other such units only to the extent that ownership of the notes by such entities and persons, measured as a percentage of the aggregate principal amount of the notes, exceeds the ownership by such entities and persons of CSC’s then outstanding Common Stock, measured as of the greater of the percentages of the aggregate value or voting power.

          “Disqualified Capital Stock” means that portion of any Capital Stock (other than the Class B Common Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes for cash.

          “Distributable Cash Flow” means, as of any date of determination, Consolidated EBITDA of the Company for the most recent fiscal quarter prior to such date of determination for which internal financial statements are available (less Consolidated Net Income used to make a Restricted Payment in reliance on and calculated in accordance with clause (iii)(w) of the first paragraph of the “Limitation on Restricted Payments” covenant) minus

(1) the sum, without duplication, of:

(a) cash tax payments in respect of federal and state income taxes,

(b) Capital Expenditures,

(c) cash principal payments on any Indebtedness of the Company or its Restricted Subsidiaries (other than (i) payments on intercompany obligations, (ii) payments made from amounts borrowed pursuant to Indebtedness or amounts received from the issuance or sale of Qualified Capital Stock, in each case that has refinanced, renewed or replaced such repaid Indebtedness in such period, (iii) payments made on Indebtedness under working capital facilities to the extent such amounts remain available to be reborrowed and (iv) payments made to redeem 9% Coinmach Corp. Notes or repay borrowings outstanding under the Credit Agreement, in each case pursuant to the Transactions),

(d) net changes in Working Capital and

(e) extraordinary cash charges,

plus

(2) the sum of:

(a) cash tax refunds in respect of federal and state income taxes and

(b) extraordinary cash gains,

in each case of the Company on a consolidated basis for or in such fiscal quarter.

          “Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company incorporated or otherwise organized or existing under the laws of the United States, any State or the District of Columbia.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

          “First Four Dividend Payments” means the dividend payments contemplated to be made by the Company on the Class A Common Stock on March 1, 2005, June 1, 2005, September 1, 2005 and December 1, 2005 for the partial quarterly dividend payment period ending December 31, 2004 and the full quarterly dividend payment periods ending March 31, 2005, June 30, 2005 and September 30, 2005, provided that the dollar amount of such dividend payments in the aggregate shall not be greater than the levels set forth in this prospectus under “Dividend Policy and Restrictions.”

          “GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

          “Guarantee” means, as applied to any obligation of another Person,

(i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation,

(ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the obligations of any other Person in any manner and

(iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation of another Person (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing).

          “Holder” means the Person in whose name a note is registered on the Registrar’s books.

          “IDS” means a security issued or to be issued by the Company, representing (1) one share of Class A Common Stock of the Company; and (2) $6.75 aggregate principal amount of notes or Additional Notes or OID Exchange Units, as the case may be (or a combination thereof), as may be adjusted from time to time in accordance with the provisions of the indenture.

          “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn-outs consistent with the Company’s past practice);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

          For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

          “Independent Financial Advisor” means an investment banking firm:

(1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

(2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

          “Intercompany Note” means that certain intercompany note in an initial aggregate principal amount of $86.3 million (or an initial aggregate principal amount of up to $97.4 million if the underwriters’ overallotment option is exercised) to be issued by Coinmach Corp. to the Company on the Issue Date, together with any additional intercompany note or notes evidencing Indebtedness owed by Coinmach Corp. to the Company, in each case providing for termination upon the occurrence of the Merger Event.

          “Intercompany Note Guarantors” has the meaning specified in the Intercompany Note.

          “Intercompany Note Guaranty” has the meaning specified in the Intercompany Note.

          “Intercreditor Agreement” means the Intercreditor Agreement among the Credit Agreement Collateral Agent, the Collateral Agent and Laundry Corp., dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

          “Interest Coverage Test” means that, as of any date of determination,

(1) the Company’s Consolidated Interest Expense was less than 90% of its Distributable Cash Flow for the most recent fiscal quarter for which internal financial statements are available; and

(2) the Company reasonably and in good faith determines that both (i) it and its Restricted Subsidiaries have cash and/or borrowings available under committed financing arrangements that do not become due and payable within the next four fiscal quarters in an amount greater than the Company’s reasonably anticipated Consolidated Interest Expense for the next two succeeding fiscal quarters on the Company’s and its Restricted Subsidiaries’ then outstanding Indebtedness and any Indebtedness that they intend to incur in the next two succeeding fiscal quarters; and (ii) amounts actually available to the Company from its Restricted Subsidiaries at such date, taken together with amounts expected to be received by it under the Intercompany Note over the next two succeeding fiscal quarters, will be sufficient to make cash interest payments on all Indebtedness of the Company then outstanding and any Indebtedness it intends to incur in the next two succeeding fiscal quarters.

          “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For purposes of the “Limitation on Restricted Payments” covenant,

(i) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

(ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

          If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

          “Issue Date” means the date of original issuance of the notes.

          “Lenders” means the lenders under the Credit Agreement.

          “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          “Merger Event” means either (1) the consolidation or merger of the Company and Laundry Corp. with and into Coinmach Corp., or (2) the consolidation or merger of Laundry Corp. and Coinmach Corp. with and into the Company.

          “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

          “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          “Parent” means Coinmach Holdings, LLC, a Delaware limited liability company.

          “Permitted Holders” means (i) GTCR-CLC, LLC or any Affiliate thereof and (ii) members of management and directors of the Company as of the Issue Date.

          “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under (a) the notes issued on the Issue Date and the notes issued in connection with the exercise of the over-allotment option by underwriters of the IDSs issued on the Issue Date in an aggregate principal amount not to exceed $162,312,500 and (b) the Subsidiary Guarantees in respect thereof;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $350,000,000, less the amount of repayments actually made by the Company or any Restricted Subsidiary since the Issue Date with Net Cash Proceeds of an Asset Sale in respect of Indebtedness under the Credit Agreement, and (b) the product of 3.00 multiplied by the Consolidated EBITDA of the Company during the four full fiscal quarters ending on the last day of the most recent fiscal quarter for which internal financial statements are available;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company (except for the Liens in favor of the Collateral Agent for the benefit of the holders, the Trustee and the Collateral Agent and Permitted Liens of the type described in clause (16) of the definition thereof); provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds any such Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company subject to no Lien (except for the Liens in favor of the Collateral Agent for the benefit of the holders, the Trustee and the Collateral Agent and Permitted Liens of the type described in clause (16) of the definition thereof); provided that (a) any such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds any such Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bankers’ acceptances or represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in connection with self-insurance or similar requirements, security for workers’ compensation claims, completion guarantees, appeal bonds, bid and surety bonds, insurance obligations or bonds, and performance bonds and similar bonds or obligations, all incurred in the ordinary course of business (including, without limitation, to maintain any license or permits);

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $35.0 million at any one time outstanding;

(11) Refinancing Indebtedness;

(12) Guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

(13) Indebtedness arising from agreements of the Company or a Domestic Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and such Domestic Restricted Subsidiary in connection with such disposition;

(14) Indebtedness represented by Additional IDS Notes; provided that:

(a) as of the most recent fiscal quarter ending immediately prior to the date of issuance of such Additional IDS Notes for which internal financial statements are available and pro forma for the issuance of the IDSs of which such Additional IDS Notes form a part and the application of the proceeds from the sale of such IDSs, the Company would have been permitted under clause (7) of the second paragraph of the covenant described under the caption “— Certain Covenants — Limitation on Restricted Payments” to pay a per share dividend with respect to all Class A Common Stock in an amount not less than the average per share dividend declared by the Company’s Board of

Directors with respect to the Class A Common Stock for such fiscal quarter and the fiscal quarter immediately preceding such fiscal quarter, as adjusted for any separation, combination, reclassification or other like event with respect to the Class A Common Stock; and

(b) as of any date of determination, the Company’s Consolidated Interest Expense, pro forma for the issuance of the IDSs as if they had been issued at the beginning of the applicable four-quarter period, would have been less than 90% of its Distributable Cash Flow for the most recently ended four full fiscal quarter period for which internal financial statements are available;

(15) notwithstanding anything to the contrary contained in clauses (12) and (14) hereof, Indebtedness arising from the Subsidiary Guarantees by the Subsidiary Guarantors; and

(16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $35.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

          For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant.

          “Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees and non-executive officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of the amount outstanding on the Issue Date plus $1.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the indenture;

(6) additional Investments not to exceed $30.0 million at any one time outstanding;

(7) Investments in the notes, including Additional Notes, and the 9% Coinmach Corp. Notes;

(8) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) any Investment existing on the Issue Date;

(11) any Investment made in exchange for the issuance of (a) Capital Stock, other than Disqualified Stock, of the Company or (b) IDSs; and

(12) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries.

          “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12) Liens securing Indebtedness under Currency Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(15) Liens securing the notes, any Additional Notes and the Subsidiary Guarantee of Laundry Corp.;

(16) Liens securing borrowings under the Credit Agreement (whether incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” or any other clause thereof or pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant) including any additional Obligations thereunder (which Liens may extend to all property now owned or hereafter acquired by the Company or any of its Subsidiaries);

(17) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(18) Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, provided that the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

(19) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this definition and which has been incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant of the indenture; provided, however, that such Liens (i) are no less favorable to the holders of notes and are not more favorable to the lienholders with respect to such Liens than the

Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(20) Liens securing assets of the Company in addition to that described in clauses (1) through (19) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (20) would not exceed $25.0 million at any one time outstanding.

          “Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          “Pledge Agreement” means the pledge agreement, dated as of the Issue Date, made by the Company and Laundry Corp. in favor of the Collateral Agent for the benefit of the holders of notes, as amended, supplemented or modified from time to time in accordance with its terms.

          “Preferred Stock” of any Person means any Capital Stock of such Person (other than, with respect to the Company, the Class A Common Stock and Class B Common Stock) that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

          “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock, including any such Capital Stock issued as part of an IDS or other unit (but, in the case of issuance as part of a unit, only to the extent of such Capital Stock).

          “Quarterly Base Dividend Level” means, as of any date of determination, (1) 100% of Distributable Cash Flow minus (2) Consolidated Interest Expense for the most recent fiscal quarter prior to such date of determination for which internal financial statements are available.

          “Redemption Right” means the right of the Company under its certificate of incorporation to redeem its shares of Class B Common Stock under the circumstances and subject to the terms and conditions set forth therein as in effect on the Issue Date and any amendment thereto so long as any such amendment in respect of such right is not adverse to the Holders.

          “Reference Treasury Dealer” means one of five independent investment banking firms of national reputation, or their respective affiliates, selected by the Company, which are primary U.S. Government securities dealers in The City of New York (a “Primary Treasury Dealer”).

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such redemption date.

          “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

          “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (16) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with:

(a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or

(b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced; provided further that, with respect to clause (14) of the definition of “Permitted Indebtedness,” such Additional Notes have been separated from the Company’s Common Stock and no longer form part of an IDS.

          “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

          “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

          “Sales Right” means the right of a holder of Class B Common Stock under the certificate of incorporation of the Company to cause the Company to redeem such shares of Class B Common Stock, under the circumstances and subject to the terms and conditions set forth therein as in effect on the Issue Date and any amendment thereto so long as any such amendment in respect of such right is not adverse to the Holders.

          “Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and Laundry Corp. in favor of the Collateral Agent for the benefit of the holders of notes, as amended, supplemented or modified from time to time in accordance with its terms.

          “Separation Event of Default” means an Event of Default pursuant to subparagraph (1), (2), (4) or (5) of the first sentence under the heading “— Events of Default,” provided that

(i) with respect to such subparagraph (4), only an Event of Default pursuant to a default in the observance or performance of any of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Limitation on Incurrence of Additional Indebtedness” shall constitute a Separation Event of Default,

(ii) with respect to such subparagraph (5), only an Event of Default pursuant to a default with respect to the Intercompany Note shall constitute a Separation Event of Default and

(iii) solely for purposes of this definition, any event pursuant to such subparagraph (4) or (5) shall constitute an Event of Default on the earlier to occur of (A) 31 days after the giving of written notice as described therein (or, in the case of such subparagraph (5), 21 days after the giving of such notice) and (B) the passage of 120 days from the occurrence of the related default.

          “Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

          “Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

          “Subsidiary Guarantee” has the meaning provided in the covenant described under “Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries.”

          “Subsidiary Guarantor” means Laundry Corp. and each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the indenture.

          “Total Remaining Payments,” with respect to any Indebtedness means, as of any date, the sum of the aggregate amount of payments due on such Indebtedness from such date through the stated maturity of such Indebtedness.

          “Total Remaining Payments Tests” means, as of any date, that

(1) the ratio of (A) the difference between (i) the Total Remaining Payments on all senior unsecured Indebtedness represented by the Intercompany Note that is pledged as Collateral for the notes and (ii) the Total Remaining Payments on any obligations of Coinmach Corp. in respect of Indebtedness secured by Permitted Liens (other than Permitted Liens securing Indebtedness of the Company), to (B) the Total Remaining Payments on the outstanding notes (including outstanding Additional Notes, if any), and

(2) the ratio of (A) the principal amount of net Indebtedness determined in clause (1)(A) of this definition to (B) the principal amount of the outstanding notes (including outstanding Additional Notes, if any), in each case are 1.0 to 1.0 or greater.

          “Transactions” means the transactions described under the section of this prospectus entitled “The Transactions.”

          “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity or interpolated, on a day count basis, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

          “2004 LTIP” means the 2004 Long Term Incentive Plan of Coinmach Corporation as the same may be amended, modified or supplemented from time to time in accordance with its terms.

          “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

          The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

          “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          “Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

          “Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

          “Working Capital” means, at any date of determination, the consolidated assets of the Company and its Restricted Subsidiaries that are classified as current assets in accordance with GAAP, less the consolidated liabilities of the Company and its Restricted Subsidiaries which are classified as current liabilities in accordance with GAAP.

DESCRIPTION OF CAPITAL STOCK

          The following descriptions are summaries of the material provisions of the certificate of incorporation and bylaws of CSC as each will be in effect upon closing of this offering. They may not contain all of the information that is important to you. The following descriptions are qualified in their entirety by reference to the provisions of the certificate of incorporation and bylaws of CSC, copies of the forms of which shall be filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

          CSC’s authorized capital structure consists of:

•	100,000,000 authorized shares of Class A common stock, par value $0.01 per share;

•	100,000,000 authorized shares of Class B common stock, par value $0.01 per share; and

•	1,000,000 authorized shares of preferred stock, par value $0.01 per share.

          Immediately after completion of the Transactions, there will be 18,333,333 shares of Class A common stock issued and outstanding and underlying the IDSs, and 26,504,522 shares of Class B common stock issued and outstanding and held by Holdings. CSC has no preferred stock issued and outstanding, nor will any preferred stock be issued and outstanding immediately following the Transactions.

Common Stock

Voting Rights

Common Stock Voting Rights Generally

          Except as required by applicable law or as described below, holders of Class A common stock and Class B common stock will vote together as a single class on all matters. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Any decision to amend our certificate of incorporation to increase or decrease the number of authorized shares of any class of capital stock other than the Class B common stock requires the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote, voting together as a single class.

Class A Common Stock Voting Rights

          Pursuant to our certificate of incorporation, (i) on all matters for which a vote of CSC stockholders is required, each holder of shares of Class A common stock is entitled to one vote per share and (ii) only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that adversely affects voting and dividend rights which are exclusive to the Class A common stock and does not adversely affect the voting, dividend or redemption rights of the Class B common stock, and any such amendment will require the affirmative vote of the holders of a majority of such class. See “— Dividends.”

Class B Common Stock Voting Rights

          Pursuant to our certificate of incorporation, on all matters for which a vote of CSC stockholders is required, each holder of Class B common stock is initially entitled to two votes per share. However, if at any time Holdings and the Permitted Transferees collectively own less than 25% in the aggregate of our then outstanding shares of Class A common stock and Class B common stock (subject to adjustment in the event of any split, reclassification, combination or similar adjustments in shares of CSC common stock), at such time, and at all times thereafter, all holders of Class B common stock shall only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The dividend and redemption rights of Class B common stockholders (as described below) and their exclusive right to vote on the amendment of certain provisions of our certificate of incorporation would not be affected by such event.

          Only the Class B stockholders may vote, as a single class, to amend provisions of our certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of Class B common stock or (ii) changes that affect voting, dividend or redemption rights which are exclusive to the Class B common stock and do not adversely affect the dividend or voting rights of the Class A common stock. Any such amendment will require the affirmative vote of the holders of a majority of all the outstanding shares of Class B common stock. See “— Dividends.”

Election of Directors

          We expect that our board of directors will consist of at least five directors shortly after the offerings. Within one year from the date of completion of the offerings we expect that the number of members of our board of directors will be increased to at least seven members. In the event the date of our annual meeting of stockholders is earlier than the first anniversary of the completion of the offerings, we expect that our board of directors will be increased to at least six members before the date of such annual meeting. Our organizational documents will limit the size of the board to not more than eleven members.

          Our certificate of incorporation does not provide for a classified board of directors and does not provide for cumulative voting in the election of directors. The amended and restated securityholders agreement governs the designation of managers to the Holdings board. See “Certain Relationships and Related Party Transactions — Securityholders Agreement.” Holdings, as the holder of all of our outstanding Class B common stock, will control approximately 74% of our total voting power immediately after the Transactions. For so long as Holdings controls a majority of our total voting power, Holdings will be able to control the election of our directors.

Redemption of Class B Common Stock

Sales of Class B Common Stock by Class B Common Stockholders

          Upon the filing of a registration statement (other than a registration statement on Form S-4 or Form S-8) in connection with any primary offering of IDSs or Class A common stock not sold in the form of an IDS or any combination thereof, CSC will mail to the holders of Class B common stock notice of such filing and its intent to offer and sell such securities. Such notice will also notify holders of their option to require CSC to redeem all or a portion of the shares of Class B common stock held by such holder with the proceeds of such primary offering to the extent it is permitted under the indenture governing the notes. The holders of Class B common stock intending to so redeem must so notify CSC within 10 days of the date of such notice.

          The redemption price per Class B share pursuant to a primary IDS offering will be equal to 55% of the price to the public per IDS offered and sold in the offering (which we refer to as the “IDS redemption price”). The redemption price per Class B share pursuant to a primary offering of Class A common stock not underlying IDSs will be equal to the price to the public per share of Class A common stock offered and sold (which we refer to as the “Class A redemption price”). The redemption price per Class B share pursuant to a primary offering consisting of a combination of IDSs and shares of Class A common stock not underlying IDSs will be equal to: (i)(A) the IDS redemption price multiplied by the number of IDSs offered and sold, plus (B) the Class A redemption price multiplied by the number of separate shares of Class A common stock offered and sold, divided (ii) by the aggregate number of IDSs and separate shares of Class A common stock offered and sold.

          If the redemption price is less than 95% of an amount equal to 55% of the market price of an IDS outstanding at the close of business on the first trading day immediately preceding the date of notice from CSC (or, if on such day all IDSs are separated or delisted, the market price of one share of Class A common stock at the close of business on such date), then holders of Class B common stock may rescind, in whole or in part, their election to require CSC to redeem their shares of Class B common stock upon delivery of notice of such rescission to CSC within 3 business days of the date such holders are notified of the redemption price.

          The maximum amount of Class B shares that may be so redeemed is equal to the aggregate gross proceeds from the IDSs and/or shares of Class A common stock not underlying IDSs that were offered and sold in the primary offering, minus aggregate underwriting discounts and commissions and fees and expenses with respect to the offering. In addition, redemption will be limited to an amount that will not result in a violation of the indenture governing the notes. In the event holders of Class B common stock elect to redeem a number of shares of Class B common stock having an aggregate redemption price that is greater than such amount allowable, such redemption will be made on a pro rata basis among the holders of Class B common stock that elected to exercise such redemption rights.

Redemption of Class B Common Stock by CSC

          At any time after the date that is six months after the closing of the offerings and subject to the other limitations contained in the indenture governing the notes, we may, at our option, redeem all or part of the then outstanding Class B common stock, on a pro rata basis, upon not less than 10 nor more than 30 days notice.

          We must make a public announcement of our intent to exercise such rights at least 45 days prior to such redemption. Notwithstanding the foregoing, if (i) we intend to effect such redemption with the proceeds of a registered offering of our securities and (ii) we determine in good faith that making such a public announcement prior to the filing of the registration statement in connection with such registered offering may violate applicable securities laws, then we need not make such a public announcement until the later of the date that is 45 days prior to such redemption and the date of the filing of the registration statement.

          The redemption price per share of Class B common stock will be equal to 55% of the average market price of an IDS outstanding at the close of business for each of the fifteen trading days immediately preceding the date of such redemption. If on any such trading day all IDSs are separated or delisted, the market price to be used for such day will be the market price of one share of Class A common stock as of the close of business on such trading day (subject to certain antidilution and other adjustments).

Limitation on Redemption

          The exercise by the holders of the Class B common stock of their sales rights and the exercise by us of the redemption rights described above are subject to certain tests and limitations. Such rights may only be exercised after the date that is six months after the closing of the offerings. In addition, under the indenture governing the notes, we may not redeem any shares tendered in connection with any sales right or exercise any redemption rights if (1) any such redemption would result in a default under such indenture, (2) we do not have or will not have as a result of the redemption enough distributable cash flow after giving effect to the redemption, (3) as a result of such redemption, for the most recent fiscal quarter for which financial statements are then available, we would not have been permitted to pay certain specified quarterly dividend amounts on the Class A common stock, (4) we have incurred debt as a result of such redemption that exceeds certain EBITDA to consolidated fixed charges thresholds or (5) such redemption occurs prior to the merger event and, immediately after giving effect to the redemption, both the Disproportionality Test and the Total Remaining Payments Tests are not met. See “Description of the Notes — Certain Covenants — Exercise of Redemption Rights and Sales Rights.”

          Upon the effectiveness of any redemption of Class B common stock, the rights of shares of Class B common stock so redeemed with respect to redemptions, dividends, voting or any other matter will immediately expire; provided, however, that in the event such redemption occurs subsequent to the record date for determination of stockholders entitled to (i) a dividend payment, (ii) vote on any matter to be submitted to stockholders or (iii) rights with respect to any other matter, the holder of the shares of such Class B common stock as of such record date will maintain the Class B common stock rights with respect to such dividend, vote or other matter.

          Notwithstanding any right to redeem or require the redemption of shares of Class B common stock, our certificate of incorporation requires that shares of Class B common stock in an amount equal to at least 10% of the then outstanding shares of Class A common stock and Class B common stock must remain outstanding at all times during the two year period following the issuance of IDSs contemplated by this prospectus.

Dividends

          Our certificate of incorporation will provide for the issuance of two classes of common stock: the Class A common stock and the Class B common stock. Payment of dividends on all classes of our common stock will not be cumulative. Therefore, prior to paying any dividend on our Class A common stock or Class B common stock, we will not be required to first pay any previously declared but not paid dividend on the Class A common stock or any previously declared but not paid dividend on the Class B common stock.

          We intend to pay dividends on our Class A common stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively, in each case with respect to the immediately preceding fiscal quarter, except for such dividends payable on March 1, 2005, which will be payable for the period from the closing of the offerings to December 31, 2004. We also intend to pay dividends on our Class B common stock on each June 1 to holders of record as of the preceding May 25 with respect to the immediately preceding fiscal year, subject to the limitations described below and subject to the exceptions described below with respect to such dividends, if any, payable on March 1, 2005 and June 1, 2006.

Periods Ending on or Prior to March 31, 2007

          Our certificate of incorporation will provide that the rights of holders of shares of Class B common stock to receive cash dividends for any period ending on or prior to March 31, 2007 will be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends for the same period.

          Period from the Closing of the Offerings to December 31, 2004. We will be obligated under our certificate of incorporation to pay on March 1, 2005 cash dividends on each share of Class B common stock for the period from the closing of the offerings to December 31, 2005 equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such period up to an aggregate amount not exceeding the product of (i) (x) the number of days occurring during such period divided by (y) 360 and (ii) $10.0 million, so long as cash dividends for such period have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

          Fiscal Quarter Ending March 31, 2005 and Fiscal Year Ending March 31, 2006. We will pay on June 1, 2006 cash dividends on each share of Class B common stock for the fiscal quarter ending March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount not exceeding $2.5 million and $10.0 million, respectively, so long as cash dividends for such fiscal quarter and fiscal year, respectively, have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

          Fiscal Year Ending March 31, 2007. We will pay on June 1, 2007 cash dividends on each share of Class B common stock for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year up to an aggregate amount not exceeding $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our initial dividend policy.

Fiscal Years Ending After March 31, 2007

          Under our certificate of incorporation, the rights of holders of shares of Class B common stock to receive cash dividends with respect to the fiscal years ending March 31, 2008 and 2009 may, under the conditions described below, be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends. In no event will the subordination requirements apply to any fiscal year thereafter. However, subject to the limitations described below, shares of Class B common stock will not be entitled to receive dividends for any such fiscal year unless dividends are also declared and paid on shares of Class A common stock for such fiscal year.

          If we pay cash dividends on our Class A common stock with respect to any fiscal year ending after March 31, 2007, we will pay on June 1 immediately following such fiscal year cash dividends on each share of Class B common stock for such fiscal year equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such fiscal year, provided that if the Subordination Termination Conditions are not met for such fiscal year, no such cash dividends may be paid on our Class B common stock with respect to such fiscal year unless (i) cash dividends for such fiscal year will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount of at least equal to the dividend rate set forth in our initial dividend policy and (ii) the aggregate amount of cash dividends paid on all the outstanding shares of Class B common stock for such fiscal year does not exceed $10.0 million.

          Notwithstanding anything to the contrary in the immediately preceding paragraph, following the satisfaction of the Subordination Termination Conditions for any fiscal year to which such Subordination Termination Provisions apply, the cash dividends payable on each share of our Class B common stock shall be equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for such fiscal year and the Subordination Termination Conditions shall be deemed to have been satisfied for such fiscal year and each fiscal year thereafter.

          The “Subordination Termination Conditions” are only applicable to the fiscal years ending March 31, 2008 and March 31, 2009, and will not be satisfied with respect to such fiscal year if either (i) our consolidated EBITDA (generally defined as earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization) for such fiscal year was less than $165.0 million or (ii) the ratio of (x) our consolidated indebtedness on the last day of such fiscal year minus the amount, as of such day, of cash and cash equivalents held by us and our consolidated subsidiaries in excess of $25.0 million to (y) our consolidated EBITDA for such fiscal year was greater than 4.5 to 1.0, provided, that if the Subordination Termination Conditions is satisfied with respect to the fiscal year ending March 31, 2008, then the Subordination Termination Conditions shall be deemed to have been satisfied for the fiscal year ending March 31, 2009 regardless of whether we would satisfy the Subordination Termination Conditions for such year without giving effect to this proviso.

Waiver of Cash Dividends by Holders of Class B Common Stock

          Holders of a majority of the then outstanding shares of Class B common stock may at any time, voting as a single class, waive the rights of all holders of shares of Class B common stock to all or any portion of cash dividends to which they are entitled.

Subdivisions and Combinations

          We may not subdivide or combine shares of any class of common stock without at the same time proportionally subdividing or combining shares of the other classes.

Rights Upon Merger or Consolidation; Reclassification

          Our certificate of incorporation will provide that in the event of any merger or consolidation of CSC with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of other stock or securities, cash and/or other property, all holders of common stock, regardless of class, will be entitled to receive either:

•	the same kind and amount of shares of stock and other securities and property, provided that if shares of common stock are converted into or exchanged for shares of capital stock, the capital stock may differ to the extent that the Class A common stock and Class B common stock differ as provided for in the certificate of incorporation; or

•	if holders of each class of common stock receive different distributions, then the holders shall receive a distribution equal to the value per share into which each share of any other class of common stock is converted or exchanged, as determined by an independent investment banking firm of national reputation selected by the board.

          Similar provision is made in the event of a reclassification of a class of common stock into another security.

Rights Upon Liquidation

          In the event of any liquidation, dissolution or winding-up of our affairs, the holders of Class A common stock and Class B common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights of then outstanding preferred stock.

Other Rights

          Shares of Class B common stock will be entitled to sales rights as disclosed under “— Redemption of Class B Common Stock — Sales of Class B Common Stock by Class B Common Stockholders,” and such shares will also be subject to our right to redeem such shares, as disclosed under “— Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC,” and will not be entitled to preemptive rights. No shares of Class A common stock are entitled to sales rights or preemptive rights or subject to redemption rights.

          All outstanding shares of common stock are, and the shares of Class A common stock to be sold in the offerings when issued and paid for will be, validly issued, fully paid and nonassessable. Upon closing of the offer and sale of the Class B common stock to Holdings, all shares of Class B common stock will be validly issued, fully paid, and nonassessable.

Preferred Stock

          We are authorized to issue up to 1,000,000 shares of preferred stock. Our certificate of incorporation authorizes our board of directors to issue these shares in one or more series, to establish from time to time the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. We do not currently intend to issue any shares of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and CSC’s Certificate of Incorporation and Bylaws

          Our certificate of incorporation and bylaws include a number of provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under our certificate of incorporation.

          Delaware Anti-Takeover Statute. We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction which resulted in the stockholder becoming an “interested stockholder,” is approved by the board of directors prior to the time the “interested stockholder” attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	at or subsequent to the time a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the “interested stockholder.”

          “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately preceding the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to CSC and, therefore, may discourage attempts to acquire CSC. Holdings will not be an “interested stockholder” under Section 203 by virtue of its ownership of the outstanding Class B common stock.

          In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

          Removal of Directors; Filling Vacancies. Any director may be removed, with or without cause, by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding capital stock then entitled to vote at an election of directors, voting together as a single class.

          Our bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, any vacancy of a directorship shall be filled by a majority of the remaining members of our board of directors, or by a plurality of the votes cast at a meeting of stockholders.

          The director removal and vacancy provisions may make it difficult for a stockholder to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.

          No Cumulative Voting. The General Corporation Law of the State of Delaware provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation expressly prohibits cumulative voting.

          Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary or any assistant secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 120 nor more than 150 days in advance of the first anniversary date of the proxy statement in connection with the immediately preceding annual meeting of stockholders or, if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 10 days following the earlier of (i) the day on which notice of the meeting date was mailed or (ii) the day on which a public announcement of such meeting was made. Stockholder nominations for the election of directors at a special meeting or notice of other stockholder proposals must be received by the corporate secretary not earlier that the 150th day prior to such special meeting and not later than the close of business on the later of the 120th day prior to such special meeting or on the tenth day following the earlier of (i) the day on which notice of the special meeting date was mailed to such stockholder or stockholders generally or (ii) the day on which a public announcement of such meeting was made. The foregoing provisions may impede stockholders’ ability to bring matters before any meeting of stockholders or make nominations for directors at any meeting of stockholders.

          Limitations on Liability and Indemnification of Officers and Directors. The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. As permitted by Delaware law, our organizational documents include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty to CSC and its stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware regarding unlawful payment of dividends and unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

          Our organizational documents provide that we will indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware and will advance expenses to such directors and officers upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. We will also be expressly authorized to carry directors’ and officers’ insurance for our directors, officers and employees for some liabilities. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.

          The limitation of liability and indemnification provisions in our organizational documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

          There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

          Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CSC by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by the American Stock Exchange or any stock exchange on which our common stock or IDSs may then be trading, the common stock or IDSs could be delisted.

          Amendment of Bylaws and Certificate of Incorporation. Our certificate of incorporation confers to our board of directors the power to adopt, amend or repeal the bylaws without a vote of our stockholders. Our certificate of incorporation generally requires the approval of a majority of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by stockholder action or the certificate of incorporation. Notwithstanding the foregoing, only the Class B stockholders may vote, as a single class, to amend provisions of our certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of Class B common stock or (ii) changes that affect voting, dividend or redemption rights which are exclusive to the Class B common stock and do not adversely affect the dividend or voting rights of the Class A common stock. Only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that affects voting or dividend rights which are exclusive to the Class A common stock and does not adversely affect the voting, dividend or redemption rights of the Class B common stock. Any of such amendments will require the affirmative vote of the holders of a majority of such class. Any decision to amend our certificate of incorporation to increase or decrease the number of authorized shares of any class of capital stock other than the Class B common stock requires the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of the capital stock entitled to vote, voting together as a single class.

Listing

          We have applied to list the IDSs on the American Stock Exchange under the trading symbol “DRY.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IDSs to a minimum number of beneficial owners as required by that exchange. Separation of IDSs may result in the delisting of IDSs from the American Stock Exchange by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

          Our shares of Class A common stock will not initially be listed for separate trading on any exchange. However, we will use our commercially reasonable efforts to list or quote the outstanding shares of our Class A common stock on the national securities exchange or automated securities quotation system, if any, on which the IDSs are then listed or quoted or another national securities exchange or automated securities quotation system, in each case as promptly as practicable following the earliest of the automatic and permanent separation of all IDSs due to either the redemption or repurchase of all of the notes or all of the remaining principal on the notes becoming due and payable as further described under “Description of IDSs — Automatic Separation,” or, if earlier, the first day on which a sufficient number of shares of Class A common stock are held separately to meet the minimum requirements for separate trading on any such exchange or automatic quotation system for at least 30 consecutive trading days, and, in any event, no later than the date that is 30 days prior to the fifteenth anniversary of the original issue date of the IDSs offered hereby.

          Our shares of Class B common stock will not be listed for trading on any exchange.

Transfer Agent and Registrar

          The Bank of New York will be the transfer agent and registrar for the IDSs and our common stock.

SECURITIES ELIGIBLE FOR FUTURE SALE

          Future sales or the availability for sale of substantial amounts of IDSs or shares of our common stock or a significant principal amount of our notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Immediately following completion of the offerings, we will have IDSs outstanding representing in the aggregate 18,333,333 shares of our Class A common stock and $123.75 million aggregate principal amount of our notes, or 21,083,332 shares of our Class A common stock and approximately $142.3 million aggregate principal amount of our notes if the over-allotment option is exercised in full (and an additional $20.0 million aggregate principal amount of third party notes to be issued simultaneously with the IDSs offered hereby). All of such third party notes, IDSs and the securities underlying the IDSs will be freely tradable without restriction or further registration under the Securities Act, unless such securities are acquired by “affiliates” as that term is defined in Rule 144 under the Securities Act. Immediately following completion of the Transactions and assuming no exercise of the underwriters’ over-allotment option, Holdings will own in the aggregate 26,504,522 shares of our Class B common stock. Holdings and the directors and executive officers of CSC have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “Underwriting — No Sales of Similar Securities.”

          We may grant equity-based incentive awards under the 2004 LTIP to eligible individuals, subject to terms, conditions and restrictions as may be established by the compensation committee of our board of directors. We currently expect to file a registration statement under the Securities Act to register shares (Class A common stock and/or IDSs) that may be issued under the 2004 LTIP. Shares issued pursuant to awards after the effective date of such registration statement, other than shares issued to affiliates, will be freely tradable without further registration under the Securities Act.

          We may issue shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          This section contains a discussion of the material U.S. federal income tax consequences as of the date hereof associated with the purchase, ownership and disposition of IDSs, notes (including third party notes and notes underlying IDSs) and Class A common stock underlying IDSs by U.S. Holders (as defined below) or, as the case may be, Non-U.S. Holders (as defined below). Except to the extent specified herein, any discussion herein of matters of U.S. federal income tax law and, to the extent specified below, U.S. federal estate tax law, or conclusions under U.S. federal income or estate tax law, constitute the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP. However, our counsel cautions that its opinions are only those of our counsel, and are not binding on the U.S. Internal Revenue Service, or the IRS, or any court. We have also noted any discussion below of U.S. federal income or estate tax law or conclusions thereunder that does not constitute the opinion of our counsel, or if our counsel is unable to render an opinion on any such tax consequences. Please see the discussion below concerning the potential consequences of the IRS successfully asserting positions contrary to those described herein, whether constituting part of our counsel’s opinion or not.

          Except where noted, the discussion deals only with IDSs, notes and Class A common stock held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. Under section 1221 of the Code, a capital asset is, generally speaking, property that you hold for investment purposes. In addition, the discussion assumes that you will acquire IDSs or third party notes at their original issuance and at the initial offering price for IDSs or third party notes. This discussion does not, however, deal with investors that may be subject to special tax rules, such as:

•	dealers and traders in securities or currencies,

•	banks and other financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt organizations,

•	insurance companies,

•	persons holding IDSs, notes or Class A common stock as a part of a hedging, integrated, synthetic security, conversion or constructive sale transaction or a straddle,

•	persons liable for alternative minimum tax,

•	partnerships or other pass-through entities and their investors,

•	S Corporations and their shareholders, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

          Furthermore, the discussion below is based upon provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to repeal, revocation, modification or differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income or estate tax purposes, and we have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion. As a result, our counsel is unable to opine as to certain consequences discussed below, we cannot assure you that the IRS or the courts will agree with the tax consequences described herein that do constitute the opinion of our counsel and there could be an increased likelihood that the IRS might successfully challenge any of the tax consequences discussed herein, whether constituting part of our counsel’s opinion or not. A different treatment from that discussed below could adversely affect the amount, timing and character of income and gain realized by a holder in respect of an investment in IDSs. In the case of Non-U.S. Holders, a different treatment could subject such holders to the same

U.S. federal withholding tax or estate tax consequences with respect to the notes as the treatment to which they will be subject with respect to Class A common stock. Payments to Non-U.S. Holders would not be grossed up for or in respect of any such taxes. In addition, a different treatment could result in our losing all or part of the deduction for interest that we pay on the notes.

          The following discussion is for information purposes only and is not a substitute for careful tax planning and advice. We urge investors considering the purchase of IDSs or third party notes to consult their own tax advisors with respect to the application of the U.S. federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

          As used in this discussion, a “U.S. Holder” means a beneficial owner of IDSs, notes or Class A common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

          If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is the beneficial owner of IDSs, notes or Class A common stock, the tax treatment of a person treated as a partner of such partnership, entity or arrangement will generally depend upon the status of such person and the activities of such partnership, entity or arrangement. If you are a partnership considering the purchase of IDSs, we urge you to consult your own tax advisors regarding the tax treatment to you and the persons treated as your partners arising from your purchase, ownership and disposition of IDSs, notes, and Class A common stock.

Consequences to U.S. Holders

IDSs

Allocation of Purchase Price

          Our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that your acquisition of an IDS will constitute an acquisition of the share of our Class A common stock and the note underlying the IDS, rather than as a purchase of a single integrated instrument, for U.S. federal income tax purposes. Accordingly, we intend to treat the acquisition of an IDS in this manner and, under the indenture, by purchasing an IDS, you will be bound to follow such treatment. If such treatment is not respected, the acquisition of an IDS may be treated as an acquisition of only our common stock, in which case the notes would in effect be treated as equity rather than debt for U.S. federal income tax purposes. See “— Notes — Characterization of Notes.”

          The remainder of this discussion assumes that the acquisition of an IDS will be treated as an acquisition of a share of our Class A common stock and a note rather than as a purchase of a single integrated instrument.

          The purchase price of each IDS will be allocated between the share of Class A common stock and the note comprising the IDS in proportion to their respective fair market values at the time of purchase. This allocation will establish your initial tax basis in the share of Class A common stock and the note. We will report the initial fair market value of each share of Class A common stock as $8.25 and the initial fair market value of each $6.75 aggregate principal amount of notes as $6.75. Under the indenture governing the notes, by purchasing IDSs, you will be bound to follow such allocation and to refrain from taking a contrary position for any purpose, including tax reporting purposes.

          If such allocation is not respected, it is possible that the notes would be treated as having original issue discount, or OID, or amortizable bond premium. The notes would be treated as having OID if the portion of the purchase price of an IDS that was properly allocated to the note was less than or equal to 95% of the principal amount of the note. The amount of OID on each note would equal the difference between the principal amount of the note and the portion of the purchase price of an IDS that was properly allocated to the note. You generally would have to include this OID in income on a constant yield-to-maturity basis in advance of the receipt of cash attributable to that income. The notes would be treated as having amortizable bond premium if the portion of the purchase price of an IDS that was properly allocated to the note was greater than the principal amount of the note. You would be able to elect to amortize this bond premium over the remaining term of the notes.

          The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Separation and Recombination

          If you separate an IDS into a share of Class A common stock and a note or recombine the then applicable number of shares of Class A common stock and notes to form an IDS, you will generally not recognize gain or loss upon the separation or recombination. You will continue to take into account in the same manner items of income or deduction otherwise includible or deductible, respectively, with respect to the share of Class A common stock and the notes, and your tax basis in and holding period with respect to the share of Class A common stock and the notes will not be affected by the separation or recombination.

Notes

Characterization of Notes

          Our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that the notes will be treated as debt for U.S. federal income tax purposes. This opinion is based on the specific terms of the notes and IDSs, the specific facts and circumstances of the issuance of the IDSs and third party notes, and on certain representations and determinations as to factual matters (including those described below), all as they relate to U.S. federal income tax law with regard to the characterization of an instrument as debt or equity. The opinion also assumes compliance with the indenture and other relevant documents and assumes that any opinion with respect to U.S. federal income tax matters issued in the future pursuant to the terms of such documents will be correct (including any opinion to the effect that any additional IDS notes constitute indebtedness for U.S. federal income tax purposes). If any of these facts, circumstances, representations, determinations or assumptions are not in fact true, then our counsel might not have the same opinion of the treatment of the notes for U.S. federal income tax purposes. We will treat, and under the indenture by acquiring a note (either directly or by acquisition of an IDS), you will be bound to treat, the notes as our indebtedness for all purposes.

          The determination of whether an instrument is classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt, and the characterization of an instrument as debt or equity is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the formal characteristics and economic substance of the investor’s interest in the issuer of the instrument.

          Our counsel’s conclusion that the notes will be treated as debt for U.S. federal income tax purposes is based in part on the specific terms of the notes and the IDSs. Our counsel has advised us that, in reaching its conclusions, our counsel considered and found the following terms of the notes and IDSs to be among those that are relevant, under the relevant case law and administrative authorities, to its conclusion that the notes will be treated as debt for U.S. federal income tax purposes:

•	the notes constitute our unconditional obligation to pay a fixed principal amount and interest thereon quarterly in cash at a fixed rate, without a provision for deferral and without regard to the performance of our business;

•	the notes provide for a sinking fund;

•	the maturity of the notes will be no later than 20 years from the date of their original issuance;

•	the notes constitute our senior secured obligations;

•	prior to the merger event, the claims of the holders of the notes are pari passu with the claims of Coinmach Corp.’s trade creditors and holders of the Coinmach Corp. 9% notes, to the extent of the intercompany note;

•	after the merger event, the claims of the holders of notes would be pari passu with the claims of Coinmach Corp.’s trade creditors, holders of any of the Coinmach Corp. 9% notes that are then outstanding, and holders of any other senior unsecured debt of Coinmach Corp.;

•	the notes provide for creditors’ remedies to compel payment of interest and principal, including on a failure to redeem notes pursuant to the sinking fund provisions;

•	the notes provide for the protective covenants described above under the heading “Description of the Notes — Certain Covenants;”

•	the notes do not provide holders the right to participate in our management;

•	an investor may separate an IDS into its underlying share of Class A common stock and note no later than 45 days from the original issue date of the IDSs;

•	the IDSs will mandatorily separate on the occurrence of a Separation Event of Default or, prior to the merger event, if the Disproportionality Test and the Total Remaining Payments Tests are not met;

•	if not previously separated for other reasons, the IDSs will mandatorily separate on the 15th anniversary of the issue date of the IDSs;

•	IDSs associated with any notes redeemed pursuant to the sinking fund provisions will automatically separate at the time such notes are redeemed;

•	immediately following the Transactions, the third party notes will represent at least 12% of the aggregate principal amount of the notes; and

•	the terms of the notes limit our ability to issue additional notes underlying IDSs without also issuing at the same time and in connection therewith additional notes not underlying IDSs having an aggregate principal amount of at least 11.1% of the aggregate principal amount of the additional notes underlying such IDSs.

          In addition, in rendering its opinion, our counsel has relied on certain representations and determinations as to certain factual matters, including representations and determinations by Jefferies & Company, Inc. (“Jefferies”), as a lead manager in this offering, substantially to the effect that:

•	the term, yield to maturity and other material provisions of the notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm’s length, would reasonably agree;

•	taking the transactions into account, on a pro forma basis, the aggregate amount of our indebtedness in relation to the aggregate amount of our equity capital is commercially reasonable under the circumstances;

•	taking the transactions into account, on a pro forma basis, the ratio of (i) the sum of all of our outstanding indebtedness to (ii) the fair market value of our equity does not exceed 2 to 1; and

•	it is reasonable to believe that we will pay the principal and interest on the notes in accordance with their terms;

as well as other representations regarding (among other things) the offering of third party notes contemporaneously with the offering of IDSs pursuant to this prospectus, the creditors’ remedies and certain other terms of the notes, and our ability to meet our debt obligations based on our projected financial performance.

          The representations and determinations described above are being provided solely to assist our counsel and counsel to the underwriters in connection with their delivery of U.S. federal income tax opinions referred to above and may not be relied upon for any other purpose. The representations and determinations of Jefferies do not constitute a recommendation to invest in our securities or an expression of a viewpoint as to our business prospects or the fairness or merits of the offerings. Jefferies is not providing any opinions as to any legal questions or tax matters. Certain representations and determinations of Jefferies rely on, and assume without independent investigation or verification of the material accuracy of, our audited consolidated financial statements set forth in this prospectus and the registration statement of which this prospectus forms a part, as well as the reasonableness of financial projections provided to Jefferies. In assuming the material accuracy of our consolidated financial statements, and the reasonableness of our projections, Jefferies neither reviewed our books and records nor made any physical inspection or independent evaluation or appraisal of our assets and liabilities. Any alteration or inaccuracy of the facts, data, information or assumptions on which Jefferies’ representations and determinations rely could adversely affect such representations and determinations, and could therefore affect our counsel’s opinion as to the U.S. federal income tax characterization of the notes. The Jefferies representations and determinations are rendered at, and speak only as of, the closing of the offerings.

          Our counsel has also relied, in rendering its opinion, on the representations made by purchasers of the third party notes.

          In light of the representations and determinations described above, as well as the specific terms of the notes and IDSs, the specific facts and circumstances of the issuance of the IDSs and third party notes, such other facts considered by our counsel, and the relevance of each of the foregoing to the factors analyzed in case law, our counsel is of the view that the notes will be treated as debt for U.S. federal income tax purposes. However, our counsel is not aware of any authority that directly addresses the tax treatment of instruments with terms substantially similar to the terms of the notes and that were offered under circumstances such as the offering (i.e., offered as a tradable unit consisting of notes and common stock). Our counsel nonetheless has determined, after considering the specific terms of the notes and IDSs and the specific facts and circumstances of the issuance of the IDSs and third party notes, that those terms, facts and circumstances sufficiently address factors in the case law and administrative authorities applicable to the U.S. federal income tax characterization of an instrument as debt or equity for our counsel to conclude that the notes will be treated as debt for U.S. federal income tax purposes. However, our counsel’s opinion constitutes only its best judgment in light of the authorities available to it to reach its conclusion. Our counsel’s opinion is not binding on the IRS or the courts, who could disagree. No ruling on the issues covered by counsel’s opinion has been or will be requested from the IRS. The IRS may challenge our position as to the U.S. federal income tax characterization of the notes (and the IDSs) and such challenge could be successful. Our counsel’s opinion would not determine the outcome of such a challenge.

          The consequences to U.S. Holders and Non-U.S. Holders described below assume that the notes will be respected as debt for U.S. federal income tax purposes.

Payments of Interest

          Assuming that the notes are respected as debt, stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

          If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes generally would be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any such dividend likely would not qualify for taxation at capital gains rates that, as described below, may be applicable under current law to dividends on Class A common stock.

          In addition, if the notes were treated as equity for U.S. federal income tax purposes, interest on the notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This increase in our U.S. federal income tax liability would reduce our after-tax cash flow and could thereby materially and adversely affect our ability to make payments on the notes and distributions on the Class A common stock.

Sale, Exchange or Retirement of Notes

          Upon your sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the note that constitutes a portion of the IDS. Upon your sale, exchange, retirement or other disposition of notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the notes. As described above under “— IDSs — Allocation of Purchase Price,” your initial tax basis in notes generally will be the portion of the purchase price of your IDSs allocable to the notes or, in the case of third party notes, your purchase price thereof. Gain or loss realized on the sale, exchange, retirement or other disposition of notes (including by disposition of IDSs) will generally be capital gain or loss and will be long-term capital gain or loss if your holding period for the notes is then more than one year. The deductibility of capital losses is subject to limitation.

Additional Issuances

          As discussed above, subject to limitations under the indenture, we may issue additional notes under the indenture in the future. In the event that additional notes are issued under the indenture in a primary registered offering and are treated as having OID, then pursuant to the indenture, all holders of such additional notes and all holders of outstanding notes previously issued under the indenture in a primary registered offering will automatically exchange among themselves a ratable portion of their notes. The records will be revised to reflect such exchange without any further action by the holders. Thereafter, each such holder of separate notes will hold an identical, inseparable note unit consisting of additional notes with OID and such previously issued notes. After any such automatic exchange, all such note units will be of the same series. In addition, each such holder of IDSs will hold a new IDS consisting of such note unit and Class A common stock.

          After the first such additional issuance of notes with OID, if any, following this offering of IDSs and third party notes, each time we issue any further additional notes under the indenture in a primary registered offering (whether in connection with an offering of IDSs, separate notes or both), all holders of such further additional notes and all holders of such outstanding note units will automatically exchange among themselves a ratable portion of their note units for a portion of the further additional notes in the manner as described above. See the discussion under the headings “Summary — Summary of the IDSs and Third Party Notes — What will happen upon the issuance of additional notes or IDSs in the future?” and “Description of the Notes — Additional Notes.”

          The additional notes underlying IDSs would be treated as having OID for U.S. federal income tax purposes if the principal amount of the additional notes exceeds the portion of the issue price of those IDSs that is allocated to the notes by at least a de minimis amount. Additional separate notes would be treated as having OID for U.S. federal income tax purposes if the principal amount of the additional separate notes exceeds the issue price of those separate notes by at least a de minimis amount. In each case, the de minimis amount would be equal to the product obtained by multiplying together the principal amount of the note, 0.0025 and the number of complete years remaining from the issuance of the additional notes until the maturity date of the notes. For example, if additional notes are issued on the date that is 5 1/2 years after the issue date of the IDSs and third party notes in this offering, the de minimis amount for each $1,000 principal amount of notes would be equal to $1,000 multiplied by 0.0025 multiplied by 14 (the number of complete years to the maturity of the notes), or $35.00. There are numerous reasons why the portion of the purchase price of an additional IDS allocated to a note or the issue price of an additional separate note might be less than the principal amount of the note. For example, an increase in the general level of interest rates after this offering of IDSs and third party notes may cause the fair market value of a note to be less than its principal amount.

          Because of a lack of legal authority on point, the U.S. federal income tax consequences of an automatic exchange of notes resulting from the issuance of additional notes is unclear. Our counsel, Mayer, Brown, Rowe & Maw LLP, is unable to render an opinion as to those consequences.

          Following an additional issuance and exchange of notes described above, we and our agents will report any OID on the additional notes ratably among all holders of notes of the same series (including separate notes and notes underlying IDSs). Under the indenture, each holder of notes or IDSs will be bound, by purchasing or holding notes or IDSs, to report OID in a manner consistent with this approach. Consequently, you may be required to report OID, or to increase the amount of OID previously reported, in respect of your notes as a result of an issuance of additional notes in a primary registered offering, even though you purchased notes in this offering having no OID. You would be required to include OID in income as ordinary interest income in respect of your notes on a constant yield-to-maturity basis in advance of the receipt of cash attributable to that income. This generally would result in your reporting more interest income over the term of the notes than you would have reported had no such additional issuance and exchange occurred. You would reflect any additional interest income as an increase in the tax basis of your notes. That increased tax basis would generally result in your realizing an increased capital loss or a reduced capital gain upon your sale, exchange, retirement or other disposition of the notes than would be the case if you had not been required to include OID in income in respect of your notes.

          As stated above, our counsel is unable to render an opinion as to the U.S. federal income tax consequences of an exchange of notes following an issuance of additional notes in a primary registered offering, and therefore it is unclear whether OID on the notes would be properly reportable as described in the preceding paragraph. The IRS may assert that any OID should be reported only to the persons that initially acquired additional notes with OID (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns as a result of the automatic exchange of notes. In such case, the IRS might further assert that, unless you can establish that you are not such a person (or transferee of such a person), all of your notes have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of notes or IDSs and could adversely affect the market for IDSs and notes.

          If, following an additional issuance and exchange of notes, OID is properly reported (as we intend to report) ratably among all holders of notes of the same series, then the recombination of such notes and shares of Class A common stock to form IDSs or the separation of IDSs would not affect the OID reportable by you with respect to your notes.

          In addition, because our counsel is unable to render an opinion as to the U.S. federal income tax consequences of an exchange of notes following an issuance of additional notes in a primary registered offering, it is not clear whether an additional issuance and exchange of notes would be treated as a taxable exchange of your notes for U.S. federal income tax purposes.

          Whether the receipt of additional notes in exchange for previously issued notes in an automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the additional notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the additional notes would be viewed as differing materially from the previously issued notes for this purpose.

          If the IRS successfully asserted that an automatic exchange following an additional issuance of notes described above is a taxable exchange, then you generally would recognize gain or loss in an amount equal to the difference between the fair market value of the additional notes received and your adjusted tax basis in the notes exchanged. See “— Notes — Sale, Exchange or Retirement of Notes.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the wash sale rules, in which case your basis in the additional notes would be increased to reflect the amount of the disallowed loss. In the case of the taxable exchange, your initial tax basis in the additional notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss), and your holding period in such notes would begin on the day after such exchange.

          We intend to take the position that any additional issuance and exchange of notes, as described above, will not result in a taxable exchange of your notes for U.S. federal income tax purposes, but there can be no assurance that the IRS will not assert that such an additional issuance of notes should be treated as a taxable exchange of a portion of your notes, whether held separately or in the form of IDSs, for a portion of the additional notes.

          If additional notes are treated as having OID, then they may further be treated as having “significant OID.” In that case, those additional notes would be classified as “applicable high yield discount obligations” (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be non-deductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

          Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of additional issuances and exchanges of notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends

          The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as capital gain. Pursuant to legislation enacted in 2003, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gains rates (currently, up to 15%), provided certain holding period and other requirements are satisfied.

Sale or Exchange

          Upon the sale, exchange or other taxable disposition of an IDS, you will be treated as having sold, exchanged or disposed of the share of Class A common stock constituting a portion of the IDS. Upon the sale, exchange or other taxable disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the Class A common stock is then more than one year. As described above under “— IDSs — Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of Class A common stock constituting a portion of such IDSs, less any prior distributions that reduced such basis. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

          In general, information reporting requirements will apply to payments of principal and interest on the notes and dividends paid on Class A common stock and to the proceeds of sales of IDSs, notes and Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

          The following discussion applies only to Non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by a Non-U.S. Holder with respect to IDSs, notes or Class A common stock will be at any time effectively connected with the conduct of a U.S. trade or business. A “Non-U.S. Holder” is a beneficial owner of IDSs, notes or Class A common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

          However, this discussion does not address special rules that may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	“foreign personal holding companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax; and

•	Non-U.S. Holders that are engaged in the conduct of a U.S. trade or business.

          These Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

          In addition, special rules may apply to a non-U.S. partnership or other entity or arrangement treated as a non-U.S. partnership for U.S. federal income tax purposes that is the beneficial owner of IDSs, notes or Class A common stock, particularly with respect to the manner in which such non-U.S. partnership or other entity or arrangement satisfies the statement requirement referred to in the third bullet point under the heading “— Notes — United States Federal Withholding Tax” below or the certification requirement referred to under the heading “— Class A Common Stock — Dividends” below. If you are a non-U.S. partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) considering the purchase of IDSs, we urge you to consult your own tax advisors with respect to the application of these rules.

Notes

Characterization of Notes

          As discussed above under “— Consequences to U.S. Holders — Notes — Characterization of Notes,” our counsel, Mayer, Brown, Rowe & Maw LLP, is of the opinion that the notes will be treated as debt for U.S. federal income tax purposes. However, our counsel’s opinion constitutes only its best judgment, and its view may not be sustained if challenged by the IRS. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the notes would be treated in the same manner as shares of common stock, and, as described below under “— Class A Common Stock,” Non-U.S. Holders could be subject to withholding and estate taxes with regard to the notes in the same manner as they will be with regard to Class A common stock. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes.

          The remainder of this discussion assumes that for U.S. federal income tax purposes the characterization of the notes as debt will be respected.

United States Federal Withholding Tax

          Subject to the discussion below concerning backup withholding, under the so-called “portfolio interest rule,” no withholding of U.S. federal income tax will be required with respect to the payment of interest or OID on notes owned by you, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder (including on account of ownership of IDSs),

•	you are not a controlled foreign corporation that is related to us through stock ownership, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

          To satisfy the statement requirement referred to in the final bullet point above, you, or a financial institution holding the notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement with respect to your non-U.S. status. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet point above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

          If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullet points above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty and providing your U.S. taxpayer identification number.

          Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or partnerships or other flow-through entities organized under non-U.S. law. In particular, applicable U.S. Treasury regulations prescribe that a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes may only be eligible for exemption from or reductions in the rate of applicable withholding tax by delivery of the certifications described above from each person treated for U.S. federal income tax purposes as a partner of such partnership or other entity or arrangement.

Sale, Exchange or Retirement of Notes

          Upon the sale, exchange, retirement or other taxable disposition of an IDS, you will be treated as having sold, exchanged or disposed of the note underlying the IDS. Any gain realized upon the sale, exchange, retirement or other disposition of notes generally will not be subject to U.S. federal income tax unless you are an individual, you are present in the U.S. for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

United States Federal Estate Tax

          Notes (including notes underlying IDSs) beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to U.S. federal estate tax, provided that any payment of interest to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “— United States Federal Withholding Tax” without regard to the statement requirement described therein.

Class A Common Stock

Dividends

          Dividends paid to you in respect of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) providing a U.S. taxpayer identification number and certifying under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

          Special certification and other requirements may apply to Non-U.S. Holders that are entities rather than individuals and in particular to a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes. In general, applicable U.S. Treasury regulations prescribe that a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes may only be eligible for exemption from or reductions in the rate of applicable withholding tax on dividends on Class A common stock by delivery of the IRS Form W-8BEN (or other applicable form) referred to above of its partners (or persons treated for U.S. federal income tax purposes as partners of such partnership or other entity or arrangement) who qualify for an exemption or reduced rate of withholding under applicable income tax treaties.

          If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange

          Upon the sale, exchange or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the share of Class A common stock constituting a portion of the IDS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of Class A common stock unless:

•	if you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

          We believe that we are not, and have not been, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. However, our counsel has not rendered an opinion as to that treatment.

United States Federal Estate Tax

          Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

          The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

          In general, backup withholding will be required with respect to such payments made by us or any paying agent to you, unless a statement described in the third bullet point under “— Notes — United States Federal Withholding Tax” has been received (and neither we nor the paying agent has actual knowledge or reason to know that you are a U.S. person).

          Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, Class A common stock or notes within the U.S. or conducted through U.S.-related financial intermediaries unless a statement described in the third bullet point under “— Notes — United States Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the acquisition, holding and disposition of IDSs (and the securities underlying IDSs) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

          This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code, or ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the ERISA Plan.

          In considering an investment in the IDSs of a portion of the assets of a plan, regardless of whether such plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, with respect to the plan unless an exemption to the prohibited transaction is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

          If a plan purchases IDSs, the acquisition, holding and disposition of the IDS and the securities underlying the IDS may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if CSC is a party in interest or disqualified person with respect to the plan, unless an exemption is available. As noted above, if no exemption is available and CSC is a party in interest or disqualified person with respect to the plan, CSC may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing IDSs and the underlying securities in reliance on any of these or any other PTCEs should carefully review the PTCE to assure it is applicable.

          No prospective purchaser or transferee that is a plan or is using plan assets may acquire the IDSs, unless its acquisition and holding of the IDSs will not result in a non-exempt prohibited transaction under ERISA or the Code or any similar laws.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering purchasing the IDSs on behalf of or with “plan assets” of any plan should consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and the availability of an applicable exemption.

UNDERWRITING

          We intend to offer the IDSs and the third party notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in the purchase agreement between us, our subsidiary guarantors and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of IDSs and aggregate principal amount of third party notes listed opposite their names below.

Aggregate Principal
Amount of
Underwriter	Number of IDSs	Third Party Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated		$
Citigroup Global Markets Inc.
Jefferies & Company, Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation
SunTrust Capital Markets, Inc.

Total		$

          The underwriters have agreed to purchase all of the IDSs and third party notes sold pursuant to the purchase agreement if any of the IDSs or third party notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.

          Any subsequent issuance of IDSs or notes that results in an automatic exchange of a portion of a holder’s notes for a portion of the notes issued in such subsequent issuance will not impair the rights a holder would otherwise have to assert against us or the underwriters with respect to the full amount of the notes initially purchased by a holder in the offerings, including notes purchased in the offerings and notes received by such holder in an automatic exchange. See “Description of IDSs — Book-Entry Settlement and Clearance — Procedures Relating to Additional Issuances.”

          The underwriters are offering the IDSs and third party notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the IDSs, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. If you purchase third party notes in the offering, you will be required, as a condition of your purchase, to deliver to us a letter containing certain representations, including representations to the effect that neither you nor a person bearing certain relationships to you will acquire IDSs in the offering. Such representation letters help us demonstrate that a market exists for the notes independent of the market for the IDSs. This, in turn, provides support for the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, that the notes will be treated as debt for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Characterization of Notes.”

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the IDSs and third party notes to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per IDS, or $           per third party note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per IDS, or

$           per third party note, to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

		IDS Offering

		Total			Third Party Note Offering

		Without			Per Third
	Per IDS	Option	With Option		Party Note	Total

Public offering price	$	$	$		$	$
Underwriting discount	$	$(1)		$(1)	$	$
Proceeds, before expenses, to CSC	$	$(1)		$(1)	$	$

(1)	GTCR-CLC, LLC and its affiliates will purchase IDSs in the offerings for a total purchase price of approximately $30.0 million. No underwriting discount will be paid with respect to such purchase.

          The expenses of the offering, not including the underwriting discount, are estimated at $          and are payable by us.

Over-allotment Option

          We have granted an option to the underwriters to purchase up to 2,749,999 additional IDSs at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the purchase agreement, to purchase a number of additional IDSs proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

          CSC, its directors and executive officers, Holdings and GTCR-CLC, LLC have agreed, with exceptions, not to sell or transfer any IDSs or our common stock or notes for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Merrill Lynch may in its sole discretion, at any time, without notice, consent to the release of all or any portion of the shares subject to the lock up agreements. Merrill Lynch does not have any current intention to release securities subject to these lock ups. Any release of securities from the restrictions will be considered on a case-by-case basis and would be based on a number of factors at the time of any such determination. Such factors may include the timing of the proposed sale, the number of securities involved, the reason for the requested release, general market conditions, the liquidity of the trading market for our common stock, and the market price of the common stock. Specifically, we and these other individuals have agreed not to directly or indirectly

•	sell any option or contract to purchase any IDSs, common stock or notes,

•	purchase any option or contract to sell any IDSs, common stock or notes,

•	grant any option, right or warrant for the sale of any IDSs, common stock or notes,

•	lend or otherwise dispose of or transfer any IDSs, common stock or notes, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of IDSs, common stock or notes whether any such swap or transaction is to be settled by delivery of IDSs, shares, notes or other securities, in cash or otherwise.

          This lockup provision applies to IDSs, common stock, notes or any similar securities or any security convertible into or exchangeable for or repayable with such securities. It also applies to IDSs, common stock, notes or any similar securities or any security convertible into such securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

          We have applied to list the IDSs on the American Stock Exchange under the trading symbol “DRY.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of IDSs to a minimum number of beneficial owners as required by that exchange. Separation of IDSs may result in the delisting of IDSs from the American Stock Exchange by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

          Our shares of Class A common stock will not initially be listed for separate trading on any exchange. However, we will use our commercially reasonable efforts to list or quote the outstanding shares of our Class A common stock on the national securities exchange or automated securities quotation system, if any, on which the IDSs are then listed or quoted or another national securities exchange or automated securities quotation system, in each case as promptly as practicable following the earliest of the automatic and permanent separation of all IDSs due to either the redemption or repurchase of all of the notes or all of the remaining principal on the notes becoming due and payable, as further described under “Description of IDSs — Automatic Separation,” or, if earlier, the first day on which a sufficient number of shares of Class A common stock are held separately to meet the minimum requirements for separate trading on any such exchange or automatic quotation system for at least 30 consecutive trading days, and, in any event, no later than the date that is thirty days prior to the fifteenth anniversary of the original issue date of the IDSs offered hereby.

          Our shares of Class B common stock will not be listed for trading on any exchange.

Offering Price Determination

          Before the offerings, there has been no public market for the IDSs, the Class A common stock or the notes. The initial public offering price will be determined through negotiations among us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

          An active trading market for the IDSs, the Class A common stock or the notes may not develop. It is also possible that after the offering, the IDSs will not trade in the public market at or above the initial public offering price.

          The underwriters do not expect to sell more than 5% of the IDSs in the aggregate to accounts over which they exercise discretionary authority.

New Issue of Notes

          The notes, including the third party notes, are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to facilitate a secondary market in the third party notes and, upon separation of IDSs, the separate notes, which means that the underwriters will make a commercially reasonable attempt to match buyers of the applicable notes with sellers of such notes, in each case, as between persons of whom the underwriters have knowledge that they are potential buyers or sellers of such notes. In addition, with respect to facilitating any market for any such notes, the underwriters will consider relevant credit issues where deemed appropriate. However, they are not obligated to do so and may discontinue any facilitation activities with respect to such notes at any time and without notice. Moreover, if and to the extent that the underwriters facilitate a market in any such notes, there can be no assurance that such market would provide sufficient liquidity for any holder of such notes.

Price Stabilization, Short Positions and Penalty Bids

          Until the distribution of the IDSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing IDSs or third party notes. However, the representative may engage in transactions that stabilize the market price of the IDSs or third party notes, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.

          The underwriters may purchase and sell the IDSs or third party notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of IDSs or third party notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional IDSs from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional IDSs or purchasing IDSs in the open market. In determining the source of IDSs to close out the covered short position, the underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing IDSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the IDSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of IDSs or third party notes made by the underwriters in the open market prior to the completion of the offering.

          The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases IDSs or third party notes in the open market to reduce the underwriters’ short position or to stabilize the price of the IDSs or third party notes, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those IDSs or third party notes. The imposition of a penalty bid may also affect the price of the IDSs or third party notes in that it discourages resales of those IDSs or third party notes.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the IDSs or third party notes. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of IDSs

          Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of IDSs for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not intended to be part of this prospectus.

Other Relationships

          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of dealing with us. They have received, and expect to receive, customary fees and commissions for these transactions. For example,

Deutsche Bank Securities Inc. and Jefferies & Company, Inc. acted as initial purchasers for the 2002 offering of Coinmach Corp.’s 9% notes. Affiliates of Deutsche Bank Securities Inc. are the administrative agent, the collateral agent and a lender under the Coinmach Corp. credit facility. The affiliate of Deutsche Bank Securities Inc. that is a lender will receive its proportionate share of any repayment of amounts outstanding under the Coinmach Corp. credit facility. Affiliates of Jefferies & Company, Inc. own outstanding units of Holdings that will be exchanged for shares of preferred stock of Laundry Corp. that are expected to be redeemed with a portion of the proceeds of the offerings. Also, affiliates of Jefferies & Company, Inc. own a portion of the outstanding Coinmach Corp. 9% notes that are expected to be redeemed with a portion of the proceeds of the offerings. Jefferies & Company, Inc. will also receive a financial advisory fee in connection with the offerings.

LEGAL MATTERS

          The validity of the issuance of the IDSs, the Class A common stock, the notes and the guarantees offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York. Certain legal matters relating to the offerings will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. Two members of Mayer, Brown, Rowe & Maw LLP own approximately 1,035,000 common units of Holdings as of September 30, 2004.

EXPERTS

          The consolidated financial statements and schedules of Coinmach Laundry Corporation and Subsidiaries and of Coinmach Corporation and Subsidiaries at March 31, 2004 and 2003 and for each of the three years in the period ended March 31, 2004, appearing in this prospectus and related registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

          The balance sheet of Coinmach Service Corp. at March 31, 2004, appearing in this prospectus and related registration statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          Our independent auditors, Ernst & Young LLP, recently notified the SEC, the Public Company Accounting Oversight Board and the audit committee of the Coinmach Corp. board that certain non-audit services Ernst & Young performed in China for a number of companies, including certain of our affiliates, have raised questions regarding Ernst & Young’s independence in its performance of audit services.

          With respect to us, from July 2002 through June 2004, a member firm of Ernst & Young performed certain tax calculation and preparation services in China for subsidiaries of a portfolio company of GTCR, which controls a majority of our voting equity, and from time to time such member firm temporarily took custody of funds paid by such subsidiaries and transferred the funds to the local income tax authority in payment of specific income tax liabilities. These non-audit services are not permitted under the auditor independence rules of Regulation S-X and have been discontinued. Neither we nor our subsidiaries have in the past had or currently have any business relationships with the subsidiaries of the GTCR portfolio company.

          Ernst & Young and we have considered the impact that these non-audit services may have had on Ernst & Young’s independence with respect to us and have concluded that there has been no impairment of Ernst & Young’s independence. In making this determination, Ernst & Young and we considered the de minimis amount of funds involved and fees paid to Ernst & Young, the ministerial nature of the services provided, and the indirect relationship between us and the subsidiaries of the GTCR portfolio company. We are also not aware, based on our own review, of any additional non-audit services that may bear on Ernst & Young’s independence in performing audit services for us.

          Jefferies & Company, Inc., in a consent filed with the registration statement of which this prospectus is a part, has consented to the references in the third and fourth paragraphs of the section of this prospectus entitled “Material United States Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Characterization of Notes” to it and its representations and determinations relating to the terms of the notes, our capitalization and other matters referenced in such paragraph rendered to our counsel and counsel to the underwriters. Such representations and determinations are made to our counsel and counsel to the underwriters in connection with their U.S. federal income tax opinions referred to in this prospectus, and such representations and determinations are relied on by such counsel based on the capital markets experience and professional judgment of said firm.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-1 with the SEC regarding the offerings. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Upon completion of the offerings, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Coinmach Service Corp.
Report of Independent Registered Public Accounting Firm	F-3
As of March 31, 2004:
Balance Sheet	F-4
Note to Balance Sheet	F-5
Financial Information
Balance Sheet — September 30, 2004 (Unaudited)	F-6
Note to Balance Sheet (Unaudited)	F-7
Coinmach Laundry Corporation and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-8
As of March 31, 2004 and March 31, 2003:
Consolidated Balance Sheets	F-9
For the years ended March 31, 2004, March 31, 2003 and March 31, 2002:
Consolidated Statements of Operations	F-10
Consolidated Statements of Stockholders’ Deficit	F-11
Consolidated Statements of Cash Flows	F-12
Notes to Consolidated Financial Statements	F-13
Schedule I — Condensed Financial Information:
As of March 31, 2004 and March 31, 2003:
Condensed Balance Sheets	F-31
For the years ended March 31, 2004, March 31, 2003 and March 31, 2002:
Condensed Statements of Operations	F-32
Condensed Statements of Cash Flows	F-33
Notes to Condensed Financial Statements	F-34
Schedule II — Valuation and Qualifying Accounts:
For the years ended March 31, 2004, March 31, 2003 and March 31, 2002	F-36
Financial Information
Condensed Consolidated Balance Sheet — September 30, 2004 (Unaudited)	F-37
Condensed Consolidated Statements of Operations — Six Months Ended September 30, 2004 and 2003 (Unaudited)	F-38
Condensed Consolidated Statements of Cash Flows — Six Months Ended September 30, 2004 and 2003 (Unaudited)	F-39
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-40
Coinmach Corporation
Report of Independent Registered Public Accounting Firm	F-48
As of March 31, 2004 and March 31, 2003:
Consolidated Balance Sheets	F-49
For the years ended March 31, 2004, March 31, 2003 and March 31, 2002:
Consolidated Statements of Operations	F-50
Consolidated Statements of Stockholder’s Equity	F-51
Consolidated Statements of Cash Flows	F-52
Notes to Consolidated Financial Statements	F-54
Schedule II — Valuation and Qualifying Accounts:
For the years ended March 31, 2004, March 31, 2003 and March 31, 2002	F-76

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Coinmach Service Corp.

We have audited the accompanying balance sheet of Coinmach Service Corp. (the “Company”) as of March 31, 2004. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Coinmach Service Corp. at March 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

May 27, 2004

COINMACH SERVICE CORP.

BALANCE SHEET

March 31, 2004

Assets
Other assets	$316,000

Total assets	$316,000

Liabilities and stockholder’s equity
Accounts payable	$316,000
Stockholder’s equity:
Common stock — $0.01 par value; 100 shares authorized; 100 shares issued	100
Subscription receivable	(100)

Total stockholder’s equity	—

Total liabilities and stockholder’s equity	$316,000

See accompanying note.

COINMACH SERVICE CORP.

NOTE TO BALANCE SHEET

March 31, 2004

1.     Basis of Presentation

          Coinmach Service Corp. (the “Company”), a Delaware corporation, was incorporated on December 23, 2003 and is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”). The Company has not had any activity from the date of incorporation through March 31, 2004. Holdings and its subsidiaries have agreed to fund the Company’s ongoing operations in the event the transactions described in the paragraph below are not completed.

          The Board of Directors has authorized the Company to file a registration statement on Form S-1 with the Securities and Exchange Commission for the proposed offering of Income Deposit Securities (“IDSs”) and a contemporaneous offering of third party notes separate and apart from the IDSs. Immediately following the offering and certain corporate reorganization transactions, as defined, Coinmach Laundry Corporation (“Coinmach Laundry”), a wholly owned subsidiary of Holdings, will become a direct wholly owned subsidiary of the Company. Coinmach Laundry and its wholly owned subsidiaries are a provider of outsourced laundry equipment services for multi-family housing properties in North America.

          The Company has capitalized certain costs in connection with the proposed offering. If the offering is not completed, the Company will write off such costs.

          There is no guarantee that the offering of IDSs, the contemporaneous offering of third party notes separate and apart from the IDSs or the corporate reorganization transactions will occur or that the Company will proceed with the offering or any or all of the related transactions.

COINMACH SERVICE CORP.

BALANCE SHEET

(Unaudited)
September 30, 2004

Assets
Other assets	$553,487

Total assets	$553,487

Liabilities and stockholder’s equity
Accounts payable	$553,487
Stockholder’s equity:
Common stock — $0.01 par value; 100 shares authorized; 100 shares issued	100
Subscription receivable	(100)

Total stockholder’s equity	—

Total liabilities and stockholder’s equity	$553,487

See accompanying note.

COINMACH SERVICE CORP.

NOTE TO BALANCE SHEET

(Unaudited)
September 30, 2004

1.	Basis of Presentation

          Coinmach Service Corp. (the “Company”), a Delaware corporation, was incorporated on December 23, 2003 and is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”). The Company has not had any activity from the date of incorporation through September 30, 2004. Holdings and its subsidiaries have agreed to fund the Company’s ongoing operations in the event the transactions described in the paragraph below are not completed.

          The Board of Directors have authorized the Company to file a registration statement on Form S-1 with the Securities and Exchange Commission for the proposed offering of Income Deposit Securities (“IDSs”) and a contemporaneous offering of third party notes separate and apart from the IDSs. Immediately following the offering and certain corporate reorganization transactions, as defined, Coinmach Laundry Corporation (“Coinmach Laundry”), a wholly owned subsidiary of Holdings, will become a direct wholly owned subsidiary of the Company. Coinmach Laundry and its wholly owned subsidiaries are a provider of outsourced laundry equipment services for multi-family housing properties in North America.

          The Company has capitalized certain costs in connection with the proposed offering. If the offering is not completed, the Company will write off such costs.

          There is no guarantee that the offering of IDSs, the contemporaneous offering of third party notes separate and apart from the IDSs or the corporate reorganization transactions will occur or that the Company will proceed with the offering or any or all of the related transactions.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Coinmach Laundry Corporation

We have audited the accompanying consolidated balance sheets of Coinmach Laundry Corporation and Subsidiaries (the “Company”) as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended March 31, 2004. Our audits also included the financial statement schedules I and II listed in the Index. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in respects, the consolidated financial position of Coinmach Laundry Corporation and Subsidiaries at March 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules I and II, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, effective April 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities”. As discussed in Note 2 to the consolidated financial statements, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ ERNST & YOUNG LLP

New York, New York

May 27, 2004

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except share data)

	March 31,

	2004	2003

Assets
Current assets:
Cash and cash equivalents	$31,620	$27,428
Receivables, less allowance of $2,892 and $1,553	6,207	10,453
Inventories	11,508	14,125
Assets held for sale	2,560	—
Prepaid expenses	5,097	7,373
Other current assets	1,974	1,568

Total current assets	58,966	60,947
Advance location payments	73,253	70,911
Property, equipment and leasehold improvements:
Laundry equipment and fixtures	479,781	421,681
Land, building and improvements	30,053	24,314
Trucks and other vehicles	27,590	23,165

	537,424	469,160
Less accumulated depreciation and amortization	(253,736)	(182,474)

Net property and equipment	283,688	286,686
Contract rights, net of accumulated amortization of $87,139 and $73,027	323,152	335,327
Goodwill	204,780	203,860
Other assets	15,669	18,432

Total assets	$959,508	$976,163

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$20,385	$26,433
Accrued expenses	8,421	10,177
Accrued rental payments	31,855	29,481
Accrued interest	7,549	8,094
Interest rate swap liability	3,597	3,345
Current portion of long-term debt	9,149	3,530

Total current liabilities	80,956	81,060
Deferred income taxes	73,775	77,781
Long-term debt, less current portion	708,482	714,582
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $265,914 at March 31, 2004)	265,914	241,200

Total liabilities	1,129,127	1,114,623
Commitments and contingencies
Stockholders’ deficit:
Common stock — $2.50 par value; 76,000 shares authorized; 66,825.83 shares issued and outstanding in 2004 and 66,858.83 shares issued and outstanding in 2003	167	167
Capital in excess of par value	5,022	5,027
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive loss, net of tax	(2,006)	(2,007)
Accumulated deficit	(164,728)	(133,397)
Deferred compensation	(86)	(262)

Total stockholders’ deficit	(169,619)	(138,460)

Total liabilities and stockholders’ deficit	$959,508	$976,163

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

	Year Ended March 31,

	2004	2003	2002

Revenues	$531,088	$535,179	$538,895
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	365,709	366,539	363,126
General and administrative (including stock-based compensation expense of $176, $338 and $530, respectively)	9,460	9,568	9,802
Depreciation and amortization	72,529	67,161	61,212
Amortization of advance location payments	20,576	21,214	23,437
Amortization of intangibles	15,472	15,803	45,048
Other items, net	230	(454)	—

	483,976	479,831	502,625

Operating income	47,112	55,348	36,270
Loss on extinguishment of debt	—	—	11,402
Interest expense	57,377	58,167	65,889
Interest expense — preferred stock	24,714	—	—
Interest expense — escrow and interest rate swap termination costs	—	—	7,147

Total interest expense	82,091	58,167	73,036

Loss before income taxes	(34,979)	(2,819)	(48,168)

Provision (benefit) for income taxes:
Current	105	397	(1,586)
Deferred	(3,753)	(16)	(4,247)

	(3,648)	381	(5,833)

Net loss	(31,331)	(3,200)	(42,335)
Preferred stock dividends	—	(20,838)	(20,423)

Net loss attributable to common stockholders	$(31,331)	$(24,038)	$(62,758)

Net loss per common share	$(468.71)	$(359.41)	$(945.90)

Weighted average common shares	66,845.62	66,881.39	66,347.60

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands of dollars)

				Accumulated
	Voting	Capital in	Carryover	Other			Total
	Common	Excess of	Basis	Comprehensive	Accumulated	Deferred	Stockholders’
	Stock	Par	Adjustment	Loss	Deficit	Compensation	Equity (Deficit)

Balance at March 31, 2001	$164	$3,726	$(7,988)	$—	$(46,601)	$(844)	$(51,543)
Issuance of common stock	3	314	—	—	—	(286)	31
Common stock retired	—	(3)	—	—	—	—	(3)
Net loss	—	—	—	—	(42,335)	—	(42,335)
Dividends on preferred stock	—	—	—	—	(20,423)	—	(20,423)
Stock-based compensation	—	—	—	—	—	530	530

Balance at March 31, 2002	167	4,037	(7,988)	—	(109,359)	(600)	(113,743)
Common stock retired	—	(10)	—	—	—	—	(10)
Comprehensive loss:
Net loss	—	—	—	—	(3,200)	—	(3,200)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	(2,007)	—	—	(2,007)

Total comprehensive loss							(5,207)
Capital contributions	—	1,000	—	—	—	—	1,000
Dividends on preferred stock	—	—	—	—	(20,838)	—	(20,838)
Stock-based compensation	—	—	—	—	—	338	338

Balance at March 31, 2003	167	5,027	(7,988)	(2,007)	(133,397)	(262)	(138,460)
Common stock retired	—	(5)	—	—	—	—	(5)
Comprehensive loss:
Net loss	—	—	—	—	(31,331)	—	(31,331)
Gain on derivative instruments	—	—	—	1	—	—	1

Total comprehensive loss							(31,330)
Stock-based compensation	—	—	—	—	—	176	176

Balance at March 31, 2004	$167	$5,022	$(7,988)	$(2,006)	$(164,728)	$(86)	$(169,619)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Operating activities
Net loss	$(31,331)	$(3,200)	$(42,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	—	—	11,402
Depreciation and amortization	72,529	67,161	61,212
Amortization of advance location payments	20,576	21,214	23,437
Amortization of intangibles	15,472	15,803	45,048
Interest expense — preferred stock	24,714	—	—
Gain on sale of investment and equipment	(1,232)	(3,532)	(147)
Deferred income taxes	(3,753)	(16)	(4,247)
Amortization of debt discount and deferred issue costs	2,414	2,439	2,008
Amortization of premium on 11 3/4% Senior Notes	—	—	(1,009)
Stock based compensation	176	338	530
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(1,384)	126	(1,666)
Receivables, net	4,246	1,430	(1,813)
Inventories and prepaid expenses	2,247	(1,214)	812
Accounts payable and accrued expenses, net	(7,077)	2,797	(7,034)
Accrued interest	(545)	554	(8,399)

Net cash provided by operating activities	97,052	103,900	77,799

Investing activities
Additions to property and equipment	(65,460)	(66,238)	(63,995)
Advance location payments to location owners	(21,272)	(20,447)	(15,469)
Additions to net assets related to acquisitions of businesses	(3,615)	(1,976)	(3,723)
Proceeds from sale of investment	1,022	6,585	—
Proceeds from sale of property and equipment	876	746	932

Net cash used in investing activities	(88,449)	(81,330)	(82,255)

Financing activities
Proceeds from credit facility	$8,700	$18,000	$319,489
Repayments of credit facility	(9,613)	(36,750)	(434,820)
Repayments of bank and other borrowings	498	(266)	(643)
Principal payments on capitalized lease obligations	(3,995)	(3,981)	(3,745)
Receivables from stockholders	(1)	35	—
Proceeds from issuance of 9% Senior Notes	—	—	450,000
Repayment of 11 3/4% Senior Notes	—	—	(296,655)
Premium on 11 3/4% Senior Notes	—	—	(8,714)
Deferred debt issuance costs	—	—	(18,495)

Net cash (used in) provided by financing activities	(4,411)	(22,962)	6,417

Net increase (decrease) in cash and cash equivalents	4,192	(392)	1,961
Cash and cash equivalents, beginning of year	27,428	27,820	25,859

Cash and cash equivalents, end of year	$31,620	$27,428	$27,820

Supplemental disclosure of cash flow information
Interest paid	$55,614	$55,300	$80,800

Income taxes paid	$158	$475	$876

Noncash financing activities
Acquisition of fixed assets through capital leases	$3,929	$3,554	$5,334

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

1.     Basis of Presentation

          The consolidated financial statements include the accounts of Coinmach Laundry Corporation, a Delaware corporation (“Laundry Corp.”), and its wholly-owned subsidiaries which includes Coinmach Corporation (“Coinmach Corp.”). Intercompany profits, transactions and balances have been eliminated in consolidation. Laundry Corp. is a wholly-owned subsidiary of Coinmach Holdings, LLC (“Holdings”). Holdings, a Delaware limited liability company, was formed on November 15, 2002 as part of the AWA Transactions, as defined herein. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Laundry Corporation and its subsidiaries.

          The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines, and operating 164 retail Laundromats throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a subsidiary jointly owned by Coinmach Corp. and Holdings, the Company leases laundry equipment and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of Coinmach Corp., constructs, designs and retrofits retail laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002 and through its wholly-owned subsidiary, American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

          On May 12, 2000, Laundry Corp. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CLC Acquisition Corporation (“CLC Acquisition”), a newly formed Delaware corporation formed by Bruce V. Rauner, a director of Laundry Corp. and a principal of the indirect general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. (“GTCR Fund IV”), the then-largest stockholder of Laundry Corp. Pursuant to the Merger Agreement, CLC Acquisition acquired all of Laundry Corp.’s outstanding common stock and non-voting common stock (collectively, the “Shares”) for $14.25 per Share and all outstanding stock options at the time valued at $3,089,000, representing the excess of $14.25 over the exercise prices of the outstanding options, in a two-step transaction consisting of a tender offer (the “Offer”) followed by a merger transaction (the “Merger”) of CLC Acquisition with and into Laundry Corp., which was completed on July 13, 2000 (collectively, the “Going Private Transaction”).

          The Going Private Transaction was accounted for using the purchase method of accounting and, according to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), the Company adjusted its consolidated assets and liabilities to their estimated fair values. The purchase price exceeded the fair value of assets acquired less liabilities assumed by approximately $124.2 million, which was allocated to goodwill. The portion of the new common stock which continued to be held by existing management was identified and recorded as carryover equity.

Appliance Warehouse Transfer

          On November 29, 2002 (the “Transfer Date”), Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred was approximately $34.7 million as of the Transfer Date. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of approximately $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of approximately $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA. The Company consolidated AWA as a result of its ownership of the preferred stock which represents 100% of the voting interest. The Company treats the non-voting common stock of AWA held by Holdings as a minority interest. The Company has not recorded minority interest because AWA’s preferred stock dividend requirements exceed its net income and Holdings is not obligated to fund AWA’s losses. Minority interest will be recorded in the future for the amount of AWA’s net income that exceeds the preferred stock dividend requirements.

2.     Summary of Significant Accounting Policies

          In March 2003, through a series of transactions (collectively, the “AWA Transactions”), all of the AWA Common Stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent equity interests (in the form of common and preferred membership units) in Holdings.

          As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA Common Stock, (ii) Coinmach Corp. became the sole holder of all of the outstanding AWA Preferred Stock, (iii) Laundry Corp. became a wholly-owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unit holders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

Recognition of Revenues

          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments.

          The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year. The Company calculates the estimated amount of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days the location had not been collected. The Company analytically reviews the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.

          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory in the accompanying consolidated balance sheets. Sales of laundromats amounted to approximately $20.8 million for the year ended March 31, 2004, $26.8 million for the year ended March 31, 2003 and $30.2 million for the year ended March 31, 2002.

          ALFC enters into a purchase and license agreement with a buyer whereby the buyer may use certain systems created by ALFC to operate such facility. ALFC receives revenue primarily from the sale of the laundromat facility and, to a lesser extent, from an initial franchise fee and certain other fees based

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the sales from such facility. ALFC recorded revenue of approximately $1.0 million for the year ended March 31, 2004 and $3.5 million for the year ended March 31, 2003.

          No single customer represents more than 2% of the Company’s revenues or installed machine base. In addition, the Company’s ten largest customers taken together account for less than 10% of the Company’s revenues.

Use of Estimates

          The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

          Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

	March 31,

	2004	2003

Laundry equipment	$7,973	$9,948
Machine repair parts	3,535	4,177

	$11,508	$14,125

Balance Sheet Reclassification

          The Company has historically presented an unclassified balance sheet. In accordance with Rule 5-02 of Regulation S-X, certain amounts in the consolidated balance sheets as of March 31, 2004 and 2003 have been reclassified to conform to a classified balance sheet presentation.

Reclassifications

          Certain reclassifications were made to the prior years’ consolidated financial statements to conform to the current year presentation.

Long-Lived Assets

          Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2004.

Assets Held for Sale

          During fiscal 2004, the Company constructed five laundromats that will be sold no later than the end of fiscal 2005. The Company has determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” has been met. These assets

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

held for sale are recorded at their historical cost totaling $2,560,000, which the Company believes to be less than its fair value less costs to sell. The carrying value of the laundromats that are held for sale is separately presented in the consolidated balance sheet.

Property, Equipment and Leasehold Improvements

          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years

          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.

          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Goodwill

          The Company accounts for goodwill in accordance with the provisions of SFAS No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 required an initial impairment assessment upon adoption on April 1, 2002, as well as an annual assessment thereafter. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at March 31, 2004 and 2003 is as follows (in thousands):

	March 31,

	2004	2003

Route	$195,026	$194,106
Rental	6,837	6,837
Distribution	2,917	2,917

	$204,780	$203,860

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The Company performed its annual assessment of goodwill as of January 1, 2004 and determined that no impairment exists.

          Goodwill rollforward for the years ended March 31, 2004 and 2003 consists of the following (in thousands):

	March 31,

	2004	2003

Goodwill — beginning of year	$203,860	$206,569
Acquisitions	920	385
Other	—	(3,094)

Goodwill — end of year	$204,780	$203,860

          Following is the impact on earnings of implementing SFAS 142 in the year ended March 31, 2004, and what the impact on the same period in fiscal 2003 and fiscal 2002 would have been (in thousands):

	Year Ended March 31,

	2004	2003	2002

Net loss attributable to common stockholders	$(31,331)	$(24,038)	$(62,758)
Add back: goodwill amortization, net of tax	—	—	15,710

Adjusted net loss attributable to common stockholders	$(31,331)	$(24,038)	$(47,048)

Adjusted net loss per common share	$(468.71)	$(359.41)	$(709.11)

Weighted average common shares	66,845.62	66,881.39	66,347.60

Contract Rights

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, were amortized on a straight-line basis over approximately 15 years. The Company reassessed the useful economic life of contract rights and determined that such contract rights should be amortized using accelerated methods over periods ranging from 30-35 years. This change took effect for the quarter ended June 30, 2002 and resulted in a decrease in amortization expense by approximately $12.3 million for the year ended March 31, 2003. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2005	$13.8
2006	13.5
2007	13.2
2008	12.9
2009	12.6

          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 (“SFAS 144”) “Accounting for the Impairment and Disposal of Long-Lived Assets”. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

has contracts at every location/property and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights.

Advance Location Payments

          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years. Prepaid rent is included in the consolidated balance sheets as a component of prepaid expenses. Prepaid rent is included on the balance sheet as a component of prepaid expenses.

Comprehensive Loss

          Comprehensive loss is defined as the aggregate change in stockholders’ deficit, excluding changes in ownership interests. Comprehensive loss consists of losses on derivative instruments (interest rate swap agreements).

Income Taxes

          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives

          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.

          The effective portion of the derivatives gain or loss is initially reported in stockholders’ deficit as a component of comprehensive loss and subsequently reclassified into earnings.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Long-Term Debt

          Long-term debt consists of the following (in thousands):

	March 31,

	2004	2003

9% Senior Notes due 2010	$450,000	$450,000
Credit facility indebtedness	260,337	261,250
Obligations under capital leases	6,762	6,828
Other long-term debt with varying terms and maturities	532	34

	717,631	718,112
Less current portion	9,149	3,530

	$708,482	$714,582

     a.     Senior Notes

          On January 25, 2002, Coinmach Corp. issued $450 million of 9% Senior Notes due 2010 (the “Private 9% Senior Notes”). The Private 9% Senior Notes were exchanged for registered notes (the “Registered 9% Senior Notes”, and together with the Private 9% Senior Notes, the “9% Senior Notes”) otherwise identical in all respects to the Private 9% Senior Notes pursuant to a registration statement filed by Coinmach Corp. with the Securities and Exchange Commission, which registration statement was declared effective on July 15, 2002. The exchange of the Private 9% Senior Notes for the Registered 9% Senior Notes was completed on August 14, 2003. On January 25, 2002, Coinmach Corp. also entered into a new senior secured credit facility (the “Senior Secured Credit Facility”) (see Note 3b). The net proceeds from the Private 9% Senior Notes, together with borrowings under its Senior Secured Credit Facility were used to (i) redeem all of its outstanding 11 3/4% Series C Senior Notes due 2005 (the 11 3/4% Senior Notes”) (including accrued interest and the related call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. The 11 3/4% Senior Notes were redeemed on February 25, 2002 with the funds that were set aside in escrow on January 25, 2002.

          For the year ended March 31, 2002, Coinmach Corp. recognized a loss of approximately $11.4 million as a result of the early extinguishment of debt relating to the redemption of the 11 3/4% Senior Notes and the refinancing of its prior senior credit facility. In accordance with the early adoption provisions of SFAS No. 145, Recision of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections, Coinmach Corp. has classified such loss in continuing operations. A portion of the net proceeds and borrowings were also used to terminate interest rate swap agreements entered into in connection with its prior senior credit facility (see Note 3c). The consolidated statement of operations for the year ended March 31, 2002 contains interest expense — escrow and interest rate swap termination costs, which includes (i) the termination cost of the interest rate swap agreement of approximately $4.2 million and (ii) interest paid on the 11 3/4% Senior Notes for the period from January 25, 2002 through February 25, 2002 of approximately $2.9 million.

          Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1, commencing August 1, 2002. The 9% Senior Notes are redeemable at the option of Coinmach Corp. in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between Coinmach Corp. and U.S. Bank, N.A. as Trustee. The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from Coinmach Corp. to Laundry Corp.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     b.     Credit Facility

          Coinmach Corp.’s Senior Secured Credit Facility entered into on January 25, 2002 is comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A (“Tranche A”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B (“Tranche B”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.

          In December 2002, Coinmach Corp. made a $15 million voluntary prepayment of amounts owed under the term loans of its Senior Secured Credit Facility. As of March 31, 2004, there was $17.3 million outstanding under Tranche A requiring quarterly amortization payments commencing on March 31, 2004, $243.0 million outstanding under Tranche B requiring semi-annual amortization payments commencing on June 30, 2004, and no principal amount outstanding on the revolving portion of the Senior Secured Credit Facility.

          Interest on borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate (in each case, as defined in the Senior Secured Credit Facility). Subject to the terms and conditions of the Senior Secured Credit Facility, Coinmach Corp. may, at its option convert base rate loans into Eurodollar loans. At March 31, 2004, the monthly variable Eurodollar interest rate was 1.12%.

          Indebtedness under the Senior Secured Credit Facility is secured by all of Coinmach Corp.’s real and personal property and is guaranteed by Coinmach Corp.’s domestic subsidiaries. Under the Senior Secured Credit Facility, Coinmach Corp. and Laundry Corp. pledged to Deutsche Bank Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach Corp. and Coinmach Corp.’s domestic subsidiaries. The Senior Secured Credit Facility contains certain covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limits Coinmach Corp.’s ability to pay dividends. At March 31, 2004, Coinmach Corp. was in compliance with its covenants under the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility. Laundry Corp. is not a guarantor under the indenture governing the 9% Senior Notes or the Senior Secured Credit Facility.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31,

	2004	2003

Tranche term loan A, quarterly payments of $913 commencing on March 31, 2004, increasing to $1,370 on March 31, 2006 through January 25, 2008 (Interest rate of 3.88% at March 31, 2004)	$17,351	$18,264
Tranche term loan B, semi-annual payments of $1,240 commencing on June 30, 2004, increasing to $6,199 on June 30, 2007 with the final payment of $210,753 on July 25, 2009 (Interest rate of 3.88% at March 31, 2004)	242,986	242,986
Revolving line of credit	—	—

	$260,337	$261,250

          In addition, as of March 31, 2004, the amount available on the revolving portion of the Senior Secured Credit Facility was approximately $71.2 million. Letters of credit outstanding at March 31, 2004 were approximately $3.8 million.

          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2004 are as follows (in thousands):

Principal Amount

Years ending March 31:
2005	$9,149
2006	9,288
2007	9,283
2008	16,761
2009	12,397
Thereafter	660,753

Total debt	$717,631

     c.     Interest Rate Swaps

          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. Coinmach Corp. has recorded a loss of approximately $2.0 million, net of tax, for the year ended March 31, 2004 related to the cash flow hedges, as a component of comprehensive loss.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          During the year ended March 31, 2002, the Company used a portion of the net proceeds and borrowings from the 9% Senior Notes and the Senior Secured Credit Facility to terminate all interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million which was recorded as interest expense for the year ended March 31, 2002.

4.     Retirement Savings Plan

          Coinmach Corp. maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.

          Contributions to such plan amounted to approximately $499,000 for the year ended March 31, 2004, $495,000 for the year ended March 31, 2003 and $487,000 for the year ended March 31, 2002. The Company does not provide any other post-retirement benefits.

5.     Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31,

	2004	2003

Deferred tax liabilities:
Accelerated depreciation and contract rights	$111,103	$113,436
Other	1,246	1,452

	112,349	114,888

Deferred tax assets:
Net operating loss carryforwards	34,272	33,688
Interest rate swap	1,591	1,338
Covenant not to compete	1,202	1,081
Other	1,509	1,000

	38,574	37,107

Net deferred tax liability	$73,775	$77,781

          The net operating loss carryforwards of approximately $85 million expire between fiscal years 2005 through 2024. The majority of the Company’s net operating loss carryforwards begin to expire after four years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

          The (benefit) provision for income taxes consists of (in thousands):

	Year ended March 31,

	2004	2003	2002

Federal	$(2,948)	$(13)	$(4,524)
State	(700)	394	(1,309)

	$(3,648)	$381	$(5,833)

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Year ended March 31,

	2004	2003	2002

Expected tax benefit	$(12,243)	$(885)	$(16,625)
State tax (benefit) provision, net of federal taxes	(473)	256	(184)
Permanent book/tax differences:
Goodwill	—	—	5,075
Non deductible interest — Preferred Stock	8,649	—	—
NOL expiration	—	—	5,874
Other	419	1,010	27

Tax (benefit) provisions	$(3,648)	$381	$(5,833)

          The incorporation of AWA and subsequent AWA Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

6.     Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, the Company effected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.

          Pursuant to the Merger, all of the issued and outstanding capital stock of the Company was cancelled, and the Company issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          The issuance of Preferred Stock and Common Stock generated proceeds of approximately $186.5 million and $15.0 million, respectively, in each case before expenses.

          In May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock have been classified as interest expense. For the year ended March 31, 2004, Laundry Corp. has recorded approximately $24.7 million of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Pursuant to the Company’s equity participation plan (the “Equity Participation Plan”), in connection with the Going Private Transaction, loans were extended by the Company (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of the Company. Additionally, in connection with the Going Private Transaction, members of senior management of the Company were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years.

          In March 2003, through the AWA Transactions, all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent interests (in the form of common and preferred membership units) in Holdings.

          The schedule below reflects activity in the Company’s capital stock. All share amounts in the schedule below have been adjusted retroactively for the reverse stock split.

		Weighted-		Weighted-
		Average	Class B	Average
	Common	Price Per	Preferred	Price Per
	Stock	Share	Stock	Share

Balance at March 31, 2001	5,835.39	$—	—	$—
Issued	1,265.14	250	0.28	2,500,000
Forfeited	(20.00)	250	0.28	2,500,000

Balance at March 31, 2002	7,080.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(45.00)	250	0.28	2,500,000

Balance at March 31, 2003	7,035.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(33.00)	—	—	—

Balance at March 31, 2004	7,002.53	250	0.28	2,500,000

Vested at March 31, 2004	5,961.18	250	0.28	2,500,000

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Stock and Class B Preferred Stock.

          The installments of the EPP Loans were forgiven by the Company on their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for change in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). The Company has recorded compensation expense of approximately $176,000, $338,000 and $530,000 for the years ended March 31, 2004, 2003 and 2002, respectively.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Net Loss Per Common Share

          The Company computes net loss per common share in accordance with the provisions of SFAS No. 128, Earnings Per Share. The following table sets forth the computation of net loss per common share (in thousands, except per share data):

	Year Ended March 31,

	2004	2003	2002

Numerator
Net loss attributable to common stockholders	$(31,331)	$(24,038)	$(62,758)
Denominator
Weighted-average shares	66,845.62	66,881.39	66,347.60

8.     Commitments and Contingencies

Rental expense for all operating leases, which principally cover office and warehouse facilities, laundromats and vehicles, was approximately $8.9 million for the year ended March 31, 2004, $8.6 million for the year ended March 31, 2003 and $8.1 million for the year ended March 31, 2002.

Certain leases entered into by the Company are classified as capital leases. Amortization expense related to equipment under capital leases is included with depreciation expense for the years ended March 31, 2004, 2003 and 2002.

The following summarizes property under capital leases at March 31, 2004 and 2003:

	2004	2003

	(In thousands)
Laundry equipment and fixtures	$962	$752
Trucks and other vehicles	18,849	15,130

	19,811	15,882
Less accumulated amortization	(11,865)	(8,247)

	$7,946	$7,635

Future minimum rental commitments under all capital leases and noncancellable operating leases as of March 31, 2004 are as follows (in thousands):

	Capital	Operating

2005	$3,274	$8,271
2006	2,616	7,379
2007	1,396	5,623
2008	257	3,680
2009	—	2,643
Thereafter	—	4,250

Total minimum lease payments	7,543	$31,846

Less amounts representing interest	781

Present value of net minimum lease payments (including current portion of $2,816)	$6,762

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Coinmach Corp. utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2004 and March 31, 2003 were approximately $3.8 million and $0.5 million, respectively.

          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of the Company.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

9.     Fair Value of Financial Instruments

          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair market value at March 31, 2004.

          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated
	Amount	Fair Value

9% Senior Notes at March 31, 2004	$450,000	$483,750
9% Senior Notes at March 31, 2003	$450,000	$468,000

          The fair values of the 9% Senior Notes are based on quoted market prices.

10.     Related Party Transactions

          The Company extended a loan to an executive officer in the principal amount of $500,000 payable in ten equal annual installments ending in July 2006, with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan as of March 31, 2004 and March 31, 2003 is approximately $260,000 and $323,000 respectively.

          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer.

          During the year ended March 31, 2004, the Company paid a director of the Company $180,000 for general financial advisory and investment services.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Other Items, Net

          In November 2002, the Company sold its interest in Resident Data, Inc. (“RDI”) to unrelated third parties (the “RDI Sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain at October 2002 was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of the Company to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by the Company to reduce operating costs at Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.

          Under the terms of the RDI Sale, the Company is entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds, if paid, are scheduled to be paid in two equal installments in October 2003 and October 2004.

          In October 2003, the Company received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, the Company recorded income of approximately $1.7 million for the quarter ended December 31, 2003. The Company is not certain as to whether it will receive the remaining amount of such funds. Offsetting the additional income related to the RDI Sale for the quarter ended December 31, 2003 was approximately $1.9 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by the Company to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

12.     Segment Information

          The Company reports segment information for its only reportable operating segment, the route segment, and provides information for two other operating segments reported as “All Other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail Laundromats. The “All Other” segment includes the aggregation of the distribution and rental businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail Laundromats, retrofitting existing retain Laundromats distributing exclusive lines of coin and non-coin machines and parts and selling service contracts through the Company’s wholly-owned subsidiary, Super Laundry.

          The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The table below presents information about the Company’s segments (in thousands):

	Year Ended March 31,

	2004	2003	2002

Revenue:
Route	$469,641	$471,443	$478,106
All other:
Distribution	28,875	34,993	38,419
Rental	32,572	28,743	22,370

Subtotal other	61,447	63,736	60,789

Total revenue	$531,088	$535,179	$538,895

EBITDA(1):
Route	$154,436	$158,938	$165,999
All other	10,943	9,702	9,770
Reconciling item:
Other items, net	(230)	454	—
Loss on extinguishment of debt	—	—	(11,402)
Corporate expenses	(9,460)	(9,568)	(9,802)

Total EBITDA	155,689	159,526	154,565
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(98,148)	(94,489)	(104,448)
All other	(8,062)	(7,746)	(7,961)
Corporate	(2,367)	(1,943)	(17,288)

Subtotal	(108,577)	(104,178)	(129,697)

Interest expense	(57,377)	(58,167)	(73,036)
Interest expense — Preferred Stock	(24,714)	—	—

Consolidated loss before income taxes	$(34,979)	$(2,819)	$(48,168)

Expenditures for acquisitions and additions of long-lived assets:
Route	$81,685	$78,939	$74,350
All other	8,662	9,722	8,837

Total	$90,347	$88,661	$83,187

Segment assets:
Route	$891,980	$901,674	$914,974
All other	56,269	60,404	56,577
Corporate assets	11,259	14,085	20,524

Total	$959,508	$976,163	$992,075

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-GAAP Financial Measures

EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of its three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA of each period presented (in thousands).

	Year Ended March 31,

	2004	2003	2002

Net loss	$(31.3)	$(3.2)	$(42.3)
(Benefit) provision for income taxes	(3.7)	0.3	(5.8)
Interest expense	57.4	58.2	73.0
Interest expense — preferred stock	24.7	—	—
Depreciation and amortization	108.6	104.2	129.7

EBITDA	$155.7	$159.5	$154.6

13.     Quarterly Financial Information (Unaudited)

          The following is a summary of the quarterly results of operations for the years ended March 31, 2004 and 2003 (in thousands):

	Three Months Ended(1)

	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2004

Revenues	$132,517	$129,951	$135,740	$132,880
Operating income	12,389	11,112	12,609	11,002
Loss before taxes	(7,832)	(9,407)	(8,107)	(9,633)
Net loss	(7,118)	(8,696)	(7,462)	(8,055)
Net loss per common share	(106.47)	(130.09)	(111.63)	(120.52)

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2003

Revenues	$136,294	$131,871	$134,923	$132,091
Operating income	15,644	14,248	17,387	8,069
Income (loss) before taxes	1,173	(229)	2,670	(6,433)
Net loss attributable to common stockholders	(4,421)	(5,443)	(4,216)	(9,958)
Net loss per common share	(66.08)	(81.36)	(63.06)	(148.94)

(1)	SFAS No. 150 requires the Company to treat any dividends paid relating to its Preferred Stock, as interest expense. This is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). Such treatment is reflected above only for the June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004 periods.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

(In thousands of dollars, except per share data)

	March 31,

	2004	2003

Assets
Deferred income tax	$1,974	$1,840
Other assets (principally investment in and amounts due from wholly owned subsidiaries)	94,321	100,900

Total assets	$96,295	$102,740

Liabilities and stockholders’ deficit
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $265,914 at March 31, 2004)	$265,914	$241,200

Total liabilities	265,914	241,200
Commitments and contingencies
Stockholders’ deficit:
Common stock — $2.50 par value; 76,000 shares authorized; 66,825.83 shares issued and outstanding in 2004 and 66,858.83 shares issued and outstanding in 2003	167	167
Capital in excess of par value	5,022	5,027
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive loss, net of tax	(2,006)	(2,007)
Accumulated deficit	(164,728)	(133,397)
Deferred compensation	(86)	(262)

Total stockholders’ deficit	(169,619)	(138,460)

Total liabilities and stockholders’ deficit	$96,295	$102,740

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF OPERATIONS

(In thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Costs and expenses:
General and administrative	$704	$999	$1,098
Amortization of intangibles	—	—	168

	704	999	1,266

Operating loss	(704)	(999)	(1,266)
Interest expense — preferred stock	24,714	—	—

Loss before income taxes and equity in net loss of subsidiaries	(25,418)	(999)	(1,266)

Benefit for income taxes:
Current	1	38	—
Deferred	(134)	(125)	(296)

	(133)	(87)	(296)

Loss before equity in net loss of subsidiaries	(25,285)	(912)	(970)
Equity in net loss of subsidiaries	(6,046)	(2,288)	(41,365)

Net loss	(31,331)	(3,200)	(42,335)
Preferred stock dividends	—	(20,838)	(20,423)

Net loss attributable to common stockholders	$(31,331)	$(24,038)	$(62,758)

Net loss per common share	$(468.71)	$(359.41)	$(945.90)

Weighted average common shares	66,845.62	66,881.39	66,347.60

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Operating activities
Net loss	$(31,331)	$(3,200)	$(42,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net loss of subsidiaries	6,046	2,288	41,365
Amortization of intangibles	—	—	168
Deferred income taxes	(134)	(125)	(296)
Interest expense — preferred stock	24,714	—	—
Stock based compensation	176	338	530
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(294)	(153)	(258)
Inventories and prepaid expenses	—	78	(30)

Net cash used in operating activities	(823)	(774)	(856)

Financing activities
Net repayments from subsidiary	827	989	1,356
Repayments of bank and other borrowings	—	(250)	(500)
Receivables from stockholders	(4)	35	—

Net cash provided by financing activities	823	774	856

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION — (continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation

          In Coinmach Laundry Corporation (“Laundry Corp.”)-only financial statements, Laundry Corp.’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. Laundry Corp.-only financial statements should be read in conjunction with Laundry Corp.’s consolidated financial statements.

2.	Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, Laundry Corp. effected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying condensed financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.

          Pursuant to a merger agreement, all of the issued and outstanding capital stock of Laundry Corp. was cancelled, and Laundry Corp. issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increases to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          The issuance of Preferred Stock and Common Stock generated proceeds of approximately $186.5 million and $15.0 million, respectively, in each case before expenses.

          In May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for Laundry Corp.). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the year ended March 31, 2004, Laundry Corp. has recorded approximately $24.7 million of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Pursuant to Laundry Corp.’s equity participation plan (the “Equity Participation Plan”), loans were extended by Laundry Corp. (the “EPP Loans”) to certain employees of its wholly-owned subsidiaries for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of Laundry Corp.. Additionally, members of senior management of Laundry Corp. were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION — (continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

          In March 2003, through the AWA Transactions, all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent interests (in the form of common and preferred membership units) in Holdings.

          The schedule below reflects activity in the Company’s capital stock. All share amounts in the schedule below have been adjusted retroactively for the reverse stock split.

		Weighted	Class B
	Common	Average	Preferred	Weighted
	Stock	Price	Stock	Average Price

Balance at March 31, 2001	5,835.39	$250	0.28	$2,500,000
Issued	1,265.14	250	0.28	2,500,000
Forfeited	(20.00)	250	0.28	2,500,000

Balance at March 31, 2002	7,080.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(45.00)	250	0.28	2,500,000

Balance at March 31, 2003	7,035.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(33.00)	—	—	—

Balance at March 31, 2004	7,002.53	250	0.28	2,500,000

Vested at March 31, 2004	5,961.18	250	0.28	2,500,000

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Stock and Class B Preferred Stock.

          The installments of the EPP Loans were forgiven by Laundry Corp. on their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). Laundry Corp. has recorded compensation expense of approximately $176,000, $338,000 and $530,000 for the years ended March 31, 2004, 2003 and 2002, respectively.

3.	Commitments and Contingencies

          Laundry Corp. is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of Laundry Corp.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Additions

			Charged
	Balance at	Charged to	to other		Balance at
	Beginning	Costs and	Accounts-	Deductions	End of
Description	of Period	Expenses	Describe	-Describe	Period

Year ended March 31, 2004
Reserves and allowances deducted from assets accounts: Allowance for uncollected accounts	$1,553,000	$1,830,559	$—	$(491,559)	$2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from assets accounts: Allowance for uncollected accounts	1,342,000	1,188,358	—	(977,358)	1,553,000
Year ended March 31, 2002
Reserves and allowances deducted from assets accounts: Allowance for uncollected accounts	998,000	754,555	—	(410,555)	1,342,000

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004
(In thousands of dollars, except share data)

ASSETS:
Current assets:
Cash and cash equivalents	$37,605
Receivables, net	8,831
Inventories	11,384
Assets held for sale	2,993
Prepaid expenses	5,054
Other current assets	2,007

Total current assets	67,874
Advance location payments	72,937
Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $291,395	276,315
Contract rights, net of accumulated amortization of $94,046	316,561
Goodwill	204,780
Other assets	12,919

Total assets	$951,386

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$18,562
Accrued expenses	11,438
Accrued rental payments	29,402
Accrued interest	7,751
Interest rate swap liability	945
Current portion of long-term debt	9,295

Total current liabilities	77,393
Deferred income taxes	72,903
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $279,282)	279,282
Long-term debt, less current portion	706,480

Total liabilities	1,136,058
Stockholders’ deficit:
Common stock	167
Capital in excess of par value	5,017
Carryover basis adjustment	(7,988)
Accumulated other comprehensive loss, net of tax	(438)
Accumulated deficit	(181,381)
Deferred compensation	(49)

Total stockholders’ deficit	(184,672)

Total liabilities and stockholders’ deficit	$951,386

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

	Six Months Ended
	September 30

	2004	2003

Revenues	$266,449	$262,468
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	182,632	180,570
General and administrative	4,727	4,588
Depreciation and amortization	38,058	36,038
Amortization of advance location payments	9,852	10,360
Amortization of intangibles	7,260	7,513
Other items, net	500	—

	243,029	239,069

Operating income	23,420	23,399
Interest expense	28,625	28,708
Interest expense — preferred stock	13,368	12,032

Total interest expense	41,993	40,740

Loss before income taxes	(18,573)	(17,341)
Benefit for income taxes:
Current	35	150
Deferred	(1,956)	(1,575)

	(1,921)	(1,425)

Net loss attributable to common stockholders	$(16,652)	$(15,916)

Net loss per common share	$(249.25)	$(238.08)

Weighted average common shares	66,807.47	66,848.90

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30

	2004	2003

	(Dollars in thousands)
Operating activities
Net loss	$(16,652)	$(15,916)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,058	36,038
Amortization of advance location payments	9,852	10,360
Amortization of intangibles	7,260	7,513
Interest Expense — preferred stock	13,368	12,032
Gain on sale of investment and equipment	(54)	(46)
Deferred income taxes	(1,956)	(1,575)
Amortization of deferred issue costs	1,207	1,207
Stock based compensation	37	102
Change in operating assets and liabilities:
Other assets	927	(1,186)
Receivables, net	(2,624)	1,896
Inventories and prepaid expenses	(20)	(623)
Accounts payable and accrued expenses, net	(1,261)	(4,252)
Accrued interest	202	(1)

Net cash provided by operating activities	48,344	45,549

Investing activities
Additions to property and equipment	(27,670)	(36,539)
Advance location payments to location owners	(9,285)	(12,337)
Acquisition of assets	(618)	—
Proceeds from sale of property and equipment	291	204

Net cash used in investing activities	(37,282)	(48,672)

Financing activities
Repayments to credit facility	(3,066)	(4,000)
Borrowings from bank and other borrowings	217	599
Proceeds from revolving loans	—	8,200
Principal payments on capitalized lease obligations	(2,224)	(2,080)
Receivables from stockholders	(4)	—

Net cash (used in) provided by financing activities	(5,077)	2,719

Net increase (decrease) in cash and cash equivalents	5,985	(404)
Cash and cash equivalents, beginning of period	31,620	27,428

Cash and cash equivalents, end of period	$37,605	$27,024

Supplemental disclosure of cash flow information
Interest paid	$27,285	$27,559

Income taxes paid	$197	$329

Non-cash financing activities
Acquisition of fixed assets through capital leases	$3,217	$2,904

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
September 30, 2004

1.	Basis of Presentation

          The condensed consolidated financial statements of Coinmach Laundry Corporation, a Delaware corporation (“CLC” or the “Company”), include the accounts of all of its subsidiaries. CLC is a wholly owned subsidiary of Coinmach Holdings, LLC (“Holdings”). Holdings, a Delaware limited liability company, was formed on November 15, 2002. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Laundry Corporation and its subsidiaries.

          The Company, through its wholly owned subsidiaries including Coinmach Corporation, a Delaware corporation (“Coinmach”), is the leading supplier of outsourced laundry services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating 162 retail laundromats throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a subsidiary jointly-owned by the Company and Holdings, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly owned subsidiary of Coinmach, constructs, designs and retrofits laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002, through its wholly owned subsidiary American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

          At September 30, 2004, the Company owned and operated approximately 879,000 laundry machines in approximately 80,000 locations throughout North America.

          The accompanying unaudited condensed consolidated financial statements of the Company include the accounts of all of its subsidiaries and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates. The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.

          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended March 31, 2004.

2.	Inventories

          Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

September 30,
2004

Laundry equipment	$8,003
Machine repair parts	3,381

$11,384

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

3.	Goodwill and Contract Rights

          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 required an initial impairment assessment upon adoption on April 1, 2002, as well as an annual assessment thereafter. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at September 30, 2004 is as follows (in thousands):

Route	$195,026
Rental	6,837
Distribution	2,917

$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2004 and determined that no impairment existed. The annual impairment test for the 2005 fiscal year will be completed by the Company’s fiscal year end. There can be no assurances that future goodwill impairment tests will not result in a charge to income.

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, were amortized using accelerated methods over periods ranging from 30-35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2005 (remainder of year)	$6.9
2006	13.5
2007	13.2
2008	12.9
2009	12.6

          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 (“SFAS 144”)“Accounting for the Impairment and Disposal of Long-Lived Assets”. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

has contracts at every location/property and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights.

4.	Long-Term Debt

          Long-term debt consists of the following (in thousands):

September 30,
2004

9% Senior Notes due 2010	$450,000
Credit facility indebtedness	257,271
Obligations under capital leases	7,755
Other long-term debt with varying terms and maturities	749

715,775
Less current portion	9,295

$706,480

          On January 25, 2002, Coinmach issued $450 million of 9% Senior Notes due 2010 (the “9% Senior Notes”) and entered into a $355 million senior secured credit facility (the “Senior Secured Credit Facility”) comprised of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The revolving credit portion of the Senior Secured Credit Facility provides up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. The Senior Secured Credit Facility is secured by a first priority security interest in all of Coinmach’s real and personal property and is guaranteed by Coinmach’s domestic subsidiaries. In addition, CLC and Coinmach pledged to the Collateral Agent their interests in all of the issued and outstanding shares of capital stock of Coinmach and its domestic subsidiaries.

          At September 30, 2004, the Company had outstanding debt consisting of (a) $450 million of 9% Senior Notes and (b) approximately $257.3 million of term loans with interest rates ranging from 4.44% to 4.63%. The term loans under the Senior Secured Credit Facility, in aggregate principal amounts outstanding of approximately $15.5 million and approximately $241.8 million as of September 30, 2004, are scheduled to be fully repaid by January 25, 2008 and July 25, 2009, respectively. As of September 30, 2004, the Company had no amounts outstanding under its revolving credit facility, which is scheduled to expire on January 25, 2008.

          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Secured Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

before interest, taxes, depreciation and amortization coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limit Coinmach’s ability to pay dividends. At September 30, 2004, Coinmach was in compliance with the covenants under the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility. CLC is not a guarantor under the indenture governing the 9% Senior Notes or the Senior Secured Credit Facility.

          On September 23, 2002, Coinmach entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. Coinmach recognized an accumulated other comprehensive loss in the stockholders’ deficit section included in the condensed consolidated balance sheet at September 30, 2004 of approximately $0.4 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges.

5.	Segment Information

          The Company reports segment information for its only reportable operating segment, and provides information for two other operating segments reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, selling service contracts and building and developing laundromat facilities for sale as franchise locations through the Company’s subsidiaries, Super Laundry and ALFC. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in the Company’s audited consolidated financial statements for the year ended March 31, 2004.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

          The table below presents information about the Company’s segments (in thousands of dollars):

	Six Months Ended
	September 30,

	2004	2003

Revenue:
Route	$234,238	$232,356
All other:
Rental	16,880	15,892
Distribution	15,331	14,220

Subtotal	32,211	30,112

Total revenue	$266,449	$262,468

EBITDA(1):
Route	$76,730	$76,651
All other:
Rental	6,646	6,252
Distribution	441	(1,005)

Subtotal	7,087	5,247

Other items, net	(500)	—
Corporate expenses	(4,727)	(4,588)

Total EBITDA	78,590	77,310
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(49,376)	(48,825)
All other	(4,271)	(3,970)
Corporate	(1,523)	(1,116)

Subtotal	(55,170)	(53,911)

Interest expense	(28,625)	(28,708)
Interest expense-preferred stock	(13,368)	(12,032)

Consolidated loss before income taxes	$(18,573)	$(17,341)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

Non-GAAP Financial Measures

          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of its three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA of each period presented (in millions):

	Six Months Ended
	September 30,

	2004	2003

Net loss	$(16.7)	$(15.9)
Benefit for income taxes	(1.9)	(1.4)
Interest expense	28.6	28.7
Interest expense-preferred stock	13.4	12.0
Depreciation and amortization	55.2	53.9

EBITDA	$78.6	$77.3

6.	Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, the Company effected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been adjusted to reflect the reverse stock split.

          Pursuant to a merger transaction in July 2000, all of the issued and outstanding capital stock of the Company was cancelled, and the Company issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, (the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for the Company). As required by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the six months ended September 30, 2004 and 2003, the Company has recorded approximately $13.4 million and $12.0 million, respectively, of Preferred

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Under the Company’s equity participation plan (the “Equity Participation Plan”), in July 2000 loans were extended by the Company (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of the Company. Additionally, members of senior management of the Company were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years.

          In March 2003, through a series of transactions, all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent equity interests (in the form of common and preferred membership units) in Holdings. Accordingly, Laundry Corp. became a wholly owned subsidiary of Holdings.

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Units and Class B Units of Holdings.

          The installments on the EPP Loans have been forgiven by the Company on their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). The Company has recorded compensation expense of approximately $37,000 and $102,000 for the six months ended September 30, 2004 and 2003, respectively.

7.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

September 30,
2004

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$109,998
Other	1,419

111,417
Deferred tax assets:
Interest rate swap	507
Net operating loss carryforwards	35,065
Covenant not to compete	1,174
Other	1,768

38,514

Net deferred tax liability	$72,903

          The net operating loss carryforwards of approximately $86 million expire between fiscal years 2005 through 2024. The majority of the Company’s net operating loss carryforwards begin to expire after four years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

          The benefit for income taxes consists of (in thousands of dollars):

	Six Months Ended
	September 30,

	2004	2003

Federal	$(1,525)	$(1,229)
State	(396)	(196)

	$(1,921)	$(1,425)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/ tax differences as follows (in thousands of dollars):

	Six Months Ended
	September 30,

	2004	2003

Expected tax benefit	$(6,501)	$(6,069)
State tax benefit, net of federal taxes	(257)	(128)
Non deductible interest — preferred stock	4,679	4,211
Permanent book/tax differences	158	561

Tax benefit	$(1,921)	$(1,425)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Coinmach Corporation

We have audited the accompanying consolidated balance sheets of Coinmach Corporation and Subsidiaries (the “Company”) as of March 31, 2004 and March 31, 2003, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended March 31, 2004. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Corporation and Subsidiaries at March 31, 2004 and March 31, 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective April 1, 2002 the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ ERNST & YOUNG LLP

New York, New York

May 27, 2004

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,

	2004	2003

Assets
Current assets:
Cash and cash equivalents	$31,620	$27,428
Receivables, less allowance of $2,892 and $1,553	6,207	10,453
Inventories	11,508	14,125
Assets held for sale	2,560	—
Prepaid expenses	5,097	7,373
Other current assets	1,974	1,566

Total current assets	58,966	60,945
Advance location payments	73,253	70,911
Property, equipment and leasehold improvements:
Laundry equipment and fixtures	479,781	421,681
Land, building and improvements	30,053	24,314
Trucks and other vehicles	27,590	23,165

	537,424	469,160
Less accumulated depreciation and amortization	(253,736)	(182,474)

Net property and equipment	283,688	286,686
Contract rights, net of accumulated amortization of $87,139 and $73,027	323,152	335,327
Goodwill	204,780	203,860
Other assets	15,670	18,432

Total assets	$959,509	$976,161

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$20,407	$26,485
Accrued expenses	8,928	10,358
Accrued rental payments	31,855	29,481
Accrued interest	7,549	8,094
Interest rate swap liability	3,597	3,345
Current portion of long-term debt	9,149	3,530

Total current liabilities	81,485	81,293
Deferred income taxes	75,749	79,621
Long-term debt, less current portion	708,482	714,582
Due to Parent	50,036	50,863

Total liabilities	915,752	926,359
Stockholder’s equity:
Common stock, par value $.01:
1,000 shares authorized, 100 shares issued and outstanding	—	—
Capital in excess of par value	121,065	121,065
Accumulated other comprehensive loss, net of tax	(2,006)	(2,007)
Accumulated deficit	(75,302)	(69,256)

Total stockholder’s equity	43,757	49,802

Total liabilities and stockholder’s equity	$959,509	$976,161

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended March 31,

	2004	2003	2002

Revenues	$531,088	$535,179	$538,895
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	365,709	366,539	363,126
General and administrative	8,756	8,569	8,704
Depreciation and amortization	72,529	67,161	61,212
Amortization of advance location payments	20,576	21,214	23,437
Amortization of intangibles	15,472	15,803	44,880
Other items, net	230	(454)	—

	483,272	478,832	501,359

Operating income	47,816	56,347	37,536
Loss on extinguishment of debt	—	—	11,402
Interest expense	57,377	58,167	65,889
Interest expense — escrow and interest rate swap termination costs (Note 3a)	—	—	7,147

Total interest expense	57,377	58,167	73,036

Loss before income taxes	(9,561)	(1,820)	(46,902)

Provision (benefit) for income taxes:
Current	104	359	(1,586)
Deferred	(3,619)	109	(3,951)

	(3,515)	468	(5,537)

Net loss	$(6,046)	$(2,288)	$(41,365)

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In thousands, except share data)

				Accumulated
	Common Stock		Capital in	Other		Total
			Excess of	Comprehensive	Accumulated	Stockholder’s
	Shares	Amount	Par Value	Loss	Deficit	Equity

Balance, March 31, 2001	100	$—	$117,391	$—	$(25,603)	$91,788
Net loss	—	—	—	—	(41,365)	(41,365)

Balance, March 31, 2002	100	—	117,391	—	(66,968)	50,423
Net loss	—	—	—	—	(2,288)	(2,288)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	(2,007)	—	(2,007)

Total comprehensive loss	—	—	—	—	—	(4,295)
Capital contribution	—	—	1,000	—	—	1,000
Contribution of RDI investment	—	—	2,674	—	—	2,674

Balance, March 31, 2003	100	—	121,065	(2,007)	(69,256)	49,802
Net loss	—	—	—	—	(6,046)	(6,046)
Gain on derivative instruments	—	—	—	1	—	1

Total comprehensive loss	—	—	—	—	—	(6,045)

Balance, March 31, 2004	100	$—	$121,065	$(2,006)	$(75,302)	$43,757

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Operating activities
Net loss	$(6,046)	$(2,288)	$(41,365)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	—	—	11,402
Depreciation and amortization	72,529	67,161	61,212
Amortization of advance location payments	20,576	21,214	23,437
Amortization of intangibles	15,472	15,803	44,880
Gain on sale of investment and equipment	(1,232)	(3,532)	(147)
Deferred income taxes	(3,619)	109	(3,951)
Amortization of debt discount and deferred issue costs	2,414	2,439	2,008
Amortization of premium on 11 3/4% Senior Notes	—	—	(1,009)
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(1,383)	126	(1,713)
Receivables, net	4,246	1,430	(1,813)
Inventories and prepaid expenses	2,246	(1,292)	842
Accounts payable and accrued expenses, net	(6,780)	2,950	(6,729)
Accrued interest	(545)	554	(8,399)

Net cash provided by operating activities	97,878	104,674	78,655

Investing activities
Additions to property and equipment	(65,460)	(66,238)	(63,995)
Advance location payments to location owners	(21,272)	(20,447)	(15,469)
Additions to net assets related to acquisitions of businesses	(3,615)	(1,976)	(3,723)
Proceeds from sale of investment	1,022	6,585	—
Proceeds from sale of property and equipment	876	746	932

Net cash used in investing activities	(88,449)	(81,330)	(82,255)

Financing activities
Proceeds from credit facility	$8,700	$18,000	$319,489
Repayments of credit facility	(9,613)	(36,750)	(434,820)
Principal payments on capitalized lease obligations	(3,995)	(3,981)	(3,745)
Repayments of bank and other borrowings	498	(16)	(143)
Net repayments to Parent	(827)	(989)	(1,356)
Proceeds from issuance of 9% Senior Notes	—	—	450,000
Repayment of 11 3/4% Senior Notes	—	—	(296,655)
Premium on 11 3/4% Senior Notes	—	—	(8,714)
Debt issuance costs	—	—	(18,495)

Net cash (used in) provided by financing activities	(5,237)	(23,736)	5,561

COINMACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(in thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Net increase (decrease) in cash and cash equivalents	4,192	(392)	1,961
Cash and cash equivalents, beginning of year	27,428	27,820	25,859

Cash and cash equivalents, end of year	$31,620	$27,428	$27,820

Supplemental disclosure of cash flow information
Interest paid	$55,614	$55,300	$80,800

Income taxes paid	$60	$325	$694

Noncash investing and financing activities
Acquisition of fixed assets through capital leases	$3,929	$3,554	$5,334

Contribution of RDI Investment	$—	$2,674	$—

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

          The consolidated financial statements of Coinmach Corporation includes the accounts of all wholly-owned subsidiaries. Intercompany profits, transactions and balances have been eliminated in consolidation. The Company is a wholly-owned subsidiary of Coinmach Laundry Corporation (“Laundry Corp.” or the “Parent”), which in turn is a wholly-owned subsidiary of Coinmach Holdings, LLC (“Holdings”). Holdings, a Delaware limited liability company, was formed on November 15, 2002 as part of the AWA Transactions, as defined herein. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Corporation and its subsidiaries.

          The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating 164 retail laundromats throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a subsidiary jointly-owned by the Company and Holdings, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment. In addition, Super Laundry, commencing in September 2002 and through its wholly-owned subsidiary American Laundry Franchising Corp. (“ALFC”), began to build and develop laundromat facilities for sale as franchise locations.

Appliance Warehouse Transfer

          On November 29, 2002 (the “Transfer Date”), the Company transferred all of the assets of the Appliance Warehouse division of the Company to AWA. The value of the assets transferred was approximately $34.7 million as of the Transfer Date. In exchange for the transfer of such assets, AWA issued to the Company (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01 per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA. The Company consolidated AWA as a result of its ownership of the preferred stock which represents 100% of the voting interest. The Company treats the non-voting common stock of AWA held by Holdings as a minority interest. The Company has not recorded minority interest because AWA’s preferred stock dividend requirements exceed its net income and Holdings is not obligated to fund AWA’s losses. Minority interest will be recorded in the future for the amount of AWA’s net income that exceeds the preferred stock dividend requirements.

          In March 2003, through a series of transactions (collectively, the “AWA Transactions”), all of the AWA Common Stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent equity interests (in the form of common and preferred membership units) in Holdings.

          As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA Common Stock, (ii) the Company became the sole holder of all of the outstanding AWA Preferred Stock, (iii) Laundry Corp. became a wholly-owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unit holders of Holdings and (v) AWA, subject to certain

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

2.	Summary of Significant Accounting Policies

Recognition of Revenues

          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments.

          The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year. The Company calculates the estimated amount of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days the location had not been collected. The Company analytically reviews the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.

          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory on the accompanying balance sheets. Sales of laundromats amounted to approximately $20.8 million for the year ended March 31, 2004, $26.8 million for the year ended March 31, 2003 and $30.2 million for the year ended March 31, 2002.

          ALFC enters into a purchase and license agreement with a buyer whereby the buyer may use certain systems created by ALFC to operate such facility. ALFC receives revenue primarily from the sale of the laundromat facility and, to a lesser extent, from an initial franchise fee and certain other fees based on the sales from such facility. ALFC recorded revenue of approximately $1.0 million for the year ended March 31, 2004 and $3.5 million for the year ended March 31, 2003.

          No single customer represents more than 2% of the Company’s revenues or installed machine base. In addition, the Company’s ten largest customers taken together account for less than 10% of the Company’s revenues.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories

          Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

	March 31,

	2004	2003

Laundry equipment	$7,973	$9,948
Machine repair parts	3,535	4,177

	$11,508	$14,125

Balance Sheet Reclassification

          The Company has historically presented an unclassified balance sheet. In accordance with Rule 5-02 of Regulation S-X, certain amounts in the consolidated balance sheets as of March 31, 2004 and 2003 have been reclassified to conform to a classified balance sheet presentation.

Reclassifications

          Certain reclassifications were made to the prior years’ consolidated financial statements to conform to the current year presentation.

Long-Lived Assets

          Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2004.

Assets Held for Sale

          During the year ended March 31, 2004, the Company constructed five laundromats that will be sold no later than the end of fiscal 2005. The Company has determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” has been met. These assets held for sale are recorded at their historical cost totaling $2,560,000, which the Company believes to be less than its fair value less costs to sell. The carrying value of the laundromats that are held for sale is separately presented in the consolidated balance sheet.

Property, Equipment and Leasehold Improvements

          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years

          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Goodwill

          The Company accounts for goodwill in accordance with the provisions of SFAS No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 required an initial impairment assessment upon adoption on April 1, 2002, as well as an annual assessment thereafter. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The fair value of the reporting units for these tests is based upon a discounted cash flow model. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at March 31, 2004 and 2003 is as follows (in thousands):

	March 31,

	2004	2003

Route	$195,026	$194,106
Rental	6,837	6,837
Distribution	2,917	2,917

	$204,780	$203,860

          The Company performed its annual assessment of goodwill as of January 1, 2004 and determined that no impairment exists.

          Goodwill rollforward for the years ended March 31, 2004 and 2003 consists of the following (in thousands):

	March 31,

	2004	2003

Goodwill — beginning of year	$203,860	$206,569
Acquisitions	920	385
Other	—	(3,094)

Goodwill — end of year	$204,780	$203,860

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Following is the impact on earnings of implementing SFAS 142 on the year ended March 31, 2004, and what the impact on the same period in 2003 and 2002 would have been (in thousands):

	Year Ended March 31,

	2004	2003	2002

Net loss	$(6,046)	$(2,288)	$(41,365)
Add back: goodwill amortization, net of tax	—	—	15,542

Adjusted net loss	$(6,046)	$(2,288)	$(25,823)

Contract Rights

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, were amortized on a straight-line basis over approximately 15 years. The Company reassessed the useful economic life of contract rights and determined that such contract rights should be amortized using accelerated methods over periods ranging from 30-35 years. This change took effect for the quarter ended June 30, 2002 and resulted in a decrease in amortization expense by approximately $12.3 million for the year ended March 31, 2003. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2005	$13.8
2006	13.5
2007	13.2
2008	12.9
2009	12.6

          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 (“SFAS 144”) “Accounting for the Impairment and Disposal of Long-Lived Assets”. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairments of contract rights.

Advance Location Payments

          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

generally ranges from 5 to 10 years. Prepaid rent is included on the balance sheet as a component of prepaid expenses.

Comprehensive Loss

          Comprehensive loss is defined as the aggregate change in stockholder’s equity excluding changes in ownership interests. Comprehensive loss consists of losses on derivative instruments (interest rate swap agreements).

Income Taxes

          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives

          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.

          The effective portion of the derivatives gain or loss is initially reported in stockholder’s equity as a component of comprehensive loss and subsequently reclassified into earnings.

3.	Long-Term Debt

          Long-term debt consists of the following (in thousands):

	March 31,

	2004	2003

9% Senior Notes due 2010	$450,000	$450,000
Credit facility indebtedness	260,337	261,250
Obligations under capital leases	6,762	6,828
Other long-term debt with varying terms and maturities	532	34

	717,631	718,112
Less current portion	9,149	3,530

	$708,482	$714,582

a. Senior Notes

          On January 25, 2002, the Company issued $450 million of 9% Senior Notes due 2010 (the “Private 9% Senior Notes”). The Private 9% Senior Notes were exchanged for registered notes (the “Registered 9% Senior Notes”, and together with the Private 9% Senior Notes, the “9% Senior Notes”) otherwise identical in all respects to the Private 9% Senior Notes pursuant to a registration statement filed by the Company with the Securities and Exchange Commission, which registration statement was declared

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effective on July 15, 2002. The exchange of the Private 9% Senior Notes for the Registered 9% Senior Notes was completed on August 14, 2003. On January 25, 2002, the Company also entered into a new senior secured credit facility (the “Senior Secured Credit Facility”) (see Note 3b). The Company used the net proceeds from the Private 9% Senior Notes, together with borrowings under its Senior Secured Credit Facility to (i) redeem all of its outstanding 11 3/4% Series C Senior Notes due 2005 (the 11 3/4% Senior Notes”) (including accrued interest and the related call premium), (ii) repay outstanding indebtedness under its prior senior credit facility, and (iii) pay related fees and expenses. The 11 3/4% Senior Notes were redeemed on February 25, 2002 with the funds that were set aside in escrow on January 25, 2002.

          For the year ended March 31, 2002, the Company recognized a loss of approximately $11.4 million as a result of the early extinguishment of debt relating to the redemption of the 11 3/4% Senior Notes and the refinancing of its prior senior credit facility. The Company also used a portion of the net proceeds and borrowings to terminate interest rate swap agreements entered into in connection with its prior senior credit facility (see Note 3c). The Consolidated Statement of Operations for the year ended March 31, 2002 contains Interest Expense — escrow and interest rate swap termination costs, which includes (i) the termination cost of the interest rate swap agreement of approximately $4.2 million and (ii) interest paid on the 11 3/4% Senior Notes for the period from January 25, 2002 through February 25, 2002 of approximately $2.9 million.

          Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1, commencing August 1, 2002. The 9% Senior Notes are redeemable at the option of the Company in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between the Company and U.S. Bank, N.A. as Trustee (the “Indenture”). The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from the Company to Laundry Corp.

b.	Credit Facility

          The Company’s Senior Secured Credit Facility entered into on January 25, 2002 is comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A (“Tranche A”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B (“Tranche B”) term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.

          In December 2002, the Company made a $15 million voluntary prepayment of amounts owed under the term loans of its Senior Secured Credit Facility. As of March 31, 2004, there was approximately $17.3 million outstanding under Tranche A requiring quarterly amortization payments commencing on March 31, 2004, $243.0 million outstanding under Tranche B requiring semi-annual amortization payments commencing on June 30, 2004, and no principal amount outstanding on the revolving portion of the Senior Secured Credit Facility.

          Interest on the Company’s borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate,

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

as defined. Subject to certain conditions, the Company may, at its option convert base rate loans into Eurodollar loans. At March 31, 2004, the monthly variable Eurodollar interest rate was 1.12%.

          Indebtedness under the Senior Secured Credit Facility is secured by a first priority security interest in all of the Company’s real and personal property and is guaranteed by each of the Company’s domestic subsidiaries. Under the Senior Secured Credit Facility, the Company and Laundry Corp. pledged to Deutsche Bank Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of the Company and the Company’s domestic subsidiaries. The Senior Secured Credit Facility contains covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio, and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limits the Company’s ability to pay dividends. At March 31, 2004, the Company was in compliance with its covenants under the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31,

	2004	2003

Tranche term loan A, quarterly payments of approximately $913 commencing on March 31, 2004, increasing to approximately $1,370 on March 31, 2006 through January 25, 2008 (Interest rate of 3.88% at March 31, 2004)	$17,351	$18,264
Tranche term loan B, semi-annual payments of approximately $1,240 commencing on June 30, 2004, increasing to approximately $6,199 on June 30, 2007 with the final payment of approximately $210,753 on July 25, 2009 (Interest rate of 3.88% at March 31, 2004)	242,986	242,986
Revolving line of credit	—	—

	$260,337	$261,250

          In addition, as of March 31, 2004, the amount available on the revolving credit facility portion of the Senior Secured Credit Facility was approximately $71.2 million. Letters of credit outstanding at March 31, 2004 were approximately $3.8 million.

          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2004 are as follows (in thousands):

Principal
Years Ending March 31,	Amount

2005	$9,149
2006	9,288
2007	9,283
2008	16,761
2009	12,397
Thereafter	660,753

Total debt	$717,631

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

c.	Interest Rate Swaps

          On September 23, 2002, the Company entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company has recorded a loss of approximately $2.0 million, net of tax, for the year-ended March 31, 2004 related to the cash flow hedges, as a component of comprehensive loss.

          During the year ended March 31, 2002, the Company used a portion of the net proceeds and borrowings from the 9% Senior Notes and the Senior Secured Credit Facility to terminate all interest rate swap agreements entered into in connection with its prior senior credit facility. The cost of terminating the interest rate swap agreements was approximately $4.2 million, which was recorded as interest expense for the year ended March 31, 2002.

4.	Retirement Savings Plan

          The Company maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.

          Contributions to such plan amounted to approximately $499,000 for the year ended March 31, 2004, $495,000 for the year ended March 31, 2003 and $487,000 for the year ended March 31, 2002. The Company does not provide any other post-retirement benefits.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31,

	2004	2003

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$111,103	$113,436
Other	1,246	1,452

	112,349	114,888

Deferred tax assets:
Interest rate swap	1,591	1,338
Net operating loss carryforwards	32,294	31,848
Covenant not to compete	1,202	1,081
Other	1,513	1,000

	36,600	35,267

Net deferred tax liability	$75,749	$79,621

          The net operating loss carryforwards of approximately $80 million expire between fiscal years 2005 through 2024. The majority of the Company’s net operating loss carryforwards begin to expire after four years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

          The (benefit) provision for income taxes consists of (in thousands):

	Year Ended March 31,

	2004	2003	2002

Federal	$(2,815)	$85	$(4,293)
State	(700)	383	(1,244)

	$(3,515)	$468	$(5,537)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Year Ended March 31,

	2004	2003	2002

Expected tax benefit	$(3,346)	$(616)	$(16,372)
State (benefit) tax provision, net of federal taxes	(473)	249	(141)
Permanent book/tax differences:
Goodwill	—	—	5,075
NOL expiration	—	—	5,874
Other	304	835	27

Tax (benefit) provision	$(3,515)	$468	$(5,537)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          The formation of AWA and subsequent AWA Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

6.	Related Party Transactions

          The Company extended a loan to an executive officer in the principal amount of $500,000 currently payable in ten equal annual installments ending in July 2006 (each payment date, a “Payment Date”), with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan as of March 31, 2004 and March 31, 2003 is approximately $260,000 and $323,000, respectively.

          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer.

          During the year ended March 31, 2004, the Company paid a director of the Company $180,000 for general financial advisory and investment banking services.

7.	Guarantor Subsidiaries

          The Company’s domestic subsidiaries (“Guarantor Subsidiaries”) have guaranteed the Company’s 9% Senior Notes and Senior Secured Credit Facility referred to in Note 3. The Company has not included separate financial statements of the Guarantor Subsidiaries because they are wholly-owned by the Company, the guarantees issued are full and unconditional and the guarantees are joint and several. In addition, the combined operations of Non-Guarantor Subsidiaries represent less than 1% of total consolidated revenue and total consolidated assets. Therefore, the Company has not included a separate column for the Non-Guarantor Subsidiaries because they are minor. The condensed consolidating balance sheets as of March 31, 2004 and 2003, the condensed consolidating statements of operations for the years ended March 31, 2004 and March 31, 2003, and the condensed consolidating statement of cash flows for the years ended March 31, 2004 and March 31, 2003 include AWA as a Guarantor Subsidiary, however,

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

any prior corresponding period does not include AWA as a Guarantor Subsidiary. Condensed consolidating financial information for the Company and its Guarantor Subsidiaries are as follows (in thousands):

CONDENSED CONSOLIDATING BALANCE SHEETS

	March 31, 2004

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$43,578	$15,388	$—	$58,966
Advance location payments	73,253	—	—	73,253
Property, equipment and leasehold improvements, net	252,624	31,064	—	283,688
Intangible assets, net	518,178	9,754	—	527,932
Intercompany loans and advances	34,826	(34,826)	—	—
Investment in subsidiaries	(27,460)	—	27,460	—
Investment in preferred stock	16,777	—	(16,777)	—
Other assets	37,428	64	(21,822)	15,670

Total assets	$949,204	$21,444	$(11,139)	$959,509

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable and accrued expenses	$64,029	$8,307	$—	$72,336
Current portion of long-term debt	9,004	145	—	9,149

Total current liabilities	73,033	8,452	—	81,485
Deferred income taxes	72,872	2,877	—	75,749
Long-term debt, less current portion	708,329	21,975	(21,822)	708,482
Due to parent	50,036	—	—	50,036
Preferred stock and dividends payable	—	16,777	(16,777)	—
Total stockholder’s equity	44,934	(28,637)	27,460	43,757

Total liabilities and stockholder’s equity	$949,204	$21,444	$(11,139)	$959,509

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	March 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, prepaid expenses and other current assets	$41,384	$19,561	$—	$60,945
Advance location payments	70,782	129	—	70,911
Property, equipment and leasehold improvements, net	255,814	30,872	—	286,686
Intangible assets, net	529,433	9,754	—	539,187
Intercompany loans and advances	36,729	(36,729)	—	—
Investment in subsidiaries	(26,485)	—	26,485	—
Investment in preferred stock	15,135	—	(15,135)	—
Other assets	38,467	88	(20,123)	18,432

Total assets	$961,259	$23,675	$(8,773)	$976,161

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable and accrued expenses	$66,606	$11,157	$—	$77,763
Current portion of long-term debt	3,334	196	—	3,530

Total current liabilities	69,940	11,353	—	81,293
Deferred income taxes	76,751	2,870	—	79,621
Long-term debt, less current portion	714,368	20,337	(20,123)	714,582
Due to parent	50,863	—	—	50,863
Preferred stock and dividends payable	—	15,135	(15,135)	—
Total stockholder’s equity	49,337	(26,020)	26,485	49,802

Total liabilities and stockholder’s equity	$961,259	$23,675	$(8,773)	$976,161

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended March 31, 2004

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$469,640	$61,448	$—	$531,088
Costs and expenses	421,845	61,427	—	483,272

Operating income	47,795	21	—	47,816
Interest expense	55,639	1,738	—	57,377

Loss before taxes	(7,844)	(1,717)	—	(9,561)
Income tax benefit	(2,773)	(742)	—	(3,515)

	(5,071)	(975)	—	(6,046)
Equity in loss of subsidiaries	975	—	(975)	—

	(6,046)	(975)	975	(6,046)
Dividend income	(1,642)	—	1,642	—

Net loss	$(4,404)	$(975)	$(667)	$(6,046)

	Year Ended March 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$471,443	$63,736	$—	$535,179
Costs and expenses	414,107	64,725	—	478,832

Operating income (loss)	57,336	(989)	—	56,347
Interest expense	57,595	572	—	58,167

Loss before taxes	(259)	(1,561)	—	(1,820)
Income tax obligations (benefit)	1,112	(644)	—	468

	(1,371)	(917)	—	(2,288)
Equity in loss of subsidiaries	917	—	(917)	—

	(2,288)	(917)	917	(2,288)
Dividend income	(535)	—	535	—

Net loss	$(1,753)	$(917)	$382	$(2,288)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended March 31, 2002

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Revenues	$500,476	$38,419	$—	$538,895
Costs and expenses	463,077	38,282	—	501,359

Operating income	37,399	137	—	37,536
Loss on extinguishments of debt	11,402	—	—	11,402
Interest expense	73,018	18	—	73,036

Gain (loss) before taxes	(47,021)	119	—	(46,902)
Income tax (benefit) obligations	(5,585)	48	—	(5,537)

	(41,436)	71	—	(41,365)
Equity in gain of subsidiaries	(71)	—	71	—

Net loss	$(41,365)	$71	$(71)	$(41,365)

Condensed Consolidating Statements of Cash Flows

	Year Ended March 31, 2004

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(4,404)	$(975)	$(667)	$(6,046)
Noncash adjustments	96,581	9,559	—	106,140
Change in operating assets and liabilities	(3,171)	955	—	(2,216)

Net cash provided by operating activities	89,006	9,539	(667)	97,878

Investing activities
Investment in and advances to Subsidiaries	(667)	—	667	—
Capital expenditures	(77,957)	(8,775)	—	(86,732)
Acquisition of assets	(3,615)	—	—	(3,615)
Sale of investment	1,022	—	—	1,022
Sale of property and equipment	—	876	—	876

Net cash used in investing activities	(81,217)	(7,899)	667	(88,449)

Financing activities
Proceeds from debt	8,700	—	—	8,700
Repayment of debt	(9,613)	—	—	(9,613)
Other financing items	(2,309)	(2,015)	—	(4,324)

Net cash used in financing activities	(3,222)	(2,015)	—	(5,237)

Net increase (decrease) in cash and cash equivalents	4,567	(375)	—	4,192
Cash and cash equivalents, beginning of year	26,054	1,374	—	27,428

Cash and cash equivalents, end of year	$30,621	$999	$—	$31,620

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended March 31, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(1,753)	$(917)	$382	$(2,288)
Noncash adjustments	95,952	7,242	—	103,194
Change in operating assets and liabilities	3,678	90	—	3,768

Net cash provided by operating activities	97,877	6,415	382	104,674

Investing activities
Investment in and advances to Subsidiaries	382	—	(382)	—
Capital expenditures	(77,163)	(9,522)	—	(86,685)
Acquisition of assets	(1,776)	(200)	—	(1,976)
Sale of investment	6,585	—	—	6,585
Sale of property and equipment	—	746	—	746

Net cash used in investing activities	(71,972)	(8,976)	(382)	(81,330)

Financing activities
Proceeds from debt	18,000	—	—	18,000
Repayment of debt	(36,750)	—	—	(36,750)
Other financing items	(8,900)	3,914	—	(4,986)

Net cash (used in) provided by financing activities	(27,650)	3,914	—	(23,736)

Net (decrease) increase in cash and cash equivalents	(1,745)	1,353	—	(392)
Cash and cash equivalents, beginning of year	27,799	21	—	27,820

Cash and cash equivalents, end of year	$26,054	$1,374	$—	$27,428

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended March 31, 2002

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiary	Eliminations	Consolidated

Operating activities
Net (loss) gain	$(41,365)	$71	$(71)	$(41,365)
Noncash adjustments	136,975	857	—	137,832
Change in operating assets and liabilities	(13,618)	(4,194)	—	(17,812)

Net cash provided by (used in) operating activities	81,992	(3,266)	(71)	78,655

Investing activities
Investment in and advances to Subsidiaries	(71)	—	71	—
Capital expenditures	(79,415)	(49)	—	(79,464)
Acquisition of assets	(3,723)	—	—	(3,723)
Sale of property and equipment	932	—	—	932

Net cash used in investing activities	(82,277)	(49)	71	(82,255)

Financing activities
Proceeds from debt	769,489	—	—	769,489
Repayment of debt	(731,475)	—	—	(731,475)
Other financing items	(35,585)	3,132	—	(32,453)

Net cash provided by financing activities	2,429	3,132	—	5,561

Net increase (decrease) in cash and cash equivalents	2,144	(183)	—	1,961
Cash and cash equivalents, beginning of year	25,418	441	—	25,859

Cash and cash equivalents, end of year	$27,562	$258	$—	$27,820

8.	Commitments and Contingencies

          Rental expense for all operating leases, which principally cover office and warehouse facilities, laundromats and vehicles, was approximately $8.9 million for the year ended March 31, 2004, $8.6 million for the year ended March 31, 2003 and $8.1 million for year ended March 31, 2002.

          Certain leases entered into by the Company are classified as capital leases. Amortization expense related to equipment under capital leases is included with depreciation expense for the years ended March 31, 2004, 2003 and 2002.

          The following summarizes property under capital leases at March 31, 2004 and 2003:

	2004	2003

	(In thousands)
Laundry equipment and fixtures	$962	$752
Trucks and other vehicles	18,849	15,130

	19,811	15,882
Less accumulated amortization	(11,865)	(8,247)

	$7,946	$7,635

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Future minimum rental commitments under all capital leases and noncancelable operating leases as of March 31, 2004 are as follows (in thousands):

	Capital	Operating

2005	$3,274	$8,271
2006	2,616	7,379
2007	1,396	5,623
2008	257	3,680
2009	—	2,643
Thereafter	—	4,250

Total minimum lease payments	7,543	$31,846

Less amounts representing interest	781

Present value of net minimum lease payments (including current portion of $2,816	$6,762

          The Company utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2004 and March 31, 2003 were approximately $3.8 million and $0.5 million, respectively.

          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

9.	Fair Value of Financial Instruments

          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.

          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair value at March 31, 2004.

          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated
	Amount	Fair Value

9% Senior Notes at March 31, 2004	$450,000	$483,750
9% Senior Notes at March 31, 2003	$450,000	$468,000

          The fair value of the 9% Senior Notes are based on quoted market prices.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Segment Information

          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for two other operating segments reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, selling service contracts and building and developing laundromat facilities for sale as franchise locations through the Company’s subsidiaries, Super Laundry and ALFC. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

          The table below presents information about the Company’s segments (in thousands):

	Year Ended March 31,

	2004	2003	2002

Revenue:
Route	$469,641	$471,443	$478,106
All other:
Distribution	28,875	34,993	38,419
Rental	32,572	28,743	22,370

Subtotal other	61,447	63,736	60,789

Total revenue	$531,088	$535,179	$538,895

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended March 31,

	2004	2003	2002

EBITDA(1):
Route	$154,436	$158,938	$165,999
All other	10,943	9,702	9,770
Reconciling item:
Other items, net	(230)	454	—
Loss on extinguishment of debt	—	—	(11,402)
Corporate expenses	(8,756)	(8,569)	(8,704)

Total EBITDA	156,393	160,525	155,663
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(98,148)	(94,489)	(104,448)
All other	(8,062)	(7,746)	(7,961)
Corporate	(2,367)	(1,943)	(17,120)

Subtotal	(108,577)	(104,178)	(129,529)
Interest expense	(57,377)	(58,167)	(73,036)

Consolidated loss before income taxes	$(9,561)	$(1,820)	$(46,902)

Expenditures for acquisitions and additions of long-lived assets:
Route	$81,685	$78,939	$74,350
All other	8,662	9,722	8,837

Total	$90,347	$88,661	$83,187

Segment assets:
Route	$891,980	$901,672	$914,974
All other	56,269	60,404	56,577
Corporate assets	11,260	14,085	17,770

Total	$959,509	$976,161	$989,321

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

Non-GAAP Financial Measures

          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of its three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by accounting principles generally accepted in the United States) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by accounting principles generally accepted in the United States) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA of each period presented (in thousands).

	Year Ended March 31,

	2004	2003	2002

Net loss	$(6.0)	$(2.3)	$(41.4)
(Benefit) provision for income taxes	(3.6)	0.4	(5.5)
Interest expense, net	57.4	58.2	73.0
Depreciation and amortization	108.6	104.2	129.6

EBITDA	$156.4	$160.5	$155.7

11.	Other Items, net

          In November 2002, Laundry Corp. contributed its ownership interest in Resident Data, Inc. (“RDI”), valued at approximately $2.7 million, to the Company. Subsequently, the Company sold its interest in RDI, pursuant to an agreement and plan of merger between RDI and unrelated third parties (the “RDI Sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain at October 2002 was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of the Company to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by the Company to reduce operating costs at Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.

          Under the terms of the RDI Sale, the Company is entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds, if paid, are scheduled to be paid in two equal installments in October 2003 and October 2004.

          In October 2003, the Company received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, the Company recorded income of approximately $1.7 million for the quarter ended December 31, 2003. The Company is not certain as to whether it will receive the remaining amount of such funds. Offsetting the additional income related to the RDI Sale for the quarter ended December 31, 2003 was approximately $1.9 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by the Company to reduce operating costs at Super Laundry including, among other things, the closing of

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

12.	Quarterly Financial Information (Unaudited)

          The following is a summary of the quarterly results of operations for the years ended March 31, 2004 and 2003 (in thousands):

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2004

Revenues	$132,517	$129,951	$135,740	$132,880
Operating income	12,525	11,385	12,904	11,002
Loss before taxes	(1,791)	(3,007)	(1,520)	(3,243)
Net loss	(1,127)	(2,397)	(937)	(1,585)

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2002	2002	2002	2003

Revenues	$136,294	$131,871	$134,923	$132,091
Operating income	15,840	14,585	17,582	8,069
Income (loss) before taxes	1,369	108	2,865	(6,162)
Net income (loss)	821	64	1,480	(4,653)

COINMACH CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

			Charged to
	Balance at	Charged to	Other		Balance at
	Beginning	Costs and	Accounts-	Deductions	End of
Description	of Period	Expenses	Describe	-Describe	Period

Year ended March 31, 2004:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	$1,553,000	$1,830,559	$—	$(491,559)	$2,892,000
Year ended March 31, 2003:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	1,342,000	1,188,358	—	(977,358)	1,553,000
Year ended March 31, 2002:
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	998,000	754,555	—	(410,555)	1,342,000

COINMACH CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004
(In thousands of dollars)

Assets:
Current assets:
Cash and cash equivalents	$37,605
Receivables, net	8,831
Inventories	11,384
Assets held for sale	2,993
Prepaid expenses	5,074
Other current assets	2,007

Total current assets	67,894
Advance location payments	72,937
Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $291,395 and $253,736	276,315
Contract rights, net of accumulated amortization of $94,046 and $87,139	316,561
Goodwill	204,780
Other assets	12,919

Total assets	$951,406

Liabilities and stockholder’s equity:
Current liabilities:
Accounts payable	$19,143
Accrued expenses	11,636
Accrued rental payments	29,402
Accrued interest	7,751
Interest rate swap liability	945
Current portion of long-term debt	9,295

Total current liabilities	78,172
Deferred income taxes	74,849
Long-term debt, less current portion	706,480
Due to Parent	49,604

Total liabilities	909,105
Stockholder’s equity:
Common stock and capital in excess of par value	121,065
Accumulated other comprehensive loss, net of tax	(438)
Accumulated deficit	(78,326)

Total stockholder’s equity	42,301

Total liabilities and stockholder’s equity	$951,406

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars)

	Six Months Ended

	September 30,	September 30,
	2004	2003

Revenues	$266,449	$262,468
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	182,632	180,57
General and administrative	4,477	4,077
Depreciation and amortization	38,058	36,038
Amortization of advance location payments	9,852	10,360
Amortization of intangibles	7,260	7,513
Other items, net	500	—

	242,779	238,558

Operating income	23,670	23,910
Interest expense, net	28,625	28,708

Loss before income taxes	(4,955)	(4,798)
Benefit for income taxes:
Current	53	150
Deferred	(1,984)	(1,424)

	(1,931)	(1,274)

Net loss	$(3,024)	$(3,524)

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

	September 30, 2004	September 30, 2003

	(In thousands of dollars)
Operating activities:
Net loss	$(3,024)	$(3,524)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,058	36,038
Amortization of advance location payments	9,852	10,360
Amortization of intangibles	7,260	7,513
Gain on sale of equipment	(54)	(46)
Deferred income taxes	(1,984)	(1,424)
Amortization of deferred issue costs	1,207	1,207
Change in operating assets and liabilities, net of businesses acquired:
Other assets	927	(1,183)
Receivables, net	(2,624)	1,896
Inventories and prepaid expenses	(39)	(608)
Accounts payable and accrued expenses, net	(1,009)	(4,388)
Accrued interest	202	(1)

Net cash provided by operating activities	48,772	45,840

Investing activities:
Additions to property and equipment	(27,670)	(36,539)
Advance location payments to location owners	(9,285)	(12,337)
Acquisition of net assets related to acquisitions of businesses	(618)	—
Proceeds from sale of property and equipment	291	204

Net cash used in investing activities	(37,282)	(48,672)

Financing activities:
Proceeds from credit facility	—	8,200
Repayments of credit facility	(3,066)	(4,000)
Net repayments to Parent	(432)	(291)
Borrowings from bank and other borrowings	217	599
Principal payments on capitalized lease obligations	(2,224)	(2,080)

Net cash (used in) provided by financing activities	(5,505)	2,428

Net increase (decrease) in cash and cash equivalents	5,985	(404)
Cash and cash equivalents, beginning of period	31,620	27,428

Cash and cash equivalents, end of period	$37,605	$27,024

Supplemental disclosure of cash flow information:
Interest paid	$27,285	$27,559

Income taxes paid	$197	$239

Non-cash financing activities:
Acquisition of fixed assets through capital leases	$3,217	$2,904

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — UNAUDITED

September 30, 2004

1.     Basis of Presentation

          The condensed consolidated financial statements of Coinmach Corporation, a Delaware corporation (“Coinmach” or the “Company”), include the accounts of all of its subsidiaries. The Company is a wholly-owned subsidiary of Coinmach Laundry Corporation (“CLC” or the “Parent”), which in turn is a wholly-owned subsidiary of Coinmach Holdings, LLC (“Holdings”). Holdings, a Delaware limited liability company, was formed on November 15, 2002. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Corporation and its subsidiaries.

          The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating 162 retail laundromats located throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a Delaware corporation jointly-owned by the Company and Holdings, the Company rents laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment. In addition, Super Laundry, through its wholly-owned subsidiary American Laundry Franchising Corp. (“ALFC”), builds and develops laundromat facilities for sale as franchise locations.

          At September 30, 2004, the Company owned and operated approximately 879,000 laundry machines in approximately 80,000 locations throughout North America.

          The accompanying financial statements include the accounts of Coinmach and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

          The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates.

          The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.

          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004. Certain amounts in the financial statements have been reclassified for presentation purposes.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

2.	Inventories

          Inventories are valued at the lower of cost (first-in, first-out) or market and consist of the following (in thousands):

September 30,
2004

Laundry equipment	$8,003
Machine repair parts	3,381

$11,384

3.	Goodwill and Contract Rights

          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 required an initial impairment assessment upon adoption on April 1, 2002, as well as an annual assessment thereafter. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at September 30, 2004 is as follows (in thousands):

Route	$195,026
Rental	6,837
Distribution	2,917

$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2004 and determined that no impairment existed. The annual impairment test for the 2005 fiscal year will be completed by the Company’s fiscal year end. There can be no assurances that future goodwill impairment tests will not result in a charge to income.

          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30-35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2005 (remainder of year)	$6.9
2006	13.5
2007	13.2
2008	12.9
2009	12.6

          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 (“SFAS 144”) “Accounting for the Impairment and Disposal of Long-Lived Assets”. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights.

4.	Long-Term Debt

           Long-term debt consists of the following (in thousands):

September 30,
2004

9% Senior Notes due 2010	$450,000
Credit facility indebtedness	257,271
Obligations under capital leases	7,755
Other long-term debt with varying terms and maturities	749

715,775
Less current portion	9,295

$706,480

          On January 25, 2002, the Company issued $450 million of 9% Senior Notes due 2010 (the “9% Senior Notes”) and entered into a $355 million senior secured credit facility (the “Senior Secured Credit Facility”) comprised of: (i) $280 million in aggregate principal amount of term loans and (ii) a revolving credit facility with a maximum borrowing limit of $75 million. The revolving credit portion of the Senior Secured Credit Facility provides up to $10 million of letter of credit financings and short term borrowings under a swing line facility of up to $7.5 million. The Senior Secured Credit Facility is secured by a first priority secured interest in all of the Company’s real and personal property and is guaranteed by

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

each of the Company’s domestic subsidiaries. In addition, CLC and the Company pledged to the Collateral Agent their interests in all of the issued and outstanding shares of capital stock of the Company and the Company’s domestic subsidiaries.

          At September 30, 2004, the Company had outstanding debt consisting of (a) $450 million of 9% Senior Notes and (b) approximately $257.3 million of term loans with interest rates ranging from 4.44% to 4.63%. The term loans under the Senior Secured Credit Facility, in aggregate principal amounts outstanding of approximately $15.5 million and approximately $241.8 million as of September 30, 2004, are scheduled to be fully repaid by January 25, 2008 and July 25, 2009, respectively. As of September 30, 2004, the Company had no amounts outstanding under its revolving credit facility, which is scheduled to expire on January 25, 2008.

          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Secured Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limit the Company’s ability to pay dividends. At September 30, 2004, the Company was in compliance with the covenants under the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility.

          On September 23, 2002, the Company entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized an accumulated other comprehensive loss in the stockholder’s equity section included in the condensed consolidated balance sheet at September 30, 2004 of approximately $0.4 million, net of tax, relating to the interest rate swaps that qualify as cash flow hedges.

5.	Guarantor Subsidiaries

          The Company’s domestic subsidiaries (“Guarantor Subsidiaries”) have guaranteed the Company’s 9% Senior Notes and Senior Secured Credit Facility referred to in Note 4. The Company has not included separate financial statements of the Guarantor Subsidiaries because they are wholly-owned by the Company, the guarantees issued are full and unconditional and the guarantees are joint and several. In addition, the combined operations of non-Guarantor Subsidiaries represent less than 1% of total consolidated revenue and total consolidated assets. Therefore, the Company has not included a separate column for the non-Guarantor Subsidiaries because they are minor. The condensed consolidating balance sheet as of September 30, 2004, the condensed consolidating statements of operations for the six months ended September 30, 2004 and 2003, and the condensed consolidating statement of cash flows for the six

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

months ended September 30, 2004 and 2003 include AWA, Super Laundry, ALFC and Grand Wash & Dry Launderette, Inc., as Guarantor Subsidiaries.

          Condensed consolidating financial information for the Company and its Guarantor Subsidiaries are as follows (in thousands):

Condensed Consolidating Balance Sheet

	September 30, 2004

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$49,452	$18,442	$—	$67,894
Advance location payments	72,937	—	—	72,937
Property, equipment and leasehold improvements, net	246,655	29,660	—	276,315
Intangible assets, net	511,587	9,754	—	521,341
Intercompany loans and advances	54,523	(31,804)	(22,719)	—
Investment in subsidiaries	(27,000)	—	27,000	—
Investment in preferred stock	17,593	—	(17,593)	—
Other assets	12,808	111	—	12,919

Total assets	$938,555	$26,163	$(13,312)	$951,406

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable and accrued expenses	$57,455	$11,422	$—	$68,877
Current portion of long-term debt	9,124	171	—	9,295

Total current liabilities	66,579	11,593	—	78,172
Deferred income taxes	71,979	2,870	—	74,849
Long-term debt, less current portion	706,098	23,101	(22,719)	706,480
Due to parent	49,604	—	—	49,604
Preferred stock and dividends payable	—	17,593	(17,593)	—
Total stockholder’s equity	44,295	(28,994)	27,000	42,301

Total liabilities and stockholder’s equity	$938,555	$26,163	$(13,312)	$951,406

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

	Six Months Ended September 30, 2004

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$234,238	$32,211	$—	$266,449
Costs and expenses	212,292	30,487	—	242,779

Operating income	21,946	1,724	—	23,670
Interest expense	27,708	917	—	28,625

	(5,762)	807	—	(4,955)
Income taxes	(2,278)	347	—	(1,931)

	(3,484)	460	—	(3,024)
Equity in income of subsidiaries	(460)	—	460	—

	(3,024)	460	(460)	(3,024)
Dividend income	(816)	—	816	—

Net (loss) income	$(2,208)	$460	$(1,276)	$(3,024)

	Six Months Ended September 30, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$232,356	$30,112	$—	$262,468
Costs and expenses	209,258	29,300	—	238,558

Operating income	23,098	812	—	23,910
Interest expense	27,853	855	—	28,708

	(4,755)	(43)	—	(4,798)
Income taxes	(1,256)	(18)	—	(1,274)

	(3,499)	(25)	—	(3,524)
Equity in loss of subsidiaries	25	—	(25)	—

	(3,524)	(25)	25	(3,524)
Dividend Income	(872)	—	872	—

Net loss	$(2,652)	$(25)	$(847)	$(3,524)

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

Condensed Consolidating Statements of Cash Flows

	Six Months Ended September 30, 2004

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net (loss) income	$(2,208)	$460	$(1,276)	$(3,024)
Noncash adjustments	49,232	5,107	—	54,339
Change in operating assets and liabilities	(3,246)	703	—	(2,543)

Net cash provided by operating activities	43,778	6,270	(1,276)	48,772

Investing activities
Investment in and advances to subsidiaries	(1,276)	—	1,276	—
Capital expenditures	(33,883)	(3,072)	—	(36,955)
Acquisition of assets	(618)	—	—	(618)
Sale of property and equipment	-	291	—	291

Net cash used in investing activities	(35,777)	(2,781)	1,276	(37,282)

Financing activities
Repayment of debt	(3,066)	—	—	(3,066)
Other financing items	328	(2,767)	—	(2,439)

Net cash used in financing activities	(2,738)	(2,767)	—	(5,505)

Net increase in cash and cash equivalents	5,263	722	—	5,985
Cash and cash equivalents, beginning of period	30,621	999	—	31,620

Cash and cash equivalents, end of period	$35,884	$1,721	$—	$37,605

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

	Six Months Ended September 30, 2003

	Coinmach and
	Non-Guarantor	Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(2,652)	$(25)	$(847)	$(3,524)
Noncash adjustments	48,904	4,745	—	53,649
Change in operating assets and liabilities	(2,280)	(2,005)	—	(4,285)

Net cash provided by operating activities	43,972	2,715	(847)	45,840
Investing activities
Investment in and advances to subsidiaries	(847)	—	847	—
Capital expenditures	(43,376)	(5,500)	—	(48,876)
Sale of property and equipment	—	204	—	204

Net cash used in investing activities	(44,223)	(5,296)	847	(48,672)
Financing activities
Other financing items	(1,519)	3,947	—	2,428

Net cash (used in) provided by financing activities	(1,519)	3,947	—	2,428

Net (decrease) increase in cash and cash equivalents	(1,770)	1,366	—	(404)
Cash and cash equivalents, beginning of period	26,054	1,374	—	27,428

Cash and cash equivalents, end of period	$24,284	$2,740	$—	$27,024

6.	Segment Information

          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, selling service contracts and building and developing laundromat facilities for sale as franchise locations through the Company’s subsidiary, Super Laundry. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segment are the same as those described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

          The table below presents information about the Company’s segments (in thousands):

	Six Months Ended
	September 30,

	2004	2003

Revenue:
Route	$234,238	$232,356
All other:
Rental	16,880	15,892
Distribution	15,331	14,220

Subtotal	32,211	30,112

Total revenue	$266,449	$262,468

EBITDA(1):
Route	$76,730	$76,651
All other:
Rental	6,646	6,252
Distribution	441	(1,005)

Subtotal	7,087	5,247

Other items, net	(500)	—
Corporate expenses	(4,477)	(4,077)

Total EBITDA	78,840	77,821
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(49,376)	(48,825)
All other	(4,271)	(3,970)
Corporate	(1,523)	(1,116)
Total depreciation	(55,170)	(53,911)
Interest expense	(28,625)	(28,708)

Consolidated loss before taxes	$(4,955)	$(4,798)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

Non-GAAP Financial Measures

          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because Coinmach has historically provided EBITDA to investors, it believes that presenting this non-GAAP financial measure provides consistency in its financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA of each period presented (in millions):

	Six Months
	ended
	September 30,

	2004	2003

Net loss	$(3.0)	$(3.5)
Benefit for income taxes	(1.9)	(1.3)
Interest expense, net	28.6	28.7
Depreciation and amortization	55.1	53.9

EBITDA	$78.8	$77.8

7.	Income Taxes

          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

September 30, 2004

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$109,998
Other	1,419

111,417

Deferred tax assets:
Interest rate swap	507
Net operating loss carryforwards	33,115
Covenant not to compete	1,174
Other	1,772

36,568

Net deferred tax liability	$74,849

          The net operating loss carryforwards of approximately $81 million expire between fiscal years 2005 through 2024. The majority of the Company’s net operating loss carryforwards begin to expire after four years. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

COINMACH CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —

UNAUDITED — (Continued)

          The benefit for income taxes consists of (in thousands):

	Six Months Ended
	September 30,

	2004	2003

Federal	$(1,547)	$(1,110)
State	(384)	(164)

	$(1,931)	$(1,274)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Six Months Ended
	September 30,

	2004	2003

Expected tax benefit	$(1,734)	$(1,639)
NOL Valuation Allowance	—	433
State tax benefit, net of
federal taxes	(250)	(106)
Permanent book/tax differences	53	38

Tax benefit	$(1,931)	$(1,274)

Annex A

THIRD PARTY NOTE PURCHASER REPRESENTATION LETTER

[Date]

Coinmach Service Corp.

303 Sunnyside Boulevard
Suite 70
Plainview, NY 11803

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center
New York, NY 10080

Ladies and Gentlemen:

          We refer to the           % Senior Secured Notes due           2024 to be issued by Coinmach Service Corp. (“CSC”), some of which notes are to be issued together with shares of the Class A common stock of CSC in investment units designated Income Deposit Securities (the “IDSs”), and the remainder of which notes (the “Third Party Notes,” and together with the notes underlying the IDSs, the “Notes”) are to be issued separately to investors not purchasing IDSs, in each case pursuant to a registration statement on Form S-1 (No. 333-114421) (the “Registration Statement”) that was filed with the Securities and Exchange Commission and that became effective on                     , 2004.1 In connection with our purchase of Third Party Notes, we, as or on behalf of a “Third Party Purchaser” (defined below), hereby represent and agree that:

1. No IDSs will be purchased in this offering or otherwise received in connection with the Transactions by the Third Party Purchaser or any affiliate of such Third Party Purchaser.

2. Neither such Third Party Purchaser nor any affiliate of such Third Party Purchaser owns, or has a plan or intention to acquire, CSC’s equity securities (including securities which are convertible, exchangeable or exercisable into or for CSC’s equity or CSC’s equity-linked securities, all of which we refer to collectively as CSC’s “Company Equity”) or any equity interest in Coinmach Holdings, LLC (“Holdings”).

3. Such Third Party Purchaser has no plan or intention to dispose of any Third Party Notes to any owner of CSC’s Company Equity or any equity interest in Holdings or any affiliate of such owner.

4. Such Third Party Purchaser will purchase not less than $2 million and not more than $18 million principal amount of the Third Party Notes.

5. Such Third Party Purchaser is not an affiliate of any underwriter of the IDSs or Third Party Notes.

6. Neither such Third Party Purchaser nor any affiliate of such Third Party Purchaser has or will receive any direct or indirect compensation from any other person (including, without limitation, favorable terms for the purchase of another investment) on account of such purchase of Third Party Notes or will otherwise purchase Third Party Notes as an accommodation to any other person.

     1 Terms used herein without definition have the meanings assigned to them in the prospectus forming a part of the Registration Statement.

A-1

                For purposes of these representations:

a. The “Third Party Purchaser” shall be deemed to be (i) the person(s) who initially purchases the Third Party Notes from the underwriters in this offering and (ii) the person(s), if any, pursuant to whose instructions such purchase was made.

b. The term “affiliate” means, with regard to any person (the “first person”), (i) any other person in control of or owning, directly or indirectly, 10% or more of the equity interests in the first person, (ii) any person controlled by the first person or in which the first person owns, directly or indirectly, 10% of the equity interests or (iii) any person controlled by or in which 10% or more of the equity interests is owned, directly or indirectly, by a third person that also controls or owns, directly or indirectly, 10% or more of the equity interests in the first person (however, with regard to Holdings, the term “affiliate” shall also include any person owning any equity interest in Holdings).

c. The term “control” includes both control through an ownership interest and investment control.

          We are making the representations contained in this letter for the benefit of CSC and the holders of the Notes (including the holders of IDSs). We understand that any inaccuracy of these representations may cause material adverse U.S. federal income tax consequences to CSC and the owners of the Notes, and may affect the correctness of the opinions of CSC’s tax counsel, Mayer, Brown, Rowe & Maw LLP, and of the underwriters’ counsel, Cahill Gordon & Reindel LLP, regarding the U.S. federal income tax characterization of the Notes. We recognize that Mayer, Brown, Rowe & Maw LLP and Cahill Gordon & Reindel LLP will rely on the representations made in this letter in delivering such opinions. We further understand that we could be liable for damages resulting from any inaccuracy of our representations.

          We understand that we, and not CSC or the underwriters, are responsible for ensuring that the representations that we make herein are accurate.

Very truly yours,

By:

Name:
Title:

Address:

Third Party Notes

To Be Purchased: $

A-2

          Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Coinmach Service Corp.

18,333,333 Income Deposit Securities (IDSs)

Representing 18,333,333 Shares of Class A Common Stock
and $123,750,000             % Senior Secured Notes due 2024
$20,000,000              % Senior Secured Notes due 2024

PROSPECTUS

Merrill Lynch & Co.

Citigroup

Jefferies & Company, Inc.

Deutsche Bank Securities

RBC Capital Markets

SunTrust Robinson Humphrey

, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

          The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the third party notes, the IDSs and the underlying Class A common stock and notes registered hereby (other than underwriting discounts and compensation), all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the American Stock Exchange listing application fee, are estimated.

Securities and Exchange Commission registration fee	$44,606
National Association of Securities Dealers, Inc. filing fee	30,500
American Stock Exchange listing application fee	65,000
Printing and engraving fees and expenses	1,500,000
Legal fees and expenses	4,500,000
Accounting fees and expenses	2,000,000
Blue Sky fees and expenses	100,000
Trustee, Transfer Agent and Registrar fees and expenses	100,000
Miscellaneous expenses	659,894

Total	$9,000,000

*	To be filed by amendment.

          All expenses incurred in connection with the issuance and distribution of the third party notes, the IDSs and the underlying Class A common stock and notes registered hereby (other than underwriting discounts and compensation) will be borne by the Registrant.

Item 14.	Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding described in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

          Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law, or (iv) obtains an improper personal benefit. The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) includes a provision which eliminates directors’ personal liability to the fullest extent permitted under the Delaware General Corporation Law.

          The Certificate of Incorporation provides that Registrant shall indemnify and hold harmless, to the fullest extent which it is empowered to do so by the Delaware General Corporate Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any action, suit, or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Registrant, or is or was serving at the request of Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. The Registrant also may, by action of its board of directors, provide indemnification to employees and agents of Registrant with the same scope and effect as indemnification of directors and officers.

          The Certificate of Incorporation further provides that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Registrant. It shall be a defense to any claim for payment pursuant to a person’s right to indemnification (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Registrant) that the claimant has not met the standards of conduct (as set forth in the Certificate of Incorporation) which make it permissible under the Delaware General Corporation Law for Registrant to indemnify the claimant for the amount claimed, but the burden of such defense shall be on Registrant.

          The Certificate of Incorporation further provides that the right of an officer or director to indemnification shall be a contract right and shall include the right to be paid by Registrant for the expense incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of Registrant in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Registrant; and that such expenses incurred by former officers and directors and other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of Registrant deems appropriate. The rights conferred in the Certificate of Incorporation to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise.

          The Registrant expects to enter into indemnity agreements with each of its executive officers and directors providing for the indemnification of such officers and directors, which form of indemnity agreement will be filed as an exhibit hereto and which rights under such indemnity agreements will not be exclusive of any other right which any such director or officer may have or hereafter acquire.

          Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

          The Certificate of Incorporation provides that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability.

          The Registrant expects to obtain policies of insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

          The Registrant expects that the form of Purchase Agreement to be filed as an exhibit hereto will provide for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the underwriters and for the indemnification of the underwriters by the Registrant, in each case against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

          Except in connection with the initial capitalization of the Registrant whereby the Registrant issued 100 shares of common stock, par value $.01 per share, to Coinmach Holdings, LLC on December 23, 2003, during the three years preceding the filing of this registration statement, the Registrant has not sold securities without registration under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

          (a) Exhibits

          The following exhibits are filed with this registration statement.

Exhibit
Number	Description

1.1**	Form of Purchase Agreement by and among Coinmach Service Corp. (referred to as CSC), the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as Merrill Lynch) and the other underwriters named therein
3.1†	Form of Amended and Restated Certificate of Incorporation of CSC
3.2**	Form of Amended and Restated Bylaws of CSC

Exhibit
Number	Description

3.3**	Second Restated Certificate of Incorporation of Coinmach Laundry Corporation ((formerly SAS Acquisitions Inc.) and referred to as Laundry Corp.)
3.4**	Bylaws of CLC Acquisition Corp. (now known as Laundry Corp.)
3.5**	Restated Certificate of Incorporation of Coinmach Corporation (referred to as Coinmach Corp.)
3.6**	Amended and Restated Bylaws of Coinmach Corp.
3.7**	Certificate of Incorporation of Super Laundry Equipment Corp.
3.8**	Bylaws of Super Laundry Equipment Corp.
3.9**	Certificate of Incorporation of Grand Wash & Dry Launderette, Inc.
3.10**	Bylaws of Grand Wash & Dry Launderette, Inc.
3.11**	Certificate of Incorporation of Appliance Warehouse of America, Inc.
3.12**	Amended and Restated Bylaws of Appliance Warehouse of America, Inc.
3.13**	Certificate of Amendment of Certificate of Incorporation of American Laundry Franchising Corp.
3.14**	Bylaws of American Laundry Franchising Corp.
4.1**	Form of Indenture by and between CSC, the subsidiary guarantors named therein and The Bank of New York, as Trustee
4.2**	Form of Security Agreement by CSC and Laundry Corp. in favor of The Bank of New York, as Collateral Agent
4.3**	Form of Pledge Agreement by CSC and Laundry Corp. in favor of The Bank of New York, as Collateral Agent
4.4**	Form of Intercompany Note of Coinmach Corp., issued to CSC
4.5**	Form of Intercompany Note Guaranty
4.6**	Form of Guarantee relating to the Senior Secured notes due 2024 of CSC (included as an exhibit to Exhibit 4.1 hereto)
4.7**	Form of CSC Senior Secured Note (included as an exhibit to Exhibit 4.1 hereto)
4.8**	Form of IDS Certificate
4.9**	Indenture, dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and U.S. Bank, N.A., as trustee
4.10**	Registration Rights Agreement, dated as of January 25, 2002, by and between Coinmach Corp., the guarantors named therein and the Initial Purchasers named therein
4.11**	Form of 9% Senior Note of Coinmach Corp. (included as an exhibit to Exhibit 4.9 hereto)
5.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the IDSs, the Class A common stock, the notes and the subsidiary guarantees
8.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding tax matters
10.1**	Credit Agreement dated January 25, 2002, among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein, the lending institutions named therein, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust and referred to as DB Trust), Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais New York Branch (referred to as the Credit Agreement)
10.2**	Form of Limited Waiver and Amendment No. 1 and Agreement to Credit Agreement among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein and the lenders named therein
10.3**	Form of Amended and Restated Securityholders Agreement among CSC, Coinmach Holdings, LLC (referred to as Holdings) and its unitholders

Exhibit
Number	Description

10.4**	Form of Intercreditor Agreement by and among Laundry Corp., the collateral agent under the Credit Agreement and the collateral agent named therein
10.5**	Form of Purchase Agreement by and between Holdings and CSC
10.6**	Form of Indemnity Agreement by and between CSC and each director and executive officer
10.7**	Form of Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., MCS and Stephen Kerrigan
10.8**	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Mitchell Blatt
10.9**	Form of Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., and Robert M. Doyle
10.10**	Employment Agreement, dated as of July 1, 1995, by and between Solon (as predecessor-in-interest to Coinmach Corp.), Michael E. Stanky and GTCR
10.11**	Promissory Note, dated February 11, 1997, of Stephen R. Kerrigan in favor of Coinmach Corp.
10.12**	Holdings Pledge Agreement, dated January 25, 2002, made by Laundry Corp. to DB Trust
10.13**	Credit Party Pledge Agreement, dated January 25, 2002, made by Coinmach Corp. and each of the Guarantors party thereto to DB Trust
10.14**	Security Agreement, dated January 25, 2002, among Coinmach Corp., each of the Guarantors party thereto and DB Trust
10.15**	Collateral Assignment of Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust
10.16**	Collateral Assignment of Location Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust
10.17**	Purchase Agreement, dated as of January 17, 2002, by and among Coinmach Corp., as Issuer, the Guarantors named therein, and the Initial Purchasers named therein
10.18**	Registration Rights Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein
10.19**	Management Contribution Agreement, dated as of March 5, 2003, by and among Holdings, MCS, Stephen R. Kerrigan and Laundry Corp.
10.20**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Mitchell Blatt
10.21**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Robert M. Doyle
10.22**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Michael E. Stanky
10.23**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and James N. Chapman
10.24**	Amended and Restated Promissory Note, by and between MCS, as borrower and Laundry Corp., dated March 6, 2003
10.25**	Amended and Restated Promissory Note, by and between Mitchell Blatt, as borrower, and Laundry Corp., dated March 6, 2003
10.26**	Amended and Restated Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated March 6, 2003

Exhibit
Number	Description

10.27**	Amended and Restated Promissory Note, by and between Michael E. Stanky, as borrower and Laundry Corp., dated March 6, 2003
10.28**	Replacement Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Corp., dated March 15, 2002 and amendment dated March 6, 2003
10.29**	Senior Management Employment Agreement, by and between Coinmach Corp. and Ramon Norniella, dated as of December 17, 2000
10.30**	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of July 26, 1995
10.31**	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of July 26, 1995
10.32**	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of May 10, 1996
10.33**	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of May 10, 1996
10.34**	Amended and Restated Promissory Note, by and between Ramon Norniella, as borrower and Laundry Corp., dated March 6, 2003
10.35**	Limited Liability Company Agreement of Holdings dated March 6, 2003
10.36**	Amendment No. 1 to the Limited Liability Company Agreement of Holdings
10.37**	CSC 2004 Long Term Incentive Plan
10.38**	CSC 2004 Unit Incentive Sub-Plan
10.39**	Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated July 26, 1995
10.40**	Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated May 10, 1996
10.41**	Promissory Note, by and between Michael E. Stanky, as borrower, and Laundry Corp., dated July 26, 1995
10.42**	Form of Amendment No. 1 to Holdings Pledge Agreement made by Laundry Corp. to DB Trust
12.1**	Statement regarding Computation of Earnings to Fixed Charges
21.1**	Subsidiaries of CSC
23.1*	Consent of Registered Independent Public Accounting Firm
23.2*	Consent of Jefferies & Company, Inc.
24.1**	Power of Attorney (included as part of signature page hereto)
25.1**	Statement of Eligibility of Trustee

*	Filed herewith.

†	Replaces exhibit previously filed as part of Amendment No. 7 to this registration statement on Form S-1 (No. 333-114421).

**	Previously filed.

          (b) Financial Statement Schedules

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION

CONDENSED BALANCE SHEETS

(In thousands of dollars, except per share data)

	March 31,

	2004	2003

Assets
Deferred income tax	$1,974	$1,840
Other assets (principally investment in and amounts due from wholly owned subsidiaries)	94,321	100,900

Total assets	$96,295	$102,740

Liabilities and stockholders’ deficit
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $265,914 at March 31, 2004)	$265,914	$241,200

Total liabilities	265,914	241,200
Commitments and contingencies
Stockholders’ deficit:
Common stock — $2.50 par value; 76,000 shares authorized; 66,825.83 shares issued and outstanding in 2004 and 66,858.83 shares issued and outstanding in 2003	167	167
Capital in excess of par value	5,022	5,027
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive loss, net of tax	(2,006)	(2,007)
Accumulated deficit	(164,728)	(133,397)
Deferred compensation	(86)	(262)

Total stockholders’ deficit	(169,619)	(138,460)

Total liabilities and stockholders’ deficit	$96,295	$102,740

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF OPERATIONS
(In thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Costs and expenses:
General and administrative	$704	$999	$1,098
Amortization of intangibles	—	—	168

	704	999	1,266

Operating loss	(704)	(999)	(1,266)
Interest expense — preferred stock	24,714	—	—

Loss before income taxes and equity in net loss of subsidiaries	(25,418)	(999)	(1,266)

Benefit for income taxes:
Current	1	38	—
Deferred	(134)	(125)	(296)

	(133)	(87)	(296)

Loss before equity in net loss of subsidiaries	(25,285)	(912)	(970)
Equity in net loss of subsidiaries	(6,046)	(2,288)	(41,365)

Net loss	(31,331)	(3,200)	(42,335)
Preferred stock dividends	—	(20,838)	(20,423)

Net loss attributable to common stockholders	$(31,331)	$(24,038)	$(62,758)

Net loss per common share	$(468.71)	$(359.41)	$(945.90)

Weighted average common shares	66,845.62	66,881.39	66,347.60

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	Year Ended March 31,

	2004	2003	2002

Operating activities
Net loss	$(31,331)	$(3,200)	$(42,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net loss of subsidiaries	6,046	2,288	41,365
Amortization of intangibles	—	—	168
Deferred income taxes	(134)	(125)	(296)
Interest expense — preferred stock	24,714	—	—
Stock based compensation	176	338	530
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(294)	(153)	(258)
Inventories and prepaid expenses	—	78	(30)

Net cash used in operating activities	(823)	(774)	(856)

Financing activities
Net repayments from subsidiary	827	989	1,356
Repayments of bank and other borrowings	—	(250)	(500)
Receivables from stockholders	(4)	35	—

Net cash provided by financing activities	823	774	856

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION — (continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation

          In Coinmach Laundry Corporation (“Laundry Corp.”)-only financial statements, Laundry Corp.’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. Laundry Corp.-only financial statements should be read in conjunction with Laundry Corp.’s consolidated financial statements.

2.	Redeemable Preferred Stock and Stockholders’ Deficit

          In August 2003, Laundry Corp. effected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying condensed financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.

          Pursuant to a merger agreement, all of the issued and outstanding capital stock of Laundry Corp. was cancelled, and Laundry Corp. issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increases to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.

          The issuance of Preferred Stock and Common Stock generated proceeds of approximately $186.5 million and $15.0 million, respectively, in each case before expenses.

          In May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for Laundry Corp.). As required by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the year ended March 31, 2004, Laundry Corp. has recorded approximately $24.7 million of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under the respective agreement if the shares were repurchased or redeemed at the reporting date.

          Pursuant to Laundry Corp.’s equity participation plan (the “Equity Participation Plan”), loans were extended by Laundry Corp. (the “EPP Loans”) to certain employees of its wholly-owned subsidiaries for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of Laundry Corp.. Additionally, members of senior management of Laundry Corp. were eligible to acquire Class B Preferred Stock. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock is fully vested at the time of purchase and the Common Stock vest over a specified period, typically over four years.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE I — CONDENSED FINANCIAL INFORMATION — (continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

          In March 2003, through the AWA Transactions, all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent interests (in the form of common and preferred membership units) in Holdings.

          The schedule below reflects activity in the Company’s capital stock. All share amounts in the schedule below have been adjusted retroactively for the reverse stock split.

		Weighted	Class B
	Common	Average	Preferred	Weighted
	Stock	Price	Stock	Average Price

Balance at March 31, 2001	5,835.39	$250	0.28	$2,500,000
Issued	1,265.14	250	0.28	2,500,000
Forfeited	(20.00)	250	0.28	2,500,000

Balance at March 31, 2002	7,080.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(45.00)	250	0.28	2,500,000

Balance at March 31, 2003	7,035.53	250	0.28	2,500,000
Issued	—	—	—	—
Forfeited	(33.00)	—	—	—

Balance at March 31, 2004	7,002.53	250	0.28	2,500,000

Vested at March 31, 2004	5,961.18	250	0.28	2,500,000

          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of such Common Stock and Class B Preferred Stock.

          The installments of the EPP Loans were forgiven by Laundry Corp. on their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). Laundry Corp. has recorded compensation expense of approximately $176,000, $338,000 and $530,000 for the years ended March 31, 2004, 2003 and 2002, respectively.

3.	Commitments and Contingencies

          Laundry Corp. is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of Laundry Corp.

          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Additions

			Charged
	Balance at	Charged to	to other		Balance at
	Beginning	Costs and	Accounts-	Deductions	End of
Description	of Period	Expenses	Describe	-Describe	Period

Year ended March 31, 2004
Reserves and allowances deducted from assets accounts: Allowance for uncollected accounts	$1,553,000	$1,830,559	$—	$(491,559)	$2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from assets accounts: Allowance for uncollected accounts	1,342,000	1,188,358	—	(977,358)	1,553,000
Year ended March 31, 2002
Reserves and allowances deducted from assets accounts: Allowance for uncollected accounts	998,000	754,555	—	(410,555)	1,342,000

Item 17.	Undertakings

          (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Coinmach Service Corp. has duly caused Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plainview, State of New York, on November 19, 2004.

COINMACH SERVICE CORP.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, Amendment No. 8 to this registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chairman of the Board of Directors, President and
Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES N. CHAPMAN*

James N. Chapman
Director

By:	/s/ DAVID A. DONNINI*

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER*

Bruce V. Rauner
Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Coinmach Laundry Corporation has duly caused this Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plainview, State of New York, on November 19, 2004.

COINMACH LAUNDRY CORPORATION

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, Amendment No. 8 to this registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chairman of the Board of Directors and
Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES N. CHAPMAN*

James N. Chapman
Director

By:	/s/ DAVID A. DONNINI*

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER*

Bruce V. Rauner
Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Coinmach Corporation has duly caused this Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plainview, State of New York, on November 19, 2004.

COINMACH CORPORATION

BY:	/s/ STEPHEN R. KERRIGAN

STEPHEN R. KERRIGAN
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, Amendment No. 8 to this registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chairman of the Board of Directors and
Chief Executive Officer (Principal Executive Officer)

By:	/s/ JAMES N. CHAPMAN*

James N. Chapman
Director

By:	/s/ DAVID A. DONNINI*

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER*

Bruce V. Rauner
Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Super Laundry Equipment Corp. has duly caused this Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oceanside, State of New York, on November 19, 2004.

SUPER LAUNDRY EQUIPMENT CORP.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer (Principal Executive
Officer) and Director

By:	/s/ MITCHELL BLATT*

Mitchell Blatt
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)
and Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Appliance Warehouse of America, Inc. has duly caused this Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 19, 2004.

APPLIANCE WAREHOUSE OF AMERICA, INC.

By:	/s/ RAMON NORNIELLA

Ramon Norniella
President and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to this registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ RAMON NORNIELLA*

Ramon Norniella
President and Secretary (Principal
Executive Officer) and Director

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Director

By:	/s/ DAVID A. DONNINI*

David A. Donnini
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Vice President and Treasurer
(Principal Financial and Accounting Officer)

By:	/s/ BRUCE V. RAUNER*

Bruce V. Rauner
Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, Grand Wash & Dry Laundrette, Inc. has duly caused this Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oceanside, State of New York, on November 19, 2004.

GRAND WASH & DRY LAUNDRETTE, INC.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to this registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Chief Executive Officer (Principal Executive
Officer) and Director

By:	/s/ MITCHELL BLATT*

Mitchell Blatt
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Chief Financial Officer, Senior Vice President,
Secretary and Treasurer
(Principal Financial and Accounting Officer)
and Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

          Pursuant to the requirements of the Securities Act of 1933, American Laundry Franchising Corp. has duly caused this Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oceanside, State of New York, on November 19, 2004.

AMERICAN LAUNDRY FRANCHISING CORP.

By:	/s/ CHARLES A. PRATO

Charles A. Prato
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 8 to this registration statement has been signed by the following persons in the capacities indicated on November 19, 2004.

By:	/s/ CHARLES A. PRATO*

Charles A. Prato
President and Chief Executive Officer
(Principal Executive Officer) and Director

By:	/s/ THOMAS F. SIEGEL*

Thomas F. Siegel
Treasurer, Secretary and Chief
Financial Officer (Principal Financial
and Accounting Officer)

By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Director

By:	/s/ ROBERT M. DOYLE*

Robert M. Doyle
Director

*By:	/s/ STEPHEN R. KERRIGAN

Stephen R. Kerrigan
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description

1.1*	*	Form of Purchase Agreement by and among Coinmach Service Corp. (referred to as CSC), the subsidiary guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as Merrill Lynch) and the other underwriters named therein
3.1†		Form of Amended and Restated Certificate of Incorporation of CSC
3.2*	*	Form of Amended and Restated Bylaws of CSC
3.3*	*	Second Restated Certificate of Incorporation of Coinmach Laundry Corporation ((formerly SAS Acquisitions Inc.) and referred to as Laundry Corp.)
3.4*	*	Bylaws of CLC Acquisition Corp. (now known as Laundry Corp.)
3.5*	*	Restated Certificate of Incorporation of Coinmach Corporation (referred to as Coinmach Corp.)
3.6*	*	Amended and Restated Bylaws of Coinmach Corp.
3.7*	*	Certificate of Incorporation of Super Laundry Equipment Corp.
3.8*	*	Bylaws of Super Laundry Equipment Corp.
3.9*	*	Certificate of Incorporation of Grand Wash & Dry Launderette, Inc.
3.10	**	Bylaws of Grand Wash & Dry Launderette, Inc.
3.11	**	Certificate of Incorporation of Appliance Warehouse of America, Inc.
3.12	**	Amended and Restated Bylaws of Appliance Warehouse of America, Inc.
3.13	**	Certificate of Amendment of Certificate of Incorporation of American Laundry Franchising Corp.
3.14	**	Bylaws of American Laundry Franchising Corp.
4.1*	*	Form of Indenture by and between CSC, the subsidiary guarantors named therein and The Bank of New York, as Trustee
4.2*	*	Form of Security Agreement by CSC and Laundry Corp. in favor of The Bank of New York, as Collateral Agent
4.3*	*	Form of Pledge Agreement by CSC and Laundry Corp. in favor of The Bank of New York, as Collateral Agent
4.4*	*	Form of Intercompany Note of Coinmach Corp., issued to CSC
4.5*	*	Form of Intercompany Note Guaranty
4.6*	*	Form of Guarantee relating to the Senior Secured Notes due 2024 of CSC (included as an exhibit to Exhibit 4.1 hereto)
4.7*	*	Form of CSC Senior Secured Note (included as an exhibit to Exhibit 4.1 hereto)
4.8*	*	Form of IDS Certificate
4.9*	*	Indenture, dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and U.S. Bank, N.A., as trustee
4.10	**	Registration Rights Agreement, dated as of January 25, 2002, by and between Coinmach Corp., the guarantors named therein and the Initial Purchasers named therein
4.11	**	Form of 9% Senior Note of Coinmach Corp. (included as an exhibit to Exhibit 4.9 hereto)
5.1†		Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the IDSs, the Class A common stock, the notes and the subsidiary guarantees
8.1†		Opinion of Mayer, Brown, Rowe & Maw LLP regarding tax matters
10.1*	*	Credit Agreement dated January 25, 2002, among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein, the lending institutions named therein, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust and referred to as DB Trust), Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais New York Branch (referred to as the Credit Agreement)

Exhibit
Number		Description

10.2*	*	Form of Limited Waiver and Amendment No. 1 and Agreement to Credit Agreement among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein and the lenders named therein
10.3*	*	Form of Amended and Restated Securityholders Agreement among CSC, Coinmach Holdings, LLC (referred to as Holdings) and its unitholders
10.4*	*	Form of Intercreditor Agreement by and among Laundry Corp., the collateral agent under the Credit Agreement and the collateral agent named therein
10.5*	*	Form of Purchase Agreement by and between Holdings and CSC
10.6*	*	Form of Indemnity Agreement by and between CSC and each director and executive officer
10.7*	*	Form of Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., MCS and Stephen Kerrigan
10.8*	*	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Mitchell Blatt
10.9*	*	Form of Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., and Robert M. Doyle
10.10	**	Employment Agreement, dated as of July 1, 1995, by and between Solon (as predecessor-in-interest to Coinmach Corp.), Michael E. Stanky and GTCR
10.11	**	Promissory Note, dated February 11, 1997, of Stephen R. Kerrigan in favor of Coinmach Corp.
10.12	**	Holdings Pledge Agreement, dated January 25, 2002, made by Laundry Corp. to DB Trust
10.13	**	Credit Party Pledge Agreement, dated January 25, 2002, made by Coinmach Corp. and each of the Guarantors party thereto to DB Trust
10.14	**	Security Agreement, dated January 25, 2002, among Coinmach Corp., each of the Guarantors party thereto and DB Trust
10.15	**	Collateral Assignment of Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust
10.16	**	Collateral Assignment of Location Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust
10.17	**	Purchase Agreement, dated as of January 17, 2002, by and among Coinmach Corp., as Issuer, the Guarantors named therein, and the Initial Purchasers named therein
10.18	**	Registration Rights Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein
10.19	**	Management Contribution Agreement, dated as of March 5, 2003, by and among Holdings, MCS, Stephen R. Kerrigan and Laundry Corp.
10.20	**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Mitchell Blatt
10.21	**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Robert M. Doyle
10.22	**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Michael E. Stanky
10.23	**	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and James N. Chapman
10.24	**	Amended and Restated Promissory Note, by and between MCS, as borrower and Laundry Corp., dated March 6, 2003
10.25	**	Amended and Restated Promissory Note, by and between Mitchell Blatt, as borrower, and Laundry Corp., dated March 6, 2003
10.26	**	Amended and Restated Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated March 6, 2003

Exhibit
Number		Description

10.27	**	Amended and Restated Promissory Note, by and between Michael E. Stanky, as borrower and Laundry Corp., dated March 6, 2003
10.28	**	Replacement Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Corp., dated March 15, 2002 and amendment dated March 6, 2003
10.29	**	Senior Management Employment Agreement, by and between Coinmach Corp. and Ramon Norniella, dated as of December 17, 2000
10.30	**	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of July 26, 1995
10.31	**	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of July 26, 1995
10.32	**	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of May 10, 1996
10.33	**	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of May 10, 1996
10.34	**	Amended and Restated Promissory Note, by and between Ramon Norniella, as borrower and Laundry Corp., dated March 6, 2003
10.35	**	Limited Liability Company Agreement of Holdings dated March 6, 2003
10.36	**	Amendment No. 1 to the Limited Liability Company Agreement of Holdings
10.37	**	CSC 2004 Long Term Incentive Plan
10.38	**	CSC 2004 Unit Incentive Sub-Plan
10.39	**	Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated July 26, 1995
10.40	**	Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated May 10, 1996
10.41	**	Promissory Note, by and between Michael E. Stanky, as borrower, and Laundry Corp., dated July 26, 1995
10.42	**	Form of Amendment No. 1 to Holdings Pledge Agreement made by Laundry Corp. to DB Trust
12.1*	*	Statement regarding Computation of Earnings to Fixed Charges
21.1*	*	Subsidiaries of CSC
23.1*		Consent of Registered Independent Public Accounting Firm
23.2*		Consent of Jefferies & Company, Inc.
24.1*	*	Power of Attorney (included as part of signature page hereto)
25.1*	*	Statement of Eligibility of Trustee

*	Filed herewith.

†	Replaces exhibit previously filed as part of Amendment No. 7 to this registration statement on Form S-1 (No. 333-114421).

**	Previously filed.